As filed with the Securities and Exchange Commission on December 8, 2023

Registration No. 333-274564

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLURION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	92-2182207
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

11 Huron Drive

Natick, MA 01760

(508) 647-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Shantanu Gaur

Chief Executive Officer

Allurion Technologies, Inc.

11 Huron Drive

Natick, MA 01760

Telephone: (508) 647-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Danielle M. Lauzon

Jeffrey A. Letalien

Paul R. Rosie

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant (the “Registrant”) hereby amends this registration statement (this “Registration Statement”) on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 8, 2023

PRELIMINARY PROSPECTUS

ALLURION TECHNOLOGIES, INC.

Up To 56,560,431 Shares of Common Stock

This prospectus relates to the resale from time to time by the selling securityholders named in this prospectus (collectively, the “Selling Securityholders”), or their permitted transferees (after the expiration of any applicable lock-up period), of up to 37,428,658 shares of our common stock, par value $0.0001 per share (“Common Stock”) issued or issuable in connection with the business combination (the “Business Combination”) between Allurion Technologies, Inc. (“Allurion”) and Compute Health Acquisition Corp. (“Compute Health”) pursuant to that certain Business Combination Agreement, dated as of February 9, 2023 (as amended, the “Business Combination Agreement”), by and among Allurion, the entity formerly known as Allurion Technologies, Inc. prior to the Business Combination (now known as Allurion Technologies, LLC or “Legacy Allurion”), Compute Health, Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), including (i) (a) 26,491,556 shares of Common Stock issued to certain Selling Securityholders for their portion of the Aggregate Intermediate Merger Closing Merger Consideration (as defined in this prospectus) in connection with the consummation of the Business Combination in exchange for shares of common stock of Legacy Allurion purchased at effective purchase prices ranging from $0.01 per share to $18.19 per share of Common Stock and (b) 2,737,143 shares of our Common Stock issued to Compute Health Sponsor LLC (the “Sponsor”) in connection with the Business Combination in exchange for shares of Compute Health Class A common stock purchased at an effective purchase price per share of $7.04 (collectively clauses (a) and (b), the “Merger Consideration Shares”); (ii) 1,400,000 shares of Common Stock (“Backstop Shares”) issued to certain entities that have engaged RTW Investments as investment manager (collectively, “RTW”) and CFIP2 ALLE LLC (the “Fortress Investor”) pursuant to the Backstop Agreement (the “Backstop Agreement”), dated as of May 2, 2023, by and among Hunter Ventures Limited (“HVL”), Allurion, Legacy Allurion, RTW and the Fortress Investor, an affiliate of Fortress Credit Corp. (“Fortress”) at no cash cost to RTW or the Fortress Investor as consideration for RTW’s and the Fortress Investor’s respective purchase obligations thereunder, (iii) 387,696 shares of Common Stock (the “HVL Additional Shares”) issued to HVL pursuant to the Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion, Legacy Allurion, Romulus Growth Allurion L.P. and HVL (the “HVL Termination Agreement”) at an effective purchase price of $5.00 per share, (iv) 250,000 shares of Common Stock issued to RTW (the “Additional RTW Shares”) pursuant to that certain letter agreement, dated as of May 2, 2023, by and among Allurion, Legacy Allurion, Compute Health, Merger Sub II and RTW (the “Amended and Restated RTW Side Letter”) at no cash cost to RTW, (v) 250,000 shares of Common Stock (the “Additional Fortress Shares”) issued to the Fortress Investor pursuant to the Credit Agreement and Guaranty, dated as of August 1, 2023, by and among Legacy Allurion, as the borrower, Allurion, the guarantors from time to time party thereto, the lenders from time to time party thereto and Fortress, as administrative agent (the “Fortress Credit Agreement”) at no cash cost to Fortress or the Fortress Investor as partial consideration for loans made by Fortress thereunder; (vi) 525,568 shares of Common Stock issued to Compute Health Sponsor LLC (the “Sponsor”) pursuant to the conversion of certain amounts of certain loans borrowed by Compute Health from the Sponsor or any of its affiliates that were outstanding as of the consummation of the Business Combination at a conversion price of $7.04 per share (the “Sponsor Loan Equity Issuance”); and (vii) 5,386,695 shares of Common Stock (the “PIPE Shares”) purchased at the closing of the Business Combination by a number of subscribers (the “PIPE Investors”) at a subscription price of $7.04 per share pursuant to separate PIPE subscription agreements, each dated as of February 9, 2023, by and among Compute Health, Allurion and such PIPE Investors (the “PIPE Subscription Agreements”). For more information about the Common Stock offered for resale by the Selling Securityholders pursuant to this prospectus, including the purchase prices paid by such Selling Securityholders for their securities, see “Information Related to Offered Securities” beginning on page 28 of this prospectus.

Due to the significant number of redemptions of Compute Health Class A common stock in connection with the Business Combination, there was a significantly lower number of shares of Compute Health Class A common stock that converted into shares of our Common Stock in connection with the Business Combination. As a result, the shares of our Common Stock being registered for resale ( a substantial portion of which may not be resold until the expiration of the applicable lock-up period) are anticipated to constitute a considerable percentage of our public float. Additionally, a significant portion of the shares of our Common Stock being registered for resale were originally purchased by Selling Securityholders pursuant to investments in Legacy Allurion that date from 2013 onwards at prices considerably below the current market price of our Common Stock. This discrepancy in purchase prices may have an impact on the market perception of our Common Stock’s value and could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Common Stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Common Stock. We will not receive any proceeds from the resale of Common Stock by the Selling Securityholders pursuant to this prospectus.

This prospectus also relates to (i) the resale of up to an aggregate of 371,935 shares of our Common Stock issuable upon the exercise of warrants to purchase shares of our Common Stock, at exercise prices that range from $0.02 per share to $12.14 per share, that were converted from Legacy Allurion Warrants (as defined in this prospectus) in connection with the Business Combination (the “Rollover Warrants”) and (ii) the issuance by us of up to 18,759,838 shares of Common Stock issuable upon the exercise of public warrants to purchase shares of our Common Stock, at an exercise price of $8.10 per share, that were originally issued in the initial public offering of Compute Health (the “Public Warrants”). We will receive the proceeds from any exercise of any Rollover Warrants or Public Warrants for cash, but not from the resale of any shares of Common Stock issuable upon exercise of such Rollover Warrants or Public Warrants, which amount of aggregate proceeds, assuming the exercise of all Rollover Warrants would be $2.2 million and assuming the exercise of all Public Warrants would be $152.0 million. We believe the likelihood that warrant holders will exercise their Rollover Warrants or Public Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. As further discussed in this prospectus, as of the date of this prospectus, all of our Public Warrants and a significant portion of our Rollover Warrants, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants.

We will pay the expenses, other than any underwriting discounts and commissions, associated with the resale of securities pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock. We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under the Investor Rights and Lock-up Agreement, dated August 1, 2023 by and among us, the Sponsor, certain Legacy Allurion Stockholders and certain other persons, the PIPE Subscription Agreements and the Fortress Credit Agreement. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “ALUR”. On December 7, 2023, the last quoted sale price for the shares of our Common Stock as reported on the NYSE was $3.31 per share.

Our public warrants are listed on the NYSE under the symbol “ALUR WS” and on December 7, 2023, the last quoted sale price for our public warrants as reported on the NYSE was $0.50 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under the shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Common Stock issuable upon the exercise of warrants. We will receive proceeds from any exercise of the warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

The Selling Securityholders and their permitted transferees may use this shelf registration statement to sell securities from time to time through any means described in the section titled “Plan of Distribution”. More specific terms of any securities that the Selling Securityholders and their permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus titled “Where You Can Find More Information”.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information”.

BASIS OF PRESENTATION

The Business Combination (as defined below) between Allurion Technologies, Inc., a Delaware corporation formed on January 25, 2023 for purposes of consummating the transactions contemplated by the Business Combination Agreement (formerly known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination, or “Allurion”) and Compute Health Acquisition Corp., a Delaware corporation formed on October 7, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or entities (“Compute Health”) was effected pursuant to that certain Business Combination Agreement, dated as of February 9, 2023 (as amended, the “Business Combination Agreement”), by and among Allurion, the entity formerly known as Allurion Technologies, Inc. prior to the Business Combination (now known as Allurion Technologies, LLC or “Legacy Allurion”), Compute Health, Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”).

The Business Combination was effected in three steps:

(1) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of each Merger Sub;

(2) following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion (the time at which the Intermediate Merger becomes effective, the “Intermediate Merger Effective Time”); and

(3) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers” and, together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger becomes effective, the “Final Merger Effective Time”).

References to a year refer to our fiscal year ended on December 31 of the specified year.

Certain monetary amounts, percentages and other figures included herein have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables and charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

Unless the context otherwise requires, all references herein to “Allurion,” “we,” “us,” or “our” refer to the business and operations of Legacy Allurion (as defined below) and its consolidated subsidiaries prior to consummation of the Business Combination and to New Allurion (as defined below) and its consolidated subsidiaries following the consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “New Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to the business and operations of Legacy Allurion and its consolidated subsidiaries prior to the Business Combination and to New Allurion and its subsidiaries following the Business Combination. In addition, as used in this prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:

“2023 Plan” refers to the Allurion 2023 Stock Option and Incentive Plan.

“2023 ESPP” refers to the Allurion 2023 Employee Stock Purchase Plan.

“Additional Class B Holders” refers to the persons set forth on Schedule I of the Sponsor Support Agreement, being each of the independent directors of Compute Health prior to the Business Combination.

“Additional Fortress Shares” refers to the 250,000 shares of our Common Stock issued to Fortress or its applicable affiliate on the Closing Date pursuant to the Fortress Credit Agreement.

“Additional New Allurion Shares” refers to, collectively, (i) the Additional RTW Shares and the (ii) Additional Fortress Shares.

“Additional RTW Shares” refers to the 250,000 shares of our Common Stock issued to RTW on the Closing Date pursuant to the Amended and Restated RTW Side Letter.

“Aggregate Intermediate Merger Closing Merger Consideration” refers to the 36,412,000 shares of our Common Stock issued or issuable to Historical Rollover Equityholders in connection with the consummation of the Intermediate Merger.

“AI” refers to artificial intelligence.

“Allocated Shares” refers to a number of shares of our Common Stock equal to the 1,400,000 Backstop Shares.

“Allurion Balloon” refers to the swallowable, procedure-less intragastric balloon for weight loss developed by Allurion.

“Amended and Restated RTW Side Letter” refers to that certain side letter agreement, dated as of May 2, 2023, by and among Allurion, Legacy Allurion, Compute Health, Merger Sub II and RTW.

“Backstop Agreement” refers to the Backstop Agreement, dated as of May 2, 2023, by and among RTW, the Fortress Investor, Allurion, Legacy Allurion, and HVL, pursuant to which the Backstop Purchasers purchased an aggregate of $4.0 million of the HVL Bridge Note at the Backstop Closing.

“Backstop Amount” refers to the aggregate principal amount of the HVL Bridge Note purchased by each Backstop Purchaser pursuant to the Backstop Agreement.

“Backstop Closing” refers to the closing of the Backstop Purchasers’ purchase from HVL of the relevant portion of the HVL Bridge Note, as contemplated by the Backstop Agreement.

“Backstop Closing Date” refers to August 1, 2023.

“Backstop Percentage” refers to one hundred percent (100%).

“Backstop Purchasers” refers to, collectively, the Fortress Investor and RTW.

“Backstop Shares” refers to, with respect to the Fortress Investor, 700,000 shares of our Common Stock and, with respect to RTW, 700,000 shares of our Common Stock, which, in each case, is the number of shares of our Common Stock we issued to such Backstop Purchaser pursuant to the Backstop Agreement.

“BCA Amendment” refers to the amendment to the Business Combination Agreement, dated as of May 2, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Allurion and Legacy Allurion,

“Board” refers to the board of directors of Allurion.

“Bridge Notes” refers to $28.7 million aggregate principal amount of convertible unsecured promissory notes sold in a private placement by Legacy Allurion to various investors from February 15, 2023 until August 1, 2023.

“Business Combination” refers to the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” refers to the Existing Business Combination Agreement, as amended by the BCA Amendment.

“Bylaws” refers to the Amended and Restated Bylaws of Allurion.

“Chardan” refers to Chardan Capital Markets LLC, a New York limited liability company.

“Chardan Commitment Letter” refers to the Commitment Letter, dated February 9, 2023, by and between Legacy Allurion and Chardan, pursuant to which Legacy Allurion agreed that Allurion will enter into the Chardan Equity Facility.

“Chardan Equity Facility” or “Facility” refers to the committed equity facility to be established pursuant to the Chardan Purchase Agreement, pursuant to which, among other things, Allurion will agree to issue and sell to Chardan and Chardan will agree to purchase from Allurion up to $100.0 million of freely tradable shares of Common Stock.

“Chardan Purchase Agreement” refers to the ChEF Purchase Agreement to be entered into by and between Allurion and Chardan pursuant to the Chardan Commitment Letter.

“Chardan Registration Rights Agreement” refers to the Registration Rights Agreement to be entered into by and between Allurion and Chardan pursuant to the Chardan Commitment Letter.

“Closing Date” refers to August 1, 2023.

“Closings” refers to, collectively, the closing of each of the CPUH Merger, the Intermediate Merger and the Final Merger.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Commitment Shares” refers to the 35,511 shares of our Common Stock we will agree to issue to Chardan as consideration upon its execution and delivery of the Chardan Purchase Agreement.

“Common Stock” refers to the common stock, par value $0.0001 per share, of Allurion.

“Compute Health” refers to Compute Health Acquisition Corp., a Delaware corporation.

“Compute Health Board” refers to the Board of Directors of Compute Health.

“Compute Health Class A Common Stock” refers to the Class A common stock, par value $0.0001 per share, of Compute Health issued in the IPO.

“Compute Health Class B Common Stock” refers to the Class B common stock, par value $0.0001 per share, of Compute Health.

“Compute Health Common Stock” refers to the Compute Health Class A Common Stock and the Compute Health Class B Common Stock.

“Compute Health Private Warrants” refers to the warrants of Compute Health issued in a private placement that closed contemporaneously with the IPO, each entitling the holder thereof to purchase one share of Compute Health Class A Common Stock at an exercise price of $11.50, subject to adjustment as set forth in the Warrant Agreement.

“Compute Health Public Shares” refers to the shares of Compute Class A Common Stock issued in the IPO.

“Compute Health Public Stockholders” refers to holders of Compute Health Public Shares.

“Compute Health Public Warrants” refers to the warrants of Compute Health issued as part of the Compute Health Units in the IPO, each entitling the holder thereof to purchase one share of Compute Health Class A Common Stock at an exercise price of $11.50, subject to adjustment as set forth in the Warrant Agreement.

“Compute Health Stockholders” refers to the holders of Compute Health Common Stock.

“Compute Health Units” refers to the units issued in the IPO, each comprised of one share of Compute Health Class A Common Stock and one-quarter of one Compute Health Public Warrant.

“Compute Health Warrant Holder” refers to the holder of a Compute Health Warrant.

“Compute Health Warrants” refers to the Compute Health Public Warrants and the Compute Health Private Warrants.

“Consent Solicitation” refers to the solicitation of the consent of the holders of Compute Health Warrants to certain changes to the Warrant Agreement.

“Contingency Shares” refers to the up to 9,000,000 shares of our Common Stock, (i) an aggregate of 4,500,000 of which shall be made available to the Eligible Allurion Equityholders if, during the Earnout Period, the VWAP of our Common Stock on the NYSE, or any other national securities exchange on which the shares of our Common Stock are then traded, is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period, and (ii) an aggregate of an additional 4,500,000 of which shall be made available to the Eligible Allurion Equityholders if, during the Earnout Period, the VWAP of our Common Stock on the NYSE, or any other national securities exchange on which the shares of our Common Stock are then traded, is greater than or equal to $20.00 over any 20 trading days within any consecutive 30 trading day period.

“Contribution Agreements” refers to the Gaur Contribution Agreement and the Sponsor Contribution Agreement.

“Convertible Notes Conversion” refers to the conversion of the outstanding principal and accrued but unpaid interest on the Legacy Allurion Convertible Notes into the applicable number of shares of Legacy Allurion Common Stock provided for under the terms of such Legacy Allurion Convertible Notes, immediately prior to the Intermediate Merger Effective Time.

“CPUH” refers to Compute Health Acquisition Corp., a Delaware corporation.

“CPUH Exchange Ratio” refers to 1.420455.

“CPUH Merger” refers to the merger, on the Closing Date, of Compute Health with and into Allurion, with Allurion surviving the merger as a publicly listed entity.

“CPUH Merger Closing” refers to the closing of the CPUH Merger.

“CPUH Merger Effective Time” refers to the date and time at which the CPUH Merger became effective.

“CPUH Recapitalization” refers to the recapitalization of the Sponsor’s and the Additional Class B Holders’ shares of Compute Health Class B Common Stock and the Sponsor’s Compute Health Private Warrants into shares of Compute Health Class A Common Stock, pursuant to and subject to the terms and conditions set forth in the Sponsor Support Agreement.

“DGCL” refers to the Delaware General Corporation Law, as may be amended from time to time.

“dollars” or “$” refers to U.S. dollars.

“Earnout Period” refers to the date the registration statement of which this prospectus forms a part is declared effective by the SEC until five years after such date.

“Eligible Allurion Equityholders” refers to the Legacy Allurion Stockholders, holders of Legacy Allurion RSU Awards, holders of Legacy Allurion Warrants and holders of vested Legacy Allurion Options.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Existing Business Combination Agreement” refers to the Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health, Merger Sub I, Merger Sub II, Legacy Allurion and Allurion.

“Existing RTW Side Letter” refers to that certain letter agreement, dated February 9, 2023, by and among Allurion, Legacy Allurion, Compute Health, Merger Sub II and RTW.

“FDA” refers to the U.S. Food and Drug Administration, or any successor agency thereto.

“Final Merger” refers to the merger, on the Closing Date, of Legacy Allurion with and into Merger Sub II, with Merger Sub II surviving the merger and remaining a direct, wholly-owned subsidiary of Allurion.

“Final Merger Effective Time” refers to the date and time at which the Final Merger became effective.

“Forfeited RSUs” refers to the 79,232 Legacy Allurion RSU Awards previously forfeited by Krishna Gupta.

“Fortress” refers to Fortress Credit Corp. and/or one or more of its affiliates, as applicable.

“Fortress Bridging Agreement” refers to the Bridging Agreement, dated as of February 9, 2023, by and between Legacy Allurion and Fortress.

“Fortress Credit Agreement” refers to the Credit Agreement and Guaranty, dated as of August 1, 2023, by and among Legacy Allurion, as the borrower, Allurion, the guarantors from time to time party thereto, the lenders from time to time parties thereto and Fortress, as administrative agent.

“Fortress Investor” refers to CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp. that is party to the Backstop Agreement and the Fortress Letter Agreement.

“Fortress Letter Agreement” refers to the Side Letter Agreement, dated as of May 2, 2023, by and among Legacy Allurion, the Fortress Investor and Fortress Credit Corp.

“Fortress Term Loan” refers to the term loan in an amount of $60 million provided by Fortress to Legacy Allurion pursuant to and subject to the terms and conditions set forth in the Fortress Credit Agreement.

“GAAP” refers to the generally accepted accounting principles in the United States, as applied on a consistent basis.

“Gaur Contribution Agreement” refers to that certain Contribution Agreement by and between Allurion and The Shantanu K. Gaur Revocable Trust of 2021 (the “Gaur Trust”), dated as of May 2, 2023, pursuant to which the Gaur Trust contributed certain shares of Common Stock to Allurion as a contribution to capital, effective immediately following the Closings and the issuance of Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

“HHS” refers to the U.S. Department of Health & Human Services.

“HIPAA” refers to the Health Insurance Portability and Accountability Act of 1996, as amended.

“Historical Rollover Equityholders” refers to the holders of shares of Legacy Allurion Common Stock, Legacy Allurion Preferred Stock, vested Legacy Allurion Options, Legacy Allurion RSU Awards and Legacy Allurion Warrants.

“HVL” refers to Hunter Ventures Limited, an existing limited partner of a fund managed by Krishna Gupta, a member of our Board.

“HVL Additional Shares” refers to the 387,696 shares of Common Stock issued to HVL pursuant to the HVL Termination Agreement in connection with the consummation of the Business Combination.

“HVL Termination Agreement” refers to the Side Letter Termination Agreement, dated as of May 2, 2023, by and among Legacy Allurion, Allurion, Romulus Growth Allurion L.P. and HVL.

“Incremental Financing” refers to $28.7 million of additional financing obtained by Legacy Allurion prior to the consummation of the Business Combination pursuant to one or more private sales of Legacy Allurion Convertible Notes which converted into shares of Legacy Allurion Common Stock immediately prior to the Intermediate Merger Effective Time.

“Initial Financing” refers to the entry by Legacy Allurion into the Side Letters with the Side Letter Holders, pursuant to which, in the event the Side Letter Holders’ Bridge Notes converted in connection with the consummation of the Business Combination, the conversion rate for such Bridge Notes would be adjusted after the Closing Date to provide each of the Side Letter Holders with additional shares of our Common Stock, in the event that the trading price of the shares of our Common Stock was lower than the Conversion Price, as adjusted for the Intermediate Merger Exchange Ratio.

“Intermediate Merger” refers to the merger, on the Closing Date, of Merger Sub I with and into Legacy Allurion, with Legacy Allurion surviving the merger as a direct, wholly-owned subsidiary of Allurion.

“Intermediate Merger Closing” refers to the closing of the Intermediate Merger.

“Intermediate Merger Effective Time” refers to the date and time at which the Intermediate Merger became effective.

“Intermediate Merger Exchange Ratio” refers to the ratio obtained by dividing (a) the Aggregate Intermediate Merger Closing Merger Consideration by (b) the Fully Diluted Company Capitalization (as defined in the Business Combination Agreement).

“Initial Public Offering” or “IPO” refers to the initial public offering of CPUH, which closed on February 9, 2021.

“Investment Company Act” refers to the Investment Company Act of 1940, as amended.

“Investor” refers to the Sponsor, certain Legacy Allurion Stockholders, and certain other parties, each a party to the Investor Rights Agreement.

“Investor Rights Agreement” refers to the Investor Rights and Lock-up Agreement, dated August 1, 2023, by and among Allurion, the Sponsor, certain Legacy Allurion Stockholders and certain other parties.

“JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012.

“Legacy Allurion” refers to the entity formerly known as Allurion Technologies, Inc., prior to the consummation of the Business Combination, which is now known as Allurion Technologies, LLC.

“Legacy Allurion Cancelled Shares” refers to the Legacy Allurion capital stock held immediately prior to the Intermediate Merger Effective Time by Legacy Allurion as treasury stock or held by any subsidiary of Legacy Allurion, that, at the Intermediate Merger Effective Time, by virtue of the Intermediate Merger and without any action on the part of any party or any other person, were canceled and extinguished, with no consideration being paid with respect thereto.

“Legacy Allurion Common Stock” refers to the common stock, par value $0.0001 per share, of Legacy Allurion.

“Legacy Allurion Convertible Notes” refers to the convertible unsecured promissory notes issued by Legacy Allurion pursuant to that certain (i) Convertible Note Purchase Agreement, dated December 22, 2021, by and among Legacy Allurion and the investors listed on Exhibit A thereto, (ii) Convertible Note Purchase Agreement, dated February 15, 2023, by and among Legacy Allurion and the investors listed on Exhibit A thereto and (iii) Convertible Note Purchase Agreement, dated June 14, 2023, by and among Legacy Allurion and the investors listed on Exhibit A thereto.

“Legacy Allurion Dissenting Shares” refers to the shares of Legacy Allurion capital stock held by Legacy Allurion Stockholders who neither voted in favor of the Intermediate Merger nor consented thereto in writing and who demanded properly in writing appraisal for such shares of Legacy Allurion capital stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights.

“Legacy Allurion Options” refers to, as of any determination time, each option to purchase shares of Legacy Allurion Common Stock granted to any current or former director, manager, officer, employee or other service provider of Legacy Allurion or any of its subsidiaries that was outstanding and unexercised as of immediately prior to the Intermediate Merger Effective Time.

“Legacy Allurion Preferred Stock” refers to, collectively, the Legacy Allurion Series A Preferred Stock, the Legacy Allurion Series A-1 Preferred Stock, the Legacy Allurion Series B Preferred Stock, the Legacy Allurion Series C Preferred Stock, Legacy Allurion Series D-1 Preferred Stock, the Legacy Allurion Series D-2 Preferred Stock and the Legacy Allurion Series D-3 Preferred Stock.

“Legacy Allurion RSU Award” refers to all outstanding restricted stock unit awards denominated in shares of Legacy Allurion Common Stock immediately prior to the Intermediate Merger Effective Time, whether or not vested.

“Legacy Allurion Series A Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series A Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series A-1 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series A-1 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series B Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series B Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series C Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series C Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-1 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-1 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-2 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-2 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Series D-3 Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Legacy Allurion designated as “Series D-3 Preferred Stock” that were outstanding prior to the Closings.

“Legacy Allurion Stockholders” refers to the holders of Legacy Allurion Common Stock and/or Legacy Allurion Preferred Stock prior to the Business Combination.

“Legacy Allurion Support Agreement” refers to the stockholder support agreement, dated as of February 9, 2023, by and among Legacy Allurion and certain of its stockholders.

“Legacy Allurion Warrants” refers to the warrants exercisable for a number of shares of Legacy Allurion Common Stock or Legacy Allurion Preferred Stock that were outstanding prior to the Closings.

“Maximum Purchase Amount” refers to, with respect to each Backstop Purchaser, up to $2.0 million aggregate principal of the HVL Bridge Note that such Backstop Purchaser was required to purchase from HVL at the Backstop Closing pursuant to the Backstop Agreement.

“Medtronic” refers to Medtronic plc.

“Medtronic Collaboration” refers to the collaboration entered into by and between Legacy Allurion and Medtronic pursuant to the Medtronic Sales Agency Agreement.

“Medtronic Sales Agency Agreement” refers to the Sales Agency Agreement, dated May 15, 2023, between Covidien AG, an affiliate of Medtronic, and Legacy Allurion.

“Merger Sub I” refers to Compute Health Corp., a Delaware corporation

“Merger Sub II” refers to Compute Health LLC, a Delaware limited liability company.

“Merger Subs” refers to Merger Sub I and Merger Sub II.

“Mergers” refers to, collectively, the CPUH Merger, the Intermediate Merger, and the Final Merger.

“Net Closing Cash” refers to an amount equal to (a) the Available Closing Cash (as defined in the Business Combination Agreement) minus (b) the Unpaid Expenses (as defined in the Business Combination Agreement).

“Net Closing Cash Condition” refers to the closing condition in the Business Combination Agreement that, as of immediately prior to the Intermediate Merger Closing and after the CPUH Merger Closing, there be at least

$70,000,000 in Net Closing Cash; provided that, if (a) Compute Health’s expenses exceeded the amount set forth on an agreed expenses schedule, the Net Closing Cash Condition would solely be a condition to the obligations of Allurion to consummate the business combination and (b) if Allurion’s expenses exceeded the amount set forth on an agreed expenses schedule, the Net Closing Cash Condition would solely be a condition to the obligations of Compute Health to consummate the Business Combination.

“New Allurion” refers to Allurion Technologies Holdings, Inc., a Delaware corporation, which, immediately prior to the consummation of the Business Combination, was renamed Allurion Technologies, Inc.

“Non-Redemption Agreement” refers to the non-redemption agreement, dated as of February 9, 2023, by and among Compute Health, Legacy Allurion and Medtronic, Inc.

“NYSE” refers to The New York Stock Exchange.

“Parties” refers to, collectively, Compute Health, Allurion, the Merger Subs and Legacy Allurion.

“PCAOB” refers to the Public Company Accounting Oversight Board.

“PIPE Investment” refers to the private placement pursuant to which PIPE Investors made a private investment in the aggregate amount of $37.9 million in public equity in the form of the PIPE Shares on the terms and conditions set forth in the PIPE Subscription Agreements.

“PIPE Investors” refers to the investors that signed PIPE Subscription Agreements.

“PIPE Shares” refers to the 5,386,695 shares of our Common Stock sold to the PIPE Investors pursuant to the PIPE Subscription Agreements.

“PIPE Subscription Agreements” refers to the subscription agreements, dated as of February 9, 2023, by and among Compute Health, Allurion and the PIPE Investors, pursuant to which Allurion agreed to issue an aggregate of 5,386,695 shares of our Common Stock to the PIPE Investors following the CPUH Merger Closing and immediately prior to the Intermediate Merger Closing at a purchase price of $7.04 per share.

“Preferred Stock” refers to the shares of preferred stock, par value $0.0001 per share, of Allurion.

“Public Warrants” refers to the public warrants to purchase, in the aggregate, up to 18,759,838 shares of our Common Stock, at an exercise price of $8.10 per share, that were originally issued in the Initial Public Offering of Compute Health and assumed by us in connection with the Business Combination.

“record date” refers to July 3, 2023, the date for determining (i) the Compute Health Stockholders entitled to receive notice of and to vote at the Special Meeting and (ii) the Compute Health Warrant Holders entitled to receive notice of and to vote at the Warrant Holders Meeting.

“redemption rights” refer to the rights of the Compute Health Public Stockholders to demand redemption of their shares of Compute Health Class A Common Stock for cash in accordance with the procedures set forth in the Compute Health Certificate of Incorporation.

“Registration Statement” refers to the registration statement on Form S-1 of which this prospectus form a part.

“Revenue Interest Financing” refers to the financing, in the initial amount equal to $40 million, provided by RTW to Allurion, pursuant to and subject to the terms and conditions set forth in the Revenue Interest Financing Agreement.

“Revenue Interest Financing Agreement” refers to the Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among Legacy Allurion and RTW.

“Rollover Options” refers to the options to purchase, on the same terms and conditions as were applicable to the Legacy Allurion Options immediately prior to the Intermediate Merger Effective Time, the number of shares of our Common Stock (rounded down to the nearest whole share) equal to the number of shares of Legacy Allurion Common Stock subject to the corresponding Legacy Allurion Option immediately prior to the Intermediate Merger Effective Time based on the Intermediate Merger Exchange Ratio, which were converted from Legacy Allurion Options at the Intermediate Merger Effective Time.

“Rollover RSU Awards” refers to the awards covering shares of our Common Stock, which were converted from Legacy Allurion RSU Awards at the Intermediate Merger Effective Time.

“Rollover Warrants” refers to the privately placed warrants to acquire up to an aggregate of 371,935 shares of our Common Stock, at exercise prices that range from $0.02 per share to $12.14 per share, which were converted from Legacy Allurion Warrants at the Intermediate Merger Effective Time.

“RSU Forfeiture Agreement” refers to the letter agreement, dated as of May 2, 2023, by and between Krishna Gupta, a member of the Allurion Board, and Legacy Allurion, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit to Allurion the Forfeited RSUs.

“RTW” refers to certain entities that have engaged RTW Investments as investment manager.

“Runway” refers to Runway Growth Finance Corp.

“Runway Loan” refers to Legacy Allurion’s indebtedness under the Runway Loan Documents.

“Runway Loan Documents” refers to the “Loan Documents” as defined in that certain Amended and Restated Loan and Security Agreement, dated as of December 30, 2021, as amended as of June 9, 2022 and September 15, 2022, among Legacy Allurion, the other borrowers party thereto from time to time, the lenders party thereto from time to time and Runway, as administrative agent and collateral agent for the lenders party thereto.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Side Letter Holders” refers to certain of the holders of Bridge Notes, including RTW, HVL and Jason Gulbinas, who entered into Side Letters with Legacy Allurion.

“Side Letters” refers to, collectively, the letter agreements entered into by Legacy Allurion with the Side Letter Holders, pursuant to which, in the event the Side Letter Holders’ Bridge Notes converted in connection with the consummation of the Business Combination, the conversion rate for such Bridge Notes would be adjusted after the Closing Date to provide each of the Side Letter Holders with additional shares of Common Stock, in the event that the trading price of the shares of Common Stock was lower than the Conversion Price, as adjusted for the Intermediate Merger Exchange Ratio.

“Special Meeting” refers to the special meeting of stockholders of CPUH held on July 28, 2023.

“Sponsor” refers to Compute Health Sponsor LLC, a Delaware limited liability company.

“Sponsor Contribution Agreement” refers to that certain Contribution Agreement between Compute Health and the Sponsor, dated as of May 2, 2023, pursuant to which the Sponsor agreed to contribute certain shares of Compute Health Class A Common Stock to Compute Health as a contribution to capital, effective immediately following the CPUH Recapitalization and immediately prior to the CPUH Merger.

“Sponsor Loans” refers to loans borrowed by Compute Health from the Sponsor or any of its affiliates to meet Compute Health’s reasonable funding requirements pursuant to those certain promissory notes for working capital loans, dated April 6, 2021, July 28, 2022 and February 9, 2023.

“Sponsor Loan Equity Issuance” refers to the issuance of 525,568 shares of our Common Stock upon conversion of the amounts of the Sponsor Loans outstanding as of the consummation of the Business Combination that were in excess of $2,500,000 (such excess, the “Sponsor Loan Excess”) up to an amount not to exceed $5,250,000 (the “Sponsor Loan Equity Conversion Cap”), at a price per share equal to $7.04.

“Sponsor Support Agreement” refers to the Sponsor Support Agreement, by and among Compute Health, the Sponsor, Allurion, Legacy Allurion and the Additional Class B Holders, dated as of February 9, 2023.

“Termination Agreements” refers to those certain letter agreements (including the HVL Termination Agreement), each dated as of May 2, 2023, pursuant to which the Side Letters previously entered into by the Side Letter Holders were terminated.

“Transfer Agent” refers to Continental Stock Transfer & Trust Company, in its capacity as transfer agent and registrar for the Common Stock and Public Warrants.

“Trust Account” refers to the trust account of Compute Health which held the net proceeds from the IPO and certain of the proceeds from the sale of the Compute Health Private Warrants, together with interest earned thereon, less amounts released to pay taxes.

“Trustee” refers to Continental Stock Transfer & Trust Company, in its capacity as trustee for the Trust Account.

“VWAP” refers to volume weighted average price of a security on the NYSE, or any other national securities exchange on which such securities are then traded, as applicable.

“Warrants” refers to (i) the Public Warrants and (ii) the Rollover Warrants, each exercisable for shares of Common Stock.

“Warrant Agent” refers to Continental Stock Transfer & Trust Company, in its capacity as agent for the Public Warrants.

“Warrant Agreement” refers to the Warrant Agreement, dated February 4, 2021, by and between Compute Health and the Warrant Agent, as amended by the Warrant Amendment and the Warrant Assumption Agreement.

“Warrant Amendment” refers to the First Amendment to Warrant Agreement, dated as of August 1, 2023, by and between Compute Health and the Warrant Agent.

“Warrant Holders Meeting” refers to the meeting of the Compute Health Warrant Holders held on July 25, 2023 to vote on the Warrant Holder Proposals.

“Warrant Assumption Agreement” refers to the Warrant Assignment, Assumption and Amendment Agreement, entered into by and among Compute Health, Allurion and the Warrant Agent in connection with the CPUH Merger Closing, pursuant to which the Warrant Agreement was assigned to, and assumed by, Allurion.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These forward-looking statements include, but are not limited to, statements regarding the plans, strategies and prospects, both business and financial, of Allurion. These statements are based on the beliefs and assumptions of the management of Allurion. Although Allurion believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, Allurion cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “target”, “goal”, “forecasts”, “may”, “will”, “potential”, “should”, “would”, “could”, “future”, “seeks”, “plans”, “predicts”, “propose”, “scheduled”, “anticipates”, “intends”, or similar expressions.

Forward-looking statements in this prospectus include, but are not limited to, statements about the ability of Allurion to:

•	realize the benefits expected from the Business Combination;

•	successfully defend litigation that may be instituted against Compute Health, Legacy Allurion or Allurion in connection with the Business Combination;

•	manage various conflicts of interest that could arise among us or our affiliates, investors, directors, and officers;

•	successfully deploy the proceeds from the Business Combination, the Revenue Interest Financing and the Chardan Equity Facility;

•	maintain the listing of Allurion securities on the NYSE, and the potential liquidity and trading of such securities;

•	achieve the benefits of the Medtronic Collaboration;

•	acquire sufficient sources of funding if and when needed;

•	attract and retain key employees, officers, and directors;

•

implement and achieve business plans, forecasts, and other expectations, including any financial projections provided to PIPE Investors in connection with the Business Combination, and identify and realize additional opportunities;

•	manage risks associated with the management of Allurion having limited experience operating as a public company;

•	commercialize current and future products and services and create sufficient demand among health care providers and patients for such products;

•	successfully complete current and future preclinical studies and clinical trials of the Allurion Balloon and any other future product candidates;

•	obtain market acceptance of the Allurion Balloon as safe and effective;

•

cost-effectively sell existing and future products through existing distribution arrangements with distributors and/or successfully adopt a direct sales force as part of a hybrid sales model that includes both distributors and a direct sales effort;

•	timely collect accounts receivable from our customers;

•

obtain regulatory approval or clearance in the U.S. and certain non-U.S. jurisdictions for current and future products and maintain previously obtained approvals and/or clearances in those jurisdictions where products and services are currently offered;

•	accurately forecast customer demand and manufacture sufficient quantities of products that patients and health care providers request;

•

successfully compete in the highly competitive and rapidly changing regulated industries in which Allurion operates, and effectively address changes in such industries, including changes in competitors’ products and services and changes in the laws and regulations that affect Allurion;

•

successfully manage any future international expansion of Allurion’s business and navigate business, regulatory, political, operational, financial, and economic risks associated with doing business internationally;

•	successfully manage any future growth in Allurion’s business;

•	contract with third-party suppliers and providers and monitor their ability to perform adequately under those arrangements;

•	comply with applicable legal and regulatory obligations;

•	obtain and maintain intellectual property protection for Allurion’s products and technologies and acquire or license (on commercially reasonable terms) intellectual property from third parties;

•	sell products, and use proprietary technologies, without infringing, misappropriating, or otherwise violating the proprietary rights or intellectual property of third parties;

•	manage the impact of any significant acquisitions, dispositions, and other similar or material transactions;

•	implement and maintain effective internal controls;

•

manage the effects of natural disasters, terrorist attacks, the spread and/or abatement of infectious diseases such as COVID-19, and the occurrence of other events beyond our reasonable control, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto, on the ability to implement business plans, forecasts, and other expectations after the completion of the Business Combination and the transactions contemplated thereby; and

•	other factors detailed under the section entitled “Risk Factors.”

We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect Allurion’s business, financial condition, results of operations, prospects, business strategy, and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section entitled “Risk Factors” beginning on page 31 and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, Allurion operates in very competitive and rapidly changing environments. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and such statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in our securities. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find More Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Allurion,” the “Registrant,” and the “Company” refer to Allurion Technologies, Inc. and its consolidated subsidiaries following the Business Combination.

Overview

Allurion is a leading medical device company that focuses on creating a best-in-class weight loss platform to treat overweight patients. Our platform, the Allurion Program, features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss and offers AI-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite, or VCS.

Our proprietary intragastric balloon, the Allurion Balloon, is in the form of a swallowed capsule which is administered to patients under the guidance of a health care provider without surgery, endoscopy, or anesthesia.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

(A) For Allurion Program patients, our mobile app (the “App”) integrates data from the Allurion Connected Scale and Health Tracker to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of over 150 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in over 15 languages.

(B) For Allurion Program providers, Allurion Insights provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the Allurion VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our collaboration with Medtronic, we expect to develop bundled offerings that incorporate the Allurion VCS in order to onboard and manage Medtronic’s patients.

Our products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region.

Company Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at https://allurion.com. We make available, free of charge, on our investor relations website at https://investors.allurion.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on or accessible through our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

Recent Developments

Business Combination Agreement

On August 1, 2023, we consummated the previously announced Business Combination with Compute Health pursuant to the terms of the Business Combination Agreement with Legacy Allurion, Compute Health, Merger Sub I, and Merger Sub II.

Pursuant to the Business Combination Agreement, the Mergers were consummated in three steps: (a) Compute Health merged with and into Allurion pursuant to the CPUH Merger, with Allurion surviving the CPUH Merger as a publicly listed entity and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion pursuant to the Intermediate Merger, with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II pursuant to the Final Merger, with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion.

On August 2, 2023, our Common Stock began trading on The New York Stock Exchange under the ticker symbol “ALUR”.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Business Combination Agreement” for additional information.

PIPE Investment

In connection with the execution of the Business Combination Agreement, Allurion and Compute Health entered into Subscription Agreements with the PIPE Investors, pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 5,386,695 PIPE Shares at a price of $7.04 per share (other than as set forth in the Amended and Restated RTW Side Letter, as described herein), for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time and immediately prior to the Intermediate Merger Effective Time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — PIPE Investment” for additional information.

Revenue Interest Financing Agreement

On February 9, 2023, concurrent with the execution of the Business Combination Agreement, Legacy Allurion entered into the Revenue Interest Financing Agreement with RTW. At the closing of the Business Combination, Allurion assumed all obligations of Legacy Allurion under the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Business Combination, RTW paid Allurion an aggregate Investment Amount of $40.0 million. In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by

Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions of the Revenue Interest Financing Agreement. On or after January 1, 2027, Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions of the Revenue Interest Financing Agreement, and will continue to make revenue interest payments to RTW until December 31, 2030.

Under the terms of the Revenue Interest Financing Agreement, if RTW has not received revenue interest payments equal to 100% of the Investment Amount by December 31, 2027, Allurion will be required to make additional payments within 30 days of December 31, 2027 in an amount equal to 100% of the Investment Amount less the aggregate amount of all the payments made by Allurion to RTW in respect of the revenue interests prior to such date. If RTW has not received revenue interest payments equal to 240% of the Investment Amount by December 31, 2030, Allurion will be required to make additional payments within 30 days of December 31, 2030 in an amount equal to 240% of the Investment Amount less the aggregate amount of all the payments by Allurion to RTW in respect of the revenue interests prior to such date. Allurion may terminate the Revenue Interest Financing Agreement by prepaying aggregate revenue interest payments equal to 165% of the Investment Amount, or $66.0 million, by March 31, 2026.

All obligations under the Revenue Interest Financing Agreement are guaranteed by Allurion, Legacy Allurion, Allurion Australia Pty Ltd and any of Allurion’s future material subsidiaries, and secured by a lien on substantially all of the assets of Allurion, Allurion Australia Pty Ltd and Allurion Technologies, LLC, which lien is subordinate in order of priority to the lien securing Allurion’s and its affiliates’ obligations under the Fortress Credit Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Liquidity and Capital Resources – Recent Developments — Revenue Interest Financing Agreement” for additional information.

RTW Side Letter and PIPE Conversion Option

In connection with Allurion entering into the Revenue Interest Financing, Allurion, Compute Health, Legacy Allurion, Merger Sub II and RTW entered into the Existing RTW Side Letter under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our Common Stock acquired by the PIPE subscription (the “PIPE Conversion Option”).

On May 2, 2023, the parties amended and restated the Existing RTW Side Letter in connection with the Backstop Agreement, pursuant to which, among other things, Allurion issued 250,000 Additional RTW Shares to RTW immediately prior to the Intermediate Merger Effective Time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments – RTW Side Letter and PIPE Conversion Option” for additional information.

Fortress Credit Agreement

On August 1, 2023, we entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement. Under the terms of the Fortress Term Loan, we have borrowed $60.0 million. In connection with the Closings, we used the borrowings under the Fortress Term Loan to repay outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan. The Fortress Term Loan will mature in June 2027. Interest on borrowings under the Fortress Term Loan will be payable in arrears monthly at a floating interest rate equal to the current applicable margin of 6.44% plus the greater of 3.0% or the Wall Street Journal Prime Rate. An exit payment equal to 3.0% of the Fortress Term Loan will be due upon the prepayment or maturity date of the Fortress Term Loan.

Additionally, per the terms of the Fortress Term Loan and the Backstop Agreement, Allurion issued an aggregate of 950,000 Additional Fortress Shares to an affiliate of Fortress pursuant to a subscription agreement between Allurion and such affiliate. For the avoidance of doubt, the Backstop Shares issued to Fortress are included in the aggregate issuance of 950,000 shares of our Common Stock issued to an affiliate of Fortress. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Fortress Credit Agreement” for additional information.

Backstop Agreement

On May 2, 2023, the Backstop Purchasers, Legacy Allurion, Allurion and HVL entered into the Backstop Agreement. Pursuant to the Backstop Agreement, immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million of the aggregate principal amount outstanding under HVL’s Legacy Allurion Convertible Note, (b) Allurion canceled HVL’s Legacy Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Legacy Allurion issued new Legacy Allurion Convertible Notes to each Backstop Purchaser with an issuance date of August 1, 2023 and an original principal amount of $2 million each, and (d) Allurion issued 700,000 Backstop Shares to each Backstop Purchaser. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments – Backstop Agreement” for additional information.

HVL Termination Agreement

On May 2, 2023, HVL and Legacy Allurion entered into the HVL Termination Agreement, terminating the HVL Side Letter. Pursuant to the HVL Termination Agreement, among other things, at the closing of the Business Combination, upon the terms and subject to the conditions set forth therein, Allurion issued to HVL 387,696 HVL Additional Shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments – HVL Termination Agreement” for additional information.

Gaur Contribution Agreement

On May 2, 2023, the Gaur Trust and Allurion entered into the Gaur Contribution Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust agreed to contribute to Allurion, as a contribution of capital, 79,232 shares of Allurion Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement. See the subsection entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Gaur Contribution Agreement” for additional information.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of our Board, entered into the RSU Forfeiture Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 79,232 Forfeited RSUs. The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the consummation of the transactions contemplated by the Business Combination Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — RSU Forfeiture Agreement” for additional information.

Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into the Sponsor Contribution Agreement pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution to capital, 161,379 shares of Compute Health Class A Common Stock (the “Sponsor Contributed Shares”). The Sponsor’s contribution of the Sponsor Contributed Shares was effective immediately following the CPUH Recapitalization and immediately prior to the CPUH Merger Effective Time. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Sponsor Contribution Agreement” for additional information.

Sponsor Support Agreement

On February 9, 2023, Allurion entered into the Sponsor Support Agreement, pursuant to which immediately prior to the CPUH Merger Effective Time, as part of the CPUH Recapitalization: (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B Common Stock and all 12,833,333 of the Sponsor’s warrants to purchase shares of Compute Health Class A Common Stock into 2,088,327 shares of Compute Health Class A Common Stock and (b) the Additional Class B Holders recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock. Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of Allurion Common Stock at the CPUH Exchange Ratio.

Chardan Equity Facility

In connection with the Business Combination, we entered into the Chardan Commitment Letter which commits Allurion to enter into the Chardan Purchase Agreement, pursuant to which Allurion will have the right to require Chardan to purchase up to $100.0 million of shares of Allurion Common Stock at a price per share equal to 97.0% of the VWAP of Allurion Common Stock on the NYSE. In consideration for Chardan’s entry into the Chardan Purchase Agreement, Allurion will issue to Chardan 35,511 Commitment Shares. In connection with its entry into the Chardan Equity Facility, Allurion will also enter into the Chardan Registration Rights Agreement, pursuant to which it will agree to register the offer and sale of the shares of Allurion Common Stock issuable pursuant to the Chardan Purchase Agreement on a new resale registration statement on Form S-1. Upon effectiveness of the Chardan registration statement, Allurion will also pay Chardan a structuring fee of $75,000 in cash. Pursuant to the Chardan Purchase Agreement, Allurion will also reimburse Chardan up to $300,000 for fees and disbursements of Chardan’s legal counsel over the term of the facility. The Chardan Equity Facility will remain outstanding for three years unless terminated by the parties pursuant to the terms of the Chardan Purchase Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Chardan Equity Facility” for additional information.

Warrant Agreement Amendment

On July 26, 2023, holders of Compute Health’s Public Warrants approved the Warrant Amendment to the Warrant Agreement, which governed all Compute Health Warrants. Per the terms of the Warrant Amendment, (i) upon the completion of the Business Combination, each of the outstanding Compute Health Public Warrants became exercisable for 1.420455 shares of Allurion Common Stock at an exercise price of $8.10 per share; (ii) upon the completion of the Business Combination, each Compute Health Public Warrant was exchanged for 0.6125 of a public warrant to purchase a share of our Common Stock (collectively, the “Public Warrants”); (iii) the terms of the Compute Health Warrants were amended such that they will expire on August 1, 2030, which is seven years after the consummation of the Business Combination, or earlier upon redemption or liquidation; (iv) Section 4.4 of the Warrant Agreement relating to adjustments of the Warrant Price (as defined in the Warrant Agreement) if Compute Health issued additional shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination was deleted; (v) Sections 6.1 and 6.2 of the Warrant

Agreement were amended to provide that, subject to the terms of the Warrant Agreement, not less than all of the Compute Health Public Warrants may be redeemed for cash or for shares of common stock after a date that is ninety (90) days after the date on which Compute Health completed the Business Combination; and (vi) certain adjustments to the Reference Value (as defined in the Warrant Agreement), redemption trigger price, and the table summarizing the redemption prices for the Compute Health Public Warrants as a result of the foregoing amendments to the Warrant Agreement were made. In connection with the Business Combination, each Compute Health Public Warrant was assumed by Allurion and converted into 0.6125 of a Public Warrant. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Warrant Agreement Amendment” for additional information.

Resale of Shares in this Registration Statement

Due to the significant number of redemptions of Compute Health Class A Common Stock in connection with the Business Combination, there was a significantly lower number of shares of Compute Health Class A Common Stock that converted into shares of our Common Stock in connection with the Business Combination. As a result, the shares of our Common Stock being registered for resale (a substantial portion of which may not be resold until the expiration of the applicable lock-up period) are anticipated to constitute a considerable percentage of our public float. Additionally, a significant portion of the shares of our Common Stock being registered for resale were purchased by Selling Securityholders pursuant to investments in Legacy Allurion that date from 2013 onwards at prices considerably below the current market price of our Common Stock. This discrepancy in purchase prices may have an impact on the market perception of our Common Stock’s value and could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Common Stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Common Stock. We will not receive the proceeds from the resale of the shares of Common Stock by the Selling Securityholders.

The exercise prices of the Warrants, in certain circumstances, may be higher than the prevailing market price of our underlying Common Stock and the cash proceeds to us associated with the exercise of Warrants are contingent upon our stock price. The value of our Common Stock may fluctuate and may not exceed the exercise price of the Warrants at any given time. As of the date of this prospectus, all of our Public Warrants, each of which has an exercise price of $8.10 per share, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Of the 371,935 Rollover Warrants outstanding as of the date of this prospectus, 220,529 of such Warrants (130,053 of which have an exercise price of $6.73 and 90,476 of which have an exercise price of $12.14) are “out of the money”. Holders of such “out of the money” Warrants are not likely to exercise such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Resale of Shares in this Registration Statement” for additional information.

Summary Risk Factors

Investing in our securities involves risks. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. You should carefully consider all the information contained in this prospectus before making a decision to invest in our securities. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 31. Some of these risks related to our business, operations, financial performance and industry are summarized below.

•

We expect to incur losses for the foreseeable future, our ability to achieve and maintain profitability depends on the commercial success of the Allurion Balloon, and we expect our revenues to continue to be driven primarily by sales of the Allurion Balloon.

•	We have a limited operating history and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

•

The failure of the Allurion Balloon to achieve and maintain market acceptance could result in achieving sales below our expectations, which would cause our business, financial condition, and operating results to be materially and adversely affected.

•

There is no guarantee that the FDA or non-U.S. regulatory agencies will grant approval or clearance for our current or future products, and failure to obtain regulatory approvals or clearances in the United States and other international jurisdictions, or revocation of approvals or clearances in those jurisdictions, will prevent us from marketing our products.

•

The Allurion Balloon is not currently approved for commercial sale in the United States. Obtaining such approval is costly and time consuming, and we may not obtain the regulatory approval required to sell our products in the U.S.

•	The medical device industry, and the market for weight loss and obesity in particular, is highly competitive.

•

If our competitors are able to develop and market products that are safer, more effective, easier to use, or more readily adopted by patients and health care providers, our commercial opportunities will be reduced or eliminated.

•	Continued international expansion of our business will expose us to business, regulatory, political, operational, financial, and economic risks associated with doing business internationally.

•	We depend on a limited number of single source suppliers to manufacture components, sub-assemblies, and materials, which makes us vulnerable to supply shortages and price fluctuations.

•	The regulatory approval process is expensive, time consuming, and uncertain, and may prevent us from obtaining approvals for the commercialization of the Allurion Balloon or other products.

•

Even if we receive regulatory approval for the Allurion Balloon, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

•

If patients using our products experience adverse events or other undesirable side effects, regulatory authorities could withdraw or modify our regulatory approvals, which would adversely affect our reputation and commercial prospects and/or result in other significant negative consequences.

•

The medical device industry is characterized by patent litigation and we could become subject to litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages, or prevent us from marketing our existing or future products.

•

If we are not able to obtain and maintain intellectual property protection for our products and technologies, or if the scope of our patents is not sufficiently broad, we may not be able to effectively maintain our market leading technology position.

•	We have incurred net operating losses in the past and expect to incur net operating losses for the foreseeable future.

•	We have a significant amount of debt, which may affect our ability to operate our business and secure additional financing in the future.

•

We may need additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all, which would force us to delay, reduce, or suspend our planned development and commercialization efforts. Raising additional capital may subject us to unfavorable terms, cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our products and technologies.

•

We receive the majority of our revenue from sales to health care providers and other third-party distributors, and the failure to collect receivables from them could adversely affect our financial position and results of operations.

•	Our share price may be volatile, and purchasers of our securities could incur substantial losses.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparability of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the effectiveness of the registration statement filed in connection with our Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Additional Information

We were incorporated under the laws of the State of Delaware on January 25, 2023. The mailing address of our principal executive office is 11 Huron Drive, Natick, MA 01760, and the telephone number is (508) 647-4000.

Our website address is https://allurion.com/. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase shares of our Common Stock.

THE OFFERING

Resale of shares of our Common Stock by the Selling Securityholders:

Issuer	Allurion Technologies, Inc., a Delaware corporation.

Shares of Common Stock offered by the Selling Securityholders	•	Up to 37,428,658 shares of our Common Stock issued in connection with the Business Combination, including:

•	29,228,699 Merger Consideration Shares;

•	1,400,000 Backstop Shares issued pursuant to the Backstop Agreement;

•	387,696 HVL Additional Shares issued pursuant to the HVL Termination Agreement;

•	250,000 Additional RTW Shares issued pursuant to the Amended and Restated RTW Side Letter;

•	250,000 Additional Fortress Shares issued pursuant to the Credit Agreement;

•	525,568 shares of Common Stock issued pursuant to the Sponsor Loan Equity Issuance;

•	5,386,695 PIPE Shares; and

•	up to 371,935 shares of Common Stock issuable upon exercise of Rollover Warrants.

Lock-up agreements	Certain of our securityholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the sections titled “Description of Securities—Investor Rights Agreement” for further discussion.

Issuance of Common Stock by Us:

Shares of Common Stock offered by us	Up to 18,759,838 shares of Common Stock issuable upon exercise of Public Warrants.

Shares of Common Stock outstanding prior to exercise of all Warrants	47,436,058 shares (as of December 7, 2023).

Shares of Common Stock outstanding assuming exercise of all Public Warrants	66,195,896 shares (as of December 7, 2023).

Exercise price of Public Warrants	$8.10 per share, subject to adjustment as described herein.

Use of proceeds	We will not receive any proceeds from the resale of the Common Stock to be offered by the Selling Securityholders.

We could potentially receive (i) up to an aggregate of approximately $2.2 million in proceeds from the exercise of the Rollover Warrants, assuming the exercise in full of all of the Rollover Warrants for cash and (ii) up to an aggregate of approximately $152.0 million in proceeds from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash. We believe the likelihood that warrant holders will exercise their Rollover Warrants or Public Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock. As of the date of this prospectus, all of our Public Warrants and a significant portion of our Rollover Warrants, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Holders of such “out of the money” Warrants are not likely to exercise such Warrants.

See Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Resale of Shares in this Registration Statement” for additional information.

Common Stock and Public Warrant ticker symbol	“ALUR” and “ALUR WS”, respectively.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to:

•

the resale of (i) 26,491,556 Merger Consideration Shares issued to certain Legacy Allurion securityholders for their portion of the Aggregate Intermediate Merger Closing Merger Consideration in connection with the consummation of the Business Combination in exchange for shares of common stock of Legacy Allurion purchased by such stockholders at effective purchase prices ranging from $0.01 per share to $18.19 per share of Common Stock and (ii) 2,737,143 Merger Consideration Shares issued to the Sponsor in connection with the consummation of the Business Combination in exchange for shares of Compute Health Class A Common Stock purchased by the Sponsor at an effective purchase price of $7.04 per share;

•

the resale of 1,400,000 Backstop Shares issued to RTW and the Fortress Investor pursuant to the Backstop Agreement at no cash cost to RTW or the Fortress Investor as consideration for RTW’s and the Fortress Investor’s respective purchase obligations thereunder;

•	the resale of 387,696 HVL Additional Shares issued to HVL pursuant to the HVL Termination Agreement at an effective purchase price of $5.00 per share;

•	the resale of 250,000 Additional RTW Shares issued to RTW pursuant to the Amended and Restated RTW Side Letter at no cash cost to RTW;

•

the resale of 250,000 Additional Fortress Shares issued to the Fortress Investor pursuant to the Credit Agreement at no cash cost to Fortress or the Fortress Investor as partial consideration for loans made by Fortress thereunder;

•	the resale of 525,568 shares of Common Stock issued to the Sponsor pursuant to the Sponsor Loan Equity Issuance at a conversion price of $7.04 per share;

•	the resale of 5,386,695 PIPE Shares issued to the PIPE Investors pursuant to separate PIPE subscription agreements at a subscription price of $7.04 per share;

•

the resale of 371,935 shares of Common Stock that are issuable by us upon the exercise of 371,935 Rollover Warrants, at exercise prices that range from $0.02 per share to $12.14 per share, that were converted from Legacy Allurion Warrants in connection with the Business Combination; and

•

the resale of 18,759,838 shares of Common Stock that are issuable by us upon the exercise of 13,206,922 Public Warrants with an exercise price of $8.10 per share of Common Stock that were originally issued in the IPO of Compute Health and assumed by us in connection with the Business Combination.

The public offering price in Compute Health’s initial public offering was $10.00 per share of Compute Health Class A Common Stock. Unlike other business combinations with special purpose acquisition companies, the Business Combination was structured to provide the holders of Compute Health Class A Common Stock that did not redeem their shares in connection with the Business Combination with the right to receive 1.420455 shares of our Common Stock in exchange for each share of Compute Health Class A Common Stock not redeemed, or the CPUH Exchange Ratio. Therefore, the effective purchase price per share of our Common Stock for shares acquired in the IPO after giving effect to the CPUH Exchange Ratio is $7.04 per share. The effective purchase prices at which certain of the Selling Securityholders acquired their shares of our Common Stock are generally substantially less than $7.04 per share, as many of the Selling Securityholders originally purchased such shares pursuant to investments in Legacy Allurion that date from 2013 onwards. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their shares of Common Stock covered by this prospectus even if the market price per share of Common Stock is below $7.04 per share. While some of the Selling Securityholders may experience a positive rate of return based on the current trading price, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price of our Common Stock when they elect to sell. Such securityholders may instead experience a negative rate of return on their investment. On December 7, 2023, the last quoted sale price for the shares of our Common Stock as reported on the NYSE was $3.31 per share.

The following table includes information relating to the shares of Common Stock registered for resale hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off our internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. Stockholders who purchased our Common Stock on the NYSE following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price of our Common Stock when they elect to sell.

Selling Securityholder	Number of Offered Shares	Effective Purchase Price per Offered Share		Potential Profit per Offered Share(1)
Legacy Allurion stockholders who received Common Stock in the Business Combination in exchange for:
Legacy Allurion Common Stock (Other)	5,271,323	$0.22	(2)	$16,269,371.42
Common Stock issued upon conversion of 2021-2022 Legacy Allurion Convertible Notes(3)	44,963	$12.13		*
Common Stock issued upon conversion of 2021-2022 Legacy Allurion Convertible Notes(4)	89,097	$18.19		*
Common Stock issued upon conversion of 2023 Legacy Allurion Convertible Notes	1,483,762	$5.99		*
Legacy Allurion Series A Preferred Stock	2,226,678	$0.74		$5,712,804
Legacy Allurion Series A-1 Preferred Stock	1,453,330	$1.94		$1,987,031
Legacy Allurion Series B Preferred Stock	2,196,033	$2.43		$1,935,771
Legacy Allurion Series C Preferred Stock	7,753,005	$3.25	(2)	$473,453
Legacy Allurion Series D-1 Preferred Stock	861,654	$11.61		*
Legacy Allurion Series D-2 Preferred Stock	3,590,297	$6.32		*
Legacy Allurion Series D-3 Preferred Stock	1,521,414	$9.94		*
Sponsor (for Merger Consideration Shares)	2,737,143	$7.04		*
Backstop Purchasers (for Backstop Shares)	1,400,000	—		$4,634,000
HVL (for HVL Additional Shares)	387,696	$5.00		*
RTW (for Additional RTW Shares)	250,000	—		$827,500
Fortress (for Additional Fortress Shares)	250,000	—		$827,500
Sponsor (for Loan Equity Issuance)	525,568	$7.04		*
PIPE Investors (for PIPE Shares)	5,386,695	$7.04		*
Legacy Allurion Warrantholders (for Rollover Warrants)	371,935	$5.77	(5)	*
Public Warrantholders (for Public Warrants)	18,759,838	$8.10		*

*	Represents no potential profit per share or a potential loss per share based on illustrative market price.
(1)	Based on the closing price of our Common Stock on the NYSE on December 7, 2023 of $3.31.
(2)	Represents the weighted average purchase price.
(3)	Number of shares issuable upon conversion was originally determined based on a $400,000,000 valuation cap.
(4)	Number of shares issuable upon conversion was originally determined based on a $600,000,000 valuation cap.
(5)	Represents the weighted average exercise price.

The securities being offered for resale by the Selling Securityholders pursuant to this prospectus represent approximately 119% of our total issued and outstanding Common Stock as of December 7, 2023, assuming and after giving effect to the issuance of Common Stock upon exercise of all outstanding Warrants. The Selling Securityholders may be able to sell all of their shares registered for resale hereunder (after the expiration of any applicable lock-up period) for so long as the registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus is a part, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock.

A decline in the market price of our Common Stock, resulting from the sale of all or substantial amounts of the Common Stock being offered by this prospectus, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future.

We could potentially receive up to an aggregate of approximately $2.2 million in proceeds from the exercise of the Rollover Warrants, assuming the exercise in full of all of the Rollover Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. We could potentially receive up to an aggregate of approximately $152.0 million in proceeds from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. We intend to use any net proceeds we may receive from the exercise of the Rollover Warrants or Public Warrants for working capital and other general corporate purposes.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you decide to invest in our securities, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of our securities could decline, and you may lose part or all of your investment.

Risks Related to the Development and Commercialization of Our Products

We expect to incur losses for the foreseeable future, our ability to achieve and maintain profitability depends on the commercial success of the Allurion Balloon, and we expect our revenues to continue to be driven primarily by sales of the Allurion Balloon.

We have incurred losses to date and expect to continue to incur losses for the foreseeable future. Sales of the Allurion Balloon and related accessories, which have occurred outside of the U.S. because we have not yet obtained the regulatory approval required to sell our products within the U.S., accounted for substantially all of our revenues for the years ended December 31, 2022 and 2021 and the nine months ended September 30, 2023, and we expect our revenues to continue to be driven primarily by sales of the Allurion Balloon. In order to achieve and sustain profitability, our revenues from sales of the Allurion Balloon will need to grow beyond the levels we have achieved in the past. If health care providers and/or patients do not perceive our products to be competitive in features, efficacy and safety when compared to other products in the market, or if demand for the Allurion Balloon or for weight loss procedures and programs in general decreases, we may fail to achieve sales levels that provide for future profitability.

Our ability to successfully market the Allurion Balloon and our other current and future product and service offerings depends on numerous factors, including but not limited to:

•	outcomes of current and future clinical studies of, and trials involving, the Allurion Balloon;

•	acceptance of the Allurion Balloon as safe and effective by patients, caregivers and the medical community;

•	an acceptable safety profile of the Allurion Balloon in markets where we have obtained regulatory approvals;

•	whether key thought leaders in the medical community accept that such clinical studies are sufficiently meaningful to influence their or their patients’ choices of product;

•	maintenance of our existing regulatory approvals and expansion of the geographies in which we have regulatory approvals;

•

commercially viable processes at a scale sufficient to meet anticipated demand at an adequate cost of manufacturing, and that are compliant with ISO 13485 Quality Management System requirements and/or good manufacturing practice (“GMP”) requirements, as set forth in the FDA’s Quality System Regulation (“QSR”) and other international regulations;

•	our success in educating health care providers and patients about the benefits, administration and use of the Allurion Balloon;

•	the availability, perceived advantages, relative cost, relative safety and relative efficacy of alternative and competing treatments;

•	the willingness of patients to pay out-of-pocket for the Allurion Balloon and/or Allurion Virtual Care Suite in the absence of coverage and reimbursement for such treatment;

•	the success of our internal sales and marketing organization and the sales forces of our distributors; and

•	continued demand for weight loss using balloon products, which may be adversely affected by events involving our products or those of our competitors, among other things.

Some of these factors are beyond our control. If we are unable to continue to commercialize the Allurion Balloon and our other current and future products and services, or are unable to obtain a distributor or partner to commercialize them, we may not be able to produce any incremental revenues related to the Allurion Balloon and our other current and future products and services. This would result in an adverse effect on our business, financial condition, results of operations and growth prospects.

We have a limited operating history and may face difficulties encountered by companies early in their commercialization in competitive and rapidly evolving markets.

The Allurion Balloon has been marketed in countries outside of the United States since 2016, and as such, we have a limited operating history upon which to evaluate our business and forecast our future revenue and operating results. In assessing our business prospects, you should consider the various risks and difficulties frequently encountered by companies early in their commercialization in competitive markets, particularly companies that develop and sell medical devices. These risks include our ability to:

•	implement and execute our business strategy;

•	expand and improve the productivity of our direct sales force, distributors and marketing programs to grow sales of our existing and proposed products and services;

•	increase awareness of our brand and build loyalty among health care providers and patients;

•	manage growth and expanding operations;

•	respond effectively to competitive pressures and developments;

•	enhance our existing products and develop new products;

•	obtain regulatory approval or clearance to enhance our existing products and commercialize new products, including any label expansions for use of our products in adolescents;

•	respond to changing regulations associated with medical devices across all geographies;

•	perform clinical trials with respect to our existing products and any new products, including products under development;

•	attract, retain and motivate qualified personnel in various areas of our business; and

•	obtain and maintain coverage and adequate levels of reimbursement for our products.

Due to our limited operating history, we may not have the institutional knowledge or experience to be able to effectively address these and other risks that we may face. In addition, we may not be able to develop insights into trends that could emerge and negatively affect our business and may fail to respond effectively to those trends. As a result of these or other risks, we may not be able to execute key components of our business strategy, and our business, financial condition and operating results may suffer.

We do not expect that health care providers or patients will receive third-party reimbursement for treatment with our products. As a result, we expect that our success will depend on the ability and willingness of health care providers to adopt self-pay practice management infrastructure and of patients to pay out-of-pocket for treatment with our products.

Certain elective treatments, such as an intragastric balloon, are typically not covered by insurance. Accordingly, we do not expect that any third-party payors will cover or reimburse health care providers or patients for the Allurion Program. As a result, we expect that our success will depend on the ability and willingness of health care providers that may not have historically operated a self-pay practice to adopt the policies and procedures needed to successfully operate such a practice. Our sales and marketing efforts have historically targeted bariatric surgeons, gastroenterologists, plastic surgeons and other health care providers.

Although many of these health care providers are accustomed to selling cash-pay services in their practices, some are primarily accustomed to providing services that are reimbursed by third-party payors. As a result, these health care providers may need to augment their administrative staff and billing procedures to address the logistics of a self-pay practice. If health care providers are unable or unwilling to make such changes, adoption of our products may be slower than anticipated.

Our success will also depend on the ability and willingness of patients to pay out-of-pocket for treatment with our products. Adverse changes in the economy, including from heightened inflation, higher interest rates, the Russia-Ukraine war, the Israel-Hamas war, and the ongoing impact of COVID-19, may cause consumers to reassess their spending choices and reduce the demand for elective treatments and could have an adverse effect on consumer spending. This shift could have an adverse effect on our revenues and operating results. In addition, the operations of the medical device distributors upon whom we rely to sell our products may be negatively impacted by any such adverse economic changes. If our distributors are unable to maintain their operations and effectively market and sell our products, our results of operations and business may suffer. Furthermore, consumer preferences and trends may shift due to a variety of factors, including changes in demographic and social trends, public health initiatives and product innovations, which may reduce consumer demand for our products. The decision by a patient to elect to undergo treatment with the Allurion Balloon may be influenced by a number of additional factors, such as:

•	the success of any sales and marketing programs, including direct-to-consumer marketing efforts, that we, or any third parties we engage, undertake;

•	the extent to which health care providers offer the Allurion Balloon to their patients;

•	the extent to which the Allurion Balloon satisfies patient expectations;

•	the cost, safety, comfort, tolerability, ease of use, and effectiveness of the Allurion Program as compared to other treatments; and

•	general consumer confidence, which may be impacted by economic and political conditions.

Our financial performance will be materially harmed if we cannot generate significant customer demand for the Allurion Balloon.

Changes in coverage and reimbursement for obesity treatments and procedures could affect the adoption of the Allurion Program and our future revenues.

Currently, intragastric balloon products are not reimbursed by third-party payors. We do not currently plan on submitting any requests to any third-party payor for coverage or billing codes specific to our products. However, payors may change their coverage and reimbursement policies for intragastric balloon products as a category and/or for other obesity treatments and procedures, and these changes could negatively impact our business. For example, healthcare reform legislation or regulation that may be proposed or enacted in the future that results in a favorable change in coverage and reimbursement for competitive products and procedures in weight loss and obesity could also negatively impact adoption of our products and our future revenues, and our business could be harmed as we would be at an economic disadvantage when competing for customers.

The failure of the Allurion Balloon to achieve and maintain market acceptance could result in us achieving sales below our expectations, which would cause our business, financial condition and operating results to be materially and adversely affected.

Our current business and growth strategy is highly dependent on the Allurion Balloon achieving and maintaining market acceptance. In order for us to sell our products to healthcare providers and, ultimately, weight loss patients, we must convince them that our products are an attractive alternative to competitive treatments for patients who are obese and overweight, including traditional pharmaceutical therapies and more aggressive bariatric surgical treatments, such as gastric bypass and sleeve gastrectomy. Market acceptance and adoption of the Allurion Balloon depends on educating health care providers on its safe and appropriate use, as well as the cost, safety, comfort, tolerability, ease of use, and effectiveness of the Allurion Program compared to other treatments. If we are not successful in convincing existing and potential customers of the benefits of our product, or if we are not able to achieve the support of health care providers for our product, our sales may decline or we may achieve sales below our expectations.

Market acceptance of our products could be negatively impacted by many factors, including:

•	the willingness of patients to pay out-of-pocket for the Allurion Program in the absence of coverage and reimbursement for such program;

•

the failure of our products to achieve and maintain wide acceptance among patients who are obese and overweight, their health care providers, third-party payors and key opinion leaders in the weight loss treatment community;

•	lack of evidence supporting the safety, ease-of-use or other perceived benefits of the Allurion Balloon over competitive products or other currently available weight loss treatment alternatives;

•

perceived risks or uncertainties, or actual adverse events or other undesirable side effects, associated with the use of our gastric balloons, or components thereof, or of similar products or technologies of our competitors;

•	any adverse legal action, including products liability litigation, against us or our competitors relating to the Allurion Balloon or similar products or technologies;

•	the withdrawal or modification of any regulatory approvals for our products; and

•	results of clinical studies relating to the Allurion Balloon or similar competitive products.

In addition, the rapid evolution of technology and treatment options within our industry may cause consumers to delay the purchase of our products in anticipation of advancements or breakthroughs, or the perception that advancements or breakthroughs could occur, in our products or the products offered by our competitors. It is also possible that consumers interested in purchasing any of our future products currently under development may delay the purchase of one of our current products. In addition, customers may delay their purchasing decisions, or health care providers may refrain from providing our products, as a result of a global pandemic or unfavorable changes in general economic conditions.

If the Allurion Balloon, or any other therapy or product that we may develop, does not achieve and maintain widespread market acceptance, we may fail to achieve sales consistent with our projections, in which case our business, financial condition and operating results could be materially and adversely affected.

A substantial proportion of our sales are through distributors, and we do not have direct control over the efforts these distributors may use to sell our products. If our relationships with these third-party distributors deteriorate, or if these third-party distributors fail to sell our products or engage in activities that harm our reputation, or fail to adhere to medical device regulations, our financial results may be negatively affected.

Historically, our sales model has been to sell primarily through distributors rather than through our own sales force, but recently we have begun to transition certain territories to both a direct sales model and a hybrid sales model that includes both distributors and a direct sales effort. We believe that our reliance on distributors improves the economics of our business, as we do not carry the high fixed costs of a large direct sales force in many of the countries in which the Allurion Balloon is commercially available. If we are unable to maintain or enter into such distribution arrangements on acceptable terms, or at all, we may not be able to successfully commercialize our products in certain countries. Furthermore, distributors can choose the level of effort that they apply to selling our products relative to others in their portfolio. The selection, training, and compensation of distributors’ sales personnel are within the distributor’s control rather than our own and may vary significantly in quality from distributor to distributor.

In addition, although our contract terms require our distributors to comply with all applicable laws regarding the sale of our products, including anti-competition, anti-money laundering, sanctions laws and FDA and other health care regulations, we may not be able to ensure proper compliance. If our distributors fail to effectively market and sell our products in full compliance with applicable laws, our results of operations and business may suffer.

In certain large markets, we engage in direct sales efforts. We may fail to maintain and develop our direct sales force, and our revenues and financial outcomes could suffer as a result. Furthermore, our direct sales personnel may not effectively sell our products.

We engage in direct sales efforts in over 30 countries. We have hired and will need to retain and motivate a significant number of sales and marketing personnel in order to support our anticipated growth in these and other new countries. There is significant competition for quality personnel experienced in such activities, including from companies with greater financial resources than ours. If we are not successful in our efforts to continue recruiting, retaining, and motivating such personnel, we may not be able to increase our revenues, or we may increase our expenses in greater measure than our revenues, negatively impacting our operating results.

We are also working on creating a direct sales structure and strategy in certain markets. We are working to put in place the correct legal and business structure to comply with taxation and operational requirements. These structures may not ultimately be implemented or, if implemented, be successful or effective and may not be able to increase our revenues or improve our gross margins. In addition, our expenses or tax-related costs may increase in greater measure than our revenues, negatively impacting our operating results.

Furthermore, our sales force may operate independently with limited day-to-day oversight from management. They may engage in sales practices that increase certain risks to our business, including the risk of scrutiny from regulatory authorities and the risk that we violate anti-corruption regulations in one or more countries. These and other independent actions may result in unexpected costs, news that might impair our reputation or revenues, litigation in various jurisdictions, and/or sanctions. Any of these could impair the trading price of our Common Stock and adversely impact our results.

The effectiveness and safety of the Allurion Balloon depends critically on our ability to educate health care providers on its safe and proper use. If we are unable to do so, we may not achieve our expected growth and may be subject to risks and liabilities.

In addition to educating health care providers on the clinical benefits of the Allurion Balloon, we must also train health care providers on the safe and appropriate use of the Allurion Balloon. If we are unable to provide an adequate training program with respect to the Allurion Balloon, product misuse may occur that could lead to serious adverse events. Many health care providers may be unfamiliar with such treatments or find it more complex than competitive products or alternative treatments. As such, there is a learning process involved for health care providers to become proficient in the use of our products and it may take several procedures for a health care provider to be able to use the Allurion Balloon comfortably. In addition, it is also critical for health care providers to be educated and trained on best practices in order to achieve optimal results, including patient selection and eligibility criteria, as well as complementary methods of use such as diet or behavioral modification programs. Convincing health care providers to dedicate the time and energy necessary for adequate training is challenging, and we cannot assure you that we will be successful in these efforts. This training process may also take longer than we expect. In the event that health care providers are not properly trained in the use of the Allurion Balloon, they may misuse or ineffectively use our products for the treatment of patients. As a result, patients may experience adverse events or not be able to enjoy the benefits of our program or achieve the weight loss outcomes they expect, leading to dissatisfaction and market rejection of our products. In addition, misuse of our products in any stage of the treatment may result in, among other things, patient injury, adverse side effects, negative publicity or lawsuits against us. Any of these events could have an adverse effect on our business and reputation.

The misuse or off-label use of our products may harm our image in the marketplace, result in injuries that lead to product liability suits or result in costly investigations and sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.

The Allurion Balloon has been approved or cleared by regulatory authorities in the countries in which we sell it or in which we conduct our operations for specific indications. We do not promote the Allurion Balloon for uses outside of approved or cleared indications for use, known as “off-label uses.” We cannot, however, prevent a health care provider from using our product off-label, when in the health care provider’s independent professional medical judgment he or she deems it appropriate. There may be increased risk of injury to patients if health care providers attempt to use our product off-label. Furthermore, the use of our product for indications other than those approved or cleared by regulatory authorities may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.

Health care providers may also misuse our products, use improper techniques, ignore or disregard product warnings, contraindications or other information provided in training materials or product labeling, fail to obtain adequate training, or fail to inform patients of the risks associated with procedures that utilize our product, potentially leading to injury and an increased risk of product liability claims. If our product is misused or used with improper technique, we may become subject to costly litigation by our health care providers or their patients.

There is no guarantee that the FDA or non-U.S. regulatory agencies will grant approval or clearance for our current or future products, including the Allurion Balloon, and failure to obtain regulatory approvals or clearances in the United States and other international jurisdictions, or revocation of approvals or clearances in those jurisdictions, will prevent us from marketing our products in such jurisdictions.

We intend to seek regulatory approval or clearance of our current and future products in the U.S. and certain non-U.S. jurisdictions. We have obtained a CE Mark for the Allurion Balloon and are therefore authorized to sell in the EU; however, in order to market in regions such as the U.S., Asia Pacific region and many other jurisdictions, we must obtain separate regulatory approvals or clearances. The procedures vary among countries and can involve additional clinical testing, and the time required to obtain approval or clearance may differ from that required to obtain the CE Mark or FDA approval. As a result of the United Kingdom leaving the EU, since January 1, 2021, the regulatory framework and regimes for medical devices in the United Kingdom and the EU have diverged. In particular, a new UKCA Mark was introduced for medical devices placed on the Great Britain market (which includes England, Scotland and Wales). Northern Ireland has adopted a hybrid approach as a result of the divergence in accordance with the Northern Ireland Protocol. Manufacturers can continue placing CE marked medical devices on the Great Britain market until June 30, 2024. From July 1, 2024, transitional arrangements will apply for CE and UKCA marked medical devices placed on the Great Britain market. Moreover, clinical studies or manufacturing processes conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more international regulatory authorities does not ensure approval by regulatory authorities in other countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. An international regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain regulatory approvals on a timely basis, if at all. We may not be able to submit for regulatory approvals or clearances and even if we submit we may not receive necessary approvals or clearances to commercialize our products in any market.

Before obtaining regulatory approval or clearance for the sale of a product, we may be required to conduct extensive preclinical and clinical studies to demonstrate the safety and efficacy of our planned products in human patients. Preclinical and clinical studies can be expensive, difficult to design and implement, can take many years to complete, and are uncertain as to outcome. A failure of one or more of our studies could occur at any stage of testing. In connection with the initiation of a clinical study in the U.S., we filed an investigational device exemption, or “IDE,” application, which was approved by the FDA in 2016. After we conducted that study and submitted a premarket approval application, or “PMA”, to the FDA, in 2020, the FDA requested additional data. Therefore, we withdrew the PMA and in 2021 submitted an IDE application for our AUDACITY trial, which the FDA approved in 2021. We are currently conducting that clinical trial.

Numerous unforeseen events during, or as a result of, preclinical and clinical studies could occur, which would delay or prevent our ability to receive regulatory approval or commercialize the Allurion Balloon or any of our future products, including the following:

•	preclinical and clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional studies or abandon product development programs;

•

the number of patients required for clinical studies may be larger than we anticipate, enrollment in these clinical studies may be insufficient or slower than we anticipate, or patients may drop out of these clinical studies at a higher rate than we anticipate;

•	the cost of preclinical and clinical studies may be greater than we anticipate;

•	third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

•

we might suspend or terminate clinical studies of our products for various reasons, including a finding that our products have unanticipated serious side effects or other unexpected characteristics, or that the study subjects are being exposed to unacceptable health risks;

•	regulators may not approve our proposed clinical development plans;

•	regulators or independent institutional review boards, or IRBs, may not authorize us or our investigators to commence a clinical study or conduct a clinical study at a prospective study site;

•	regulators or IRBs may require that we, or our investigators, suspend or terminate clinical studies for various reasons, including non-compliance with regulatory requirements;

•	regulators in countries where our products are currently marketed may require that we suspend commercial distribution if there is non-compliance with regulatory requirements or safety concerns;

•	the supply or quality of our products or other materials necessary to conduct clinical studies of our products may be insufficient or inadequate;

•

the enactment of new regulatory requirements in the EU under the new Medical Device Regulation effective since May 26, 2021 may make approval times longer and standards more difficult to pass. In particular, manufacturers are required to: (i) assign a unique device identification, or “UDI”, to a medical device before it is placed on the EU market in order to improve traceability of the medical device; and (ii) register themselves, the medical device and the UDI, among other things, with a new European medical device database, or “EUDAMED”; and

If we or any future collaboration or distribution partner are required to conduct additional clinical trials or other testing of the Allurion Balloon or any products beyond those that we contemplate, those clinical studies or other testing may not be successfully completed. If the results of these studies or tests are not positive or are only modestly positive or if they raise safety concerns, we may:

•	be delayed in obtaining marketing approvals for the Allurion Balloon or our future products;

•	not obtain marketing approval at all;

•	obtain approval for indications that are not as broad as desired;

•	have a product removed from the market after obtaining marketing approval; or

•	be subject to restrictions on how the product is distributed or used.

Even if we obtain regulatory approvals or clearances in a jurisdiction, our products may be removed from the market due to a variety of factors, including adverse events, recalls, suspension of regulatory clearance to sell, or other factors. We expect that the initial FDA approval of the Allurion Balloon, if obtained, will be subject to a lengthy and expensive follow-up period, during which we must monitor patients enrolled in clinical studies and collect data on their safety outcomes. Even if FDA approval is obtained, the FDA has authority to impose post-market approval conditions, which can include (i) restrictions on the device’s sale, distribution, or use, (ii) continuing evaluation of the device’s safety and efficacy, (iii) additional warning/hazard labeling requirements, (iv) significant record management, (v) periodic reporting requirements, and (vi) any other requirements the FDA determines necessary to provide reasonable assurance of the device’s safety and effectiveness. Completion of this follow-up study, in a manner which results in data sufficient to maintain FDA approval, is subject to multiple risks, many of which are outside of our control. These include, but are not limited to, our ability to fund the ongoing study from our operations or via additional fundraising; study participants’ willingness and ability to return for follow-up study visits; and maintenance of a suitable study database over a long period of time. Even if completed and appropriately evaluated, the study follow-up may reveal safety or other issues that impact the approved labeling, or may result in withdrawal of the Allurion Balloon from the marketplace in the U.S. or elsewhere.

Although we launched the Allurion Balloon commercially in January 2016 and have sold over 130,000 units to date in various countries outside the U.S., we do not have as much post-market surveillance data as our competitors and may not have clearly identified all possible or actual risks of our products. Furthermore, if our clinical trials do not produce patient data that compares favorably with products that are already on the market, health care providers and patients may opt not to use our products, and our business would suffer.

Our product development costs will also increase if we experience delays to our clinical trials or approvals. We do not know whether any clinical studies will begin as planned, will need to be restructured, or will be completed on schedule, or at all.

Significant clinical study delays could allow our competitors to bring products to market before we do, which would impair our ability to commercialize our products and harm our business and results of operations.

The Allurion Balloon is not currently approved for commercial sale in the United States. Obtaining such approval is costly and time consuming, and we may not obtain the regulatory approval required to sell our products in the U.S.

Neither we, nor any future collaboration or distributor partner, can commercialize the Allurion Balloon in the U.S. without first obtaining regulatory approval from the FDA. Extensive preclinical and clinical testing will be required to support FDA approval. Additionally, we will be required to commit to significant and costly post-approval requirements, which will include follow-up of our clinical trial patients, creation of a patient registry, and/or other studies, and implementation of training programs for physicians. We may be unable to fund, enroll, or complete such trials in a timely fashion, or at all, and we may have an insufficient number of enrolled patients follow up as instructed. The results of clinical studies may not be favorable enough to support marketing approval in the U.S., or may raise other questions (pertaining, for example, to product safety or effectiveness) that jeopardizes our current approvals for sale in other territories.

The FDA approval process will take at least several years to complete, and FDA approval may never be obtained. We must also demonstrate that our manufacturing facilities, processes and controls are adequate to support FDA approval and that our clinical investigators complied with good clinical practices in the conduct of the Allurion Balloon clinical trial.

Furthermore, FDA approval is not a guarantee, and the filing and approval process itself is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure may occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical studies. The FDA can delay, limit, or deny approval of a product for many reasons, including, but not limited, to:

•	a product may not be deemed to be safe and effective;

•	the FDA may not find the data from clinical and preclinical studies sufficient;

•	the FDA may not approve suppliers’ processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If the Allurion Balloon or our future products fail to demonstrate safety and efficacy in further clinical studies that may be required for FDA approval, or do not gain regulatory approval, our business and results of operations will be harmed.

Even if clinical trials demonstrate acceptable safety and efficacy for the Allurion Balloon in some patient populations, the FDA or similar regulatory authorities outside the U.S. may not approve the marketing of the Allurion Balloon or may approve it with restrictions on the label, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

It is possible the FDA or similar regulatory authorities may not consider the results of our clinical trials to be sufficient for approval of the Allurion Balloon for our desired indications for use. Moreover, even if the FDA or other regulatory authorities approve the marketing of the Allurion Balloon, the approval may include additional restrictions on the label that could make the Allurion Balloon less attractive to health care providers and patients compared to other products that may be approved for broader indications, which could limit potential sales of the Allurion Balloon.

If we fail to obtain FDA or other regulatory approval of the Allurion Balloon, or if the approval is narrower than what we seek, it could impair our ability to realize value from the Allurion Balloon, and therefore may have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Commercial success of the Allurion Balloon in the United States or elsewhere depends on our ability to accurately forecast customer demand and manufacture sufficient quantities of product that patients and health care providers request, and to manage inventory effectively. The failure to do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

Manufacturing of the Allurion Balloon requires capital expenditures and a highly-skilled workforce. There is a significant lead time to build and certify a new manufacturing facility. Although we believe our current facilities will give us adequate manufacturing capacity to meet demand for at least the next two years, we have, in the past, been unable to fill all incoming orders to meet growing demand. If we obtain FDA approval, we intend to rely on our existing manufacturing facilities to supply products in the U.S. If demand increases faster than we expect, or if we are unable to produce the quantity of goods that we expect with our current facilities, we may not be able to grow revenue at an optimal rate. There may be other negative effects from supply shortages, including loss of our reputation in the marketplace and a negative impact on our relationships with our distributors, which could have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

On the other hand, if demand for our products declines, or if market supply surpasses demand, we may not be able to reduce manufacturing expenses or overhead costs proportionately. We have invested significantly in our manufacturing capacity. If an increase in supply outpaces the increase in market demand, or if demand decreases, the resulting oversupply could adversely impact our sales and result in the underutilization of our manufacturing capacity, higher inventory carrying costs and associated working capital, changes in revenue mix, and/or price erosion, any of which would lower our margins and adversely impact our financial results, which could have a material adverse effect on our business, financial condition, results of operations, and growth prospects.

Our business depends on maintaining our brand, reputation, and ongoing demand for our products and services, and a significant reduction in sentiment or demand could affect our results of operations.

Our success depends on awareness and the reputation of our brand, which depends on factors such as the safety and quality of our products, our communication activities, including marketing and education efforts, and our management of our heath care provider and patient experience. Maintaining, promoting and positioning our brand is important to expanding our customer base. This will depend largely on the success of our education and marketing efforts and our ability to provide a consistent, high-quality experience to health care providers and patients.

We may need to make substantial investments in the areas of education and marketing in order to maintain and enhance our brand and awareness of our products. Ineffective marketing, negative publicity, significant discounts by our competitors, product defects, serious adverse events and related liability litigation, failure to obtain regulatory approval or clearance for our products, counterfeit products, unfair labor practices and failure to protect our intellectual property rights are some of the potential threats to the strength of our business. We may need to make substantial expenditures to mitigate the impact of such threats.

We believe that maintaining and enhancing awareness of our products and brand in the countries in which we currently sell our products and in new countries where we have limited awareness or brand recognition is important to expanding our customer base. If we are unable to increase awareness of our products or enhance the strength of our brand in the countries in which we currently sell our products and in new countries, then our growth strategy could be adversely affected.

Risks Related to our Business and Industry

The medical device industry, and the market for weight loss and obesity in particular, is highly competitive. We also compete with companies that make weight loss drugs and other weight loss solutions outside the medical device industry. If our competitors are able to develop and market products that are safer, more effective, easier to use or more readily adopted by patients and health care providers, our commercial opportunities will be reduced or eliminated.

The medical device industry is highly competitive, subject to rapid change and significantly affected by new product introductions, results of clinical research, corporate combinations, actions by regulatory bodies, changes by public and private payers and other factors relating to our industry. We also compete with companies that make weight loss drugs and other weight loss solutions outside the medical device industry. Because of the market opportunity and the high growth potential of the non-surgical device market for weight loss and obesity, competitors and potential competitors have historically dedicated, and will continue to dedicate, significant resources to aggressively develop and commercialize their products.

Outside the U.S., we compete with a variety of local and regional competitive intragastric balloon manufacturers including SC MedSil, Medicone and Spatz Laboratories. In the U.S., there are three manufacturers with an intragastric balloon approved by the FDA at this time: Boston Scientific Corporation, ReShape Lifesciences, Inc. and Spatz FGIA Inc. All of these balloons require endoscopy and anesthesia for placement and/or removal. We also compete against the manufacturers of pharmaceuticals that are directed at treating weight loss, such as NovoNordisk, Eli Lilly, Roche Holding AG, GlaxoSmithKline plc, Arena Pharmaceuticals, Inc., VIVUS, Inc., Orexigen Therapeutics, Inc. and Gelesis Holdings, Inc.

At any time, these or other competitors may introduce new or alternative products that compete directly or indirectly with our products and services. They may also develop and patent products and processes earlier than we can or obtain regulatory clearance or approvals before we are able to obtain required approvals, which could impair our ability to develop and commercialize similar products or services. If clinical outcomes of procedures performed with our competitors’ products are, or are perceived to be, superior to the outcomes of treatments performed with our products, sales of our products could be negatively affected and our business, results of operations and financial condition could suffer.

Many of our competitors have significantly greater financial and other resources than we do, as well as:

•	well-established reputations and name recognition with key opinion leaders and health care provider networks;

•	an established base of long-time customers with strong brand loyalty;

•	products supported by long-term data;

•	longer operating histories;

•	significantly larger installed bases and distributors and established distribution channels;

•	greater existing market share in the obesity and weight management market;

•	broader product offerings;

•	greater ability to cross-sell products;

•	the ability to offer rebates or bundle products to offer higher discounts or incentives; and

•	more experience in conducting research and development, manufacturing, performing clinical trials and obtaining regulatory approvals or clearances.

Competition with these companies could result in significant price-cutting, reduced profit margins and loss of market share, any of which would harm our business, financial condition and results of operations. In addition, competitors with greater financial resources than ours could acquire other companies to gain enhanced name recognition and market share, as well as new technologies or products that could effectively compete with our existing and future products, which may cause our revenues to decline and harm our business.

Continued international expansion of our business will expose us to business, regulatory, political, operational, financial and economic risks associated with doing business internationally.

Our products are registered to be sold in over 50 countries, and we operate subsidiaries in Australia, France, the United Arab Emirates, Hong Kong, the United Kingdom, Italy, Spain, Australia and Mexico. Our business strategy contemplates continued international expansion, including partnering with medical device distributors and introducing the Allurion Balloon and other products outside the U.S. The sale and shipment of our products internationally, as well as the purchase of components from international sources, subjects us to potential trade, import and export, and customs regulations and laws.

Compliance with these regulations and laws is costly and exposes us to penalties for non-compliance. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export or import privileges, seizure of shipments, restrictions on certain business activities and exclusion or debarment from government contracting. Also, the failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities.

In addition, several of the countries in which we sell our products or conduct our operations are, to some degree, subject to political, economic or social instability. Doing business in other countries outside the U.S. involves a number of other risks, including:

•	compliance with the free zone regime regulations under which the manufacturing sites operate;

•	different regulatory requirements for device approvals in international markets;

•	multiple, conflicting and changing laws and regulations such as tariffs and tax laws, export and import restrictions, employment laws, and other governmental approvals, permits and licenses;

•	potential failure by us or our distributors to obtain and/or maintain regulatory approvals for the sale or use of our products in various countries;

•	difficulties in managing global operations;

•	logistics and regulations associated with shipping products, including infrastructure conditions and transportation delays;

•	limits on our ability to penetrate international markets if our distributors do not execute successfully;

•	governmental price controls, differing reimbursement regimes and other market regulations;

•	financial risks, such as longer payment cycles, difficulty enforcing contracts and collecting accounts receivable;

•	reduced protection for intellectual property rights, or lack of them in certain jurisdictions, forcing more reliance on our trade secrets, if available;

•	economic weakness, political and economic instability, including wars, terrorism and political unrest, outbreak of disease, boycotts, curtailment of trade and other business restrictions;

•

failure to comply with the Foreign Corrupt Practices Act (the “FCPA”), including its books and records provisions and its anti-bribery provisions, by maintaining accurate information and control over sales activities and distributors’ activities;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	compliance with tax, employment, immigration and labor laws;

•	taxes, including withholding of payroll taxes;

•	currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business and shipping interruptions resulting from natural or other disasters including earthquakes, volcanic activity, hurricanes, floods and fires.

Any of these risks, if encountered, could harm our future international expansion and operations and, consequently, have an adverse effect on our financial condition, results of operations and cash flows.

We depend on a limited number of single source suppliers to manufacture our components, sub-assemblies and materials, which makes us vulnerable to supply shortages and price fluctuations.

We rely on single source suppliers for some of the components, sub-assemblies and materials for our products. These components, sub-assemblies and materials are critical and, for certain items, there are relatively few alternative sources of supply. These single source suppliers may be unwilling or unable to supply the necessary materials and components reliably and at the levels we anticipate or that are required by the market. We also have two suppliers with which we do not maintain a formal contractual relationship. We typically have at least a six month supply of the materials provided by each of these suppliers but we cannot guarantee that we could find an alternative before our inventory ran out and therefore the loss of these relationships could cause a substantial disruption to our business. We would also have little to no recourse if one of these two suppliers became unwilling or unable to continue to supply materials. While our suppliers have generally met our demand for their products and services on a timely basis in the past, we cannot guarantee that they will in the future be able to meet our demand for their products, either because of acts of nature, the nature of our agreements with those suppliers or our relative importance to them as a customer. Our suppliers may decide in the future to discontinue or reduce the level of business they conduct with us.

We have not qualified or obtained necessary regulatory approvals for additional suppliers for some of these components, sub-assemblies and materials, but we do carry a significant inventory of these items ourselves. While we believe that alternative sources of supply or sterilization may be available, we cannot be certain whether they will be available if and when we need them, or that any alternative suppliers or providers would be able to provide the quantity and quality of components, materials and sterilization that we would need to manufacture and ship our products if our existing suppliers and providers were unable to satisfy our requirements. To utilize other sources, we would need to identify and qualify new providers to our quality standards and obtain any additional regulatory approvals required to change providers, which could result in manufacturing delays and increase our expenses.

Our dependence on third parties subjects us to a number of risks that could impact our ability to manufacture our products and harm our business, including:

•	interruption of supply or sterilization resulting from modifications to, or discontinuation of, a third party’s operations;

•

delays in product shipments resulting from uncorrected defects, reliability issues or a third party’s failure to produce components or complete sterilizations that consistently meet our quality specifications;

•	price fluctuations due to a lack of long-term supply arrangements with our third parties for key components or sterilization requirements;

•	inability to obtain adequate supply or services in a timely manner or on commercially reasonable terms;

•	difficulty identifying and qualifying alternative third parties for the supply of components;

•	inability of third parties to comply with applicable provisions of the FDA’s QSR, or other applicable laws or regulations enforced by the FDA, foreign and state regulatory authorities;

•	inability to ensure the quality of products manufactured or sterilization conducted by third parties;

•	production delays related to the evaluation and testing of products and services from alternative third parties and corresponding regulatory qualifications; and

•	delays in delivery by our suppliers and service providers.

Although we require our third-party suppliers and providers to supply us with components and services that meet our specifications and other applicable legal and regulatory requirements in our agreements and contracts, and we perform incoming inspection, testing or other acceptance activities to ensure the components meet our requirements, there is a risk that these third parties will not always act consistently with our best interests, and may not always supply components or provide services that meet our requirements or in a timely manner.

Negative publicity, product defects and any resulting litigation concerning our products or our competitors’ products could harm our reputation and reduce demand for the Allurion Balloon, either of which could negatively impact our financial results.

The responses of potential patients, health care providers, the media, legislative and regulatory bodies and others to information about complications or alleged complications of our products, or products liability litigation against us or our competitors, could result in negative publicity and could materially reduce market acceptance of our products. These responses or any investigations and potential resulting negative publicity may have a material adverse effect on our business and reputation and negatively impact our financial condition, results of operations or the market price of our Common Stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.

We depend on our senior management team and the loss of one or more key employees or an inability to attract and retain highly skilled employees could harm our business.

Our success largely depends upon the continued services of our executive management team and key employees and the loss of one or more of our executive officers or key employees could harm us and directly impact our financial results. Although we have entered into employment agreements with some of our executive officers and key employees, each of them may terminate their employment with us at any time. Changes in our executive management team resulting from the hiring or departure of executives could disrupt our business. We could experience disruptions as each of these individuals begins to integrate into the business and build his or her respective departments. Alternatively, our Chief Executive Officer, Shantanu Gaur, has been with us since inception and has been instrumental in building operational capabilities, raising capital and guiding product development and regulatory strategy. If Dr. Gaur was no longer working at our company, our industry credibility and operational capabilities would be harmed.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for skilled personnel is intense, especially for engineers with high levels of experience in designing and developing medical devices and for sales executives. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. The loss of the services of our executive officers or other key employees could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize medical devices.

Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees or we have breached legal obligations, resulting in a diversion of our time and resources and, potentially, damages. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, either because we are a public company or otherwise, it may harm our ability to recruit and retain highly skilled employees. In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects would be harmed.

We may acquire other businesses or form joint ventures or make investments in other companies or technologies in the future. If we are not successful in integrating these businesses, as well as identifying and controlling risks associated with the past operations of these businesses, we may incur significant costs, receive penalties or other sanctions from various regulatory agencies, and/or incur significant diversions of management time and attention.

We believe our business growth will be enhanced if we continually seek opportunities to enhance and broaden our product offerings. As part of our business strategy, we may pursue acquisitions or licenses of assets, or acquisitions of businesses. We also may pursue strategic alliances and joint ventures that leverage our core technology and industry experience to expand our product offerings or sales and distribution resources.

However, we may not be able to find suitable partners or acquisition candidates, and we may not be able to complete such transactions on favorable terms, if at all. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could have an adverse effect on our financial condition, results of operations and cash flows. Integration of an acquired company may also disrupt ongoing operations and require management resources that would otherwise focus on developing our existing business. We may experience losses related to investments in other companies, which could have a negative effect on our results of operations.

We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, license, strategic alliance or joint venture. To finance such a transaction, we may choose to issue Common Stock as consideration, which would dilute the ownership of our stockholders. If the price of our Common Stock is low or volatile, we may not be able to acquire other companies or fund a joint venture project using our shares as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

We do not know whether we will be able to successfully integrate any acquired business, product or technology. The success of any given acquisition may depend on our ability to retain any key employees related thereto, and we may not be successful at retaining or integrating such key personnel. Integrating any business, product or technology we acquire could be expensive and time-consuming, disrupt our ongoing business, impact our liquidity, and/or distract our management. If we are unable to integrate any acquired businesses, products or technologies effectively, our business may suffer. Whether as a result of unsuccessful integration, unanticipated costs, including those associated with assumed liabilities and indemnification obligations, negative accounting impact, or other factors, we may not realize the economic benefits we anticipate from acquisitions. In addition, any amortization or charges resulting from the costs of acquisitions could increase our expenses.

If changes in the economy and/or consumer spending, consumer preference and other trends reduce consumer demand for our products, our sales and profitability would suffer.

We are subject to the risks arising from adverse changes in general economic and market conditions. Certain elective procedures, including those for weight loss, are typically not covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices, which could have an adverse effect on consumer spending, reduce the demand for these procedures, and therefore have an adverse effect on our revenues. Furthermore, consumer preferences and trends may shift due to a variety of factors, including changes in demographic and social trends, public health initiatives and product innovations, which may reduce consumer demand for our products.

Our overall performance depends, in part, on worldwide economic conditions. In recent months, we have observed increased economic uncertainty in the U.S. and abroad. Impacts of such economic weakness include:

•	falling overall demand for goods and services, leading to reduced profitability;

•	reduced credit availability;

•	higher borrowing costs;

•	reduced liquidity;

•	volatility in credit, equity and foreign exchange markets; and

•	bankruptcies.

These developments could lead to supply chain disruption, inflation, higher interest rates, and uncertainty about business continuity, which may adversely affect our business and our results of operations. As our customers react to global economic conditions and the potential for a global recession, we may see them reduce spending on our products and take additional precautionary measures to limit or delay expenditures and preserve capital and liquidity. Reductions in spending on our products, delays in purchasing decisions, failure to complete the Allurion Program, and inability to attract new customers, as well as pressure for extended billing terms or pricing discounts, would limit our ability to grow our business and negatively affect our operating results and financial condition.

We expect to significantly increase the size of our organization; as a result, we may encounter difficulties in managing our growth, which could disrupt our operations and/or increase our net losses.

As of September 30, 2023, we had 268 employees. Over the next several years, we expect to experience significant growth in the number of our employees and the scope of our operations, particularly in the areas of regulatory affairs, clinical and sales and marketing. We also intend to continue to improve our operational, financial and management controls, reporting systems and procedures, which may require additional personnel. Such growth could place a strain on our administrative and operational infrastructure, and/or our managerial abilities, and we may not be able to make improvements to our management information and control systems in an efficient or timely manner. We may discover deficiencies in existing systems and controls.

Many of these employees will be in countries outside of our corporate headquarters, which adds additional complexity. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. We may not be able to effectively manage these activities. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively, which we anticipate being conducted at numerous clinical sites;

•	identifying, recruiting, maintaining, motivating and integrating additional employees with the expertise and experience we will require, in multiple countries;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors and other third parties;

•	managing additional relationships with various distributors, suppliers, and other third parties;

•	improving our managerial, development, operational and finance reporting systems and procedures; and

•	expanding our facilities.

Our failure to accomplish any of these tasks could prevent us from growing successfully. Any inability to manage growth could delay the execution of our business plans or disrupt our operations. We may also be exposed or subject to additional unforeseen or undisclosed liabilities as well as increased levels of indebtedness.

We may be subject to substantial warranty or product liability claims or other litigation in the ordinary course of business that may adversely affect our business, financial condition and operating results.

We face an inherent risk of product liability exposure related to the sale of the Allurion Balloon and any products in clinical studies. The marketing, sale and use, misuse or off-label use of the Allurion Balloon and our other current and future products could lead to the filing of product liability claims against us if someone alleges that our products failed to perform as designed or caused significant adverse events in patients. We may also be subject to liability for a misunderstanding of, or inappropriate reliance upon, the information we provide. If we cannot successfully defend ourselves against claims that the Allurion Balloon or our other current or future products caused injuries, we may incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for any products we may develop;

•	injury to our reputation and significant negative media attention;

•	withdrawal of patients from clinical studies or cancellation of studies;

•	significant costs to defend the related litigation and distraction to our management team;

•	substantial monetary awards to plaintiffs;

•	loss of revenue; and

•	the inability to commercialize any products that we may develop.

We currently hold $5.0 million in product liability insurance coverage, which may not be adequate to cover all liabilities we may incur. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Any future collaboration agreements (including with respect to product distribution or commercialization) we may enter into with respect to our current or future products may place the development or commercialization of such products outside our control, or may otherwise be on terms unfavorable to us.

We may enter into additional collaboration agreements with third parties with respect to our current or future products, including for distribution or commercialization in or outside the U.S. Our likely collaborators for any distribution, marketing, licensing or other collaboration arrangements include large and mid-size medical device and diagnostic companies, regional and national medical device and diagnostic companies, and distribution or group purchasing organizations. We will have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our products. Our ability to generate revenue from these arrangements will depend in part on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

We rely on third parties to conduct certain components of our clinical studies, and those third parties may not perform satisfactorily, including failing to meet deadlines for the completion of such studies, which could interfere with or delay our ability to get regulatory approval or commercialize our products.

We rely on third parties, such as contract research organizations, clinical data management organizations, medical institutions and clinical investigators, to perform various functions for our clinical trials. Our reliance on third parties for clinical development activities reduces our control over these activities but does not relieve us of our responsibilities. We remain responsible for ensuring that each of our clinical studies is conducted in accordance with the general investigational plan and protocols for the study. Moreover, the International Council for Harmonization and the FDA require us to comply with standards, commonly referred to as good clinical practices, for conducting, recording and reporting the results of clinical studies to ensure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of patients in clinical studies are protected. Furthermore, these third parties may also have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical studies in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, regulatory approvals for our planned products and will not be able to, or may be delayed in our efforts to, successfully commercialize our planned products.

The failure of third parties to meet their contractual, regulatory, and other obligations could adversely affect our business.

We rely on suppliers, vendors, outsourcing partners, consultants, alliance partners and other third parties to research, develop, manufacture and commercialize our products and manage certain parts of our business. Using these third parties poses a number of risks, such as: (i) they may not perform to our standards or legal requirements; (ii) they may not produce reliable results; (iii) they may not perform in a timely manner; (iv) they may not maintain confidentiality of our proprietary information; (v) disputes may arise with respect to ownership of rights to technology developed with our partners; and (vi) disagreements could cause delays in, or termination of, the research, development or commercialization of our products or result in litigation or arbitration.

Moreover, some third parties are located in markets subject to political and social risk, corruption, infrastructure problems and natural disasters, in addition to country-specific privacy and data security risk given current legal and regulatory environments. Failure of third parties to meet their contractual, regulatory, and other obligations may materially affect our business.

We have significant exposure to the economic and political situations in emerging market countries, and developments in these countries could materially impact our financial results, or our business more generally.

Many of the countries in which our products are sold are emerging markets. Our global growth strategy contemplates the expansion of our existing sales activities in Latin America, the Middle East, Africa and the Asia-Pacific region. Our exposure to emerging markets has increased in recent years, as have the number and importance of our distributor arrangements. Economic and political developments in the emerging markets, including economic crises, currency inflation, or political instability, have had in the past, and may have in the future, a material adverse effect on our financial condition and results of operations. Moreover, as these markets continue to grow, competitors may seek to enter these markets and existing market participants will likely try to aggressively protect or increase their market shares. Increased competition may result in price reductions, reduced margins and our inability to gain or hold market share, which could have an adverse effect on our financial condition and results of operations.

Risks Related to Government Regulation

The regulatory approval process is expensive, time consuming and uncertain, and may prevent us from obtaining approvals for the commercialization of the Allurion Balloon or our planned products.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other regulatory authorities in the U.S. and other countries, where regulations differ from country to country. Our products are registered to be sold in over 50 countries, but we are not permitted to market our products in the U.S. until we receive the requisite approval or clearance from the FDA; we have not received such FDA approval to date. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions, including the following:

•	warning or untitled letters;

•	civil or criminal penalties and fines;

•	injunctions;

•	suspension or withdrawal of regulatory approval;

•	suspension of any ongoing clinical studies;

•	voluntary or mandatory product recalls and publicity requirements;

•	refusal to accept or approve applications for marketing approval of new devices or supplements to approved applications filed by us;

•	restrictions on operations, including costly new manufacturing requirements; or

•	seizure or detention of our products or import bans.

Prior to receiving approval to commercialize any of our products in the U.S. or abroad, we may be required to demonstrate with substantial evidence from preclinical and well-controlled clinical studies, to the satisfaction of the FDA or other regulatory authorities abroad, that such products are safe and effective for their intended uses. Results from preclinical studies and clinical studies can be interpreted in different ways. Even if we believe the preclinical or clinical data for our products are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering any of our products to humans may produce undesirable side effects, which could interrupt, delay or cause suspension of clinical studies of our planned products and result in the FDA or other regulatory authorities denying approval of our products for any or all targeted indications.

Regulatory approval from the FDA is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical studies, or perform additional preclinical studies and clinical studies. For example, we previously conducted a clinical trial on the Allurion Balloon and submitted a PMA based on data from that trial. When the FDA requested additional data, we withdrew the PMA and sought FDA approval to conduct our AUDACITY trial, which the FDA granted in 2021. We are currently conducting that clinical trial. The number of preclinical studies and clinical studies that will be required for FDA approval varies depending on the product, the indication that the product is designed to address and the regulations applicable to any particular product. The FDA can delay, limit or deny approval of a planned product for many reasons, including, but not limited to, the following:

•	a planned product or one or more of its features may not be deemed safe or effective;

•	the FDA may not find the data from preclinical studies and clinical studies sufficient;

•	the FDA might not approve our manufacturing or our third-party supplier’s processes or facilities; or

•	the FDA may change its approval policies or adopt new regulations.

If the Allurion Balloon or any of our other products fail to demonstrate safety and efficacy in preclinical and clinical studies or do not gain requisite regulatory approval, our business and results of operations will likely be harmed.

Inadequate funding for the FDA, the SEC and other government agencies, including from government shutdowns, or other disruptions to these agencies’ operations, could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.

The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, the ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of the SEC and other government agencies on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.

Disruptions at the FDA and other agencies may also slow the time necessary for new product candidates to be reviewed and/or approved by necessary government agencies, which could adversely affect our business. If a prolonged government shutdown occurs, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business. Further, future government shutdowns could impact our ability to access the public markets and obtain necessary capital in order to properly capitalize and continue our operations.

Upon receipt of regulatory approval to market the Allurion Balloon in a given jurisdiction, we are (or will be) subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

When a regulatory approval is obtained, the approved product and its manufacturer are subject to continual review by regulatory authorities (including, if applicable, the FDA). Our non-U.S. regulatory approvals for the Allurion Balloon, as well as any future regulatory approval that we receive for the Allurion Balloon or for any of our other products, may be subject to limitations on the indicated uses for which the product may be marketed. Future approvals may contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the approved product. In addition, we are subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, we are required to comply with regulations regarding the manufacture of the Allurion Balloon, which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must inspect these manufacturing facilities and determine they are in compliance with FDA good manufacturing practice requirements as set forth in the QSR before the products can be approved. These facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with the QSR and similar regulations. If we or a third party discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing.

If patients using our products experience adverse events or other undesirable side effects, regulatory authorities could withdraw or modify our regulatory approvals, which would adversely affect our reputation and commercial prospects and/or result in other significant negative consequences.

Undesirable side effects caused by the Allurion Balloon could cause us, the FDA or other applicable regulatory authorities to interrupt, delay or halt clinical trials, and could result in more restrictive labeling than originally required, cause the FDA or other regulatory authorities to subsequently withdraw or modify our PMA, if we obtain approval, or other regulatory approvals, or result in the delay or denial of regulatory approval by regulatory authorities. For example, in the 1980s and early 1990s, the FDA required post-market safety and efficacy data be collected on an earlier version of an intragastric balloon after patients suffered severe side effects and complications with the device, which ultimately resulted in the withdrawal of the PMA approval.

As of September 30, 2023, we had sold over 130,000 units of the Allurion Balloon in international markets. In our commercial experience, the serious adverse event, or “SAE”, rate has been less than 0.2% and has been similar to the SAE profile reported in the literature.

If we are unable to demonstrate that any adverse events are not related to our product, the FDA or other regulatory authorities could order us to cease further development of, require more restrictive indications for use and/or additional warnings, precautions and/or contraindications in the labeling than originally required, or delay or deny approval of any of our products. Even if we are able to do so, such event(s) could affect patient recruitment or the ability of enrolled patients to complete the trial. Moreover, if we elect, or are required, to not initiate, delay, suspend or terminate any future clinical trial of any of our products, the commercial prospects of such product may be harmed and our ability to generate product revenues from our product may be delayed or eliminated. Any of these occurrences may harm our ability to develop other products, and may harm our business, financial condition and prospects significantly.

In addition, we or others may later identify undesirable side effects caused by the product (or any other similar product), resulting in potentially significant consequences, including:

•	regulatory authorities may withdraw or limit their approval of the product;

•	regulatory authorities may require the addition of labeling statements, such as a contraindication;

•	we may be required to change the way the product is distributed or administered, conduct additional clinical trials or change the labeling of the product;

•	we may be required to correct or remove the product from the marketplace or decide to conduct a voluntary recall;

•	we may decide to alert physicians through customer notifications;

•	regulatory authorities may use publicity such as a press release to alert our customers and the public of the issue;

•	health care providers and patients may be dissatisfied, seek refunds and refuse to use our products;

•	we could be sued and held liable for injury caused to individuals using our product; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the Allurion Balloon and could substantially increase the costs of commercializing our product and significantly impact our ability to successfully commercialize our product and generate product sales.

Health care reform measures could hinder or prevent our planned products’ commercial success.

In the U.S., there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the health care system in ways that could affect our future revenue and future profitability and the future revenue and future profitability of our potential customers. Federal and state lawmakers regularly propose and, at times, enact legislation, that could result in significant changes to the health care system, some of which are intended to contain or reduce the costs of medical products and services. For example, one of the most significant health care reform measures in decades, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or “PPACA”, was enacted in 2010. The PPACA contains a number of provisions, including those governing enrollment in federal health care programs, reimbursement changes and fraud and abuse measures, all of which will impact existing government health care programs and will result in the development of new programs.

There have been judicial and Congressional challenges to certain aspects of the PPACA, as well as executive efforts to repeal or replace certain aspects of the PPACA. The Tax Cuts and Jobs Act passed in 2017 included a provision that would repeal one of the primary pillars of the law, the PPACA’s individual mandate penalty, which essentially assessed a monetary penalty or fine on certain individuals who fail to maintain qualifying health coverage for all or part of a year. The U.S. Congress may consider other legislation to repeal or replace elements of the PPACA on a provision-by-provision basis. We cannot assure you that the PPACA, as currently enacted or as amended in the future, will not adversely affect our business and financial results and we cannot predict how future federal or state legislative or administrative changes relating to health care reform will affect our business.

While the result of these efforts is not yet known, any changes that result in price controls, reduce access to and reimbursement for care, or add additional regulations may have an adverse effect on our financial condition and results of operations.

We cannot predict the impact that such actions against the PPACA or other health care reform under the Biden administration will have on our business, and there is uncertainty as to what health care programs and regulations may be implemented or changed at the federal and/or state level in the U.S., or the effect of any future legislation or regulation. However, it is possible that such initiatives could have an adverse effect on our ability to obtain approval and/or successfully commercialize products in the U.S. in the future. For example, any changes that reduce, or impede the ability to obtain, reimbursement for the type of products we intend to commercialize in the U.S. (or our products more specifically, if approved) or reduce medical procedure volumes could adversely affect our business plan to introduce our products in the U.S.

In addition, other legislative changes have been proposed and adopted since the PPACA was enacted. For example, the Budget Control Act of 2011 and subsequent legislation resulted in reductions to Medicare payments to providers of up to 2% per fiscal year to 2030 unless additional Congressional action is taken. In addition, the American Taxpayer Relief Act of 2012, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers, cancer centers and other treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

We cannot predict whether any additional legislative changes will affect our business.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at containing or lowering the cost of health care. The implementation of cost-containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from our products and product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop future product candidates. We cannot predict the initiatives that may be adopted in the future or their full impact. The continuing efforts of the government, insurance companies, managed care organizations and other payors of health care services to contain or reduce costs of health care may adversely affect:

•	the demand for our product(s) and product candidates, if approved;

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

If we fail to comply with health care regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of health care services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state health care laws and regulations pertaining to fraud and abuse and patients’ rights may be applicable to our business. If we are approved by the FDA to market our products in the U.S., we could be subject to health care fraud and abuse, transparency, and patient privacy regulation by both the federal government and the states in which we conduct our business.

Similar regulations would also apply to our business in countries where we have direct sales operations where there are different regulations at European and national levels. There is a high degree of complication in complying with the different levels of regulation and the singular differences in the different countries and markets.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in Medicare, Medicaid and other federal health care programs, additional reporting and government oversight, if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. Any such penalties or curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal, state or international privacy, security and fraud laws may prove costly.

We have obtained the authorization to distribute our products in regions/countries through the certification of our Quality System by the corresponding regulatory entities. Failing to demonstrate that our Quality System is in place and consistently and systematically ensures compliance with regulations from such regions/countries might imply losing the certifications and as such, the rights to freely distribute the products which would adversely impact our revenue and reputation.

We have not historically maintained a compliance policy relating to U.S. economic sanctions, export controls or anti-corruption laws and regulations. U.S. and foreign sanctions, export controls, and anti-corruption laws and regulations create the potential for significant liabilities, penalties and reputational harm.

We have not historically maintained a compliance policy relating to U.S. economic sanctions, export controls or anti-corruption laws and regulations. U.S. and foreign sanctions, export controls, and anti-corruption laws and regulations create the potential for significant liabilities, penalties and reputational harm. We are subject to a number of laws and regulations governing commercial activities with and payments and contributions to third parties, including restrictions imposed by the FCPA, as well as trade sanctions and export control laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of Commerce and the U.S. Department of State.

The FCPA prohibits bribery of foreign governments and their officials and political parties and requires U.S. public companies to keep books and records that accurately and fairly reflect those companies’ transactions. OFAC, the U.S. Department of Commerce and the U.S. Department of State administer and enforce various export control laws and regulations and economic sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations and individuals.

Similar laws in non-U.S. jurisdictions, such as EU sanctions or the U.K. Bribery Act, as well as other applicable anti-bribery, anti-corruption, anti-money laundering, sanctions or export control laws, may also impose stricter or more onerous requirements than U.S. economic sanctions, export controls, and anti-corruption laws and regulations, and implementing compliance measures may disrupt our business or cause us to incur significantly more costs. Different laws may also contain conflicting provisions, making compliance more difficult. If we fail to comply with these laws and regulations, we could be exposed to claims for damages, civil or criminal financial penalties, reputational harm, incarceration of our employees, restrictions on our operations and other liabilities, which could materially and adversely affect our business, results of operations and financial condition.

While we have implemented policies and procedures designed to promote compliance by us and our personnel with the FCPA and other anti-corruption laws, they may not be effective in all instances to prevent violations. Any determination that we have violated the FCPA or other applicable anti-corruption, sanctions or export control laws could subject us to, among other things, civil and criminal penalties, material fines, profit disgorgement, injunctions on future conduct, securities litigation and a general loss of investor confidence, any one of which could adversely affect our business, financial condition and results of operations.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect our current and projected business operations and financial condition and results of operations.

Actual events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. On March 10, March 12, and May 1, 2023, the Federal Deposit Insurance Corporation (“FDIC”) took control and was appointed receiver of Silicon Valley Bank (“SVB”), Signature Bank, and First Republic Bank, respectively, after each bank was unable to continue its operations. We are unable to predict the extent or nature of the impacts of the failures of SVB, Signature Bank and First Republic Bank and related circumstances at this time. Similarly, we cannot predict the impact that the high market volatility and instability of the banking sector more broadly could have on economic activity and our business in particular. The failure of other banks and financial institutions and measures taken, or not taken, by governments, businesses and other organizations in response to these events could adversely impact our business, financial condition and results of operations.

Although we assess our banking relationships as we believe necessary or appropriate, our access to funding sources and other credit arrangements in amounts adequate to finance or capitalize our current and projected future business operations could be significantly impaired by factors that affect us, the financial institutions with which we have credit agreements or arrangements directly, or the financial services industry or economy in general. These factors could include, among others, events such as liquidity constraints or failures, the ability to perform obligations under various types of financial, credit or liquidity agreements or arrangements, disruptions or instability in the financial services industry or financial markets, or concerns or negative expectations about the prospects for companies in the financial services industry. These factors could involve financial institutions or financial services industry companies with which we have financial or business relationships, but could also include factors involving financial markets or the financial services industry generally.

In addition, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Risks Related to Intellectual Property

The medical device industry is characterized by patent litigation and we could become subject to litigation that could be costly, result in the diversion of management’s time and efforts, require us to pay damages or prevent us from marketing our existing or future products.

Patent litigation is prevalent in the medical device and diagnostic sectors. Our commercial success depends in part upon our ability and that of our distributors, contract manufacturers, and suppliers to manufacture, market, and sell our planned products, and to use our proprietary technologies without infringing, misappropriating or otherwise violating the proprietary rights or intellectual property of third parties. We are, and in the future may become, party to, or be threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to our products and technology. Third parties may assert infringement claims against us based on existing or future intellectual property rights. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that we may be accused of infringing. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Accordingly, third parties may assert infringement claims against us based on intellectual property rights that exist now or arise in the future. The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. Medical device and diagnostic industries have produced a significant number of patents and it may not always be clear to industry participants, including us, which patents cover various types of products or methods of use or manufacture. The scope of protection afforded by a patent is subject to interpretation by the courts, and the interpretation is not always uniform. If we were sued for patent infringement, we would need to demonstrate that the relevant product or methods of using the product either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable and we may not be able to do this. Proving invalidity is difficult. For example, in the U.S., proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents. Even if we are successful in these proceedings, we may incur substantial costs and the time and attention of our management and scientific personnel could be diverted in pursuing these proceedings, which could significantly harm our business and operating results. In addition, parties making claims against us may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources, and we may not have sufficient resources to bring these actions to a successful conclusion.

If we are found to infringe a third party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our products and technology. We may also elect to enter into such a license in order to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us, and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing technology or product. In addition, we could be found liable for monetary damages. A finding of infringement could prevent us from commercializing our planned products in commercially important territories, or force us to cease some of our business operations, which could harm our business. Many of our employees were previously employed at, and many of our current advisors and consultants are employed by, universities or other biotechnology, medical device or pharmaceutical companies, including our competitors or potential competitors. Although we instruct our employees, advisors and consultants not to, and otherwise endeavor to ensure that they do not, use or disclose the proprietary information or know-how of others in their work for us, we may be subject to claims that we, or these service providers, have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such service providers’ current or former employer or other third party. These and other claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our business to the infringement claims discussed above.

Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of litigation or other intellectual property related proceedings could have a material adverse effect on our ability to compete in the marketplace.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our products.

The U.S. enacted and implemented the America Invents Act of 2011, a wide-ranging patent reform legislation. Further, the U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the U.S. Patent and Trademark Office, or “USPTO”, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents or future patents.

If we fail to comply with our obligations in our intellectual property agreements, we could lose intellectual property rights that are important to our business.

We are a party, and expect to become party in the future, to certain intellectual property agreements that impose various obligations on us. If we fail to comply with these obligations, any licensor may have the right to terminate such agreements, in which event we may not be able to develop and market any product that is covered by such agreements. Termination of such agreements, or reduction or elimination of our rights under such agreements, may result in our having to negotiate new or reinstated arrangements on less favorable terms, or our not having sufficient intellectual property rights to operate our business. The occurrence of such events could harm our business and financial condition.

The risks described elsewhere in this prospectus pertaining to our intellectual property rights also apply to any intellectual property rights that we may license, and any failure by us or any future licensor to obtain, maintain, defend and enforce these rights could have a material adverse effect on our business.

If we are not able to obtain and maintain intellectual property protection for our products and technologies, or if the scope of our patents is not sufficiently broad, we may not be able to effectively maintain our market leading technology position.

As of September 30, 2023, we own or have rights to 17 issued and four pending patents in the United States related to various aspects of the Allurion Balloon such as a swallowable, self-deflating and naturally passing gastric balloon, improvements to the fill and release valves therein, methods for deploying and releasing a gastric balloon within the body, and next generation fill and release valves. In addition, we have 35 issued and five patents pending outside of the United States. Our success depends in large part on our ability to obtain and maintain patent and other intellectual property protection in the U.S. and in other countries with respect to our proprietary technology and products.

The patent position of medical device and diagnostic companies generally is highly uncertain and involves complex legal and factual questions which are dependent upon the current legal and intellectual property context, extant legal precedent and interpretations of the law by individuals, and for which legal principles remain unresolved. In recent years, patent rights have been the subject of significant litigation. As a result, the issuance, scope, validity, enforceability and commercial value of the patent rights we rely on are highly uncertain.

Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Pending and future patent applications may not result in patents being issued at all, may not result in patents being issued in a manner which protect our technology or products, or may not result in patents being issued which effectively prevent others from commercializing competitive technologies and products. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the U.S., the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we or were the first to file for patent protection of such inventions. If third parties have filed prior patent applications on inventions claimed in our patents or applications that were filed on or before March 15, 2013, an interference proceeding in the U.S. can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such prior applications after March 15, 2013, a derivation proceeding in the U.S. can be initiated by such third parties to determine whether our invention was derived from theirs. The determination that a patent application or patent claim meets all the requirements for patentability is a subjective determination based on the application of law and jurisprudence. The ultimate determination by the USPTO, or by a court or other trier of fact in the U.S., or corresponding foreign national patent offices or courts, on whether a claim meets all requirements of patentability cannot be assured. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our owned (jointly or fully) or licensed-in patents or patent applications.

We cannot provide assurances that any invention that is the subject of our patent applications, whether licensed-in or owned jointly or completely by us, will be found to be patentable, including over our own prior art publications or patent literature, or any such that application will result in an issued patent. We cannot make assurances as to the scope of any claims that may issue from our pending and future patent applications or to the outcome of any proceedings by any potential third parties that could challenge the patentability, validity or enforceability of our patents and patent applications in the U.S. or foreign jurisdictions. Any such challenge, if successful, could limit patent protection for our technology and products and/or materially harm our business.

Even if the patent applications we rely on issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and the patents we rely on may be challenged in the courts or patent offices in the U.S. and abroad. There is no assurance that all the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it may be used to invalidate a patent, or may prevent a patent from issuing from a pending patent application. For example, such patent filings may be subject to a third-party submission of prior art to the USPTO or to other patent offices around the world.

Alternately or additionally, we may become involved in post-grant review procedures, oppositions, derivation proceedings, ex parte re-examinations, inter partes review, supplemental examinations, or interference proceedings or challenges in district court, in the U.S. or in various foreign patent offices, including both national and regional, challenging patents or patent applications in which we have rights, including patents on which we rely to protect our business. Patents that may be issued or in-licensed may be challenged, invalidated, modified, revoked, circumvented, found to be unenforceable or otherwise may not provide any competitive advantage. An adverse determination in any such challenge may result in loss of the patent or in patent application or patent claims being narrowed, invalidated or held unenforceable, in whole or in part, or in denial of the patent application or loss or reduction of the scope of one or more claims of the patent or patent application, any of which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products.

As another example, a European Unified Patent Court (“UPC”) has entered into force on June 1, 2023. The UPC is a common patent court to hear patent infringement and revocation proceedings effective for member states of the European Union. This could enable third parties to seek revocation of any of our European patents or licensed-in European patents in a single proceeding at the UPC rather than through multiple proceedings in each of the jurisdictions in which any such European patent is validated. Any such revocation and loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and products. Moreover, the controlling laws and regulations of the UPC will develop over time, and may adversely affect our ability to enforce our European patents, whether owned or licensed-in, or defend the validity thereof. We, or any future licensor, may decide to opt out our European patents and patent applications from the UPC. If certain formalities and requirements are not met, however, these European patents and patent applications could be challenged for non-compliance and brought under the jurisdiction of the UPC. We cannot be certain that our owned (jointly or fully) or licensed-in European patents or European patent applications will avoid falling under the jurisdiction of the UPC, if we, or any future licensor, decide to opt out of the UPC. Our competitors, who may have greater resources and may have made significant investments in competing technologies, may seek or may have already obtained patents that will limit, interfere with or eliminate our ability to make, use, and sell our technologies and products. Given the amount of time required for the development, testing and regulatory review of new planned products, patents protecting such products might expire before or shortly after such products are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours or otherwise provide us with a competitive advantage.

Changes in either the patent laws or interpretation of the patent laws in the U.S. and other countries may diminish the value of the patents we rely on or narrow the scope of our patent protection. The laws of other countries may not protect our rights to the same extent as the laws of the U.S. For example, patent laws in various jurisdictions, including jurisdictions covering significant commercial markets, such as the European Patent Office, China and Japan, restrict the patentability of methods of treatment of the human body more than U.S. law does. If these developments were to occur, they could have a material adverse effect on our ability to generate revenue. There may be significant pressure on the U.S. government and international governmental bodies to limit the scope of patent protection both inside and outside the U.S. for disease treatments that prove successful, as a matter of public policy regarding worldwide health concerns. Countries other than the U.S. may have patent laws less favorable to patentees than those upheld by U.S. courts, allowing foreign competitors a better opportunity to create, develop, and market competing products. Countries other than the U.S. may, under certain circumstances, force us to grant a license under our patents to a competitor, thus allowing the competitor to compete with us in that jurisdiction or forcing us to lower the price of our product in that jurisdiction.

Furthermore, the degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

•

it is possible that one or more of our pending patent applications will not become an issued patent or, if issued, that the patent(s) claims will have sufficient scope to protect all of our planned products, provide us with commercially viable patent protection or provide us with any competitive advantages;

•	if our pending applications issue as patents, they may be challenged by third parties as invalid or unenforceable under U.S. or foreign laws;

•	we may not successfully commercialize all of our planned products, if approved, before our relevant patents expire;

•	we may not be the first to make the inventions covered by each of our patents and pending patent applications; or

•	we may not develop additional proprietary technologies or products that are separately patentable.

In addition, to the extent that we are unable to obtain and maintain patent protection for our technologies or product, or in the event that such patent protection expires, it may no longer be cost-effective to extend our portfolio by pursuing additional development of any future products.

If our trademarks and tradenames are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

We rely on trademarks, service marks, tradenames and brand names to distinguish our products from the products of our competitors, and have registered or applied to register these trademarks. We cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.

We may be subject to claims that we or our employees have misappropriated the intellectual property of a third party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors.

Many of our employees and consultants were previously employed at or engaged by other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such employment. Although we instruct our employees and consultants not to, and otherwise endeavor to ensure that they do not, use or disclose the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, misappropriated the intellectual property or disclosed the alleged trade secrets or other proprietary information of such employers or competitors.

Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property we regard as our own, based on claims that our employees or consultants have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity. Litigation may be necessary to defend against any other claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, a court could prohibit us from using technologies or features that are essential to our products, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employers. An inability to incorporate technologies or features that are important or essential to our products could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from selling our products. In addition, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against these claims, litigation could result in substantial costs and could be a distraction to management. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize our products, which could have an adverse effect on our business, financial condition and results of operations.

Others may challenge inventorship or claim an ownership interest in our intellectual property which could expose us to litigation and have a significant adverse effect on our prospects.

Determinations of inventorship can be subjective. While we undertake to accurately identify correct inventorship of inventions made on our behalf by our employees, consultants and contractors, an employee, consultant or contractor may disagree with our determination of inventorship and assert a claim of inventorship. Any disagreement over inventorship could result in our being forced to defend our determination of inventorship in a legal action, which could result in substantial costs and be a distraction to our senior management and scientific personnel.

While we typically require employees, consultants and contractors who may develop intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in obtaining execution of assignment agreements with each party who in fact develops intellectual property that we regard as our own. If we are unsuccessful in obtaining assignment agreements from an employee, consultant or contractor who develops intellectual property on our behalf, the employee, consultant or contractor may later claim ownership of the invention. Any disagreement over ownership of intellectual property could result in our losing ownership, or exclusive ownership, of the contested intellectual property, paying monetary damages and/ or being enjoined from clinical testing, manufacturing and marketing of the affected product candidate(s). Even if we are successful in defending against such claims, a dispute could result in substantial costs and be a distraction to our senior management and scientific personnel.

We may become involved in legal proceedings to protect or enforce our intellectual property rights, which could be expensive, time consuming, or unsuccessful.

Competitors may infringe or otherwise violate the patents we rely on, or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims that we assert against perceived infringers could also provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property rights. In addition, in an infringement proceeding, a court may decide that a patent we are asserting is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patents we are asserting do not cover the technology in question. With respect to a counterclaim of invalidity, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. An adverse result in any litigation proceeding could put one or more patents at risk of being invalidated or interpreted narrowly, prevent us from stopping the other party from using the invention at issue on the grounds that our patent claims do not cover the invention. If any of our patents are found invalid or unenforceable, or construed narrowly, our ability to stop the other party from launching a competitive product would be materially impaired. Further, such adverse outcomes could limit our ability to assert those patents against future competitors. Loss of patent protection would have a material adverse impact on our business.

Even if we establish infringement of any of our patents by a competitive product, a court may decide not to grant an injunction against further infringing activity, thus allowing the competitive product to continue to be marketed by the competitor. It is difficult to obtain an injunction in U.S. litigation and a court could decide that the competitor should instead pay us a “reasonable royalty” as determined by the court, and/or other monetary damages. A reasonable royalty or other monetary damages may or may not be an adequate remedy. Loss of exclusivity and/or competition from a related product would have a material adverse impact on our business.

Litigation often involves significant amounts of public disclosures. Such disclosures could have a materially adverse impact on our competitive position or our stock prices. During any litigation, we would be required to produce voluminous records related to our patents and our research and development activities in a process called discovery. The discovery process may result in the disclosure of some of our confidential information. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments.

Litigation is inherently expensive, and the outcome is often uncertain. Any litigation likely would substantially increase our operating losses and reduce our resources available for development activities. Further, we may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. As a result, we may conclude that even if a competitor is infringing any of our patents, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of Allurion or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

Concurrently with an infringement litigation, third parties may also be able to challenge the validity of our patents before administrative bodies in the U.S. or abroad. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of our patents in such a way that they no longer cover our products, potentially negatively impacting any concurrent litigation.

Interference or derivation proceedings provoked by third parties or brought by the USPTO or any other patent authority may be necessary to determine the priority of inventions or other matters of inventorship with respect to patents and patent applications. In addition to challenges during litigation, third parties can challenge the validity of our patents in the U.S. using post-grant review and inter partes review proceedings, which some third parties have been using to cause the cancellation of selected or all claims of issued patents of competitors. For a patent filed March 16, 2013 or later, a petition for post-grant review can be filed by a third party in a nine- month window from issuance of the patent. A petition for inter partes review can be filed immediately following the issuance of a patent if the patent has an effective filing date prior to March 16, 2013. A petition for inter partes review can be filed after the nine-month period for filing a post-grant review petition has expired for a patent with an effective filing date of March 16, 2013 or later. Post-grant review proceedings can be brought on any ground of invalidity, whereas inter partes review proceedings can only raise an invalidity challenge based on published prior art and patents. These adversarial actions at the USPTO review patent claims without the presumption of validity afforded to U.S. patents in lawsuits in U.S. federal courts and use a lower burden of proof than used in litigation in U.S. federal courts. Therefore, it is generally considered easier for a competitor or third party to have a U.S. patent invalidated in a USPTO post-grant review or inter partes review proceeding than invalidated in a litigation in a U.S. federal court. If any of our patents are challenged by a third party in such a USPTO proceeding, there is no guarantee that we or any future licensors or collaborators will be successful in defending the patent, which may result in a loss of the challenged patent right to us. We may become involved in proceedings, including oppositions, interferences, derivation proceedings inter partes reviews, patent nullification proceedings, or re-examinations, challenging our patent rights or the patent rights of others, and the outcome of any such proceedings are highly uncertain. An adverse determination in any such proceeding could reduce the scope of, or invalidate, important patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Our business also could be harmed if a prevailing party does not offer us a license on commercially reasonable terms, if any license is offered at all. Litigation or other proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may also become involved in disputes with others regarding the ownership of intellectual property rights. If we are unable to resolve these disputes, we could lose valuable intellectual property rights.

Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical or management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the market price of our Common Stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. Uncertainties resulting from the initiation and continuation of intellectual property litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.

If we are unable to protect the confidentiality of our trade secrets, the value of our technology could be materially adversely affected, harming our business and competitive position.

In addition to our patented technology and products, we rely upon confidential proprietary information, including trade secrets, unpatented know-how, technology and other proprietary information, to develop and maintain our competitive position. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in the market. Although we have taken steps to protect our confidential proprietary information, in part, by confidentiality agreements with our employees and our collaborators, consultants, vendors and advisors, we cannot provide assurances that all such agreements have been duly executed. Third parties may still obtain this information or may come upon this or similar information independently, and we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets, or that technology relevant to our business will not be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees, consultants, collaborators, vendors or advisors that are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could be disclosed, misappropriated or otherwise become known or be independently discovered by our competitors. In addition, intellectual property laws in foreign countries may not protect trade secrets and confidential information to the same extent as the laws of the U.S. If we are unable to prevent disclosure of the intellectual property related to our technologies to third parties, we may not be able to establish or maintain a competitive advantage in our market, which would harm our ability to protect our rights and have an adverse effect on our business.

We may not be able to protect or enforce our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on all of our planned products throughout the world may be prohibitively expensive to us. The requirements for patentability may differ in certain countries, particularly in developing countries; thus, even in countries where we do pursue patent protection, there can be no assurance that any patents will issue with claims that cover our products.

Moreover, our ability to protect and enforce our intellectual property rights may be adversely affected by unforeseen changes in foreign intellectual property laws. Additionally, laws of some countries outside of the U.S. and Europe do not afford intellectual property protection to the same extent as the laws of the U.S. and Europe. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop the infringement of our patents or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. Consequently, we may not be able to prevent third parties from practicing our inventions in certain countries outside the U.S. and Europe or from selling or importing products made from our inventions in and into the U.S. or other jurisdictions. Consequently, competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we have patent protection but where enforcement is not as strong as in the U.S. These products may compete with our products in jurisdictions where we do not have any issued patents and our patent claims or other intellectual property rights may not be effective or sufficient to prevent them from so competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in international jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial cost and divert our efforts and attention from other aspects of our business. Further, such proceedings could put our patents (in that or other jurisdictions) at risk of being invalidated, held unenforceable or interpreted narrowly; put our pending patent applications at risk of not issuing; and provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Furthermore, we cannot ensure that we will be able to initiate or maintain the same level or quality of patent protection in all jurisdictions in which we may wish to market our products. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate.

Changes in the interpretation of patent law in the United States and other jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our products.

In the U.S., the U.S. Congress is responsible for passing laws establishing patentability standards, and, as with any laws, implementation is left to federal agencies and the federal courts based on their interpretations of the laws. In the U.S., interpretation of patent standards can vary significantly within the USPTO, and across the various federal courts, including the U.S. Supreme Court. Recently, the U.S. Supreme Court has ruled on several patent cases, generally limiting the types of inventions that can be patented. Further, there are open questions regarding interpretation of patentability standards that the U.S. Supreme Court has yet to decisively address. Absent clear guidance from the U.S. Supreme Court, the USPTO has become increasingly conservative in its interpretation of patent laws and standards. Similar tensions between government administrations and judicial interpretation of patent laws in other jurisdictions may resulting in changes to the scope or validity of our patents in such jurisdictions.

In addition to increasing uncertainty with regard to our ability to obtain patents in the future, the legal landscape in the U.S. and outside the U.S. has created uncertainty with respect to the value of patents. Depending on any actions by applicable legislating bodies, and future decisions by the entities implementing such laws, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents or applications will be due to be paid by us to the USPTO and various governmental patent agencies outside of the U.S. in several stages over the lifetime of the patents or applications. The USPTO and various non-U.S. governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. Though we use commercially reasonable efforts to comply with all applicable maintenance requirements, we may fail to do so on occasion. In many cases, such an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which non-compliance, whether intentional or not, can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to use our technologies and this circumstance would have a material adverse effect on our business.

We may need to acquire or license intellectual property from third parties, and such licenses may not be available or may not be available on commercially reasonable terms.

A third party may hold intellectual property, including patent rights, that we may determine are important or necessary to the development of our technology and products. In addition, it may be necessary for us to use the patented or proprietary technology of one or more third parties to commercialize our current and future products. The licensing and acquisition of third-party intellectual property rights is a competitive area, and a number of more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

If we determine to license or acquire third-party intellectual property and we are unable to acquire such intellectual property outright, or obtain licenses to such intellectual property from such third parties when needed or on commercially reasonable terms, our ability to commercialize our products at such time would likely be delayed or we may have to abandon development of that product or program and our business and financial condition could suffer.

If we in-license additional technologies or products in the future, we might become dependent on proprietary rights from third parties with respect to those technologies or products. Any termination of such licenses could result in the loss of significant rights and would cause material adverse harm to our ability to develop and commercialize any product subject to such licenses.

Disputes may also arise between us and any future licensors regarding intellectual property subject to a license agreement. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product(s).

The risks described elsewhere pertaining to our intellectual property rights also apply to the intellectual property rights that we may determine to in-license, and any failure by us or any future licensors to obtain, maintain, defend and enforce such rights could have an adverse effect on our business. In some cases we may not have control over the prosecution, maintenance or enforcement of the patents that we determine to license, and may not have sufficient ability to provide input into the patent prosecution, maintenance and defense process with respect to such patents, and potential future licensors may fail to take the steps that we believe are necessary or desirable in order to obtain, maintain, defend and enforce the licensed patents.

The Allurion VCS and other products or services contain third-party open source software components. Certain use of such open source components with our proprietary software could adversely affect our ability to charge fees for, or otherwise protect the value of, our offerings.

The Allurion VCS and our other products and services contain software licensed to us by third-party authors under “open source” licenses. Use of such software may entail greater risks than use of non-open source third- party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. Although we seek to monitor our use of open source software to avoid such consequences and to comply with the terms thereof, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. If we are held to have breached the terms of an open source software license, we could face liability which may result in an injunction against providing our offering, or be required to seek costly licenses from third parties to continue providing our offerings on terms that are not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our offerings if re-engineering could not be accomplished on a timely basis or to make generally available, in source code form, our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

Our internal computer systems, or those used by third parties which we rely on, may fail or suffer security breaches.

Despite the implementation of security measures, our internal computer systems, or those used by third parties which we rely on, are vulnerable to damage from computer viruses and unauthorized access, malware, natural disasters, fire, terrorism, war, telecommunication failures, electrical failures, cyber-attacks or cyber-intrusions over the Internet, attachments to emails, persons inside our organization, or persons with access to systems inside our organization. Although our information security program is in compliance with the global ISO 27001:2013 standards, it does not yet fully comply with all of the additions and changes in the updated ISO 27001:2022 version of the standards, which we anticipate complying with prior to the required transition date of October 31, 2025 to maintain ISO 27001 security certification.

If our security measures are breached, whether due to failure to comply with the ISO 27001:2022 version of the standards or otherwise, or if design flaws in our software or information systems are exposed and exploited, and, as a result, a third party obtains unauthorized access to any of our or our customer’s data, our relationships with our customers and distributors may be damaged, and we could incur significant liability and reputational harm. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments, and cyber terrorists, has generally increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. While we have not experienced any such material system failure or security breach to our knowledge to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of data from completed, ongoing or future studies could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development and commercialization of our current and future products could be delayed.

We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software and other third parties for providing services to our customers and patients, and any failure or interruption in the services provided by these third parties could expose us to litigation and negatively impact our relationships with customers and patients, adversely affecting our operating results.

Our ability to deliver our internet-based services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with clients and members. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, natural disasters and other force majeure events outside our control;

•	communications failures;

•	software and hardware errors, failures, and crashes;

•	security breaches, computer viruses, hacking, denial-of-service attacks, and similar disruptive problems; and

•	other potential interruptions.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources. Also, any undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our platform, result in a failure of our platform, and injure our reputation.

Our failure to adequately protect personal information in compliance with evolving legal requirements could harm our business.

In the ordinary course of our business, we collect and store sensitive data, including legally protected patient health information and personally identifiable information. We collect this kind of information on our customers for purposes of servicing potential warranty claims and for post-marketing safety vigilance. Data protection and privacy-related laws and regulations are evolving and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.

There are a number of state, federal and international laws protecting the privacy and security of health information and personal data. As part of the American Recovery and Reinvestment Act 2009, or “ARRA”, the U.S. Congress amended the privacy and security provisions of HIPAA. HIPAA imposes limitations on the use and disclosure of an individual’s protected health information by certain health care providers, health care clearinghouses, and health insurance plans, collectively referred to as covered entities, that involve the creation, use, maintenance or disclosure of protected health information. The HIPAA amendments also impose compliance obligations and corresponding penalties for non-compliance on individuals and entities that provide services to health care providers and other covered entities, collectively referred to as business associates. Most recently, on December 10, 2020, HHS issued a Notice of Proposed Rulemaking (the public comment period to which was further extended in March 2021) which, if finalized, would make changes to some of HIPAA’s regulatory requirements, which would impact us, to the extent we are a business associate. ARRA also significantly increased the penalties for improper use or disclosure of an individual’s protected health information under HIPAA and extended enforcement authority to state attorneys general. The amendments also create notification requirements for individuals whose protected health information has been inappropriately accessed or disclosed, notification requirements to federal regulators and in some cases, notification to local and national media. Notification is not required under HIPAA if the health information that is improperly used or disclosed is deemed secured in accordance with encryption or other standards developed by HHS. Most states have laws requiring notification of affected individuals and state regulators in the event of a breach of personal information, which is a broader class of information than the protected health information protected by HIPAA. Many state laws impose significant data security requirements, such as encryption or mandatory contractual terms to ensure ongoing protection of personal information.

In addition, even when HIPAA does not apply, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure constitutes unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTCA, 15 U.S.C § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Medical data is considered sensitive data that merits stronger safeguards. The FTC’s guidance for appropriately securing consumers’ personal information is similar to what is required by the HIPAA Security Rule.

Many foreign countries and governmental bodies, including the EU, Canada, Australia and other relevant jurisdictions, have laws and regulations concerning the collection and use of personal or sensitive data obtained from their residents or by businesses operating within their jurisdiction. For example, the European Commission adopted the General Data Protection Regulation, or the “GDPR”, effective on May 25, 2018, that supersedes previous EU data protection legislation, imposes more stringent EU data protection requirements and provides for greater penalties for non-compliance. The GDPR applies to any company established in the EU as well as to those outside the EU if they collect and use personal data in connection with the offering goods or services to individuals in the EU or the monitoring of their behavior.

In addition, following the United Kingdom’s exit from the EU on January 31, 2020, the GDPR ceased to apply in the United Kingdom at the end of the transition period on December 31, 2020. However, as of January 1, 2021, the United Kingdom’s European Union (Withdrawal) Act 2018 incorporated the GDPR (Is it existed on December 31, 2020 but subject to certain UK specific amendments) into United Kingdom law (referred to as the UK GDPR). The UK GDPR and the UK Data Protection Act 2018 set out the UK’s data protection regime, which is independent from but aligned to the EU’s data protection regime. In this prospectus, “GDPR” refers to both the EU and the UK GDPR, unless specified otherwise. The GDPR enhances data protection obligations for processors and controllers of personal data, including, for example, expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements and onerous new obligations on services providers. Non-compliance with the GDPR can trigger steep fines of up to €20 million (£17.5 million) or 4% of total worldwide annual revenues, whichever is higher. Given the breadth and depth of changes in data protection obligations, meeting the GDPR’s requirements requires time, resources and a review of the technology and systems currently in use against the GDPR’s requirements.

EU Member States have adopted national laws to implement the EU GDPR, which may partially deviate from the EU GDPR, and the competent authorities in the EU Member States may interpret GDPR obligations slightly differently from country to country, such that we do not expect to operate in a uniform legal landscape in the EU with respect to data protection laws. In addition, the UK has announced plans to reform the UK data protection regime.

The GDPR imposes strict rules on the transfer of personal data out of the European Economic Area, or “EEA”, or the United Kingdom to third countries, including the U.S. On June 4, 2021, the European Commission issued new forms of standard contractual clauses for data transfers from controllers or processors in the EEA, or otherwise subject to the GDPR, to controllers or processors established outside the EEA, and not subject to the GDPR. The new forms of standard contractual clauses have replaced the standard contractual clauses that were adopted previously under the Data Protection Directive. The UK is not subject to the European Commission’s new standard contractual clauses but has published its own transfer mechanism, the International Data Transfer Agreement, which enables transfers from the UK. We will be required to transition to the new forms of standard contractual clauses and doing so will require significant effort and cost. Although the United Kingdom is regarded as a third country under the EU GDPR, the European Commission has issued a decision recognizing the United Kingdom as providing adequate protection under the EU GDPR and, therefore, transfers of personal data originating in the EEA to the United Kingdom remain unrestricted. Like the EU GDPR, the UK GDPR restricts personal data transfers outside the United Kingdom to countries not regarded by the United Kingdom as providing adequate protection. The United Kingdom government has confirmed that personal data transfers from the United Kingdom to the EEA remain free flowing.

We may be at risk of enforcement actions taken by certain EU or UK data protection authorities until such point in time that we may be able to ensure that all transfers of personal data to us from the EEA or the United Kingdom are conducted in compliance with all applicable regulatory obligations, the guidance of data protection authorities and evolving best practices. We may find it necessary to establish systems to maintain personal data originating from the EU/UK in the EEA or the United Kingdom (as applicable), which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business. Our failure to comply with applicable laws and regulations, or to protect such data, could result in enforcement actions against us, including fines, imprisonment of company officials and public censure, claims for damages by end-customers and other affected individuals, damage to our reputation and loss of goodwill, any of which could harm on our operations, financial performance, and business. Evolving and changing definitions of personal data and personal information, within the European Union, the United Kingdom, the U.S., and elsewhere, may limit or inhibit our ability to operate or expand our business, including limiting strategic partnerships that may involve the sharing of data. Moreover, if the relevant laws and regulations change, or are interpreted and applied in a manner that is inconsistent with our data practices or the operation of our products, we may need to expend resources in order to change our business operations, data practices, or the manner in which our products operate. Even the perception of privacy concerns, whether or not valid, may harm our reputation and inhibit adoption of our products.

There is the risk that the limits we obtained for our cyber liability insurance may not cover the total loss experienced in the event of a data security incident, including the financial loss, legal costs, and business and reputational harm, particularly if there is an interruption to our systems. Additionally, there is the risk of a data privacy or security incident by an employee, which may expose us to liability. If personal information of our customers or employees is misappropriated, our reputation with our customers and employees may be injured resulting in loss of business and/or morale, and we may incur costs to remediate possible injury to our customers and employees or be required to pay fines or take other action with respect to judicial or regulatory actions arising out of such incidents.

If we are not able to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our business could be harmed.

There are a number of data protection, security, privacy and other government- and industry-specific requirements, including those that require companies to notify individuals of data security incidents involving certain types of personal data. Security compromises experienced by other companies, by our customers or by us may lead to public disclosures, which could harm our reputation, erode customer confidence in the effectiveness of our security measures, and negatively impact our other products and our ability to attract new customers. As we expand into new regions, we will need to comply with new requirements. If we cannot comply or if we incur a violation in one or more of these requirements, our growth could be adversely impacted, and we could incur significant liability.

We have incorporated, and plan to incorporate in the future, artificial intelligence, or AI, into some of our products. This technology is new and developing and may present risks that could affect our business.

We have incorporated, and plan to incorporate in the future, AI, including large language models, such as GPT, into our products. AI is a new and emerging technology that is in its early stages of commercial use, particularly within the medical device industry. If any of our products that incorporate AI have perceived or actual negative impacts on the clinicians or patients who use them, we may experience brand or reputational harm, competitive harm or legal liability. The rapid evolution of AI may also require the application of significant resources to develop, test and maintain our products and services that incorporate AI in order to help ensure that it is implemented in a socially responsible manner, to minimize any real or perceived unintended harmful impacts. In addition, AI is subject to a complex and evolving regulatory landscape, including data protection, privacy, and potentially other laws and different jurisdictions have taken and may take in the future varying approaches to regulating AI. Compliance with these laws and regulations can be complex, costly and time-consuming, and there is a risk of regulatory enforcement actions or litigation if we fail to comply with these requirements. As regulations evolve, we may have to alter our business practices or products in order to comply with regulatory requirements.

Risks Related to Our Financial Condition and Capital Requirements

We have incurred net operating losses in the past and expect to incur net operating losses for the foreseeable future.

We have incurred net operating losses since our inception, and we continue to incur significant research and development, general and administrative, and sales and marketing expenses related to our operations. We do not expect to be profitable in 2023, and in future years we expect to incur significant sales and marketing expenses to expand our business and clinical research expenses related to, among other things, the AUDACITY trial for the Allurion Balloon in the U.S. Investment in medical device product development, particularly clinical studies, is highly speculative. It entails substantial upfront capital expenditures and significant risk that any potential planned product will fail to demonstrate adequate safety or effectiveness. We expect to generate significant operating losses for the foreseeable future. As of September 30, 2023 and December 31, 2022, we had an accumulated deficit of $193.6 million and $132.2 million, respectively. Based on our recurring losses and expectations to incur significant expenses and negative cash flow for the foreseeable future, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the year ended December 31, 2022 expressing substantial doubt about our ability to continue as a going concern, and we have concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the condensed consolidated financial statements for September 30, 2023 are issued.

We expect that our future financial results will depend primarily on our success in launching, selling and supporting the Allurion Balloon and other products that are part of our weight loss platform. This will require us to be successful in a range of activities, including manufacturing, marketing, and selling the Allurion Balloon. We may not succeed in these activities and may never generate revenue that is sufficient to be profitable in the future. Even if we are profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to achieve sustained profitability would depress the value of Allurion and could impair our ability to raise capital, expand our business, diversify our planned products, market our current and future products, or continue our operations.

We have a significant amount of debt, which may affect our ability to operate our business and secure additional financing in the future.

As of September 30, 2023, we had $100 million in debt and $79.9 million in cash and cash equivalents. As of September 30, 2023, our existing, committed credit facility with Fortress was fully drawn. Upon consummation of the Business Combination, we received an investment of $40 million from RTW in exchange for future royalty payments pursuant to the Revenue Interest Financing. Upon consummation of the Business Combination, we also obtained the Fortress Term Loan to refinance the 2021 Term Loan. Our ability to make scheduled payments of debt principal and interest on our existing or future indebtedness, or to refinance our indebtedness, and to pay our royalty obligations, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our debt, including the Fortress Term Loan, contains certain financial covenants relating to minimum liquidity and minimum revenue requirements. On July 5, 2023, we received from Fortress a waiver in respect of the minimum revenue requirement to funding set forth in the Fortress Bridging Agreement because we believed that we would not have satisfied such condition upon Closing of the Business Combination. However, to the extent that we are unable to continue to comply with such ongoing minimum liquidity and revenue requirements, including as a result of any weakness in our business into the second half of 2023, and are unable to procure additional waivers from Fortress or other lenders in the future, such lenders may pursue a number of actions, including declaring us in breach of our covenants, requiring conditions to cure such breaches and/or exercising foreclosure remedies. Any or all of these actions may materially impact our working capital, and our business may not continue to generate sufficient cash flows from operations to fund operations, service our debt, and satisfy our royalty payment obligations. If we are unable to generate such cash flows, we may be required to adopt one or more alternatives, such as raising additional capital on terms that may be unfavorable or selling assets or portions of our business. Our ability to refinance our existing or any future indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

In addition, our investment from RTW and debt with Fortress are collateralized by substantially all of our assets and subject to customary financial and operating covenants limiting our ability to, among other things, incur additional indebtedness, change the name, location, office or executive management of our business, change our business, merge with or acquire other entities, pay dividends or make other distributions to holders of our capital stock, make certain investments, engage in transactions with our affiliates, create liens, sell assets, pay any subordinated debt and store certain inventory and equipment with third parties. These covenants may make it difficult to operate our business. As of the date of issuance of our December 31, 2021, December 31, 2022, and September 30, 2023 financial statements, we concluded that there was substantial doubt about our ability to continue as a going concern. Given the substantial doubt about our ability to continue as a going concern, there is a risk that we may not meet our covenants in the future. Due to the risk of not achieving our covenants, the amounts due under our credit facilities as of December 31, 2022 and September 30, 2023 have been classified as a current liability in the consolidated financial statements. We are also subject to standard event of default provisions under the Revenue Interest Financing Agreement with RTW and the Fortress Credit Agreement with Fortress, that, if triggered, would allow the debt to be accelerated, which could significantly deplete our cash resources, cause us to raise additional capital at unfavorable terms, require us to sell portions of our business or result in us becoming insolvent. The existing collateral pledged to RTW and Fortress, and the covenants to which we are bound, may prevent us from being able to secure additional debt or equity financing on favorable terms, or at all, or to pursue business opportunities, including potential acquisitions, heighten our vulnerability to downturns in our business or our industry or the general economy, limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to our competitors who have greater capital resources.

We may need additional funds to support our operations, and such funding may not be available to us on acceptable terms, or at all, which would force us to delay, reduce or suspend our planned development and commercialization efforts. Raising additional capital may subject us to unfavorable terms, cause dilution to our existing stockholders, restrict our operations, or require us to relinquish rights to our products and technologies.

Our operations have consumed substantial amounts of cash since our inception, and we expect to incur significant expenses in connection with our planned clinical research, development and product commercialization efforts. If our available cash resources and anticipated cash flow from operations are insufficient to satisfy our liquidity requirements, we may seek to sell equity or convertible debt securities, to obtain another form of third-party funding, or to enter into other debt financing. Any failure to raise the funds necessary to support our operations may force us to delay, reduce or suspend our planned clinical trials, research and development programs, or other commercialization efforts.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take certain actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through strategic collaborations or partnerships, or marketing, distribution or licensing arrangements with third parties, we may be required to do so at an earlier stage than would otherwise be ideal and/or may have to limit valuable rights to our intellectual property, technologies, products, or future revenue streams, or grant licenses or other rights on terms that are not favorable to us. Furthermore, any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our products.

We receive the majority of our revenue from sales to health care providers and other third-party distributors, and the failure to collect receivables from them could adversely affect our financial position and results of operations.

We receive the majority of our revenue from sales to health care providers and other third-party distributors. We extend credit to our customers for a significant portion of our sales and receivables from our customers are not secured by any type of collateral. We are therefore subject to the risk that our customers may not pay for the products they have purchased, pay at a slower rate than we have historically experienced, or may seek extended payment terms, which may, in turn, result in delays in our cash collection and increases in our accounts receivable. Our customers may encounter cash flow or operating difficulties, which may reduce their demand for our products or delay their payments to us, thereby increasing our accounts receivable turnover days, or increasing the risk that they may default on their payment obligations. These risks are heightened during periods of global or industry-specific economic downturn or uncertainty and during periods of rising interest rates. Our liquidity and cash flows from operations may be adversely affected if we are unable to settle our accounts receivable on a timely basis, if our accounts receivable cycles or collection periods lengthen or if we encounter a material increase in defaults of payment of our accounts receivable or repayments of amounts we have extended to our customers on credit.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of our assets, liabilities, revenues, expenses and earnings. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. We have identified several accounting policies as being critical to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require us to make judgments about matters that are inherently uncertain. These policies are described under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion” and should be considered in conjunction with our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. The implementation of new accounting requirements or other changes to GAAP, could have a material adverse effect on our reported results of operations and financial condition. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below our expectations and the expectations of securities analysts and investors, resulting in a decline in the trading price of our Common Stock.

Risks Related to Ownership of Our Securities

Our share price may be volatile, and purchasers of our securities could incur substantial losses.

Our share price is likely to be volatile. The securities markets in general, and the market for biotechnology and medical device companies in particular, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors, including the following:

•	our ability to successfully commercialize, and realize revenues from sales of, the Allurion Balloon;

•	the success of competitive products or technologies;

•	results of clinical studies of the Allurion Balloon or other current or future products or those of our competitors;

•	regulatory or legal developments in the U.S. and other countries, especially changes in laws or regulations applicable to our products;

•	introductions and announcements of new products by us, our commercialization partners, or our competitors, and the timing of these introductions or announcements;

•	actions taken by regulatory agencies with respect to our products, clinical studies, manufacturing processes or sales and marketing terms;

•	variations in our financial results or those of companies that are perceived to be similar to us;

•	the success of our efforts to acquire or in-license additional products or planned products;

•	developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply and our commercialization partners;

•	developments concerning our ability to bring our manufacturing processes to scale in a cost-effective manner;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our products;

•	our ability or inability to raise additional capital and the terms on which we raise it;

•	the recruitment or departure of key personnel;

•	changes in the structure of health care payment systems;

•	market conditions in the medical device, pharmaceutical and biotechnology sectors;

•	actual or anticipated changes in earnings estimates or changes in securities analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

•	trading volume of our Common Stock;

•	guidance or projections, if any, that we provide to the public, any changes in this guidance or projections or our failure to meet this guidance or projections;

•	sales of our Common Stock by us or our stockholders;

•	general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism;

•

the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto; and

•	the other risks described in this “Risk Factors” section.

These broad market and industry factors may harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could adversely affect our business, financial condition, results of operations and growth prospects.

We do not intend to pay cash dividends for the foreseeable future.

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements, restrictions contained in our current or future credit agreements and financing instruments, business prospects and such other factors as our Board deems relevant.

Future sales of our Common Stock, or the perception that future sales may occur, may cause the market price of our Common Stock to decline, regardless of our operating performance.

Sales of a substantial number of shares of our Common Stock in the public market, including the resale of the shares held by the Selling Securityholders, could occur at any time (after the expiration of any applicable lock-up period). These sales, or the perception in the market that the holders of a large number of shares of our Common Stock intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 119% of shares of Common Stock outstanding as of December 7, 2023 (giving effect to the issuance of shares of Common Stock registered hereby that are issuable upon exercise of outstanding Warrants).

After the registration statement of which this prospectus forms a part is effective and until such time that it is no longer effective, it will permit the resale of these shares of Common Stock. The resale, or expected or potential resale, of a substantial number of shares of our Common Stock in the public market could adversely affect the market price for our Common Stock and make it more difficult for you to sell your holdings at times and prices that you determine are appropriate. Furthermore, we expect that, because there is a large number of shares of our Common Stock being registered pursuant to the registration statement of which this prospectus forms a part, the Selling Securityholders thereunder will continue to offer the securities covered thereby for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to the registration statement may continue for an extended period of time. Sales of substantial number of such shares in the public market, including the resale of the shares of Common Stock held by the Selling Securityholders, could adversely affect the market price of our Common Stock.

Additionally, a significant portion of the shares of our Common Stock being registered for resale were purchased by Selling Securityholders pursuant to investments in Legacy Allurion that date from 2013 onwards at prices considerably below the current market price of our Common Stock. The sale of such shares would result in the Selling Securityholder realizing a significant gain even if our other securityholders experience a negative rate of return. For example, holders of Legacy Allurion Common Stock, many of whom purchased their shares pursuant to investments in Legacy Allurion that date from 2013 onwards, paid, on average, an effective purchase price of approximately $0.22 for each share of our Common Stock they received in connection with the Business Combination. Even if our trading price is significantly below $7.04, the offering price for the units offered in Compute Health’s IPO after giving effect to the CPUH Exchange Ratio, certain of the Selling Securityholders, including such holders of Legacy Allurion Common Stock, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $3.31 as of December 7, 2023, such holders of Legacy Allurion Common Stock would experience a potential profit, on average, of up to approximately $3.09 per share, or approximately $16.3 million in the aggregate upon the sale of all such shares.

Future sales and issuances of our Common Stock could result in additional dilution of the percentage ownership of our stockholders and could cause our share price to fall.

Significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell Common Stock, convertible securities or other equity securities in one or more transactions at prices and in a manner as determined from time to time. If we sell Common Stock, convertible securities or other equity securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to existing stockholders, and new investors could gain rights, preferences and privileges senior to the holders of our Common Stock.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, results of operations, and financial condition.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of the NYSE, and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations and financial condition. Although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in the filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

Certain parties to our Investor Rights Agreement have the right to nominate directors to our Board, and their interests may conflict with ours or yours in the future.

Pursuant to our Investor Rights Agreement, our Board consists of seven directors, a majority of which are required to be “independent” directors for purposes of NYSE rules, and the following persons have the following nomination rights with respect to our Board: (i) one director and one independent director was required to nominated by Shantanu Gaur; (ii) one director and one independent director was required to be nominated by

Remus Capital; (iii) one director was required to be nominated by the Sponsor; and (iv) two independent directors are required be nominated by Allurion (one of which shall be designated by RTW until such time as all obligations under the Revenue Interest Financing Agreement or any additional revenue interest financing agreement have been paid by Allurion).

As a result of the foregoing, Shantanu Gaur, Remus Capital, the Sponsor and RTW or their respective nominees to our Board have the ability to control the appointment of our management, the entering into of mergers, sales of substantially all or all of our assets and other extraordinary transactions and influence amendments to our amended and restated certificate of incorporation and bylaws. In any of these matters, the interests of the parties to the Investor Rights Agreement with the right to nominate directors may differ from or conflict with your interests. Moreover, this control over the nomination of directors to our Board may also adversely affect the trading price for our Common Stock to the extent investors perceive disadvantages in owning stock of a company with these corporate governance provisions.

We are an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and we intend to take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, which could make our securities less attractive to investors and may make it more difficult to compare our performance with that of other public companies.

We are “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparability of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which allows us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this prospectus and in our periodic reports and proxy statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in the price of our Common Stock, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and results of operations and divert management’s attention and resources from our business.

We have previously identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future. If we fail to remediate a material weakness or if we otherwise fail to establish and maintain effective control over financial reporting, it may adversely affect our ability to accurately and timely report our financial results, and may adversely affect investor confidence and business operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the audit of our consolidated financial statements as of and for the year ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience to maintain proper control activities and perform risk assessment and monitoring activities; and (c) insufficient information systems controls, including access and change management controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because we do not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

We are focused on designing and implementing effective internal controls measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. We have taken steps to remediate including consulting with experts on technical accounting matters and in the preparation of our financial statements. We have also hired additional senior level experienced staff with public company experience and upgraded our enterprise resource planning system to SAP in August of 2022.

However, we cannot assure you that the measures we are taking to remediate the material weaknesses will prevent or avoid potential future material weaknesses. Further, additional weaknesses in our disclosure controls and internal controls over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such a case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to the listing requirements of the NYSE, investors may lose confidence in our financial reporting and our stock price may decline as a result.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock may decrease.

We are in the process of designing and implementing our internal controls over financial reporting, which will be time-consuming, costly and complicated. We have identified gaps in our internal control environment in the past and cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. If we identify additional material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner, if we are unable to assert that our internal control over financial reporting is effective or, once required, if our independent registered public accounting firm is unable to attest that our internal control over financial reporting is effective, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could decrease. We could also become subject to stockholder or other third-party litigation as well as investigations by the NYSE, the SEC or other regulatory authorities, which could require additional financial and management resources and could result in fines, trading suspensions or other remedies.

As a public reporting company, we are subject to filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

We did not file our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 (the “Second Quarter 2023 10-Q”) within the timeframe required by the SEC; thus, we have not remained current in our reporting requirements with the SEC since we became an SEC reporting company on August 1, 2023. Although we have since regained status as a current filer given that the Second Quarter 2023 10-Q was filed on October 20, 2023, we will not be eligible to use a registration statement on Form S-3 that would allow us to continuously incorporate by reference our SEC reports into the registration statement, or to use “shelf” registration statements to conduct offerings, until approximately one year from the date we regained (and maintain) status as a current filer. Until such time, if we determine to pursue an offering, we would be required to conduct the offering on an exempt basis, such as in accordance with Rule 144A, or file a registration statement on Form S-1. Using a Form S-1 registration statement for a public offering would likely take significantly longer than using a registration statement on Form S-3 and increase our transaction costs, and could, to the extent we are not able to conduct offerings using alternative methods, adversely impact our liquidity, ability to raise capital or complete acquisitions in a timely manner.

We cannot guarantee that in the future our reporting will always be timely. If we are unable to satisfy SEC filing deadlines or otherwise provide disclosures of material information on a timely basis, stockholders and potential investors in our common stock may have incomplete information about our business and results of operations, which may impact their ability to make an informed investment decision, result in a reduction in the trading price, trading volume or analyst coverage of our common stock or expose us to potential liability.

An active trading market may not develop or be sustained.

The market for our securities may be highly volatile or may decline regardless of our operating performance. An active public market for our securities may not develop or be sustained. We cannot predict the extent to which investor interest in Allurion will lead to the development of an active trading market in our Common Stock or how liquid that market might become. If an active market does not develop or is not sustained, or if we fail to satisfy the continued listing standards of the NYSE for any reason and our securities are delisted, it may be difficult for you to sell your securities at the time you wish to sell them, at a price that is attractive to you, or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products or technologies by using shares of capital stock as consideration.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our Common Stock share price and trading volume could decline.

The trading market for our Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on Allurion. If no securities or industry analysts commence coverage of Allurion, the trading price for our Common Stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our Common Stock or publish inaccurate or unfavorable research about our business, our share price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our share price would likely decline. If one or more of these analysts cease coverage of Allurion or fail to publish reports on us regularly, demand for our Common Stock could decrease, which might cause our share price and trading volume to decline.

Provisions in our Charter and Bylaws could make an acquisition of us more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our Charter and Bylaws may discourage, delay, or prevent a merger, acquisition, or other change in control of us that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for our Common Stock, thereby depressing the market price of our Common Stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. Because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. Among others, these provisions include the following:

•	our Board is divided into three classes with staggered three-year terms which may delay or prevent a change of our management or a change in control;

•

our Board has the right to elect directors to fill a vacancy created by the expansion of our Board or the resignation, death, or removal of a director, which will prevent stockholders from being able to fill vacancies on our Board;

•

our stockholders are not able to act by written consent, and as a result, a holder, or holders, controlling a majority of our shares are not be able to take certain actions other than at annual stockholders’ meetings or special stockholders’ meetings;

•	our Charter does not allow cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	amendments of our Charter and Bylaws require the approval of stockholders holding 66 2/3% of our outstanding voting shares (unless amended by our Board);

•

our stockholders are required to provide advance notice and additional disclosures in order to nominate individuals for election to our Board or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Allurion; and

•	our Board is able to issue, without stockholder approval, preferred shares with voting or other rights or preferences that could impede the success of any attempt to acquire us.

Sales of shares of our Common Stock may cause the market price of our Common Stock to fall.

While the Sponsor and certain Legacy Allurion stockholders have signed the Investor Rights Agreement which contains lock-up restrictions for a period of either 18 months or 12 months following the consummation of the Business Combination, as applicable, and certain other Legacy Allurion Stockholders are subject to similar lock-up restrictions pursuant to our Bylaws, the lock-up restrictions shall not apply to: (a) any shares of our Common Stock purchased pursuant to the PIPE Subscription Agreements, (b) 100 shares of our Common Stock held by each Investor, (c) shares issued to the Sponsor in the Sponsor Loan Equity Issuance, (d) certain incremental shares of PIPE Investors who are Legacy Allurion Stockholders or holders of Legacy Allurion Convertible Notes or shares issued upon conversion of the 2023 Convertible Notes, (e) the Backstop Shares or the shares of our Common Stock issued to each of HVL, RTW and Fortress, and such shares of our Common Stock will be freely tradeable subject to federal securities laws and other applicable rules and regulations, including the effectiveness of the registration statement of which this prospectus forms a part. We agreed to register on this registration statement: (i) 525,568 shares of our Common Stock that were issued to the Sponsor pursuant to the Sponsor Loan Conversion; (ii) shares of our Common Stock that were issued to Historical

Rollover Equityholders that entered into the Legacy Allurion Support Agreement after the signing of the Business Combination Agreement; and (iii) 1,900,000 shares of our Common Stock that were issued to RTW and its affiliates and Fortress and its affiliates.

Immediately following the Closings, 5,505,657 shares of our Common Stock, representing approximately 11.86% of the outstanding shares of our Common Stock at such time, became freely transferable.

In addition, the effective purchase prices at which certain independent directors of Compute Health, certain Legacy Allurion stockholders, the PIPE Investors, RTW, a Fortress affiliate and HVL acquired their shares of our Common Stock are generally substantially less than the IPO price of $7.04 per share, after giving effect to the CPUH Exchange Ratio. Consequently, as seen in the table below, such stockholders may realize a positive rate of return on the sale of their shares of Common Stock covered by this prospectus even if the market price per share of our Common Stock is below $7.04 per share. While some of the below holders may experience a positive rate of return based on the current trading price, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they paid and the trading price at the time of sale and may instead experience a negative rate of return on their investment. On December 7, 2023, the last quoted sale price for our Common Stock as reported on the NYSE was $3.31 per share.

Selling Securityholder	Number of Offered Shares	Effective Purchase Price per Offered Share		Potential Profit per Offered Share(1)
Legacy Allurion stockholders who received Common Stock in the Business Combination in exchange for:
Legacy Allurion Common Stock (Other)	5,271,323	$0.22	(2)	$16,269,371
Common Stock issued upon conversion of 2021-2022 Legacy Allurion Convertible Notes(3)	44,963	$12.13		*
Common Stock issued upon conversion of 2021-2022 Legacy Allurion Convertible Notes(4)	89,097	$18.19		*
Common Stock issued upon conversion of 2023 Legacy Allurion Convertible Notes	1,483,762	$5.99		*
Legacy Allurion Series A Preferred Stock	2,226,678	$0.74		$5,712,804
Legacy Allurion Series A-1 Preferred Stock	1,453,330	$1.94		$1,987,031
Legacy Allurion Series B Preferred Stock	2,196,033	$2.43		$1,935,771
Legacy Allurion Series C Preferred Stock	7,753,005	$3.25	(2)	$473,453
Legacy Allurion Series D-1 Preferred Stock	861,654	$11.61		*
Legacy Allurion Series D-2 Preferred Stock	3,590,297	$6.32		*
Legacy Allurion Series D-3 Preferred Stock	1,521,414	$9.94		*
Sponsor (for Merger Consideration Shares)	2,737,143	$7.04		*
Backstop Purchasers (for Backstop Shares)	1,400,000	—		$4,634,000
HVL (for HVL Additional Shares)	387,696	$5.00		*
RTW (for Additional RTW Shares)	250,000	—		$827,500
Fortress (for Additional Fortress Shares)	250,000	—		$827,500
Sponsor (for Loan Equity Issuance)	525,568	$7.04		*
PIPE Investors (for PIPE Shares)	5,386,695	$7.04		*
Legacy Allurion Warrantholders (for Rollover Warrants)	371,935	$5.77	(5)	*
Public Warrantholders (for Public Warrants)	18,759,838	$8.10		*

*	Represents no potential profit per share or a potential loss per share based on illustrative market price.
(1)	Based on the closing price of our Common Stock on the NYSE on December 7, 2023 of $3.31.
(2)	Represents the weighted average purchase price.
(3)	Number of shares issuable upon conversion was originally determined based on a $400,000,000 valuation cap.

(4)	Number of shares issuable upon conversion was originally determined based on a $600,000,000 valuation cap.
(5)	Represents the weighted average exercise price.

Consequently, these securityholders may have an incentive to sell their shares of our Common Stock even if the trading price is below the price paid by investors in the IPO, which could cause the market price of our Common Stock to decline.

Moreover, any sales of such shares of our Common Stock, or market perception of such sales, could result in higher than average trading volume and may also cause the market price for our Common Stock to decline. Other than as described above, there is no lock-up restriction that would prevent the foregoing stockholders from selling some or all of their Common Stock subject to compliance with applicable rules and regulations.

Our Warrants are exercisable for Common Stock, the exercise of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

As of the date of this prospectus, there are 13,206,922 Public Warrants to purchase an aggregate of 18,759,838 shares of Common Stock at an exercise price of $8.10 per share outstanding and 371,935 Rollover Warrants to purchase an aggregate of 371,935 shares of Common Stock at exercise prices ranging from $0.02 per share to $12.14 per share outstanding. To the extent such warrants are exercised, additional shares of our Common Stock will be issued, which will result in dilution to the holders of our Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Common Stock, the impact of which increases as the value of our stock price increases.

Our Warrants may not be exercised at all and we may not receive any cash proceeds from the exercise of the warrants.

Due to the significant number of redemptions of Compute Health Class A Common Stock in connection with the Business Combination, there was a significantly lower number of shares of Compute Health Class A Common Stock that converted into shares of our Common Stock in connection with the Business Combination. As a result, the shares of our Common Stock being registered for resale (a substantial portion of which may not be resold until the expiration of the applicable lock-up period) are anticipated to constitute a considerable percentage of our public float. Additionally, a significant portion of the shares of our Common Stock being registered for resale were purchased by Selling Securityholders pursuant to investments in Legacy Allurion that date from 2013 onwards at prices considerably below the current market price of our Common Stock. This discrepancy in purchase prices may have an impact on the market perception of our Common Stock’s value and could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Common Stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Common Stock. We will not receive the proceeds from the resale of the shares of common stock by the Selling Securityholders.

The exercise prices of the Warrants, in certain circumstances, may be higher than the prevailing market price of our underlying Common Stock and the cash proceeds to us associated with the exercise of Warrants are contingent upon our stock price. The value of our Common Stock may fluctuate and may not exceed the exercise price of the Warrants at any given time. As of the date of this prospectus, all of our Public Warrants, each of which has an exercise price of $8.10 per share, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Of the 371,935 Rollover Warrants outstanding as of the date of the Prospectus, 220,529 of such Warrants (130,053 of which have an exercise price of $6.73 and 90,476 of which have an exercise price of $12.14) are “out of the money”. Holders of such “out of the money” Warrants are not likely to exercise such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Resale of Shares in this Registration Statement” for additional information.

Certain of our Warrants are accounted for as liabilities and the changes in value of such Warrants could have a material effect on, or cause volatility in, our financial results.

In connection with the Business Combination, we assumed our Public Warrants to purchase up to 18,759,838 shares of our Common Stock (which were originally issued as warrants to purchase shares of Compute Health Class A common stock in connection with Compute Health’s initial public offering) and Rollover Warrants to purchase up to 404,988 shares of our Common Stock (which were originally issued as warrants to purchase shares of Legacy Allurion Common Stock and Legacy Allurion Preferred Stock; 371,935 of such Rollover Warrants remain outstanding as of the date of this prospectus). We evaluated the accounting treatment of such Warrants and determined to classify certain of such Warrants as liabilities measured at fair value. The fair value of such Warrants is remeasured on a quarterly basis with changes in the estimated fair value recorded in Other (expense) income on the condensed consolidated statement of operations and comprehensive loss. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on such Warrants each reporting period and that the amount of such gains or losses could materially impact or cause volatility in our financial results. For example, upon consummation of the Business Combination, the total value of the liability associated with the Public Warrants was $13.8 million measured at fair value based on the Public Warrant quoted price. However, at September 30, 2023, the fair value of the liability associated with the Public Warrants was determined by the Company to be $12.0 million.

Our Earn-Out Shares are accounted for as liabilities and the changes in value of such shares could have a material effect on, or cause volatility in, our financial results.

We evaluated the accounting treatment of our Earn-Out Shares and determined to classify such shares as liabilities measured at fair value. The fair value of such shares is remeasured on a quarterly basis over the earn-out period with changes in the estimated fair value recorded in Other (expense) income on the condensed consolidated statement of operations and comprehensive loss. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our Earn-Out Shares each reporting period and that the amount of such gains or losses could materially impact or cause volatility in our financial results. For example, upon consummation of the Business Combination, the fair value of the liability associated with the Earn-Out Shares was initially valued and recorded by the Company as $53.0 million. However, at September 30, 2023, the fair value of the liability associated with the Earn-Out Shares was determined by the Company to be $28.7 million.

The provisions of our Bylaws requiring exclusive forum in the Court of Chancery of the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

Our Bylaws provide that, to the fullest extent permitted by law, and unless we consent in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers, or other employees or stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter or our Bylaws (including the interpretation, validity or enforceability thereof) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the preceding clauses (i) through (iv) will not apply to any causes of action arising under the Securities Act or the Exchange

Act, or to any claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Bylaws as described above.

Additionally, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such Securities Act claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, the Exchange Act, or the respective rules and regulations promulgated thereunder; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder.

These provisions may limit or increase the difficultly in a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers, or may increase the cost for such stockholder to bring a claim, both of which may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

USE OF PROCEEDS

All of the Common Stock offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of Common Stock, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, and fees and expenses of our counsel and our independent registered public accountants.

We could potentially receive up to an aggregate of approximately $2.2 million in proceeds from the exercise of the Rollover Warrants, assuming the exercise in full of all of the Rollover Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. We could potentially receive up to an aggregate of approximately $152.0 million in proceeds from the exercise of the Public Warrants, assuming the exercise in full of all of the Public Warrants for cash, but not from the resale of the shares of Common Stock issuable upon such exercise. We intend to use any net proceeds we may receive from the exercise of the Rollover Warrants or Public Warrants for working capital and other general corporate purposes. Pending other uses, we intend to invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return. We will have broad discretion over the use of any proceeds from the exercise of the Rollover Warrants and Public Warrants.

There is no assurance that the holders of the Rollover Warrants or Public Warrants will elect to exercise any or all of such Rollover Warrants or Public Warrants. As of the date of this prospectus, all of our Public Warrants, each of which has an exercise price of $8.10 per share, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Of the 371,935 Rollover Warrants outstanding as of the date of this prospectus, 220,529 of such Warrants (130,053 of which have an exercise price of $6.73 and 90,476 of which have an exercise price of $12.14) are “out of the money”. Holders of such “out of the money” Warrants are not likely to exercise such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Resale of Shares in this Registration Statement” for additional information.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which the shares of our Common Stock may be sold by the Selling Securityholders under this prospectus. Our Common Stock is listed on the NYSE under the symbol “ALUR” and our Public Warrants are listed on the NYSE under the symbol “ALUR WS”.

MARKET PRICE AND DIVIDEND INFORMATION

Market Price

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively.

The closing price of our Common Stock and our Public Warrants as reported the NYSE on December 7, 2023 was $3.31 per share and $0.50 per Public Warrant.

Holders

As of December 7, 2023, there were 246 holders of record of our Common Stock and 1 holder of record of our Public Warrants. The number of holders of record does not include for example a substantially greater number of “street name” holders or beneficial holders whose shares are held of record by banks, brokers and other financial institutions.

Dividend Policy

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to pay dividends may also be restricted by the terms of the Fortress Credit Agreement, or any future credit agreement, or any of our or our subsidiaries’ future debt, or preferred equity securities. See the subsection entitled “Risk Factors — Risks Related to Our Financial Condition and Capital Requirements — We have a significant amount of debt, which may affect our ability to operate our business and secure additional financing in the future.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

For purposes of this section, all references in this discussion and analysis to “Allurion,” “we,” “us,” or “our” refer to the business and operations of Legacy Allurion and its consolidated subsidiaries prior to consummation of the Business Combination and to New Allurion and its consolidated subsidiaries after consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “New Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) is based on the historical financial statements of Compute Health and Allurion, adjusted to depict the accounting of the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, the Chardan Equity Facility, the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement, each as described in Note 1. The effects of the Business Combination are reflected in the unaudited condensed consolidated balance sheet of Allurion as of September 30, 2023 included elsewhere in this prospectus. Accordingly, an unaudited pro forma condensed combined balance sheet is not presented. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 reflects the Statement of Operations Pro Forma Transaction Accounting Adjustments assuming those adjustments were made as of January 1, 2022, which is the beginning of the earliest period presented (“Statement of Operations Pro Forma Transaction Accounting Adjustments”). The Statement of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments.”

The pro forma financial information has been derived from:

1.	the accompanying notes to the pro forma financial information;

2.	the historical unaudited condensed financial statements of Compute Health for the period from January 1, 2023 to August 1, 2023, prior to the completion of the Business Combination;

3.	the historical unaudited condensed consolidated financial statements of Allurion for the nine months ended September 30, 2023 and the related notes included elsewhere in this prospectus;

4.	the historical audited financial statements of Compute Health as of and for the year ended December 31, 2022 and the related included elsewhere in this prospectus; and

5.

the historical audited consolidated financial statements of Allurion as of and for the year ended December 31, 2022 and the related notes included elsewhere in this prospectus; and should be read together with:

6.

the Existing Business Combination Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the BCA Amendment, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part; and

7.

the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Compute Health,” and the other financial information relating to Compute Health included in the Current Report on Form 8-K/A filed by Allurion on August 14, 2023, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion” and other financial information relating to Allurion included elsewhere in this prospectus.

The pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, the

Chardan Equity Facility, the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

ALLURION TECHNOLOGIES, INC./COMPUTE HEALTH ACQUISITION CORP. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in thousands, except share and per share amounts)

	Historical		Statement of Operations Pro Forma Transaction Accounting Adjustments		Pro Forma Statement of Operations
	Compute Health(1)	Allurion
Revenue	$—	$45,232	$—		$45,232
Cost of revenue	—	10,165	—		10,165

Total gross profit	—	35,067	—		35,067
Operating expenses:
Research and development	—	21,623	—		21,623
General and administrative	10,695	30,657	(70)	(5a)	22,157
			(9,436)	(5e)
			(4,789)	(5h)
			(4,900)	(5f)
Sales and marketing	—	36,127	—		36,127
Franchise tax expenses	134	—	—		134

Total operating expenses	10,829	88,407	(19,195)		80,041

Loss from operations	(10,829)	(53,340)	19,195		(44,974)
Other income (expense), net:
Interest expense, net	1	(7,331)	5,675	(5g)	(7,505)
			(5,850)	(5j)
Change in fair value of derivative warrant liabilities	(14,481)	2,189	5,403	(5b)	(6,648)
			241	(5k)
Change in fair value of debt	—	(3,751)	3,751	(5l)	—
Change in fair value of Revenue Interest Financing and PIPE Conversion Option	—	(2,040)			(2,040)
Change in fair value of earn-out liabilities	—	24,330	—		24,330
Change in fair value of promissory note—related party	(375)	—	375	(5c)	—
Income from investments held in trust account	2,245	—	(2,245)	(5d)	—
Termination of convertible note side letters	—	(17,598)	17,598	(5m)	—
Loss on extinguishment of debt	—	(3,929)	3,929	(5i)	—
Other expense, net	—	133			133

Total other income (expense), net	(12,610)	(7,997)	28,877		8,270

Net loss before income taxes	(23,439)	(61,337)	48,072		(36,704)
Provision for income taxes	444	90	—		534

Net loss and comprehensive loss	(23,883)	(61,427)	48,072		(37,238)
Loss attributable to common shares subject to conversion	—	(1,697)	—		(1,697)

Net loss attributable to common shareholders	$(23,883)	$(63,124)	$48,072		$(38,935)

Weighted average common shares outstanding:
Basic	21,537,141	31,558,538		(6n)	47,380,556

Diluted	21,537,141	31,558,538		(6n)	47,380,556

Net loss attributable to common stockholders:
Basic	$(0.60)	$(2.00)			$(0.80)

Diluted	$(0.60)	$(2.00)			$(0.80)

(1)	The period presented for Compute Health is from January 1, 2023 through August 1, 2023, prior to the completion of the Business Combination.

ALLURION TECHNOLOGIES, INC./COMPUTE HEALTH ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share amounts)

	Historical		Statement of Operations Pro Forma Transaction Accounting Adjustments		Pro Forma Statement of Operations
	Compute Health	Allurion
Revenue	$—	$64,211	$—		$64,211
Cost of revenue	—	13,485	—		13,485

Total gross profit	—	50,726	—		50,726
Operating expenses:
Research and development	—	16,966	—		16,966
General and administrative	4,488	15,365	(120)	(6a)	28,531
			5,139	(6f)
			1,210	(6h)
			2,124	(6e)
			325	(6m)
Sales and marketing	—	50,405	—		50,405
Franchise tax expenses	200	—	—		200

Total operating expenses	4,688	82,736	8,678		96,102

Loss from operations	(4,688)	(32,010)	(8,678)		(45,376)
Other income (expense), net:
Interest expense, net	1	(4,426)	4,426	(6g)	(8,059)
			(8,060)	(6j)
Change in fair value of derivative liabilities	866	(19)	—		847
Change in fair value of derivative warrant liabilities	26,485	—	(9,882)	(6b)	16,603
Change in fair value of promissory note—related party	1,211	—	(1,211)	(6c)	—
Income from investments held in trust account	10,661	—	(10,661)	(6d)	—
Loss on extinguishment of term loan	—	—	(4,298)	(6i)	(5,798)
	—	—	(1,500)	(6k)
Other expense, net	—	(1,146)	454	(6l)	(692)

Total other income (expense), net	39,224	(5,591)	(30,732)		2,901

Net income (loss) before income taxes	34,536	(37,601)	(39,410)		(42,475)
Provision for income taxes	2,165	143	—		2,308

Net income (loss) and comprehensive income (loss)	32,371	(37,744)	(39,410)		(44,783)
Loss attributable to common shares subject to conversion	—	(2,907)	—		(2,907)

Net income (loss) attributable to common shareholders	$32,371	$(40,651)	$(39,410)		$(47,690)

Weighted average common shares outstanding:
Basic	21,562,500	26,918,484		(6n)	47,380,556

Diluted	21,562,500	26,918,484		(6n)	47,380,556

Net income (loss) attributable to common stockholders:
Basic	$0.32	$(1.51)			$(1.01)

Diluted	$0.32	$(1.51)			$(1.01)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.

Description of the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, the Chardan Equity Facility, the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement

On February 9, 2023, Compute Health entered into the Existing Business Combination Agreement with Merger Sub I, Merger Sub II, Allurion, and New Allurion. On May 2, 2023, Compute Health, Merger Sub I, Merger Sub II, Allurion and New Allurion entered into the BCA Amendment which, among other things, amended the calculation of the aggregate number of shares of New Allurion Common Stock to be issued to (or reserved for issuance for) Allurion equityholders upon the consummation of the Intermediate Merger to be as follows: (a) 37,812,000 minus (b) the Allocated Shares. Other than as expressly modified by the BCA Amendment, the terms of the Existing Business Combination Agreement remained in full force and effect.

Pursuant to the Business Combination Agreement, the Mergers were consummated in three steps: (a) Compute Health merged with and into New Allurion, with New Allurion surviving the CPUH Merger as a publicly listed entity and the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Allurion, with Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of New Allurion; and (c) thereafter, Allurion merged with and into Merger Sub II, with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of New Allurion.

In connection with the execution of the Business Combination Agreement, Allurion entered into the Revenue Interest Financing Agreement with RTW and agreed to enter into the Fortress Term Loan with Fortress.

In connection with the execution of the Business Combination Agreement, Compute Health and New Allurion entered into the PIPE Subscription Agreements with respect to the PIPE Investment and Allurion entered into a commitment letter with respect to the Chardan Equity Facility.

Pursuant to the Business Combination Agreement, Allurion was required to use reasonable best efforts to obtain gross cash proceeds of at least $15 million of additional financing pursuant to one or more private sales of Allurion’s equity securities, which automatically converted into shares of Allurion Common Stock upon the consummation of the Business Combination, which is referred to as the Incremental Financing. From February 15, 2023 until August 1, 2023, Allurion issued an aggregate principal amount of $28.7 million of Bridge Notes to various investors pursuant to convertible note purchase agreements, dated as of February 15, 2023 and June 14, 2023, including the $13 million HVL Bridge Note sold to HVL on February 15, 2023, pursuant to the Initial Financing. As of August 1, 2023, Allurion has repaid $10.8 million principal amount of the Bridge Notes sold to HVL, resulting in an aggregate principal amount of $18.0 million of Bridge Notes outstanding upon the Closings, which were converted into 3,153,788 shares of Allurion Common Stock. The Side Letter Holders, including RTW, HVL and Jason Gulbinas, also entered into the Side Letters with Allurion, pursuant to which, in the event the Side Letter Holders’ Bridge Notes converted in connection with the consummation of the transactions contemplated by the Business Combination Agreement, the conversion rate for such Bridge Notes would be adjusted after the Closing Date to provide each of the Side Letter Holders with additional shares of New Allurion Common Stock, in the event that the trading price of the shares of New Allurion Common Stock was lower than the Conversion Price, as adjusted for the Intermediate Merger Exchange Ratio (as defined in the Business Combination Agreement).

Following the consummation of the Initial Financing, Compute Health, Allurion, and New Allurion refinanced the Initial Financing and, pursuant to the Termination Agreements entered into by Allurion with each of the Side Letter Holders, the Side Letters were terminated, effective as of May 2, 2023. In addition, under the Termination Agreements, the Side Letter Holders also waived certain provisions and obligations set forth in their respective Bridge Notes with respect to proportionate repayment obligations that would otherwise apply to Allurion under the Bridge Notes. Other provisions of the Side Letter Holders’ Bridge Notes remained unchanged and in full force and effect. In addition, in connection with the refinancing of the Initial Financing, the applicable parties entered into the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Amended and Restated Side Letter and the Fortress Letter Agreement.

Related events that occurred in connection with the Mergers, including the Revenue Interest Financing, the Fortress Term Loan, the Incremental Financing, the Chardan Equity Facility, the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement, are discussed in more details below:

I.	The CPUH Merger

A.

On July 28, 2023, Public Stockholders holding 5,649,904 shares of the Compute Health Class A Common Stock exercised their redemption rights for their pro rata share (approximately $10.72 per share) of the funds in the Trust Account, giving effect to Compute Health Class A Common Stock redemptions for aggregate redemption payments of $60.6 million using a $10.72 per share redemption price.

B.	Immediately prior to the transactions contemplated by the Sponsor Contribution Agreement, pursuant to the Sponsor Support Agreement:

1.

21,442,500 shares of Compute Health Class B Common Stock and 12,833,333 Compute Health Private Warrants owned by the Sponsor were exchanged and converted into an aggregate of 2,088,327 shares of Compute Health Class A Common Stock; and

2.

90,000 shares of Compute Health Class B Common Stock owned, in the aggregate, by the Additional Class B Holders were exchanged and converted into, in the aggregate, 63,360 shares of Compute Health Class A Common Stock.

C.

On May 2, 2023, the Sponsor and Compute Health entered into the Sponsor Contribution Agreement, pursuant to which, among other things, the Sponsor agreed to contribute to Compute Health, as a contribution to capital, a number of shares of Class A Common Stock equal to: (a) 200,000 plus a number of shares equal to one-third of the HVL Additional Shares divided by (b) 1.420455. The Sponsor’s contribution of the Sponsor Contributed Shares was effective immediately following the CPUH Recapitalization and immediately prior to the CPUH Merger; and

D.	Upon the CPUH Merger Closing:

1.

Pursuant to the Non-Redemption Agreement, Medtronic waived the redemption rights associated with its 700,000 shares of Compute Health Class A Common Stock, in connection to Medtronic’s and Allurion’s entry into the Medtronic Sales Agency Agreement in accordance with the terms of the Non-Redemption Agreement. These 700,000 shares of Compute Health Class A Common Stock were converted into 994,318 shares of New Allurion Common Stock issued to Medtronic upon the consummation of the CPUH Merger, as a result of applying the CPUH Exchange Ratio.

2.

Each then-outstanding share of Compute Health Class A Common Stock (other than the Compute Health Cancelled Shares, shares that was redeemed in connection with the Business Combination and the Compute Health Dissenting Shares, the treatment of which is described in the Business Combination Agreement), including those converted from the Sponsor’s Compute Health Class B Common Stock and Compute Health Private Warrants (to the extent not contributed to the capital of Compute Health in connection with the Sponsor Contribution Agreement), and those converted from the Additional Class B Holder’s Compute Health Class B Common Stock, were automatically cancelled and converted into 1.420455 shares of New Allurion Common Stock. Refer to note 1.I.C. above; and

3.

Each then-outstanding Compute Health Public Warrant was assumed and converted automatically into 0.6125 New Allurion Public Warrant pursuant to the Consent Solicitation and the Warrant Assumption Agreement on substantially the same terms as were in effect immediately prior to the CPUH Merger.

II.	The Intermediate Merger

1.

Allurion was required to use reasonable best efforts to obtain gross cash proceeds up to $15.0 million of Incremental Financing pursuant to one or more private sales by Allurion of Allurion Common Stock or other equity interests which, in accordance with their terms and without any action or consent of any holder thereof or any other person, automatically converted into shares of Allurion Common Stock immediately prior to the Intermediate Merger Closing, by no later than April 30, 2023. From February 15, 2023 until August 1, 2023, Allurion issued an aggregate principal amount of $28.7 million of Bridge Notes to various investors pursuant to a convertible note purchase agreement, dated as of February 15, 2023 and June 14, 2023, including the Bridge Note sold to HVL on February 15, 2023, in connection with the Initial Financing;

2.

Following the consummation of the Initial Financing, Compute Health, Allurion and New Allurion refinanced the Initial Financing and, pursuant to the Termination Agreements entered into by Allurion with each of the Side Letter Holders, the Side Letters were terminated, effective as of May 2, 2023. HVL’s Termination Agreement also provides, upon the terms and subject to the conditions set forth therein, Allurion with the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the HVL Bridge Note, including by way of (a) a $2 million Prepayment in cash by Allurion to HVL on May 2, 2023, $1.5 million of which is deemed a prepayment penalty and (b) immediately prior to the consummation of the Mergers, an Additional Payment of at least $6 million, up to the then- outstanding principal amount, plus accrued interest, under the HVL Bridge Note by way of (i) payment in cash by Allurion and/or (ii) the sale and transfer of all or any portion of the HVL Bridge Note, equivalent in value to the portion of the Additional Payment to be repaid, to any person or persons designated in writing by Allurion. As of August 1, 2023, Allurion repaid $10.8 million principal amount of the Bridge Notes sold to HVL, resulting in an aggregate principal amount of $18.0 million of Bridge Notes outstanding as of August 1, 2023;

In addition, under HVL’s Termination Agreement, upon the terms and subject to the conditions set forth therein, HVL received 831,526 shares of New Allurion Common Stock, of which, 443,830 shares were issued by New Allurion, 229,232 shares were related to the Sponsor Contribution Agreement, and 158,464 shares were related to the Gaur Contribution Agreement and RSU Forfeiture Agreement;

3.

Pursuant to the Backstop Agreement, upon the terms and subject to the conditions set forth therein, each Backstop Purchaser agreed that, to the extent any portion of the HVL Bridge Notes remained outstanding following the Determination Date, such Backstop Purchaser would, at the Backstop Closing and on the Backstop Closing Date, purchase up to its $2 million Maximum Purchase Amount of the HVL Bridge Note from HVL. On August 1, 2023, each Backstop Purchaser purchased $2 million Maximum Purchase Amount of the HVL Bridge Note from HVL. In consideration of each Backstop Purchaser’s commitment to purchase its Backstop Purchase Amount, New Allurion issued to each Backstop Purchaser 700,000 Backstop Shares;

4.

Pursuant to the Amended and Restated RTW Side Letter, which amended and restated the Existing RTW Side Letter in its entirety, any Additional New Allurion Shares issuable to RTW under the Amended and Restated RTW Side Letter, if any, were calculated net of any Backstop Shares issuable to RTW under the Backstop Agreement. On August 1, 2023, RTW purchased $2 million Maximum Purchase Amount of the HVL Bridge Note from HVL. In consideration of RTW’s commitment to purchase its Backstop Purchase Amount, New Allurion issued to RTW

700,000 Backstop Shares. Upon the Closing, Net Closing Cash was greater than $100 million, and no Additional New Allurion Shares were issued;

5.

Pursuant to the Fortress Letter Agreement, any Additional New Allurion Shares issuable to Fortress under the Fortress Credit Agreement, if any, were calculated net of any Backstop Shares issuable to the Fortress Investor under the Backstop Agreement. On August 1, 2023, Fortress purchased $2 million Maximum Purchase Amount of the HVL Bridge Note from HVL. In consideration of Fortress’ commitment to purchase its Backstop Purchase Amount, New Allurion issued to Fortress 700,000 Backstop Shares. Upon the Closing, Net Closing Cash was greater than $100 million, and no Additional New Allurion Shares were issued;

6.

Pursuant to the Gaur Contribution Agreement, upon the terms and subject to the conditions set forth therein, the Gaur Trust agreed to contribute to New Allurion, as a contribution of capital, 79,232 Gaur Trust Contributed Shares. The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Mergers and the issuance of New Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement. Refer to notes 2 and 4; and

7.

Pursuant to the RSU Forfeiture Agreement, upon the terms and subject to the conditions set forth therein, Krishna Gupta agreed to forfeit 79,232 Forfeited RSUs. The Forfeited RSUs were terminated and cancelled without consideration therefore, effective as of immediately following the consummation of the transactions contemplated by the Business Combination Agreement. Refer to notes 2 and 4.

A.	Immediately prior to the Intermediate Merger:

1.

The outstanding balance and unpaid interest of the Legacy Allurion Convertible Notes automatically converted into the applicable number of shares of Allurion Common Stock in accordance with the original terms of such convertible note agreements.

B.	Upon the Intermediate Merger Closing:

1.

Each then-outstanding share of Legacy Allurion Preferred Stock and Legacy Allurion Common Stock (including shares of Legacy Allurion Common Stock resulting from the Allurion Convertible Notes Conversion but excluding the Allurion Dissenting Shares and Allurion Cancelled Shares) were canceled and converted into the right to receive shares of New Allurion Common Stock, subject to the Intermediate Merger Exchange Ratio of 0.9780. Refer to note 4 below;

2.

Each of the outstanding Legacy Allurion Options and Legacy Allurion Warrants immediately prior to the Intermediate Merger Closing, whether or not vested or exercisable, were assumed by New Allurion and converted a Rollover Option or Rollover Warrant, as the case may be;

3.

Each then-outstanding Legacy Allurion RSU Award was assumed by New Allurion and converted into a Rollover RSU Award. Subsequent to the Intermediate Merger, pursuant to the RSU Forfeiture Agreement, Krishna Gupta agreed to forfeit 79,232 Allurion RSUs. Refer to note 6(f) below;

4.

Allurion closed the transactions contemplated pursuant to the Revenue Interest Financing with RTW, pursuant to which, RTW made an upfront payment of $40.0 million to New Allurion. In return, New Allurion will remit revenue interest payments on all current and future products, digital solutions, and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by New Allurion or its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions within the Revenue Interest Financing. On or after January 1, 2027, New Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions within the Revenue Interest Financing. New Allurion will continue to make revenue interest payments to RTW until December 31, 2030;

5.	In connection with Allurion entering in the Revenue Interest Financing, if, at any time beginning 12 months and ending 24 months following the Intermediate Merger Closing, the VWAP per share of New Allurion Common Stock is less than $7.04 for the average of 20 trading days within any 30 trading day period (“Stock Price Drop”); and the absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $10.00 per share of New Allurion Common Stock is greater than the absolute value of the percentage decrease in the VWAP of a comparable publicly traded peer index as defined in the Amended and Restated RTW Side Letter over the same time period, then RTW may elect to convert up to $7.5 million of its PIPE Investment into additional revenue interest financing by forfeiting a number of shares of New Allurion Common Stock acquired by it in the PIPE Investment (the “PIPE Conversion Option”). The PIPE Conversion Option has been recorded as a liability at fair value with corresponding recognition as an expense. New Allurion further issued 950,000 shares of New Allurion Common Stock to RTW pursuant to the Business Combination Agreement, the Backstop Agreement and the Amended and Restated RTW Side Letter. Refer to note 6(h) below;

6.

Legacy Allurion entered into the Fortress Term Loan with Fortress. Under the terms of the Fortress Term Loan, Legacy Allurion borrowed an aggregate principal amount of $60.0 million with a maturity date on June 30, 2027. The Fortress Term Loan accrues interest at a rate of 6.44% plus the greater of (i) the Wall Street Journal Prime Rate and (ii) 3.0% per annum, which is payable in arrears on a monthly basis. An exit payment equal to 3.0% of the Fortress Term Loan is due upon the prepayment or maturity date of the agreement. Proceeds of the Fortress Term Loan were used to repay all amounts outstanding under the Runway Loan. New Allurion further issued 950,000 shares of New Allurion Common Stock to an affiliate of Fortress pursuant to the Business Combination Agreement, the Backstop Agreement, the Fortress Letter Agreement, and the Fortress Bridging Agreement. Refer to notes 6(i) and 6(j) below; and

7.

Immediately prior to the Closings, Compute Health had an aggregate principal balance of $6.2 million outstanding under the Sponsor Loans. Of which, $2.5 million was repaid in cash and cash equivalents and the remaining principal balance was converted into 525,568 shares of New Allurion Common Stock, at a price per share of New Allurion Common Stock of $7.04. Refer to note 6(c) below.

III.	The PIPE Investment

Compute Health and New Allurion entered into PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors purchased, in aggregate, 5,386,695 shares of New Allurion Common Stock for a net purchase price of $7.04 per share (other than as set forth in the Amended and Restated RTW Side Letter, as described herein) for an aggregate commitment amount of $37.9 million. The purpose of the PIPE Investment is to fund general corporate expenses of New Allurion.

IV.	The Chardan Equity Facility

In connection with the Business Combination, Legacy Allurion entered into the Chardan Commitment Letter which commits New Allurion to enter into the Chardan Purchase Agreement, pursuant to which New Allurion will have the right to require Chardan to purchase up to $100.0 million of shares of New Allurion Common Stock at a price per share equal to 97.0% of the VWAP of New Allurion Common Stock on the NYSE. In consideration for the Chardan’s entry into the Chardan Equity Facility, New Allurion will agree to issue to Chardan 35,511 Commitment Shares. In connection with its entry into the Chardan Equity Facility, New Allurion will also enter into a registration rights agreement, pursuant to which it will agree to register the offer and sale of the shares of New Allurion Common Stock issuable pursuant to the Chardan Equity Facility on a new resale registration statement on Form S-1. Upon effectiveness of such resale registration statement, New Allurion will also pay Chardan a structuring fee of $75,000 in cash. New Allurion will also agree to reimburse Chardan up to $300,000 for fees and disbursements of Chardan’s legal counsel over the term of the Chardan Equity Facility. The Chardan Equity Facility will remain outstanding for three years unless terminated by the parties pursuant to the terms of the Purchase Agreement. The purpose of the execution of the Chardan Equity Facility is to fund general corporate expenses of New Allurion. Refer to note 6(m) below.

V.	The Contingency Shares

The Eligible Allurion Equity Holders may be entitled to receive the Contingency Shares from New Allurion, on or before the fifth anniversary after the effectiveness of the Registration Statement of which this prospectus forms a part, in an aggregate, a number of shares of New Allurion Common Stock in accordance with the terms of the Business Combination Agreement as follows: (1) 4,500,000 shares of New Allurion Common Stock if the VWAP of the shares of New Allurion Common Stock equals or exceeds $15.00 in any 20 trading-days within any consecutive 30 trading-day period (the “Trading Period”) on any securities exchange or securities market on which the shares of New Allurion Common Stock are then traded; and (2) an additional 4,500,000 shares of New Allurion Common Stock if the VWAP of the shares of New Allurion Common Stock equals or exceeds $20.00 in the Trading Period on any securities exchange or securities market on which the shares of New Allurion Common Stock are then traded. The Contingency Shares have been accounted for as a contingent consideration liability in accordance with ASC 815, Derivatives and Hedging. The Contingency Shares are not considered indexed to New Allurion Common Stock and are therefore classified as a liability in the unaudited pro forma condensed consolidated combined balance sheet and will be remeasured at fair value at each reporting date until such time as the milestones have been met or the earnout period expires.

2.	Basis of Pro Forma Presentation

The pro forma financial information was prepared in accordance with Article 11 of Regulation S-X. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the combined company reflecting the accounting for the Mergers, the PIPE Investment, the Revenue Interest Financing, the Fortress Term Loan, the Incremental Financing, the Chardan Equity Facility, the Backstop Agreement, the RSU Forfeiture Agreement, the Contribution Agreements, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Mergers. Compute Health and Allurion have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following table summarizes the pro forma number of shares of New Allurion Common Stock outstanding following the consummation of the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, the Chardan Equity Facility, the Backstop Agreement, the RSU Forfeiture Agreement, the Contribution Agreements, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement, excluding the potential dilutive effect of (1) the exercise or vesting of stock options or warrants and (2) the Contingency Shares.

Equity Capitalization Summary	Shares	Ownership Percentage
Allurion equity holders(1)	27,897,387	59%
Compute Health Public Shareholders(2)	4,081,379	9%
Medtronic(3)	994,319	2%
Sponsor and the Additional Class B Holders(4)	3,352,711	7%
RTW(5)	950,000	2%
Fortress(6)	950,000	2%
HVL(7)	831,526	2%
Other Allurion Convertible Noteholders(7)	2,857,392	6%
PIPE Investors(8)	5,386,695	11%

Total New Allurion Common Stock(9)	47,301,409	100%

*	Less than 1%.
(1)

Refer to note 1.II.B.1. Shares issuable to Allurion equity holders are net of 443,830 shares of New Allurion Common Stock issued to HVL pursuant to the terms of the HVL Bridge Note, 2,857,392 shares of New Allurion Common Stock issued to other Legacy Allurion Convertible Noteholders pursuant to the terms of the respective Legacy Allurion Convertible Notes, and an aggregate of 158,464 shares of New Allurion Common Stock contributed or forfeited from the Gaur Trust and Krishna Gupta pursuant to the Gaur Contribution Agreement and RSU Forfeiture Agreement.

(2)	Refer to note 1.I.A.
(3)	Includes 994,319 shares of New Allurion Common Stock issued to Medtronic in exchange for its 700,000 shares of Compute Health Class A Common Stock.
(4)

Refer to notes 1.I.B.1 and 1.I.B.2. Shares issued to the Sponsor and the Additional Class B Holders are net of 161,379 shares of Compute Health Class A Common Stock contributed by the Sponsor to Compute Health pursuant to the Sponsor Contribution Agreement.

(5)	Refer to notes 1.II.B.5 and 1.II.3.
(6)	Refer to notes 1.II.B.6 and 1.II.3.
(7)

Refer to notes 1.II.1 and 1.II.2 and note 6(k). Shares issued to HVL include 443,830 shares of New Allurion Common Stock issuable to HVL pursuant to the terms of the HVL Bridge Note, and an aggregate of 158,464 shares of New Allurion Common Stock issued pursuant to HVL’s Termination Agreement.

(8)	Refer to note 1.III.
(9)	Excludes the equity-classified penny warrants.

3.	Accounting for the Mergers

Notwithstanding the legal form of the Mergers pursuant to the Business Combination Agreement, the Mergers represent a reverse merger and are accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Compute Health is the legal acquirer that acquired all of the outstanding equity interests of Allurion in the Mergers, Compute Health is treated as the “acquired” company and Allurion is treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Mergers are treated as the equivalent of Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. The net assets of Compute Health and Allurion are stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Mergers, the results of operations prior to the Mergers are those of Allurion.

Allurion has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

Allurion’s existing stockholders have the greatest percentage of voting interest in New Allurion;

•	Allurion’s existing stockholders have the ability to control decisions regarding election and removal of directors and officers of New Allurion;

•	Allurion comprises the ongoing operations of New Allurion; and

•	Allurion’s existing senior management is the senior management of New Allurion.

4.

New Allurion Common Stock Issued to Allurion Stockholders upon the Closings, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, Chardan Equity Facility, the Backstop Agreement, the Contribution Agreements, the RSU Forfeiture Agreement, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement

The New Allurion common Stock issued at the Closings is determined as follows:

Legacy Allurion Common Stock outstanding prior to the Closings	8,741,142
Legacy Allurion Common Stock issued to Convertible Noteholders outstanding prior to the Closings	3,375,503
Legacy Allurion Preferred Stock outstanding prior to the Closings	19,915,450

32,032,095
Intermediate Merger Exchange Ratio	0.9780

31,327,361
Less: Shares of New Allurion Common Stock issued to Allurion Convertible Noteholders upon the Closings	(3,301,239)
Less: Shares related to the Gaur Contribution Agreement and RSU Forfeiture Agreement	(158,464)

Shares of New Allurion Common Stock issued to Allurion Stockholders upon the Closings	27,867,658

5.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2023

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Compute Health pro forma transaction accounting:

a)	To reflect an adjustment to eliminate Compute Health’s monthly fee of $10.0 thousand for administrative support services.

b)

To reflect an adjustment to eliminate the impact of the change in the fair value of the 12,833,333 liability-classified Compute Health Private Warrants as it is assumed that the derivative warrant liability would have been extinguished upon the conversion and exchanged by the Sponsor on January 1, 2022 under the Sponsor Support Agreement. Refer to note 1.I.B.1.

c)	To reflect an adjustment to eliminate the impact of the change in the fair value of the Sponsor Loans due to the Sponsor and its affiliates as it is assumed that the Sponsor Loans would have been extinguished upon the cash settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2022.

d)	To reflect the derecognition of investment income related to the investments held in the Trust Account as if the Business Combination had occurred on January 1, 2022.

e)

To reflect the removal of estimated advisory, legal, accounting and other professional fees of Compute Health that are deemed to be direct and incremental costs of the Mergers as an adjustment to general and administrative expense as if the Business Combination had occurred on January 1, 2022.

Allurion pro forma transaction accounting:

f)

To reflect the removal of the cumulative share-based compensation expense recorded associated with RSUs and options that included the Business Combination as a vesting condition as if the Business Combination had occurred on January 1, 2022.

g)

To reflect the derecognition of interest expense related to the Legacy Allurion Convertible Notes and Runway Loan entered into by Allurion as it is assumed the outstanding principal and accrued interest on these liabilities would have been extinguished upon the respective settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2022.

h)

To reflect the removal of advisory, legal, accounting, and other professional fees of Allurion specifically related to a one-time insurance policy expense related to any potential matters that might arise from the period prior to the Business Combination, as well direct costs and fees incurred as part of the Revenue Interest Financing with RTW, as an adjustment to general and administrative expense as if the Business Combination had occurred on January 1, 2022.

i)	To reflect the removal of non-recurring entries related to the loss on extinguishment of the Company’s Runway Loan prior to the Business Combination.

j)

To reflect the ongoing recognition of interest expense, inclusive of amortization of discount debt and issuance costs, on the Fortress Term Loan as if the Business Combination had occurred on January 1, 2022.

k)

To reflect an adjustment to eliminate the impact of the change in the fair value of Legacy Allurion Warrant liabilities related to the Allurion liability-classified Legacy Allurion Warrants exchanged for an equivalent amount of New Allurion Warrants to acquire shares of New Allurion Common Stock, which are expected to be equity classified, as if the Business Combination had occurred on January 1, 2022.

l)

To reflect an adjustment to eliminate the impact of the change in fair value of the Legacy Allurion Convertible Notes as it assumed outstanding principal and accrued interest on this liability would have been extinguished upon the respective settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2022.

m)

To reflect an adjustment to eliminate the termination of convertible note side letters as it is assumed the Legacy Allurion Convertible Notes would have been extinguished upon the respective settlement pursuant to the Business Combination as if the Business Combination had occurred on January 1, 2022.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2022

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Compute Health pro forma transaction accounting:

a)	To reflect an adjustment to eliminate Compute Health’s monthly fee of $10.0 thousand for administrative support services.

b)

To reflect an adjustment to eliminate the impact of the change in the fair value of the 12,833,333 liability-classified Compute Health Private Warrants as it is assumed that the derivative warrant liability would have been extinguished upon the conversion and exchanged by the Sponsor on January 1, 2022 under the Sponsor Support Agreement. Refer to note 1.I.B.1.

c)

To reflect an adjustment to eliminate the impact of the change in the fair value of the Sponsor Loans due to the Sponsor and its affiliates as it is assumed that the Sponsor Loans would have been extinguished upon the cash settlement pursuant to the Business Combination Agreement as if the Business Combination had occurred on January 1, 2022.

d)	To reflect the derecognition of investment income related to the investments held in the Trust Account as if the Business Combination had occurred on January 1, 2022.

e)

To reflect Compute Health’s total estimated advisory, legal, accounting and other professional fees that are deemed to be direct and incremental costs of the Mergers as an adjustment to general and administrative expense as if the Business Combination had occurred on January 1, 2022.

Allurion pro forma transaction accounting:

f)

To recognize the stock-based compensation expense associated with certain Legacy Allurion RSU Awards and Legacy Allurion Options which contain vesting conditions whereby 62.5% of the Legacy Allurion RSU Awards and 33.33% of the then unvested Legacy Allurion Options will vest and become exercisable as if the Business Combination had occurred on January 1, 2022.

g)

To reflect the derecognition of interest expense related to the Legacy Allurion Convertible Notes and Runway Loan entered into by Allurion as it is assumed the outstanding principal and accrued interest on these liabilities would have been extinguished upon the respective settlement pursuant to the Business Combination Agreement as if the Mergers had occurred on January 1, 2022.

h)	To reflect the expense associated with the cash settlement for the transaction fees to RTW as if the Business Combination had occurred on January 1, 2022.

i)

To reflect a transaction adjustment to record the expense related to the cash settlement of the prepayment and final payment related to the extinguishment of the 2021 Term Loan with Runway on January 1, 2022.

j)	To reflect the interest expense related to the Fortress Term Loan entered into by New Allurion as if the Business Combination had occurred on January 1, 2022.

k)	To reflect the prepayment penalty of $1.5 million incurred related to the HVL Bridge Note as pursuant to HVL’s Termination Agreement.

l)

To reflect an adjustment to eliminate the impact of the change in the fair value of Legacy Allurion Warrant liabilities related to the Allurion liability-classified Legacy Allurion Warrants exchanged for an equivalent amount of New Allurion Warrants to acquire shares of New Allurion Common Stock, which are expected to be equity classified, as if the Business Combination had occurred on January 1, 2022.

m)

To record an expense for the transaction costs related to the Chardan Equity Facility to be entered into by Allurion within general and administrative expense as if the Business Combination had occurred on January 1, 2022.

n)

The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Allurion shares outstanding as if the Mergers, the PIPE Investment, the Revenue Interest Financing, the Fortress Term Loan, the Incremental Financing, the Chardan Equity Facility, the Backstop Agreement, the RSU Forfeiture Agreement, the Contribution Agreements, the Termination Agreements, the

Amended and Restated RTW Side Letter, and the Fortress Letter Agreement occurred on January 1, 2022. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, the Chardan Equity Facility, the Backstop Agreement, the RSU Forfeiture Agreement, the Contribution Agreements, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement have been outstanding for the entirety of the period presented. Pro forma basic and diluted net loss per share is calculated as follows:

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Numerator:
Net loss	$(37,238)	$(44,783)
Net loss attributable to common stockholders—basic and diluted	$(38,935)	$(47,690)
Denominator:
Weighted average common shares outstanding used in basic and diluted net loss per share(1)	47,380,556	47,380,556

Net loss per share attributable to common stockholders — basic and diluted	$(0.80)	$(1.01)

(1)

Represents the total number of outstanding shares of New Allurion Common Stock that New Allurion would issue as of the consummation of the Mergers, the PIPE Investment, the Incremental Financing, the Revenue Interest Financing, the Fortress Term Loan, Chardan Equity Facility, the Backstop Agreement, the RSU Forfeiture Agreement, the Contribution Agreements, the Termination Agreements, the Amended and Restated RTW Side Letter, and the Fortress Letter Agreement. The numbers of outstanding New Allurion Warrants of 18,759,838, New Allurion Options of 4,125,593, New Allurion RSU Awards of 530,664, and New Allurion Warrants of 427,664 to be issued upon the consummation of the Mergers have been excluded from the computation of diluted net loss per share attributable to common stockholders for the nine months ended September 30, 2023 and for the year ended December 31, 2022 because including them would have been antidilutive. Shares outstanding exclude the Contingency Shares to be issued as they are issuable upon the occurrence of specified events. Refer to note 1.V. Because the necessary conditions for issuance of the shares had not been met as of March 31, 2023, these shares are excluded from the table above and from the computation of the basic and diluted net loss per share attributable to common stockholders.

The weighted average common share outstanding — basic and diluted for the nine months ended September 30, 2023 and for the year ended December 31, 2022 is calculated as the sum of: a) 27,867,658 shares of New Allurion Common Stock held by Legacy Allurion Stockholders, b) 4,081,380 shares of New Allurion Common Stock held by Public Stockholders, c) 994,318 shares of New Allurion Common Stock held by Medtronic, d) 3,352,710 shares of New Allurion Common Stock held by the Sponsor and the Additional Class B Holders, e) 950,000 shares of New Allurion Common Stock held by RTW, f) 950,000 shares of New Allurion Common Stock held by an affiliate of Fortress, g) 831,526 shares of New Allurion Common Stock held by HVL, h) 2,857,409 shares of New Allurion Common Stock held by other Legacy Allurion Convertible Noteholders, i) 5,386,695 shares of New Allurion Common Stock held by the PIPE Investors, j) 35,511 Commitment Shares to be issued in connection with the Chardan Equity Facility, and k) 73,349 equity-classified penny warrants outstanding.

BUSINESS

Unless the context otherwise requires, all references in this section to the “company”, “we”, “us”, or “our” refer to the business of Legacy Allurion and its subsidiaries prior to the consummation of the Business Combination and to Allurion (formerly known as Allurion Technologies Holdings, Inc.) and its subsidiaries after giving effect to the Business Combination.

Overview

Our company is dedicated to ending obesity by creating a best-in-class weight loss platform to treat the estimated two billion people globally who are overweight. Our platform, the Allurion Program, features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss (the Allurion Balloon) and offers access to AI-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite or “VCS.” Over 130,000 patients have already been treated commercially with the Allurion Balloon in over 50 countries globally outside of the United States.

The Allurion Balloon is swallowed as a capsule under the guidance of a health care provider without surgery, endoscopy, or anesthesia. The placement takes approximately 15 minutes during an outpatient visit (though times may vary across different outpatient offices). We believe the proprietary technologies that differentiate the Allurion Balloon where the device is commercially distributed enable improved safety and efficacy outcomes. In a prospective, non-randomized, open-label, registry study, the Allurion Balloon demonstrated low device or procedure related rates of serious adverse events, which we believe compare favorably to that of our competitors.

The VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

•

For Allurion Program patients, our mobile app (“App”) integrates data from the Allurion Connected Scale and Health Tracker to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of over 150 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in over 15 languages.

•

For Allurion Program providers, Allurion Insights provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform which leverages machine learning to deliver key insights and streamline workflow. Allurion Insights offers real-time access to patient data and AI-powered analytics, 1:1 video telehealth and secure messaging directly to the patient’s App, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future.

For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our Medtronic Collaboration, we expect to develop bundled offerings that incorporate the VCS in order to onboard and manage Medtronic’s patients.

The Allurion Balloon has demonstrated favorable short and long-term results for weight loss with few adverse events. In a prospective, non-randomized, open-label, registry study of 1,770 patients, Allurion Balloon patients lost 14% of total body weight or 30 pounds on average after just four months. In another study of 522 patients, average weight loss was 13.9% of total body weight at four months and 13.4% of total body weight at one year after balloon passage, representing a 95% maintenance of total body weight loss. In a study of 232 Allurion Balloon patients who maintained ongoing lifestyle modification after balloon passage, average weight loss was 17% of total body weight at one year. In a study of 181 patients that combined Allurion Balloon treatment with a GLP-1 weight loss drug, the first multi-center study of balloon and drug combination therapy demonstrating significant synergies, average weight loss was 19% of total body weight at eight months. Finally, in another study of 226 patients with type 2 diabetes or pre-diabetes treated with the Allurion Balloon, those with type 2 diabetes reduced their hemoglobin A1c (HbA1c) on average by 1.5 points and those with pre-diabetes reduced their HbA1c by 1.1 points.

The FDA approved the IDE for our AUDACITY trial, a 48-week, prospective, randomized, open-label study. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the study was treated in July 2022. We enrolled 550 patients in the study across 17 sites in the United States. The results of the study, if positive, are expected to support a PMA to the FDA.

We have assembled a broad portfolio of intellectual property related to our medical device, the Allurion Balloon, and our supporting technology platform, the VCS. We believe this intellectual property, combined with proprietary manufacturing processes and the regulatory approvals we have successfully obtained outside of the United States, provides us with a strong market position. As of September 30, 2023, we own or have rights to 17 issued and four pending patents in the United States related to various aspects of our Allurion Balloon such as a swallowable, self-deflating and naturally passing gastric balloon, improvements to the fill and release valves therein, methods for deploying and releasing a gastric balloon within the body, and next generation fill and release valves. In addition, we have 35 issued and five patents pending outside of the United States. We intend to continue to expand our intellectual property portfolio and invest in protecting new innovations.

To date, most of our revenues have been generated from sales of the Allurion Balloon. We began selling the Allurion Balloon in Europe in January 2016 and to date have launched in over 50 countries globally outside of the United States. We currently sell our products either via our direct sales force, or in certain countries, distributors. In 2021, Allurion generated $38.2 million in revenue, representing 87% YOY growth, and generating a gross profit margin of 76% and a net loss of $12.4 million. In 2022, Allurion generated $64.2 million in revenue, representing 68% YOY growth and generated a gross profit margin of 79% and a net loss of $37.7 million.

Our Market Opportunity

According to the World Health Organization (“WHO”), over 2 billion people around the world are overweight and by 2030, 1 billion people globally will have obesity, defined as a body mass index (“BMI”) of 30 or greater. Likewise, according to WHO, the number of obese adults worldwide has nearly tripled since 1975.

Moreover, according to WHO, obesity is the leading cause of chronic diseases worldwide and leads to a higher risk of cardiovascular disease, type 2 diabetes, infertility, liver disease, and certain cancers. According to McKinsey, the annual global economic impact of obesity is estimated to be over $2 trillion.

We expect the rates of obesity to rise globally as access to calorie-rich foods increases and lifestyles become increasingly sedentary, especially among adolescents. According to WHO, the prevalence of obesity in children and adolescents has increased 10-fold in the past four decades and will fuel higher rates of adult obesity in the decades to come.

Despite the significant medical and economic burden that obesity poses, there remains a significant unmet need for safer, more effective, and more consumer-centric treatments.

Based on a market research study we conducted in 9,800 consumers in 8 countries, where we assessed each participant’s weight, income level, and interest in various weight loss alternatives, we estimate that 4.3% of the population—or 24 million people—would consider the Allurion Program.

Current Therapeutic Interventions Used in Weight Loss

Current treatment alternatives for patients who are obese and overweight begin with lifestyle modification, such as diet and exercise. If this course of treatment fails to produce the desired results, as is often the case, physicians may prescribe pharmaceutical therapies, and in patients with more severe obesity, physicians may pursue aggressive bariatric surgical treatments, such as gastric bypass and sleeve gastrectomy. These approaches are associated with concerns around safety, lifestyle impact, ease of use, cost and compliance issues, as well as the significant weight re-gain associated with such approaches that have limited their adoption.

Lifestyle Modification

Lifestyle modification, which includes diet, exercise and behavior modification delivered either in-person or digitally, is usually prescribed as an initial treatment for a patient who is obese or overweight. However, lifestyle modification alone has generally been ineffective in producing sustainable weight loss in patients with obesity due to poor adherence over an extended period. Many studies have shown that a significant majority of dieters will regain lost weight and many will gain more than they originally lost.

Pharmaceutical Therapy

Pharmaceutical therapy often represents a first option in the treatment of patients with obesity that have failed to achieve weight loss goals through lifestyle modifications alone. Pharmaceutical therapies can have limited effectiveness due to non-adherence and in most cases, need to be taken for life. In addition, more recent pharmaceutical therapies require once weekly injections and impose significant financial costs on the patient. Additionally, since these drugs are absorbed into the bloodstream, they may pose significant safety risks and negative systemic side effects, such as adverse gastrointestinal, cardiovascular and central nervous system issues, some of which are serious or life threatening.

Bariatric Surgery

Bariatric surgery is a treatment option generally reserved for cases of severe obesity in patients with a BMI greater than 40. The most common forms of bariatric surgery, gastric bypass and sleeve gastrectomy, promote weight loss by surgically restricting the stomach’s capacity and outlet size. Gastric bypass also affects weight loss by restricting the body’s ability to absorb nutrients. While largely effective, these procedures are highly invasive, expensive for the patient and irreversible. Moreover, patients cite fear of complications as the primary reason to not pursue bariatric surgery. Only one percent of patients who qualify for bariatric surgery actually go on to get it.

Bariatric surgery patients are generally required to make significant postoperative lifestyle changes, including strict dietary changes, vitamin supplementation and long-term medical follow-up programs. Side effects of bariatric surgery include a high rate of re-operation, nausea, vomiting, dumping syndrome, dehydration, and even death. Moreover, up to 25% of patients undergoing bariatric surgery will regain all of the weight previously lost as a result of the surgery.

Recently Developed Treatment Alternatives

Given the shortcomings and limitations of the existing treatment alternatives, new medical procedures have recently been introduced. Endoscopic balloon therapy involves an endoscopic procedure with anesthesia to implant a balloon in the stomach that leads to satiety, followed by another endoscopic procedure with anesthesia several months later to remove the balloon.

We believe high costs, procedural complexity, poor consumer experiences, lack of ongoing patient support and follow-up, and the risk of serious side effects have limited the adoption of endoscopic balloon therapy:

1. Rate of SAEs. In the ReShape Lifesciences, Inc. pivotal clinical trial for its ReShape Integrated Dual Balloon System, 31 device- or procedure-related serious adverse events were reported in 20 patients, resulting in a serious adverse event, or SAE, rate of approximately 7.5%. Similarly, in the Apollo Endosurgery, Inc. pivotal clinical trial for its ORBERA Intragastric Balloon System, 17 serious adverse events were reported in 16 patients, resulting in an SAE rate of approximately 10%. In both studies, there were multiple SAEs related to the endoscopy and anesthesia required for placement and removal of the balloons.

2. Lack of comfort and tolerability. The ReShape Duo Balloon and ORBERA Balloon are manufactured from thick silicone containing rigid components. We believe that the materials used in these balloons can lead to discomfort, trauma to the stomach lining, and growth of bacteria and fungi on the balloon surface.

3. Limited ability to provide progressive and sustained weight loss. For patients receiving balloon treatment in the ReShape Duo Balloon pivotal trial, the mean weight loss at 24 weeks was just 14.3 pounds. Furthermore, the average treatment subject in ReShape’s pivotal trial with weight loss at 24 weeks regained 40% of the weight loss at 48 weeks, resulting in a mean weight loss of 9.9 pounds at 48 weeks.

4. Inconvenient placement procedure. The placement procedures for the ReShape Duo Balloon and the ORBERA Balloon require both the device placement and the device removal to be performed in an endoscopic procedure using anesthesia. The placement procedure for the ReShape Duo Balloon takes an average of approximately 8 minutes and for the ORBERA Balloon takes an average of approximately 20 minutes. The patient cannot immediately return to normal activities and must be placed under medical observation for at least a few hours until cleared to go home.

Our Platform

The Allurion Program

The Allurion Program features the Allurion Balloon, the world’s first and only swallowable, procedure- less gastric balloon for weight loss, and offers access to with the VCS, a cutting-edge digital therapeutic that combines AI-powered remote patient monitoring tools with a proprietary behavior change program.

The Allurion Balloon

The Allurion Balloon is a first of its kind, procedure-less intragastric balloon that does not require any surgery, endoscopy, or anesthesia for placement or removal. The balloon is swallowed in a capsule during a discrete outpatient office visit that takes approximately 15 minutes (though times may vary across different outpatient offices). Once the capsule is in the stomach, a delivery catheter is used to fill the Allurion Balloon with approximately 550 milliliters of filling fluid. Approximately four months later, a patented ReleaseValve™

opens and allows the balloon to empty and pass out of the body naturally. The patient does not need to return to the doctor to have the balloon removed.

The Allurion Balloon is designed to help reduce a patient’s food intake by taking up space in the stomach and slowing the rate at which the stomach empties. By the time the Allurion Balloon passes, patients develop new food preferences, including smaller portion sizes, which we believe leads to maintainable, long- lasting results. We believe our clinical studies support that the Allurion Balloon can be swallowed, filled, and passed, and provide short and long-term therapeutic benefit while minimizing risks.

The Allurion Balloon is comprised of several novel and innovative features that differentiate it from previous intragastric balloons and enable it to be swallowed and then naturally passed, including:

•

Dissolvable capsule. We designed the capsule to be large enough to accommodate the folded balloon, yet small enough to be swallowed. The capsule is titrated to optimize dissolution timing. If the capsule dissolves too quickly, the balloon could be prematurely released before entering the stomach, and if too slowly, the patient and physician are inconvenienced by having to wait longer to fill the balloon.

•

Balloon film. Our film is made from a polyether polyurethane that was specifically chosen to be extrudable into a film thin enough to fit into a capsule and pass through the gastrointestinal tract yet impervious to the chemical environment and mechanical forces of the stomach. The film is biocompatible, cost-effective to extrude and manufacture, and puncture resistant, all while being smooth and atraumatic to the gastrointestinal lining.

•

Balloon valves. Our Allurion Balloon contains two valves: a Fill Valve and ReleaseValve™. The valves are constructed from polyurethane film and unlike valves used in other intragastric balloons, there are no rigid parts. This design ensures that the valves are atraumatic to the stomach lining and can pass through the gastrointestinal tract without obstructing. Both valves are small and flexible so that they can be folded to fit inside the capsule.

1.	The Fill Valve is designed to reseal after the delivery catheter is removed. It also contains a radiopaque marker so that the Balloon can be visualized on x-ray.

2.

The ReleaseValve™ is constructed from a degradable polymer that faces the inside of the Balloon. Once the degradable polymer is fully degraded, the ReleaseValve™ opens, the Balloon empties, and then passes through the gastrointestinal tract to be excreted.

•

Delivery catheter. Our delivery catheter is designed to quickly fill the Allurion Balloon. It is small, flexible, and smooth in order to minimize any potential discomfort to the patient during balloon placement. In addition, the catheter contains length markings to measure transit through the esophagus and into the stomach and is radiopaque to facilitate visualization on x-ray.

The Allurion Virtual Care Suite

The VCS is a cutting-edge digital therapeutic that combines AI-powered remote patient monitoring tools with a proprietary behavior change program.

The VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

For patients, the App integrates data from the Allurion Connected Scale and Health Tracker to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App also enables secure messaging and video telehealth with the patient’s care team and delivers content from Allurion’s proprietary behavior change program—a library of over 150 weight loss actions developed by Allurion’s team of behavior change experts related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics—directly to the patient. The App is available in over 15 languages.

For health care providers, Allurion Insights provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights and streamline workflow. Allurion Insights offers real-time access to patient data and AI-powered analytics, 1:1 video telehealth and secure messaging directly to the patient’s App, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our Medtronic Collaboration, we expect to develop bundled offerings that incorporate the VCS in order to onboard and manage Medtronic’s patients.

Allurion Program Studies

The Allurion Balloon has demonstrated favorable short and long-term results for weight loss with few adverse events. In a prospective, non-randomized, open-label, registry study of 1,770 patients, Allurion Balloon patients lost 14% of total body weight or 30 pounds on average after just four months. In another study of 522 patients, average weight loss was 13.9% of total body weight at four months and 13.4% of total body weight at one year after balloon passage, representing a 95% maintenance of total body weight loss. In a study of 232 Allurion Balloon patients who maintained ongoing lifestyle modification after balloon passage, average weight loss was 17% of total body weight at one year. In a study of 181 patients that combined Allurion Balloon treatment with a GLP-1 weight loss drug, the first multi-center study of balloon and drug combination therapy demonstrating significant synergies, average weight loss was 19% of total body weight at eight months. Finally, in another study of 226 patients with type 2 diabetes or pre-diabetes treated with the Allurion Program, those with type 2 diabetes reduced their hemoglobin A1c (HbA1c) on average by 1.5 points and those with pre-diabetes reduced their HbA1c by 1.1 points.

The FDA approved the IDE for Allurion’s AUDACITY trial, a 48-week, prospective, randomized, open-label study comparing the Allurion Program to moderate intensity lifestyle intervention. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the study was treated in July 2022. During the third quarter of 2023, we completed the enrollment of 550 patients in the study across up to 17 sites in the United States.

Subjects in the treatment arm will be eligible for up to two Allurion Balloons. Co-primary endpoints of the study include a 50% responder rate, defined as greater than 5.0% of total body weight loss, at 48 weeks following balloon placement, and a 3.0% total body weight loss superiority margin at 48 weeks. The results of the study, if positive, are expected to support a PMA to the FDA.

Prior ENLIGHTEN Study

AUDACITY’s trial design reflects the FDA’s updated recommendations for weight loss devices and builds upon the ENLIGHTEN trial, our prior IDE trial which was conducted in 2018-2019. The ENLIGHTEN trial featured a sham-controlled design with one balloon cycle. The Allurion Balloon met the co-primary endpoint related to responder rate but failed to meet the co-primary endpoint on superiority margin due to sham overperformance.

In 2019, the FDA issued a White Paper on Weight Loss Devices after safety issues were encountered with other weight loss balloons (ReShape and ORBERA) on the market. The FDA’s updated guidance for clinical trials for weight loss balloons required increased efficacy and increased the minimum treatment duration to 6 months with a preference for one-year outcomes. We designed the AUDACITY trial in collaboration with the FDA in 2021 to address these new criteria.

We believe that AUDACITY improves upon ENLIGHTEN given the open-label trial design (i.e., no sham), utilization of multiple balloon cycles, and alignment with the FDA’s updated guidance on intragastric balloons for weight loss.

Our Business Model

We believe that our business-to-business-to-consumer, or B2B2C, business model creates an economic benefit for all key stakeholders. Health care providers may benefit from providing the Allurion Program because it addresses a significant unmet need for their patients and does not require time-consuming surgery, endoscopy, or anesthesia. Moreover, we can provide our product to health care providers who have historically not been able to provide cash pay weight loss procedures, because the Allurion Balloon does not require endoscopy or anesthesia and hence there are fewer restrictions on the type of doctor that can use the Allurion Balloon versus other balloons. Patients may benefit because our program does not require invasive surgery, endoscopy, or anesthesia and hence may reduce the overall cost and inconvenience of getting treated.

We believe our platform addresses the following limitations of current weight loss treatments:

•

Poor patient and health care provider experience. Many other weight-loss innovations lack remote patient monitoring or behavior modification. By combining a therapeutic medical device with remote patient monitoring and behavior modification, we believe we can improve both the patient and provider experiences.

•	More complex safety profile. Weight loss treatments that require surgery, endoscopy, or anesthesia may result in SAEs that limit adoption.

•

Poor economics. Bariatric surgery can cost patients approximately at least $15,000 out-of-pocket when not reimbursed by insurance companies. Weight loss drugs can cost patients as much as $1,000 per month, and weight loss is dependent on patients continuing to use the drugs for life. By removing endoscopy and anesthesia from the placement and removal of the Allurion Balloon, we believe that the Allurion Program is significantly more affordable for patients than the alternatives while maintaining attractive health care provider economics.

•

Limited channels. We believe most health care providers lack the necessary infrastructure and training to deliver a comprehensive weight-loss platform. Moreover, interventions that require surgery, endoscopy or anesthesia must be performed by gastroenterologists or surgeons, many of whom are not weight-loss specialists. We believe that the Allurion Program can be delivered by a much wider group of health care providers across multiple specialties.

•

Flawed go-to-market strategy. We believe other weight-loss companies have deployed strategies which fail to embrace modern-day digital advertising and physician training techniques. We believe that the strategies we have developed to acquire leads, increase conversion through the funnel, and educate providers significantly improves the scalability of our business compared to the competition.

Our Competitive Strengths

We developed the Allurion Program to overcome the limitations of other weight loss treatments, including the other intragastric balloons. Based on our commercial experience in over 130,000 patients, we believe that the Allurion Program provides considerable advantages to patients and providers:

Consumer-centric, procedure-less technology with favorable safety profile. The Allurion Balloon does not require surgery, endoscopy, or anesthesia for either placement or removal. We believe this results in a safer, easier, faster, and more convenient patient experience at a lower cost and a device that can be administered by a wide array of providers. Though the Allurion Balloon has not been compared in head-to-head studies with other liquid-filled intragastric balloons, Allurion has reported a lower device or procedure-related SAE rate than competing intragastric balloons.

More than just a balloon: an end-to-end weight management platform powered by AI and a data moat. The Allurion Program features a revolutionary medical device and offers access to a proprietary clinically-proven behavior change program and AI-powered remote patient monitoring through the VCS. We believe this holistic approach will improve outcomes for patients, streamlines provider workflow, enables end-to-end weight management, and opens the door to a life-long relationship with the patient. Further, we believe that the ongoing stream of data we receive on patient outcomes and provider productivity will enable us to enhance the capabilities of our AI platform and further expand our data moat.

Life-changing clinical outcomes that are fast yet durable. On average, Allurion patients lose 14% of their total body weight (approximately 14kg or 30lbs) over just four months and sustain 95% of that weight loss at one year. We have also observed similarly significant effects on obesity-related co-morbidities like type 2 diabetes.

Attractive economics for patients and providers. By eliminating endoscopy and anesthesia from balloon placement and removal, we believe that we have made our weight loss product more affordable to the patient and more lucrative for the provider compared to the competition. Health care providers can treat patients with a high- margin device in just a 15-minute office visit, which when compared to devices that require hospital stays, significantly improves profitability per hour.

Broad patent portfolio and proprietary manufacturing capabilities. We have a broad portfolio of intellectual property—including 52 issued patents—protecting our products, which we believe, when combined with our proprietary manufacturing processes and know-how, leads to a significant competitive moat. Currently, the Allurion Balloon is manufactured and assembled in-house using components and sub-assemblies at our facilities in Natick, Massachusetts, which further enhances our ability to maintain high levels of quality and protect manufacturing trade secrets that we have developed since inception.

Proven management team with expansive industry experience. Our executive team consists of seasoned medical device and digital health professionals with deep industry experience and expertise, who have led and managed high-growth private and public companies that have introduced and commercialized multiple new products.

Our Growth Strategy

Our primary objective is to become the world’s leading weight loss treatment provider and fulfill our mission to end obesity. The key elements to our strategy are the following:

•

Expand revenues in existing markets. We employ a multi-faceted marketing strategy that includes online advertising, co-op marketing campaigns, and professional education programs. This approach enables us to engage with and educate patients and providers, increase the awareness and credibility of our program, provide qualified leads to our accounts, and increase the productivity of our providers. Over time, we expect the return on investment on these activities to continue to increase. Using the commercial strategies we have deployed successfully thus far, we believe we can continue to expand revenues in existing markets by increasing the productivity of existing accounts and acquiring new, high potential accounts across a variety of specialties.

•

Launch the Allurion Program in new markets. We expect that continued geographic expansion will be a key driver of growth over the next three years. The Allurion Program is already registered to be sold in over 50 countries. We expect to launch in several new markets over the next three years.

•

Obtain FDA approval and enter the US market. We plan to conduct our FDA-approved IDE clinical trial, AUDACITY, in the United States with the goal of obtaining data to support a PMA to submit to the FDA and, if approved, commercialization of the Allurion Balloon in the United States. The study is a prospective, randomized, open-label control trial comparing the Allurion Balloon to a moderate intensity lifestyle intervention therapy program The first patient in our pivotal study, AUDACITY, was treated in July 2022 and we during the third quarter of 2023, we completed the enrollment of 550 patients in the study across up to 17 sites in the United States.

•

Expand the VCS to enhance the balloon experience and engage patients for a lifetime. Every Allurion patient receives an Allurion Connected Scale and Health Tracker, and anyone can download the App. Currently, the VCS is driving increased productivity, improved outcomes, and higher patient engagement during the balloon phase. In the future, we intend to expand the sale of the VCS in a Software as a Service (“SaaS”) model to be used in clinics for their patients before and after balloon therapy to drive even better short and long-term outcomes and also in patients undergoing other weight loss interventions.

•

Expand label, advance product pipeline, and transform balloon into platform. We plan to leverage our proprietary product technology and research and development expertise to expand our current label, if approved, into adolescents and a lower BMI population. We also plan to develop products for weight loss that improve clinical outcomes, increase ease of use, and reduce cost. Our development pipeline includes a balloon that can be placed under either ultrasound or x-ray guidance, a balloon designed to last in the stomach for approximately eight months, and a series of initiatives in partnership with Dr. Robert Langer, Chair of Allurion’s Scientific Advisory Board, that will explore the feasibility of using our balloon as a drug delivery platform or a stomach sensing technology.

•

Monetize our marketing funnel through partnership or acquisition. As part of our multi-faceted marketing strategy, we generate leads that enter our marketing funnel. Currently, we only convert a portion of those leads to the Allurion Program. Leads that remain unmonetized today may be suitable candidates for bariatric surgery, weight loss medications, or some other intervention. We plan to leverage these leads to form partnerships with other weight loss companies or identify acquisition targets that are searching for well qualified leads for their products. While we have no specific acquisitions or planned licensing agreements, we may engage in these, or other strategic transactions, with the goal of augmenting our existing product portfolio and global footprint.

Our Competition

We have developed, manufactured, and commercialized the world’s first and only swallowable, procedure-less gastric balloon for weight loss, which we offer as part of our Allurion Program, a multi-faceted weight loss platform. Weight-loss treatments range from behavioral modification, to drugs and medical devices, and surgery. Outside the U.S., we compete with a variety of local and regional competitive intragastric balloon manufacturers including SC MedSil, Medicone and Spatz Laboratories. In the U.S., there are three manufacturers with an intragastric balloon approved by the FDA at this time: Boston Scientific Corporation, Inc. ReShape Lifesciences, Inc. and Spatz FGIA Inc. All of these balloons require endoscopy and anesthesia for placement and/or removal.

We also compete against the manufacturers of pharmaceuticals that are directed at treating weight loss, such as NovoNordisk, Eli Lilly, Roche Holding AG, GlaxoSmithKline plc, Arena Pharmaceuticals, Inc., VIVUS, Inc., Orexigen Therapeutics, Inc. and Gelesis Holdings, Inc.

We believe that the principal competitive factors in our market include:

•	acceptance by health care providers and patients;

•	published rates of safety and efficacy;

•	reliability and high-quality performance;

•	effectiveness at controlling co-morbidities such as diabetes and hypertension;

•	invasiveness and the inherent reversibility of the procedure or device;

•	cost and average selling price of products and relative rates of reimbursement, if any;

•	effective marketing, training, education, sales and distribution;

•	regulatory expertise;

•	technological leadership and superiority; and

•	speed of product innovation and time to market.

Many of our competitors are larger than we are, and they may enjoy several competitive advantages over us, including:

•	stronger name recognition;

•	existing relations with health care professionals, customers and third-party payers;

•	established distribution networks;

•	significant experience in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals, obtaining reimbursement and marketing approved products; and

•	greater financial, sales and marketing and manufacturing resources.

As a result, we cannot assure you that we will be able to compete effectively against these companies or their products.

Intellectual Property

We have assembled a broad portfolio of intellectual property related to our medical device, the Allurion Balloon, and our supporting technology platform, the VCS. We believe this intellectual property, combined with proprietary manufacturing processes and the regulatory approvals we have successfully obtained in over 50 countries outside of the United States, provides us with a strong market position.

As of September 30, 2023, we own or have rights to 17 issued patents and four pending patent applications in the U.S. related to various aspects of our Allurion Balloon, such as a swallowable, self-deflating and naturally passing gastric balloon, improvements to the fill and release valves therein, methods for deploying and releasing a gastric balloon within the body, and next generation fill and release valves. In addition, outside of the United States we have 35 issued and five patents pending that generally parallel the U.S. portfolio in 16 countries as of September 30, 2023. We are not currently licensing any patents. Allurion owns and possesses all right, title and interest in and to each patent and patent application noted herein free and clear of all liens.

Our issued patents are expected to expire at various times between February 21, 2033 and February 7, 2040. The following table sets forth a summary of our patents and patent applications, including where patent applications have been filed, the exemplary subject matter being pursed in the applications, and expected expiration dates.

Family No.	Jurisdictions	Patent/Application & Status	Exemplary Subject Matter and Scope	Expiration	Type
1	Australia; Brazil; Canada; China; Europe; Israel; India; Japan; South Korea; Mexico; United States	Granted European patent validated in Germany; Spain; France; United Kingdom; Ireland; Italy; granted Australia; Brazil; Canada; China; Israel; India; Japan; South Korea; Mexico; United States	Medical devices for temporary implantation within the body, such as a gastric space, and methods for temporarily occupying a space in the body, such as a gastric space	2033	Utility
2	United States	Granted	Ingestible Delivery Systems And Methods	2033	Utility

Family No.	Jurisdictions	Patent/Application & Status	Exemplary Subject Matter and Scope	Expiration	Type
3	Australia; Brazil; China; Europe; United States	Granted European patent validated in France; United Kingdom; Ireland; granted Australia; Brazil; China; United States	Medical devices for temporary implantation within the body, such as a gastric space, and methods for temporarily occupying a space in the body, such as a gastric space; improved fill valves for use with the medical devices	2033, 2036	Utility
3	European Patent Convention; United States	Pending patent applications	Medical devices for temporary implantation within the body, such as a gastric space, and methods for temporarily occupying a space in the body, such as a gastric space; improved fill valves for use with the medical devices	2033, 2036	Utility
4	United States	Granted	Automatic-Sealing Balloon- Filling Catheter Systems and methods of use	2039	Utility
4	Europe; United States	Pending patent applications	Automatic-Sealing Balloon- Filling Catheter Systems and methods of use	2039	Utility
5	China; United States	Granted China; United States	Binary fluid control valve systems	2039	Utility
5	Europe; United States	Pending patent applications	Binary fluid control valve systems	2039	Utility
6	United States	Granted	Enhanced Fluid Delivery System	2040	Utility
7	China; United States	Pending patent applications	Fluid Delivery Catheter	2041	Utility

Family No.	Jurisdictions	Patent/Application & Status	Exemplary Subject Matter and Scope	Expiration	Type
8	United States	Pending patent application	Automatic-Sealing Balloon- Filling Catheter Systems and methods of use	2043	Utility

We are protecting three Allurion-related trademarks in three classes: medical devices (the balloon), downloadable software and digital scale (the mobile app), and medical services (provided by our physicians). As of September 30, 2023, we have 69 registered trademarks and one pending Allurion trademark application among 15 jurisdictions. It is our intention to maintain these registrations indefinitely and to expand the number of jurisdictions in which we have registered trademarks as deemed necessary to protect our freedom to use the marks and/or block competitors in additional markets.

We also hold registrations to the “Elipse” trademark in three classes in four jurisdictions; it is our intention to allow these registrations to lapse at the end of their current terms as we are no longer identified by this trademark.

In addition to pursuing patents on our products, we have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners, and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. In addition, we intend to expand our international operations, and effective patent, copyright, trademark and trade secret protection may not be available or may be limited in foreign countries.

In general, the medical device industry is characterized by the existence of a large number of patents and frequent allegations and related litigation regarding patent and other intellectual property rights. Third parties, including our competitor companies, may assert patent, copyright, trademark and other intellectual property rights against us, our partners or our customers. Our standard license and other agreements may obligate us to indemnify our partners and customers against such claims. We could incur substantial costs and diversion of the attention of our management and technical personnel in defending against any such claims. Successful claims of infringement by a third party could prevent us from selling or distributing certain products or performing certain services, require us to expend time and resources to develop non-infringing products, or force us to pay substantial damages (including treble damages if we are found to have willfully infringed patents), royalties or other fees. We cannot assure you that we do not currently infringe, or that we will not in the future infringe, upon any third-party patents or other proprietary rights.

We intend to continue to expand our intellectual property portfolio and invest in protecting new innovations developed in our pipeline programs.

Third-party open source software components.

The Allurion VCS and our other products and services contain software licensed to us by third-party authors under “open source” licenses. Use of such software may entail greater risks than use of non-open source third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. Although we seek to monitor our use of open source software to avoid such consequences and to comply with the terms thereof, the terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform. Although we try to mitigate the risk of our use of open source software by managing software development with an information security program that is in compliance with the global standard ISO 27001:2013, our information security program does not yet comply fully with all of the additions and changes in the updated ISO 27001:2022 version of the standard. We anticipate transitioning to compliance with the ISO 27001:2022 version of the standard prior to the required transition date of October 31, 2025. Using an automated static code analysis tool, we regularly examine all VCS software code, as well as included open source code, for security vulnerabilities, code quality, as well as open source licensing that is in alignment with our software distribution requirements.

Sales and Marketing

We currently sell our products either via our direct sales force, or in certain countries, via distributors. As of September 30, 2023, our sales and marketing organization consisted of approximately 150 employees and consultants.

Our sales personnel are equipped with a suite of resources including extensive in-depth training, marketing resource tools, and access to a robust schedule of education events. In the regions where we have distributors, we provide clinical training and support to build positive relationships with physicians and clinics and to position our product in the marketplace as a premium product with consequent premium pricing.

We employ a multi-faceted marketing strategy focused on social media engagement with patient success stories, conferences, advertisements and education.

Manufacturing Capabilities

Allurion Balloons are manufactured in-house using components and sub-assemblies at our 10,000 square foot, ISO 13485 certified manufacturing facility in Natick, Massachusetts. We rely on suppliers for the extruded film to manufacture our Allurion Balloon and suppliers for stylets, filler kits, accessories, scales and watches. All critical component suppliers undergo strict quality system audits and component inspections to ensure they meet our quality standards. All suppliers must be qualified and materials must be qualified prior to being approved for manufacturing activities. Our suppliers have no contractual obligations to supply us with components, and we are not contractually obligated to purchase such components from any of our suppliers. Order quantities and lead times for components purchased from our suppliers are based on our forecasts derived from anticipated future demand.

Lead times for components may vary significantly depending on the size of the order, time required to fabricate and test the components, specific supplier requirements and current market demand for the components and sub-assemblies. However, some of these components are critical to our products and there are relatively few alternative sources of supply. To date, we have not experienced significant delays in obtaining any of our components or sub-assemblies.

We have registered with the FDA as a medical device manufacturer and have obtained a manufacturing license from the Center for Devices and Radiological Health. We and our component suppliers manufacture our products in compliance with the FDA’s QSR in 21 CFR part 820 of the Federal Food, Drug and Cosmetic Act., or “FDCA”

We are also subject to periodic inspections and audits by various international regulatory and notified bodies, and we believe our past performance in these audits reflects the strength of our quality system and production and process controls. We consider this to be a key element of our risk management and business continuity strategies and a competitive advantage as we have full control of the product life-cycle. Our in-house manufacturing team includes over 40 employees, all of whom undergo well defined training programs throughout their period of employment. We believe our manufacturing experience, know-how, and process-related trade secrets are a competitive advantage.

Additionally, we will need to increase our manufacturing capabilities in order to satisfy expected demand for our balloon system, and we have no experience manufacturing our balloon system in such quantities. If we are unable to keep up with demand for our balloon system, our revenue could be impaired, market acceptance for our balloon system could be harmed and our customers might instead purchase our competitors’ products.

Government Regulation

The healthcare industry, and thus our business as a medical device company, is subject to extensive federal, state, local and foreign regulation. Some of the pertinent laws have not been definitively interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. In addition, these laws and their interpretations are subject to change.

Regulatory System for Medical Devices in the United States

Unless an exemption applies, each new or significantly modified medical device a company seeks to commercially distribute in the U.S. will require a premarket notification to the FDA requesting permission for commercial distribution under Section 510(k) of the FDCA, also referred to as a 510(k) clearance, a de novo classification request, or approval from the FDA of a PMA application. Our Allurion Balloon will require approval from the FDA of a PMA application. The 510(k) clearance, de novo classification request and PMA processes can be resource intensive, expensive and lengthy, and require payment of significant user fees, unless an exemption is available.

Device Classification

Under the FDCA, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurances with respect to safety and effectiveness.

Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be reasonably assured by adherence to a set of FDA regulations, referred to as General Controls, which require compliance with the applicable portions of the QSR facility registration and product listing, reporting of adverse events and malfunctions, and appropriate, truthful and non-misleading labeling and promotional materials. Some Class I devices, also called Class I reserved devices, also require premarket clearance by the FDA through the 510(k) premarket notification process described below. Most Class I products are exempt from the premarket notification requirements.

Class II devices are those that are subject to the General Controls, and Special Controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These Special Controls can include performance standards, patient registries, FDA guidance documents and post-market surveillance. Most Class II devices are subject to premarket review and clearance by the FDA. Premarket review and clearance by the FDA for Class II devices is accomplished through the 510(k) premarket notification process.

Class III devices include devices deemed by the FDA to pose the greatest risk such as life-supporting or life-sustaining devices, or implantable devices, in addition to those deemed novel and not substantially equivalent following the 510(k) process. The safety and effectiveness of Class III devices cannot be reasonably assured solely by the General Controls and Special Controls described above. Therefore, these devices are subject to the PMA application process, described below, which is generally more costly and time consuming than the 510(k) process.

The Investigational Device Process

In the United States, absent certain limited exceptions, human clinical trials intended to support 510(k) clearance, de novo classification, or PMA approval require an IDE application. Some types of studies considered to present “non-significant risk” are deemed to have an approved IDE once certain requirements are addressed, and IRB approval is obtained. If the device presents a “significant risk” to human health, as defined by the FDA, the sponsor must submit an IDE application to the FDA and obtain IDE approval prior to commencing the human clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound.

The IDE application must be approved in advance by the FDA for a specified number of subjects. The FDA also may issue a conditional approval, in which case the trial may be conducted subject to the FDA’s conditions, which the sponsor must address in order to conduct the trial as originally requested. Generally, clinical trials for a significant risk device may begin once the IDE application is approved by the FDA and the study protocol and informed consent are approved by appropriate IRBs at the clinical trial sites. There can be no assurance that submission of an IDE application will result in the ability to commence clinical trials, and although the FDA’s approval of an IDE application allows clinical testing to go forward for a specified number of subjects, it does not bind the FDA to accept the results of the trial as sufficient to prove the product’s safety and efficacy, even if the trial meets its intended success criteria unless the sponsor has obtained a binding protocol agreement.

All clinical trials must be conducted in accordance with the FDA’s IDE regulations that govern investigational device labeling, prohibit promotion and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. Clinical trials must further comply with the FDA’s good clinical practice regulations for IRB approval and for informed consent and other human subject protections. Required records and reports are subject to inspection by the FDA. Clinical trial investigators must disclose certain financial interests to clinical trial sponsors. The commencement or completion of any clinical trial may be delayed or halted, including from the FDA imposing a clinical hold on a trial, or be inadequate to support approval of a PMA application, de novo classification or clearance of a 510(k), for numerous reasons.

The 510(k) Clearance Process

Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification 90 days before it seeks to commercially distribute its device, demonstrating that the device is “substantially equivalent,” as defined in the statute, to a legally marketed predicate device.

A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 (pre-amendments device) and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was previously found substantially equivalent through the 510(k) process.

To be “substantially equivalent,” the proposed device must have the same intended use as the predicate device, and either have the same technological characteristics as the predicate device or have different technological characteristics and not raise different questions of safety or effectiveness than the predicate device. Clinical data is sometimes required to support substantial equivalence.

After a 510(k) premarket notification is submitted, the FDA determines whether to accept it for substantive review. If it lacks necessary information for substantive review, the FDA will refuse to accept the 510(k) premarket notification. If it is accepted for filing, the FDA begins a substantive review. As a practical matter, clearance often takes longer than 90 days, and clearance is never assured. Although many 510(k) premarket notifications are cleared without clinical data, the FDA may require further information, including clinical data, to make a determination regarding substantial equivalence, which may significantly prolong the review process. If the FDA agrees that the device is substantially equivalent, it will grant clearance to commercially market the device.

If the FDA determines that the device is not “substantially equivalent” to a predicate device, or if the device is automatically classified into Class III, the device sponsor must then fulfill the much more rigorous premarketing requirements of the PMA approval process, or seek reclassification of the device through the de novo process. A manufacturer can also submit a petition for direct de novo review if the manufacturer is unable to identify an appropriate predicate device and the new device or new use of the device presents a moderate or low risk.

After a device receives 510(k) clearance, any modification, including modification to or deviation from design, manufacturing processes, materials, packaging and sterilization that could significantly affect the device’s safety or effectiveness, or that would constitute a new or major change in its intended use, will require a new 510(k) clearance or, depending on the modification, could require a PMA application or de novo classification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k) or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. Many minor modifications are accomplished by a letter-to-file in which the manufacturer documents the change in an internal letter-to-file. The letter-to-file is in lieu of submitting a new 510(k) to obtain clearance for such change. The FDA can always review these letters to file in an inspection. If the FDA disagrees with a manufacturer’s determination regarding whether a new premarket submission is required for the modification of an existing device, the FDA can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or approval of a PMA application is obtained. In addition, in these circumstances, the FDA can impose significant regulatory fines or penalties for failure to submit the requisite PMA application(s).

The PMA Approval Process

Through the PMA application process, the applicant must submit data and information demonstrating reasonable assurance of the safety and effectiveness of the device for its intended use to the FDA’s satisfaction. Accordingly, a PMA application typically includes, but is not limited to, extensive technical information regarding device design and development, preclinical study and clinical trial data, manufacturing information, labeling and financial disclosure information for the clinical investigators in device studies. The PMA application must provide valid scientific evidence that demonstrates to the FDA’s satisfaction a reasonable assurance of the safety and effectiveness of the device for its intended use.

Following receipt of a PMA application, the FDA conducts an administrative review to determine whether the application is sufficiently complete to permit a substantive review. If it is not, the agency will refuse to file the PMA. If it is, the FDA will accept the application for filing and begin the review. The FDA, by statute and by regulation, has 180 days to review a filed PMA application, although the review of an application more often occurs over a significantly longer period. During this review period, the FDA may request additional information or clarification of information already provided, and the FDA may issue a major deficiency letter to the applicant, requesting the applicant’s response to deficiencies communicated by the FDA. The FDA considers a PMA or PMA supplement to have been voluntarily withdrawn if an applicant fails to respond to an FDA request for information (e.g., major deficiency letter) within a total of 360 days. Before approving or denying a PMA, an FDA advisory committee may review the PMA at a public meeting and provide the FDA with the committee’s recommendation on whether the FDA should approve the submission, approve it with specific conditions, or not approve it. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

Prior to approval of a PMA, the FDA may conduct inspections of the clinical trial data and clinical trial sites, as well as inspections of the manufacturing facility and processes. Overall, the FDA review of a PMA application generally takes between one and three years, but may take significantly longer.

If the FDA evaluation of a PMA is favorable, the FDA will issue either an approval letter, or an approvable letter, the latter of which usually contains several conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter authorizing commercial marketing of the device, subject to the conditions of approval and the limitations established in the approval letter. If the FDA’s evaluation of a PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA or issue a not approvable letter. The FDA also may determine that additional tests or clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and data is submitted in an amendment to the PMA, or the PMA is withdrawn and resubmitted when the data are available. The PMA process can be expensive, uncertain and lengthy.

New PMA applications or PMA supplements are required for modification to the manufacturing process, equipment or facility, quality control procedures, sterilization, packaging, expiration date, labeling, device specifications, ingredients, materials or design of a device that has been approved through the PMA process. PMA supplements often require submission of the same type of information as an initial PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the approved PMA application and may or may not require as extensive technical or clinical data or the convening of an advisory panel, depending on the nature of the proposed change.

In approving a PMA application, as a condition of approval, the FDA may also require some form of post-approval study or post-market surveillance, whereby the applicant conducts a follow-up study or follows certain patient groups for several years and makes periodic reports to the FDA on the clinical status of those patients when necessary to protect the public health or to provide additional or longer-term safety and effectiveness data for the device. The FDA may also require post-market surveillance for certain devices cleared under a 510(k) notification, such as implants or life-supporting or life-sustaining devices used outside a device user facility. The FDA may also approve a PMA application with other post-approval conditions intended to ensure the safety and effectiveness of the device, such as, among other things, restrictions on labeling, promotion, sale, distribution and use.

Pervasive and Continuing FDA Regulation

After the FDA permits a device to enter commercial distribution, numerous regulatory requirements continue to apply. These include:

•

the FDA’s QSR, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, production, control, supplier/contractor selection, complaint handling, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations, unique device identification requirements and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label uses;

•	advertising and promotion requirements;

•	restrictions on sale, distribution or use of a device;

•	PMA annual reporting requirements;

•	PMA approval or clearance of a 510(k) for product modifications;

•

medical device reporting, or MDR, regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•

medical device correction and removal reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

•	recall requirements, including a mandatory recall if there is a reasonable probability that the device would cause serious adverse health consequences or death;

•	an order of repair, replacement or refund;

•	device tracking requirements; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Since February 2017, the FDA has issued three separate letters to health care providers warning of serious adverse events, including deaths, which are specific to liquid-filled intragastric balloons. We are aware of the filing of additional reports of serious adverse events, including deaths, associated with liquid-filled balloons since the issuance of the FDA letters to health care providers. While the advisory letters were specific to liquid-filled intragastric balloons and not the Allurion Balloon, these letters could create negative perceptions of the entire gastric balloon category, which may cause negative consequences for us including requiring additional warnings, precautions and/or contraindications in the labeling, delaying or denying approval of our products, or possible review or withdrawal of any approval that we may obtain.

The FDA has broad post-market and regulatory enforcement powers. Medical device manufacturers are subject to unannounced inspections by the FDA and other state, local and foreign regulatory authorities to assess compliance with the QSR and other applicable regulations, and these inspections may include the manufacturing facilities of any suppliers.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning or untitled letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures, repair, replacement, refunds, recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	the FDA’s refusal of requests for 510(k) clearance, de novo classification or premarket approval of new products, new intended uses or modifications to existing products;

•	the FDA’s refusal to issue certificates to foreign governments needed to export products for sale in other countries;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

Other U.S. Healthcare Laws

Our business is regulated by laws pertaining to healthcare fraud and abuse, including anti-kickback laws and false claims laws, and other healthcare laws. Violations of these laws are punishable by significant administrative, criminal and civil penalties, including damages, disgorgement, monetary fines, possible exclusion from participation in federal and state healthcare programs, such as Medicare and Medicaid, imprisonment, and integrity oversight and reporting obligations.

Anti-Kickback Statute

The federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or paying remuneration, directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the furnishing, recommending, purchasing, leasing, ordering, or arranging for, a good or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value, including payments to physicians or other providers, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, waiver of payments and providing anything of value at less than fair market value. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. These exceptions and safe harbors exist for various types of arrangements, including certain investment interests, leases, personal service arrangements, discounts and management contracts. The failure of a particular activity to comply with all requirements of an applicable safe harbor regulation does not mean that the activity violates the federal Anti-Kickback Statute or that prosecution will be pursued. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of the relevant facts and circumstances. Activities and business arrangements that do not fully satisfy each applicable exception or safe harbor may result in increased scrutiny by government enforcement authorities such as the Office of the Inspector General.

Additionally, the intent standard under the federal Anti-Kickback Statute was amended by PPACA to a stricter standard such that a person or entity no longer needs to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation. Rather, if “one purpose” of the renumeration is to induce referrals, the federal Anti-Kickback Statute is violated. In addition, the Affordable Care Act codified case law that a claim that includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (“FCA”) (discussed below).

Further, certain states have adopted prohibitions similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare services reimbursed by any source, not only by government healthcare programs such as the Medicare and Medicaid programs, and do not include comparable exceptions and/or safe harbors to those provided by the federal Anti-Kickback Statute.

Federal False Claims Act

The FCA prohibits, among other things, knowingly filing or causing the filing of a false claim or the knowing use of false statements to obtain payment from the federal government. A claim that is filed pursuant to an unlawful kickback may be a false claim under this law and, in a number of cases, manufacturers of medical products have entered into settlements based on FCA allegations that their financial relationships with customers “caused” these customers to submit false claims. When an entity is determined to have violated the FCA, it may be required to pay up to three times the actual damages sustained by the government, plus mandatory civil penalties for each separate false claim. Private individuals can file suits under the FCA on behalf of the government. These lawsuits are known as “qui tam” actions, and the individuals bringing such suits, sometimes known as “relators” or, more commonly, “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. Since complaints related to “qui tam” actions are initially filed under seal, the action may be pending for some time before a defendant is even aware of such action.

HIPAA

HIPAA created new federal crimes, including healthcare fraud and false statements relating to healthcare matters. HIPAA prohibits knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government-sponsored programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. A violation of this statute is a felony and may result in fines or imprisonment.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, also protects the security and privacy of individually identifiable health information maintained or transmitted by certain healthcare providers, health plans and healthcare clearinghouses and their business associates. HIPAA restricts the use and disclosure of patient health information, including patient records. Although we believe that HIPAA does not apply directly to us, most of our customers have significant obligations under HIPAA, and we intend to cooperate with customers and others to ensure compliance with HIPAA with respect to patient information. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA. Failure to comply with HIPAA obligations can result in civil fines and/or criminal penalties. Some states have also enacted rigorous laws or regulations protecting the security and privacy of patient information.

Transparency Reporting

In March 2010, the U.S. Congress enacted the ACA. The U.S. Physician Payments Sunshine Act, which is part of the ACA, requires manufacturers of drugs, biologics, devices and medical supplies that are subject to (or used in procedures subject to) Medicare and Medicaid reimbursement to record payments and transfers of value to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors), certain non-physician healthcare professionals (such as physician assistants and nurse practitioners), and teaching hospitals as well as ownership and investment interests held by physicians and their immediate family members and to report this data to the Centers for Medicare & Medicaid Services, for public disclosure. Failure to report may result in civil or criminal fines and/or penalties. Similar reporting requirements have also been enacted in several states, and an increasing number of countries worldwide either have adopted or are considering similar laws requiring transparency of interactions with healthcare professionals. In addition to reporting, some states such as Massachusetts and Vermont impose a ban or limit the ability of medical device and pharmaceutical manufacturers providing certain items of value or payments to physicians or other healthcare practitioners licensed in these states. In recent years, the federal government and several states have enacted legislation requiring biotechnology, pharmaceutical and medical device companies to establish marketing compliance programs and file periodic reports on sales, marketing and other activities.

Coverage, Reimbursement and Healthcare Reform

Patients in the U.S. and elsewhere generally rely on third-party payors to reimburse part or all of the costs associated with their healthcare treatment. Accordingly, market acceptance of our products is dependent on the extent to which third-party coverage and reimbursement is available from third-party payors, which can differ significantly from payor to payor and may change from time to time. Further, from time to time, typically on an annual basis, payment amounts are updated and revised by third-party payors. In cases where the cost of certain of our products are recovered by the healthcare provider as part of the payment for performing a procedure and not separately reimbursed or paid directly by the patient, these updates could directly impact the demand for our products.

All third-party payors, whether governmental or commercial and whether inside the U.S. or outside, are developing increasingly sophisticated methods of controlling healthcare costs. These cost-control methods include prospective payment systems, bundled payment models, capitated arrangements, group purchasing, benefit redesign, pre-authorization processes and requirements for second opinions prior to procedures. These cost-control methods also potentially limit the amount that healthcare providers may be willing to pay for our products. Therefore, coverage or reimbursement for medical devices may decrease in the future. In addition, consolidation in the healthcare industry could lead to demands for price concessions, which may impact our ability to sell our products at prices necessary to support our current business strategies.

Federal and state governments in the U.S. and outside the U.S. may enact legislation to modify the healthcare system, which may result in increased government price controls, additional regulatory mandates and other measures designed to constrain medical costs. These reform measures may limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payors are willing to pay. The pricing pressure resulting from healthcare cost containment and reimbursement changes could decrease demand for our products, the prices that customers are willing to pay and the frequency of use of our products, which could have an adverse effect on our business.

Foreign Government Regulation

In addition to U.S. regulations, we are subject to a variety of foreign government regulations applicable to medical devices, medicinal products and combination products.

Regulation of Medical Devices in the European Union

The European Union, or EU, has adopted specific directives and regulations regulating the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices.

Until May 25, 2021, medical devices were regulated by the Council Directive 93/42/EEC, or Medical Devices Directive, which has been repealed and replaced by Regulation (EU) No 2017/745, or Medical Devices Regulation. There is a transition period during which certificates issued under the Medical Devices Directive remain valid; however, when such certificates expire (or, if earlier, by May 27, 2024), the devices must be certified under the new regime set forth in the Medical Devices Regulation.

Medical Devices Directive

Under the Medical Devices Directive, all medical devices placed on the market in the EU must meet the relevant essential requirements laid down in Annex I to the Medical Devices Directive, including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices and there are additionally harmonized standards relating to the design and manufacture of medical devices which are not mandatory but, if complied with, indicate that the device satisfies the applicable element of the essential requirements.

To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification with respect to risk. As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EU.

Medical Devices Regulation

On April 5, 2017, the Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. Unlike the Medical Devices Directive, the Medical Devices Regulation (the “MDR”) is directly applicable in EU member states without the need for member states to implement into national law. This aims at increasing harmonization across the EU.

The Medical Devices Regulation became effective on May 26, 2021. The new Regulation follows the same process of conformity assessment, certificates of conformity and applying a CE mark to devices before they can be placed on the market. However, among other things, the MDR:

•

strengthens the rules on placing devices on the market (e.g. reclassification of certain devices and wider scope than the Medical Devices Directive) and reinforces surveillance once they are available;

•	establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•	establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;

•	imposes an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

•

improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

•	sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

•

strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

Devices lawfully placed on the market pursuant to the Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the Medical Devices Regulation, in particular the obligations described below.

The Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must register by submitting identification information to the electronic system (Eudamed), unless they have already registered. The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance.

The Medical Devices Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the UDI database. These new requirements aim at ensuring better identification and traceability of the devices.

Manufacturers are responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. Eudamed is not yet fully functional, however the European Commission is aiming to have a fully functional version of the Eudamed medical device database available in the second quarter of 2024. The Medical Device Coordination Group (MDCG) has published guidance on administrative practices for manufacturers until Eudamed is fully functional.

All manufacturers placing medical devices on the market in the EU must also comply with the EU medical device vigilance system which has been reinforced by the Medical Devices Regulation. Under this system, serious incidents and Field Safety Corrective Actions, or FSCAs, must be reported to the relevant authorities of the EU member states. These reports will have to be submitted through Eudamed – once functional – and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed.

Among the new requirements, manufacturers (and authorized representatives) must have available within their organization at least one person responsible for regulatory compliance, or PRRC, who possesses the requisite expertise in the field of medical devices. The PRRC is responsible for compliance with post-market surveillance and vigilance requirements.

The aforementioned EU rules are generally applicable in the European Economic Area, or EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.

Brexit

As a result of the United Kingdom leaving the EU, since January 1, 2021, the regulatory framework and regimes for medical devices in the United Kingdom and the EU have diverged. In particular, a new UKCA Mark was introduced for medical devices placed on the Great Britain market (which includes England, Scotland and Wales). Northern Ireland has adopted a hybrid approach as a result of the divergence in accordance with the Northern Ireland Protocol. Manufactures can continue placing CE marked medical devices on the Great Britain market until June 30, 2024. From July 1, 2024, transitional arrangements will apply for CE and UKCA marked medical devices placed on the Great Britain market.

Human Capital

As of September 30, 2023, we had 268 employees, 266 of whom were full-time, consisting of clinical, research and development, operations, regulatory and quality, sales, marketing, technology, finance, business analytics and human resources. This includes 126 employees located in the U.S. From time to time, we also engage contractors, consultants and temporary employees to support our operations. None of the U.S. employees are subject to collective bargaining agreements or represented by a labor union, however, our employees in France are subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

Our corporate headquarters are located in Natick, Massachusetts, where we lease approximately 9,909 square feet of office space pursuant to a lease agreement which commenced on June 15, 2016 and expires on November 30, 2025. We also lease approximately 12,678 square feet of office space for research and development in Natick, Massachusetts pursuant to a lease agreement which commenced on January 10, 2020 and expires on March 31, 2028. Additionally, we lease approximately 10,200 square feet of manufacturing space in Natick, Massachusetts pursuant to a lease agreement which commenced on January 8, 2018 and expires on February 28, 2028. We also lease approximately 4,250 square feet of manufacturing space in Natick, Massachusetts pursuant to a lease agreement which commenced on July 1, 2021 and expires on June 30, 2024. We believe that our existing facilities are suitable and adequate for our needs. Outside of the U.S., we lease approximately 292 square meters of office space in Paris, France, which represents our largest sales office.

Legal Proceedings

From time to time, we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not currently a party to any material legal proceedings. Regardless of outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ALLURION

You should read the following discussion and analysis of Allurion’s financial condition and results of operations together with our consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to Allurion’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. For purposes of this section, all references in this discussion and analysis to “Allurion,” “we,” “us,” or “our” refer to the business and operations of Allurion and its consolidated subsidiaries following the consummation of the Business Combination and to Legacy Allurion and its consolidated subsidiaries prior to the consummation of the Business Combination. “Legacy Allurion” refers to Allurion Technologies, LLC, which was previously known as Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc.) prior to the consummation of the Business Combination. “ Allurion” refers to Allurion Technologies, Inc., which was previously known as Allurion Technologies Holdings, Inc. prior to the consummation of the Business Combination.

Overview

Allurion is a leading medical device company that focuses on creating a best-in-class weight loss platform to treat overweight patients. Our platform, the Allurion Program, features the world’s first and only swallowable, procedure-less intragastric balloon for weight loss and offers AI-powered remote patient monitoring tools, a proprietary behavior change program, secure messaging and video telehealth that are delivered by the Allurion Virtual Care Suite, or VCS.

Our proprietary intragastric balloon, the Allurion Balloon, is in the form of a swallowed capsule which is administered to patients under the guidance of a health care provider without surgery, endoscopy, or anesthesia.

The Allurion VCS is comprised of tools to support patients’ weight loss experience, which we believe benefit both patients and health care providers:

(A) For Allurion Program patients, our mobile app (the “App”) integrates data from the Allurion Connected Scale and Health Tracker to conveniently monitor weight, body fat, activity, sleep, and several other critical metrics. The App can also enable secure messaging and video telehealth with the patient’s care team and can deliver content from Allurion’s proprietary behavior change program—a library of over 150 weight loss actions related to diet, nutrition, mental health, sleep, goal setting, and a number of other topics— directly to the patient. The App is available in over 15 languages.

(B) For Allurion Program providers, Allurion Insights provides end-to-end remote patient monitoring powered by the Allurion Iris AI platform, which leverages machine learning to deliver key insights related to patient tracking data. Allurion Insights offers real-time access to patient data and AI-powered analytics, note functionality to keep track of patient encounters, and clinic-wide metrics that provide a snapshot of the clinic’s overall performance.

In addition to its use by Allurion Balloon patients, we believe the Allurion VCS can potentially be a platform for optimal long-term follow up after other medical and surgical weight loss interventions in the future. For example, in June 2022, we incorporated a Treatment Tracking and Clinic-Led Onboarding feature into the Allurion VCS, which enables seamless onboarding and management of patients undergoing one or multiple weight loss treatments including gastric balloons such as the Allurion Balloon, surgery, or medications. In addition, in connection with our collaboration with Medtronic, we expect to develop bundled offerings that incorporate the Allurion VCS in order to onboard and manage Medtronic’s patients.

Our products are currently sold in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region. The FDA has approved the investigational device exemption, or IDE, for Allurion’s AUDACITY clinical trial, a 48-week, prospective, randomized, open-label study. We received approval of the IDE from the FDA in November 2021 to initiate the AUDACITY clinical trial in the United States. The first patient in the study was treated in July 2022. During the third quarter of 2023, we completed the enrollment of 550 patients in the study across up to 17 sites in the United States. The results of the study are expected to support a pre-market approval, or PMA, submission to the FDA.

Since our inception, we have incurred significant operating losses. Our ability to generate revenue and achieve cost improvements sufficient to achieve profitability will depend on the successful further development and commercialization of our products and regulatory approval. We generated revenue of $45.2 million and $45.0 million for the nine months ended September 30, 2023 and 2022, respectively, and incurred net losses of $61.4 million and $25.4 million for those same periods. We expect to continue to incur net losses as we focus on obtaining regulatory approval for our products in new markets, growing our sales and marketing teams, and continuing research and development efforts to further enhance our existing products. Further, following the closing of the Business Combination described below in “Recent Developments”, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding for expenses related to our operating activities, including selling, marketing, general and administrative expenses and research and development expenses.

Because of the numerous risks and uncertainties associated with regulatory approval, market acceptance of our product, product development and enhancement, and commercialization, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to achieve or maintain profitability. Until such time, if ever, as we can generate substantial revenue sufficient to achieve profitability, we expect to finance our operations through a combination of equity offerings and debt financings. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we are unable to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the further development and commercialization efforts of one or more of our products, or may be forced to reduce or terminate our operations. See the subsections titled “— Liquidity and Capital Resources” and “— Recent Developments.”

Recent Developments

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.), entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger

Effective Time”). Allurion shares began trading on the NYSE under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of Legacy Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. As a result of the reverse recapitalization, the assets and liabilities of the Company are presented at their historical carrying values, and the assets and liabilities of Compute Health are recognized on the acquisition date and measured on the basis of the net proceeds from the capital transaction, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion Stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of Allurion Stock issued to Legacy Allurion Stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion Preferred Stock and Legacy Allurion Common Stock prior to the Business Combination have been retroactively restated as shares reflecting the Intermediate Merger Exchange Ratio of 0.9780 established in the Business Combination. As a result of this retrospective application, certain prior period balances within the condensed consolidated balance sheet have changed. Refer to Note 3, Business Combination, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for further discussion regarding the closing of the Business Combination with Compute Health.

Immediately prior to the Intermediate Merger Effective Time, outstanding Legacy Allurion Convertible Notes with an aggregate principal amount together with accrued but unpaid interest of approximately $21.8 million were converted into the applicable number of shares Legacy Allurion Common Stock provided for under the terms of such Legacy Allurion Convertible Notes, immediately prior to the Intermediate Merger Effective Time, and are no longer outstanding and ceased to exist.

Upon the closing of the Business Combination, (a) holders of Legacy Allurion Common Stock received shares of Allurion Common Stock in an amount determined by application of the Intermediate Merger Exchange Ratio of 0.9780; (b) holders of each then-outstanding share of Legacy Allurion Preferred Stock (other than Legacy Allurion Dissenting Shares and Legacy Allurion Cancelled Shares, the treatment of which is described in the Business Combination Agreement) received shares of Allurion Common Stock equal to the number of shares of Allurion Common Stock that would be issued upon conversion of each such outstanding share of Legacy Allurion Preferred Stock based on the applicable conversion ratio multiplied by the Intermediate Merger Exchange Ratio; (c) each then-outstanding and unexercised Legacy Allurion Option was converted into a Rollover Option, on the same terms and conditions as were applicable to such Legacy Allurion Option, based on the Intermediate Merger Exchange Ratio; (d) each then-outstanding Legacy Allurion Warrant was converted into a Rollover Warrant, based on the Intermediate Merger Exchange Ratio; (e) each then-outstanding Legacy Allurion RSU Award was converted into a Rollover RSU Award, based on the Intermediate Merger Exchange Ratio; and (f) the Sponsor Loan Excess, which balance was $3.7 million at the time of the Business Combination, was converted into 525,568 shares of Allurion Common Stock pursuant to the Sponsor Loan Equity Issuance. For periods prior to the Business Combination, the reported share and per share amounts have been retroactively converted by applying the Intermediate Merger Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Allurion.

PIPE Investment

In connection with the execution of the Business Combination Agreement, Allurion and Compute Health entered into subscription agreements (the “PIPE Subscription Agreements”) with certain accredited investors and qualified institutional buyers (the “PIPE Investors”), pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 5,386,695 shares of Allurion Common Stock at a price of $7.04 per share, for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time and immediately prior to the Intermediate Merger Effective Time (the “PIPE Investment”).

Revenue Interest Financing Agreement

On February 9, 2023, concurrent with the execution of the Business Combination Agreement, Legacy Allurion entered into the Revenue Interest Financing Agreement with RTW. At the closing of the Business Combination, Allurion assumed all obligations of Legacy Allurion under the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Business Combination, RTW paid Allurion an aggregate Investment Amount of $40.0 million. In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions of the Revenue Interest Financing Agreement. On or after January 1, 2027, Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions of the Revenue Interest Financing Agreement, and will continue to make revenue interest payments to RTW until December 31, 2030.

Under the terms of the Revenue Interest Financing Agreement, if RTW has not received revenue interest payments equal to 100% of the Investment Amount by December 31, 2027, Allurion will be required to make additional payments within 30 days of December 31, 2027 in an amount equal to 100% of the Investment Amount less the aggregate amount of all the payments made by Allurion to RTW in respect of the revenue interests prior to such date. If RTW has not received revenue interest payments equal to 240% of the Investment Amount by December 31, 2030, Allurion will be required to make additional payments within 30 days of December 31, 2030 in an amount equal to 240% of the Investment Amount less the aggregate amount of all the payments by Allurion to RTW in respect of the revenue interests prior to such date. Allurion may terminate the Revenue Interest Financing Agreement by prepaying aggregate revenue interest payments equal to 165% of the Investment Amount, or $66.0 million, by March 31, 2026.

All obligations under the Revenue Interest Financing Agreement are guaranteed by Allurion, Legacy Allurion, Allurion Australia Pty Ltd and any of Allurion’s future material subsidiaries, and secured by a lien on substantially all of the assets of Allurion, Allurion Australia Pty Ltd and Allurion Technologies, LLC, which lien is subordinate in order of priority to the lien securing Allurion’s and its affiliates’ obligations under the Fortress Credit Agreement.

RTW Side Letter and PIPE Conversion Option

In connection with Allurion entering into the Revenue Interest Financing, Allurion, Compute Health, Legacy Allurion, Merger Sub II and RTW entered into the Existing RTW Side Letter under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our common stock acquired by the PIPE subscription (the “PIPE Conversion Option”). Refer to Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for further discussion on the Revenue Interest Financing.

On May 2, 2023, the parties amended and restated the Existing RTW Side Letter in connection with the Backstop Agreement, pursuant to which, among other things, Allurion issued 250,000 Additional RTW Shares to RTW immediately prior to the Intermediate Merger Effective Time.

Fortress Credit Agreement

On August 1, 2023, we entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement. Under the terms of the Fortress Term Loan, we have borrowed $60.0 million. In connection with the Closings, we used the borrowings under the Fortress Term Loan to repay outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan. The Fortress Term Loan will mature in June 2027. Interest on borrowings under the Fortress Term Loan will be payable in arrears monthly at a floating interest rate equal to the current applicable margin of 6.44% plus the greater of 3.0% or the Wall Street Journal Prime Rate. An exit payment equal to 3.0% of the Fortress Term Loan will be due upon the prepayment or maturity date of the Fortress Term Loan. Additionally, per the terms of the Fortress Term Loan and the Backstop Agreement, Allurion issued an aggregate of 950,000 Additional Fortress Shares to an affiliate of Fortress pursuant to a subscription agreement between All urion and such affiliate. For the avoidance of doubt, the Backstop Shares issued to Fortress are included in the aggregate issuance of 950,000 shares of our Common Stock issued to an affiliate of Fortress.

Backstop Agreement

On May 2, 2023, CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., and RTW (collectively, the “Backstop Purchasers”), Legacy Allurion, Allurion and HVL entered into the Backstop Agreement. Pursuant to the Backstop Agreement, immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million aggregate principal amount outstanding under HVL’s Legacy Allurion Convertible Note, (b) Allurion canceled HVL’s Legacy Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Legacy Allurion issued new Legacy Allurion Convertible Notes to each Backstop Purchaser with an issuance date of August 1, 2023 and an original principal amount of $2 million each and (d) Allurion issued 700,000 Backstop Shares to each Backstop Purchaser. Refer to Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for further discussion around the Backstop Agreement.

HVL Termination Agreement

On May 2, 2023, HVL and Legacy Allurion entered into a letter agreement (the “HVL Termination Agreement”), terminating the HVL Side Letter. Pursuant to the HVL Termination Agreement, among other things, at the closing of the Business Combination, upon the terms and subject to the conditions set forth therein, Allurion issued to HVL 387,696 HVL Additional Shares. Refer to Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for further discussion regarding the HVL Termination Agreement.

Gaur Contribution Agreement

On May 2, 2023, the Gaur Trust and Allurion entered into the Gaur Contribution Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust agreed to contribute to Allurion, as a contribution of capital, 79,232 Gaur Trust Contributed Shares. The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of our Board, entered into the RSU Forfeiture Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 79,232 Forfeited RSUs. The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the consummation of the transactions contemplated by the Business Combination Agreement.

Sponsor Contribution Agreement

On May 2, 2023, Compute Health LLC (the “Sponsor”) and Compute Health entered into a letter agreement (the “Sponsor Contribution Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution of capital, 161,379 shares of Compute Health Class A Common Stock (“Contributed Shares”). The Sponsor’s contribution of the Sponsor Contributed Shares was effective immediately following the CPUH Recapitalization (defined below) and immediately prior to the CPUH Merger Effective Time.

Sponsor Support Agreement

On February 9, 2023, Allurion entered into the Sponsor Support Agreement, pursuant to which immediately prior to the CPUH Merger Effective Time, as part of the CPUH Recapitalization: (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B Common Stock and all 12,833,333 of the Sponsor’s warrants to purchase shares of Compute Health Class A Common Stock into 2,088,327 shares of Compute Health Class A Common Stock and (b) the Additional Class B Holders as set forth on Schedule I of the Sponsor Support Agreement (the “Additional Class B Holders”) recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock (the “CPUH Recapitalization”). Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of Allurion Common Stock at the CPUH Exchange Ratio.

Chardan Equity Facility

In connection with the Business Combination, we entered into the Chardan Commitment Letter which commits Allurion to enter into the Chardan Purchase Agreement, pursuant to which Allurion will have the right to require Chardan to purchase up to $100.0 million of shares of Allurion Common Stock at a price per share equal to 97.0% of the VWAP of Allurion Common Stock on the NYSE. In consideration for Chardan’s entry into the Chardan Purchase Agreement, Allurion will issue to Chardan 35,511 Commitment Shares. In connection with its entry into the Chardan Equity Facility, Allurion will also enter into the Chardan Registration Rights Agreement, pursuant to which it will agree to register the offer and sale of the shares of Allurion Common Stock issuable pursuant to the Chardan Purchase Agreement on a new resale registration statement on Form S-1. Upon effectiveness of the Chardan registration statement, Allurion will also pay Chardan a structuring fee of $75,000 in cash. Pursuant to the Chardan Purchase Agreement, Allurion will also reimburse Chardan up to $300,000 for fees and disbursements of Chardan’s legal counsel over the term of the facility. The Chardan Equity Facility will remain outstanding for three years unless terminated by the parties pursuant to the terms of the Chardan Purchase Agreement. The purpose of the execution of the Chardan Equity Facility is to fund our general corporate expenses.

Warrant Agreement Amendment

On July 26, 2023, holders of Compute Health Warrants approved the Warrant Amendment, which governed all Compute Health Warrants. Per the terms of the Warrant Amendment, (i) upon the completion of the Business Combination, each of the outstanding Compute Health Public Warrants became exercisable for 1.420455 shares of Allurion Common Stock at an exercise price of $8.10 per share; (ii) upon the completion of the Business Combination, each Compute Health Public Warrant was exchanged for 0.6125 of a Public Warrant to purchase a share of our Common Stock; (iii) the terms of the Compute Health Warrants were amended such that they will expire on August 1, 2030, which is seven years after the consummation of the Business Combination, or earlier upon redemption or liquidation; (iv) Section 4.4 of the Warrant Agreement relating to adjustments of the Warrant Price (as defined in the Warrant Agreement) if Compute Health issued additional shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination was deleted; (v) Sections 6.1 and 6.2 of the Warrant Agreement were amended to provide that, subject to the terms of the Warrant Agreement, not less than all of the Compute Health Public Warrants may be redeemed for cash or for shares of common stock after a date that is ninety (90) days after the date on which Compute Health completed the Business Combination; and (vi) certain adjustments to the Reference Value (as defined in the Warrant Agreement), redemption trigger price, and the table summarizing the redemption prices for the Compute Health Public Warrants as a result of the foregoing amendments to the Warrant Agreement were made. In connection with the Business Combination, each Compute Health Public Warrant was assumed by Allurion and converted into 0.6125 of a Public Warrant.

Resale of Shares in this Registration Statement

We have filed this registration statement for the resale of a substantial number of shares, which has the potential to significantly impact the market for our Common Stock. When a large number of shares become available for sale, it can create an imbalance between supply and demand, potentially resulting in downward pressure on the market price of the stock. The increased supply of shares from this resale could outweigh the existing demand, leading to a potential decline in the market price of our Common Stock.

Due to the significant number of redemptions of Compute Health Class A Common Stock in connection with the Business Combination, there was a significantly lower number of shares of Compute Health Class A Common Stock that converted into shares of our Common Stock in connection with the Business Combination. As a result, the shares of our Common Stock being registered for resale (a substantial portion of which may not be resold until the expiration of the applicable lock-up period) are anticipated to constitute a considerable percentage of our public float. Additionally, a significant portion of the shares of our Common Stock being registered for resale were purchased by Selling Securityholders pursuant to investments in Legacy Allurion that date from 2013 onwards at prices considerably below the current market price of our Common Stock. This discrepancy in purchase prices may have an impact on the market perception of our Common Stock’s value and could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. The registration of these shares for resale creates the possibility of a significant increase in the supply of our Common Stock in the market. The increased supply, coupled with the potential disparity in purchase prices, may lead to heightened selling pressure, which could negatively affect the public trading price of our Common Stock. We will not receive the proceeds from the resale of the shares of Common Stock by the Selling Securityholders.

The exercise prices of the Warrants, in certain circumstances, may be higher than the prevailing market price of our underlying Common Stock and the cash proceeds to us associated with the exercise of Warrants are contingent upon our stock price. The value of our Common Stock may fluctuate and may not exceed the exercise price of the Warrants at any given time. As of the date of this prospectus, all of our Public Warrants, each of which has an exercise price of $8.10 per share, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Of the 371,935 Rollover Warrants outstanding as of the date of this prospectus, 220,529 of such Warrants (130,053 of which have an exercise price of $6.73 and 90,476 of which have an exercise price of $12.14) are “out of the money”. Holders of such “out of the money” Warrants are not likely to exercise such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants to fund our operations.

Key Factors Affecting Our Operating Results

We believe that our performance and future success depend on many factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the “Risk Factors” section of this prospectus.

•

Market Acceptance. The growth of our business depends on our ability to gain broader acceptance of our current products by continuing to make health care providers aware of the benefits of our products to generate increased demand and frequency of use, and thus increase our sales. Our ability to grow our business will also depend on our ability to expand our customer base in existing or new target markets. Although we have increased the number of patients treated with our products through our established relationships and focused sales efforts, we cannot provide assurance that our efforts will continue to increase the use of our products.

•

Regulatory approval and timing and efficiency of new product introductions. We must successfully obtain timely approvals and introduce new products that gain acceptance with health care providers. For our sales to grow, we will also need to obtain regulatory approval of our existing product and any new products or modifications/enhancements to our existing products in the markets that we operate in and new markets as applicable.

•

Sales force size and effectiveness. The rate at which we grow our sales force and the speed at which newly hired salespeople become effective can impact our revenue growth or our costs incurred in anticipation of such growth. We intend to continue to make significant investments in our sales and marketing organization and expanding our international programs to help facilitate further adoption of our products as well as broaden awareness of our products to new customers.

•

Product and geographic mix; timing. Our financial results, including our gross margins, may fluctuate from period to period based on the timing of orders, fluctuations in foreign currency exchange rates and the number of available selling days in a particular period, which can be impacted by a number of factors, such as holidays or days of severe inclement weather in a particular geography, the mix of products sold and the geographic mix of where products are sold.

Operating Segments

We operate our business in a single segment and as one reporting unit, which is how our chief operating decision maker reviews financial performance and allocates resources.

Components of Our Results of Operations

Revenue

We derive revenue from the sale of the Allurion Balloon to customers which are either distributors or health care providers. The Allurion Balloon is the foundation of the Allurion Program, a holistic weight loss program that offers patients the opportunity to receive, and clinic and other health care providers the ability to deliver, behavior change assistance through their optional use of our remote patient support and monitoring tools.

Cost of Revenue

Cost of revenue consists primarily of costs that are closely correlated or directly related to the delivery of our products including material costs, labor costs, and depreciation expense for fixed assets.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries and related expenses (including commissions) for our sales and marketing personnel. Marketing programs consist of advertising, training events, brand building, product marketing activities and shipping costs. We expect sales and marketing costs will continue to increase for the year ended December 31, 2023 as we expand our international selling and marketing activities and build brand awareness through advertising and training new clients.

Research and Development Expenses

Our research and development expenses consist of costs associated with performing research and development activities such as registering our products in various jurisdictions and performing clinical trials. These costs include salaries and benefits, stock-based compensation, non-capitalizable software development costs, product development costs, materials and supplies, clinical trial activities, registration expenses, depreciation of equipment and other outside services. We expect research and development costs will continue to increase for the year ended December 31, 2023 as we continue to invest in our U.S. FDA AUDACITY clinical trial and advance the development of our product offerings.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and personnel-related costs, including stock-based compensation, for our personnel in executive, information technology, finance and accounting, human resources and other administrative functions. General and administrative expenses also include legal fees relating to corporate matters; professional fees paid for accounting, auditing, consulting and tax services; insurance costs; travel expenses; office and information technology costs; and facilities, depreciation and other expenses related to general and administrative activities, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

We anticipate that our general and administrative expenses will continue to increase for the year ended December 31, 2023 compared to the year ended December 31, 2022, we will incur significantly increased accounting, audit, legal, regulatory, compliance, and investor and public relations expenses associated with operating as a public company.

Other Income (Expense), Net

Interest Expense, net

Interest expense, net consists of interest expense associated with outstanding borrowings under our debt obligations as well as the amortization of debt issuance costs and discounts associated with such borrowings.

Change in Fair Value of Warrants

The change in fair value of warrants consists of the expense recognized upon the mark to market of our warrant liabilities.

Change in Fair Value of Debt

The change in fair value of debt consists of the expense recognized upon the mark to market of our convertible debt.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The change in fair value of Revenue Interest Financing and PIPE Conversion Option consists of the expense recognized upon the mark to market of the Revenue Interest Financing with RTW and the issuance and mark to market of the PIPE Conversion Option.

Change in Fair Value of earn-out liabilities

The change in fair value of earn-out liabilities consists of the expense recognized upon mark to market of the contingent earn-out consideration.

Termination of convertible note side letters

The termination of convertible note side letters consists of the expense recognized related to the convertible note prepayment penalty and recognition of the PubCo Additional Shares Share liability and Base PubCo Shares and Backstop Shares liability (each as defined in our consolidated financial statements included elsewhere in this prospectus) and subsequent changes in fair value.

Loss on extinguishment of debt

The loss on extinguishment of debt consists of the expense recognized related to the extinguishment of our 2021 Term Loan.

Other (Expense) Income, net

Other (expense) income, net consists of interest earned on our invested cash balances, which primarily consist of deposit accounts and money market funds, foreign currency transaction gains and losses and expense associated with our Success Fee derivative liability.

Results of Operations

Comparison of the Three and Nine Months Ended September 30, 2023 and 2022 (unaudited)

The following table summarizes our results of operations for the three and nine months ended September 30, 2023 and 2022 (in thousands):

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Revenue	$18,200	$16,064	$2,136	$45,232	$45,027	$205
Cost of revenue	4,232	3,474	758	10,165	9,545	620

Gross profit	13,968	12,590	1,378	35,067	35,482	(415)

Operating expenses:
Sales and marketing	13,989	15,686	(1,697)	36,127	35,464	663
Research and development	7,191	5,069	2,122	21,623	11,234	10,389
General and administrative	18,942	3,820	15,122	30,657	10,646	20,011

Total operating expenses:	40,122	24,575	15,547	88,407	57,344	31,063

Loss from operations	(26,154)	(11,985)	(14,169)	(53,340)	(21,862)	(31,478)

Other (expense) income:
Interest expense, net	(2,586)	(1,139)	(1,447)	(7,331)	(2,666)	(4,665)
Changes in fair value of warrants	3,868	67	3,801	2,189	101	2,088
Changes in fair value of debt	(6,008)	—	(6,008)	(3,751)	—	(3,751)
Changes in fair value of Revenue Interest Financing and PIPE conversion option	(2,040)	—	(2,040)	(2,040)	—	(2,040)
Changes in fair value of earn-out liabilities	24,330	—	24,330	24,330	—	24,330
Termination of convertible note side letters	(9,466)	—	(9,466)	(17,598)	—	(17,598)
Loss on extinguishment of debt	(3,929)	—	(3,929)	(3,929)	—	(3,929)
Other (expense) income, net	389	(420)	809	133	(874)	1,007

Total other (expense) income:	4,558	(1,492)	6,050	(7,997)	(3,439)	(4,558)
Loss before income taxes:	(21,596)	(13,477)	(8,119)	(61,337)	(25,301)	(36,036)
Provision for income taxes:	(34)	(95)	61	(90)	(95)	5

Net loss and comprehensive loss	$(21,630)	$(13,572)	$(8,058)	$(61,427)	$(25,396)	$(36,031)

Revenue

Revenue increased $2.1 million, or 13%, to $18.2 million for the three months ended September 30, 2023, compared to the same period in 2022. The increase in revenue was primarily the result of increased gastric balloon units sold and $0.4 million of favorable foreign exchange rate impact. Revenue increased $0.2 million, or 0.5%, to $45.2 million for the nine months ended September 30, 2023, compared to the same period in 2022, including $0.2 million of favorable foreign exchange rate impact. The flat revenue for the nine months ended September 30, 2023 compared to the same period in 2022 was primarily the result of a delay in closing of the Business Combination which led to decreased investment in certain markets that had transitioned from a third-party distributor to a direct sales model.

Cost of Revenue

Cost of revenue increased $0.8 million, or 22%, to $4.2 million and increased $0.6 million, or 6%, to $10.2 million for the three and nine months ended September 30, 2023, respectively, compared to the same periods in 2022. The increase in cost of revenue was primarily a direct result of increased gastric balloon units sold and an increase in manufacturing costs.

Gross Profit

Gross profit increased $1.4 million, or 11%, to $14.0 million for the three months ended September 30, 2023, compared to the same period in 2022. The increase in gross profit was primarily the result of the increase in revenue and sales volume of our gastric balloon system and favorable foreign exchange impact on revenue, partially offset by an increase in our direct manufacturing costs. Gross profit decreased $0.4 million, or 1%, to $35.1 million for the nine months ended September 30, 2023, compared to the same period in 2022. This decrease in gross profit was primarily the result of an increase in our direct manufacturing costs and a higher percentage of sales in lower margin geographies, partially offset by favorable foreign exchange impact on revenue.

Operating Expenses

Sales and Marketing Expenses

Sales and marketing expenses decreased $1.7 million, or 11%, to $14.0 million for the three months ended September 30, 2023, compared to the same period in 2022. The decrease in sales and marketing expenses was primarily the result of a $1.7 million decrease in marketing spend driven by our decision to delay investment in sales and marketing while completing the Business Combination with Compute Health, and a $0.8 million decrease in meeting expenses, which were partially offset by a $0.7 million increase attributable to salaries and related benefit costs due to higher headcount, and $0.4 million of unfavorable foreign exchange rate impact. Sales and marketing expenses increased $0.7 million, or 2%, to $36.1 million for the nine months ended September 30, 2023, compared to the same period in 2022. The increase in sales and marketing expenses was primarily the result of $3.0 million increase attributable to salaries and related benefit costs due to higher headcount, an increase of $1.8 million for shipping and logistics expense, and $0.1 million of unfavorable foreign exchange rate impact, partially offset by a $2.8 million decrease in marketing spend, and a $1.4 million decrease in travel and meeting expenses during the period.

Research and Development Expenses

Research and development expenses increased $2.1 million, or 42%, to $7.2 million for the three months ended September 30, 2023, compared to the same period in 2022. The increase in research and development expenses was primarily the result of an increase of $2.6 million in costs related to the AUDACITY clinical trial. Research and development expenses increased $10.4 million, or 92%, to $21.6 million for the nine months ended September 30, 2023, compared to the same period in 2022. The increase in research and development expenses was primarily the result of an increase of $8.5 million in costs related to the AUDACITY clinical trial, and a $1.9 million increase attributable to salaries and consulting costs and related benefit costs due to higher headcount to support new product development and clinical studies.

General and Administrative Expenses

General and administrative expenses increased $15.1 million, or 396%, to $18.9 million for the three months ended September 30, 2023, compared to the same period in 2022. The increase in general and administrative expenses was primarily the result of a $4.9 million increase in stock-based compensation as a result of the Business Combination, a $3.6 million increase in insurance expense as a result of the Business Combination, a $1.2 million increase in professional fees as a result of the Business Combination, $2.0 million for bad debt expense attributable primarily to two distributor markets that are being transitioned to a direct model, $1.1 million attributable to professional and consulting fees, and $1.3 million attributable to salaries and related benefit costs due to higher headcount. General and administrative expenses increased $20.0 million, or

188%, to $30.6 million for the nine months ended September 30, 2023, compared to the same period in 2022. The increase in general and administrative expenses was primarily the result of a $4.9 million increase in stock-based compensation as a result of the Business Combination, a $3.6 million increase in insurance expense as a result of the Business Combination, a $1.2 million increase in professional fees as a result of the Business Combination, $4.9 million for bad debt expense attributable primarily to two distributor markets that are being transitioned to a direct model, a $2.2 million increase attributable to salaries and related benefit costs due to higher headcount, a $1.5 million increase professional and consulting fees, and a $1.0 million increase in other stock-based compensation expense.

Other expense (income)

Interest Expense, Net

Interest expense, net increased $1.4 million, or 127% to $2.6 million for the three months ended September 30, 2023, compared to the same period in 2022. The increase in interest expense was primarily due to a $1.7 million increase in interest expense associated with our new Fortress Credit Agreement, offset by a $0.2 million decrease in interest on our 2021 Term Loan that was extinguished in August 2023. Interest expense, net increased $4.7 million, or 175%, to $7.3 million for the nine months ended September 30, 2023, compared to the same period in 2022. The increase in interest expense was primarily due to a $2.5 million increase in interest on our 2021 Term Loan, a $1.7 million increase in interest expense associated with our new Fortress Credit Agreement, and $0.5 million increased interest expense associated with our outstanding convertible notes.

Change in Fair Value of Warrants

The $3.8 million gain and $2.1 million gain attributable to the change in fair value of warrants for the three and nine months ended September 30, 2023, respectively, compared to the same period in 2022, was due to mark to market fluctuations in our warrant liabilities due to the decline in value of our common and preferred stock during those periods.

Change in Fair Value of Debt

The $6.0 million loss attributable to the change in fair value of debt for the three months ended September 30, 2023, was driven by mark to market fluctuations in our convertible debt as a result of the closing of the Business Combination and automatic conversion of the notes to Common stock. The $3.8 million loss attributable to the change in fair value of debt for the nine months ended September 30, 2023, was driven by a $6.0 million loss due to mark to market fluctuations in our convertible debt as a result of the closing of the Business Combination and automatic conversion of the notes to Common Stock, partially offset by a $2.3 million gain primarily due to the removal of the conversion rate adjustment feature associated with the 2023 Convertible Notes.

Change in Fair Value of Revenue Interest Financing and PIPE Conversion Option

The $2.0 million loss attributable to the change in fair value of Revenue Interest Financing and PIPE conversion option for both the three and nine months ended September 30, 2023 was primarily due to the initial recognition of the PIPE Conversion Option of $3.3 million on August 1, 2023 and an additional $2.1 million loss in the fair value from August 1, 2023 to September 30, 2023 due to a decrease in the Company’s stock price during that period. This expense was partially offset by a $3.4 million gain in the fair value in the Revenue Interest Financing from when the liability was established on August 1, 2023 to September 30, 2023.

Change in Fair Value of Earn-Out Liabilities

The $24.3 million gain attributable to the change in the fair value of earn-out liabilities for both the three and nine months ended September 30, 2023 was due to the decrease in the Company’s stock price from when the liability was established on August 1, 2023 to September 30, 2023.

Termination of convertible note side letters

The $9.5 million loss attributable to the termination of convertible note side letters for the three months ended September 30, 2023 was primarily due to a $10.1 million loss related to the Base PubCo Shares and Backstop Shares liabilities driven by the use of the full Backstop, partially offset by a $0.6 million gain in the PubCo Additional Shares liability. The $17.6 million loss attributable to the termination of convertible note side letters for the nine months ended September 30, 2023 was primarily due to a $13.4 million loss related to the Base PubCo Shares and Backstop Shares liability, a $2.7 million loss related to the PubCo Additional Shares liability, and a $1.5 million prepayment penalty related to the repayment of the Company’s Allurion Convertible Note with Hunter Ventures Limited.

Loss on Extinguishment of Debt

The $3.9 million loss attributable to the loss on extinguishment of debt for both the three and nine month periods ended September 30, 2023 was due to the loss on extinguishment of our 2021 Term Loan on August 1, 2023.

Other (Expense) Income, Net

The change in Other (expense) income, net for the three months ended September 30, 2023 compared to the same period in 2022, was $0.8 million of income primarily driven by interest income of $0.5 million and a gain of $0.2 million due to mark to market fluctuations in the 2019 Term Loan Success Fee derivative liabilities. The change in Other (expense) income, net for the nine months ended September 30, 2023, compared to the same period in 2022, was $1.0 million of income primarily driven by $0.5 million of interest income, a gain of $0.2 million due to mark to market fluctuations in the 2019 Term Loan Success Fee derivative liabilities, and fluctuations in exchange rates of foreign currencies.

Provision for Income Taxes

We recorded a provision for income taxes of less than $0.1 million and $0.1 million for the three months ended September 30, 2023 and 2022, respectively. We recorded a provision for income taxes of $0.1 million for both of the nine months ended September 30, 2023 and 2022. These provisions for income taxes are due to net income in certain foreign jurisdictions.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021 (in thousands):

	Years Ended December 31,		Change
	2022	2021
Revenue	$64,211	$38,242	$25,969
Cost of revenue	13,485	9,052	4,433

Gross profit	50,726	29,190	21,536

Operating expenses:
Research and development	16,966	5,729	11,237
General and administrative	15,365	8,818	6,547
Sales and marketing	50,405	27,144	23,261

Total operating expenses:	82,736	41,691	41,045

Loss from operations	(32,010)	(12,501)	(19,509)

Other (expense) income:
Interest expense, net	(4,426)	(3,668)	(758)
Changes in fair value of derivative liability	(19)	(37)	18
Gain on PPP loan forgiveness	—	2,032	(2,032)
Loss on term loan extinguishment	—	(425)	425
Gain on conversion of convertible notes	—	2,768	(2,768)
Other expense, net	(1,146)	(555)	(591)

Total other (expense) income:	(5,591)	115	(5,706)

Loss before income taxes:	(37,601)	(12,386)	(25,215)
Provision for income taxes:	(143)	—	(143)

Net loss and comprehensive loss	$(37,744)	$(12,386)	$(25,358)

Revenue

Revenue for the year ended December 31, 2022 increased $26.0 million, or 68%, to $64.2 million from $38.2 million for the year ended December 31, 2021. The increase in revenue was primarily the result of an increase in sales volume of our gastric balloon system during the year ended December 31, 2022, partially offset by fluctuations in exchange rates of foreign currencies. We operate on a global basis, with all of our net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect our results of operations.

Cost of Revenue

Cost of revenue for the year ended December 31, 2022 increased $4.4 million, or 49%, to $13.5 million from $9.1 million for the year ended December 31, 2021. The increase in cost of revenue was primarily the result of additional materials, labor and manufacturing overhead costs incurred to meet increased sales volume of our gastric balloon system during the year ended December 31, 2022.

Gross Profit

Gross profit for the year ended December 31, 2022 increased $21.5 million, or 74%, to $50.7 million from $29.2 million for the year ended December 31, 2021. The increase in gross profit was primarily the result of the 68% increase in revenue due to the increase in sales volume of our gastric balloon system and increased efficiency of our labor and manufacturing overhead costs, partially offset by fluctuations in exchanges rates of foreign currencies for the year ended December 31, 2022 as compared to the year ended December 31, 2021.

Operating Expenses

Research and Development Expenses

Research and development expenses for the year ended December 31, 2022 increased $11.2 million, or 196%, to $17.0 million from $5.7 million for the year ended December 31, 2021. The increase in research and development expenses was primarily the result of an increase of $5.2 million attributable to salaries and related benefit costs resulting from higher headcount to support various research and development functions, an increase of $2.6 million in costs related to the AUDACITY clinical trial and other research activities, an increase of $1.1 million in software development costs and an increase of $0.5 million due to higher material and supply costs for product development.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2022 increased $6.5 million, or 74%, to $15.4 million from $8.8 million for the year ended December 31, 2021. The increase in general and administrative expenses was primarily the result of an increase of $3.2 million attributable to costs for third-party professional services including accounting, audit, tax, consulting and legal services to support our public company readiness initiative, an increase of $1.9 million attributable to salaries and related benefit costs due to higher headcount, an increase of $0.7 million for bad debt expense and an increase of $0.2 million for insurance costs.

Sales and Marketing Expenses

Sales and marketing expenses for the year ended December 31, 2022 increased $23.3 million, or 86%, to $50.4 million from $27.1 million for the year ended December 31, 2021. The increase in sales and marketing expenses was primarily the result of an increase of $10.3 million attributable to higher marketing and advertising spending, an increase of $3.7 million attributable to salaries and related expenses, an increase of $3.3 million attributable to increased cost of training our salesforce, distributors and health care providers, an increase of $2.9 million for shipping and logistics expenses, an increase of $2.0 million of costs related to changes in our distribution model and an increase of $1.0 million for consulting services.

Other (expense) income

Interest Expense, Net

Interest expense, net for the year ended December 31, 2022, increased $0.8 million, or 21%, to $4.4 million from $3.7 million for the year ended December 31, 2021. The change in interest expense was primarily due to a $1.6 million increase in interest expense associated with our 2021 Term Loan and $0.1 million in increased interest expense associated with our outstanding convertible notes, offset by a $1.0 million decrease in the expense recognized related to the amortization of the Allurion Convertible Notes discount. Due to the conversion of the Allurion Convertible Notes during July 2021, no similar expense existed during 2022.

Change in Fair Value of Derivative Liability

The change in fair value of the derivative liability was due to mark to market fluctuations in the 2019 Term Loan success fee derivative liabilities.

Gain on PPP Loan Forgiveness

For the year ended December 31, 2021, we recorded a $2.0 million gain on PPP loan forgiveness due to the forgiveness of our PPP loans granted in February and July 2021. No gain on PPP loan forgiveness was recorded for the year ended December 31, 2022.

Loss on Term Loan Extinguishment

For the year ended December 31, 2021, loss on term loan consists of loss recognized upon extinguishment of our 2019 Term Loan in March 2021. No such loss was recorded for the year ended December 31, 2022.

Gain on Conversion of Convertible Notes

For the year ended December 31, 2021, we recorded a gain on conversion of the Legacy Allurion Convertible Notes in 2021, equal to the difference between the carrying value of the debt and the fair value of the preferred stock issued in repayment thereof. No such gain on conversion was recorded for the year ended December 31, 2022.

Other Expense, Net

Other expense, net increased by $0.6 million, or 106%, to $1.1 million from $0.6 million from the year ended December 31, 2021. The increase was due to an increase in warrant liability expense of $0.6 million during the year ended December 31, 2022.

Provision for Income Taxes

We recorded a provision for income taxes of $0.1 million for the year ended December 31, 2022 compared to zero for the year ended December 31, 2021 due to net income in certain foreign jurisdiction during the year ended December 31, 2022, as compared to a net loss in all jurisdictions during the year ended December 31, 2021.

Liquidity and Capital Resources

Since our inception, we have primarily obtained cash to fund our operations through the sale of Legacy Allurion Preferred Stock, issuance of term loans and issuance of convertible debt instruments. As of September 30, 2023, we had $79.9 million in cash and cash equivalents. We incurred a net loss of $61.4 million and $25.4 million for the nine months ended September 30, 2023 and 2022, respectively. We incurred a net loss of $37.7 million and $12.4 million for the years ended December 31, 2022 and 2021, respectively. We incurred cash outflows from operating activities of $43.1 million and $31.3 million during the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, we had an accumulated deficit of $193.6 million. We expect to continue to generate significant operating losses for the foreseeable future.

Our future capital requirements will depend on many factors, including:

•	the emergence of competing innovative weight loss experiences and other adverse marketing developments;

•	the timing and extent of our sales and marketing and research and development expenditures; and

•	any investments or acquisitions we may choose to pursue in the future.

Our revenue for the nine months ended September 30, 2023 was $45.2 million, which represented a year-over-year increase of less than 1%. The flat revenue was primarily the result of a delay in closing of the Business Combination which led to decreased investment in certain markets. If our current cash and anticipated revenue and resulting cash flows from operations are insufficient to satisfy our liquidity and debt service requirements, including because of increased expenditures, lower demand for our gastric balloon system, the occurrence of other events or the realization of the risks described in this prospectus, we may be required to raise additional capital through the issuances of public or private equity or debt financing or other capital sources earlier than expected.

Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions to fund our operations and satisfy our liquidity requirements. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives. We concluded that this circumstance raises substantial doubt about our ability to continue as a going concern.

Upon consummation of the Business Combination, we received $98.8 million in net cash proceeds, after redemptions of over 77 million shares of Compute Health Class A Common Stock for an aggregate redemption amount of approximately $770 million. The proceeds we received in connection with the Business Combination were significantly less than the total potential gross proceeds of $862.5 million (assuming no redemptions). While the net cash proceeds were less than the total potential gross proceeds from the cash in trust, we also received proceeds from the PIPE Investment and Revenue Interest Financing in connection with the closing of the Business Combination. Thus, while net cash proceeds received from the deSPAC transaction itself was significantly less than the total potential amount, the large number of redemptions did not materially impact our expected liquidity position considering the aggregate net cash proceeds from all of the Business Combination-related transactions.

In addition, the exercise price of our Warrants, in certain circumstances, may be higher than the prevailing market price of our Common Stock and the cash proceeds to us associated with the exercise of Warrants are contingent upon our stock price. The value of our Common Stock may fluctuate and may not exceed the exercise price of the Warrants at any given time. As of the date of this prospectus, all of our Public Warrants, each of which have an exercise price of $8.10 per share, are “out of the money,” meaning the exercise price is higher than the market price of our Common Stock. Of the 371,935 Rollover Warrants outstanding as of the date of this prospectus, 220,529 of such Warrants (130,053 of which have an exercise price of $6.73 and 90,476 of which have an exercise price of $12.14) are “out of the money”. Holders of such “out of the money” warrants are not likely to exercise such warrants. As a result, we may not receive any proceeds from the exercise of such Warrants. There can be no assurance that such Warrants will be in the money prior to their respective expiration dates, and therefore, we may not receive any cash proceeds from the exercise of such Warrants to fund our operations.

As a result, we have neither included nor intend to include any potential cash proceeds from the exercise of our Warrants in our short-term or long-term liquidity projections. We will continue to evaluate the probability of warrant exercise over the life of our Warrants and the merit of including potential cash proceeds from the exercise in our liquidity projections. We do not expect to rely on the exercise of our Warrants to fund our operations.

Financing Arrangements

Fortress Credit Agreement

As of September 30, 2023, we have received $57.6 million in net proceeds from the Fortress Credit Agreement which matures in June 2027. We entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement on August 1, 2023 in connection with the closing of the Business Combination. The Fortress Term Loan is included in current portion of term loan on our consolidated balance sheet as of September 30, 2023. See Note 8, Debt in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for additional details regarding the Fortress Term Loan.

Revenue Interest Financing Agreement

As of September 30, 2023, we have received $40.0 million proceeds from the Revenue Interest Financing Agreement with RTW which matures in December 2030. We entered into the Revenue Interest Financing Agreement on February 9, 2023 and received the proceeds at the closing of the Business Combination. The Revenue Interest Financing Agreement is included in Revenue Interest Financing liability on our consolidated balance sheet as of September 30, 2023. See Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for additional details regarding the Revenue Interest Financing Agreement.

PIPE Investment

As of September 30, 2023, we have received $37.9 million proceeds from the PIPE Subscription Agreements, for which the PIPE Investors received 5,386,695 shares of Allurion Common Stock at a price of $7.04 per share.

2021 Term Loan

On August 1, 2023, in connection with the closing of the Business Combination, we repaid all outstanding principal, accrued and unpaid interest and other obligations with respect to 2021 Term Loan, which has been terminated. See Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for additional details regarding the 2021 Term Loan.

Convertible Notes

On August 1, 2023, all outstanding Allurion Convertible Notes and related interest expense were converted into shares of Allurion Common Stock in connection with the closing of the Business Combination. As of September 30, 2023, there were no outstanding convertible notes. See Note 8, Debt, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for additional details related to our convertible notes.

Material Cash Requirements for Known Contractual and Other Obligations

Leases

We have entered into various non-cancellable operating leases for our corporate office, manufacturing facilities, research and development labs, management office space and certain equipment. The leases have varying terms expiring between 2024 and 2028. See Note 14, Commitments and Contingencies, in the notes to our unaudited interim condensed consolidated financial statements as of and for the three and nine months ended September 30, 2023 and 2022 included elsewhere in this prospectus for additional details related to our noncancelable operating leases.

Term Loan and Financing Strategy

We have $60.0 million of outstanding debt under the Fortress Term Loan as of September 30, 2023. On August 1, 2023, concurrent with the closing of the Business Combination, we used $58.0 million of borrowings under the Fortress Term Loan to repay all outstanding principal, accrued and unpaid interest and other obligations with respect to the 2021 Term Loan, which has been terminated. Additionally, at the closing of the Business Combination we received an aggregate $40.0 million in connection with the Revenue Interest Financing Agreement.

Revenue Interest Financing

We received $40.0 million in proceeds from the Revenue Interest Financing Agreement with RTW. In exchange, the Company is obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries until December 31, 2030.

Research and Development Costs

We are continuing to invest in our U.S. FDA AUDACITY clinical trial and have entered into contractual obligations with each clinical trial site. Each contract shall continue until the completion of the trial at that site, which is approximately 48 weeks from the start of each contract. Our clinical trial costs are dependent on, among other things, the size, number, and length of our clinical trial. We also incur research and development costs related to the enhancement of our existing products.

Other Capital Requirements

We enter into agreements in the normal course of business with various vendors, which are generally cancelable upon notice. Payments due upon cancellation typically consist only of payments for services provided or expenses incurred, including non-cancelable obligations of service providers, up to the date of cancellation.

Cash Flows

The following table sets forth a summary of cash flows for the periods presented:

(In thousands)	Nine Months Ended September 30,		Years Ended December 31,
	2023	2022	2022	2021
Net cash used in operating activities	$(43,111)	$(31,255)	$(46,981)	$(14,329)
Net cash used in investing activities	(1,208)	(1,091)	(1,550)	(912)
Net cash provided by financing activities	116,394	15,897	30,537	28,945

Net increase (decrease) in cash and cash equivalents, and restricted cash	$72,075	$(16,449)	$(17,994)	$13,704

Net Cash Used in Operating Activities

Nine Months Ended September 30, 2023 and 2022

During the nine months ended September 30, 2023, operating activities used $43.1 million of cash, resulting from a net loss of $61.4 million, partially offset by net cash provided by changes in our operating assets and liabilities of $3.4 million and non-cash charges of $14.9 million.

Non-cash charges consisted of $16.1 million for termination of convertible note side letters, $6.3 million of stock-based compensation expense, a $5.0 million provision for uncollectible accounts, $3.9 million loss on extinguishment of debt for our 2021 Term Loan, $3.8 million related to the change in fair value of our convertible debt, $2.0 million related to the change in fair value of the Revenue Interest Financing and PIPE Conversion Option, $1.1 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.7 million provision for inventory, $0.6 million of lease expense, $0.6 million of depreciation and amortization expense, and $0.3 million of unrealized loss on foreign exchange. These charges were partially offset by $24.3 million of income related to the change in fair value of our earn-out liabilities and $2.4 million of mark to market adjustments related to our warrant and derivative liabilities.

Net cash provided by changes in our operating assets and liabilities consisted of a net $8.4 million increase in accounts payable, accrued expenses and other current liabilities and a $0.4 million decrease in prepaid expenses, other current and long-term assets, partially offset by a $3.9 million increase in accounts receivable, a $0.9 million increase in inventory and a $0.6 million decrease in operating lease liabilities.

The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to increased expenses as well as timing of payments. The increase in accounts receivable was primarily related to the timing of cash collections. The decrease in prepaid expenses, other current and long-term assets was primarily related to the settlement of deferred deal costs related to the Business Combination. The increase in inventory was primarily related to an increase in work in progress and raw materials.

During the nine months ended September 30, 2022, operating activities used $31.3 million of cash, resulting from a net loss of $25.4 million and net cash used by changes in our operating assets and liabilities of $8.1 million, offset by non-cash charges of $2.3 million.

Non-cash charges consisted of $0.7 million of depreciation and amortization expense, $0.6 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, $0.5 million of lease expense, $0.3 million of stock-based compensation expense, and $0.4 million of unrealized loss on foreign exchange.

Net cash used by changes in our operating assets and liabilities consisted of a $13.8 million increase in accounts receivable, a $1.6 million increase in inventory, and a $0.8 million increase in prepaid expenses, other current assets and long-term assets, partially offset by a net $8.7 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in accounts receivable was primarily related to growth in sales. The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory. The increase in inventory was primarily related to an increase in finished goods and raw materials. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, operating activities used $47.0 million of cash, resulting from a net loss of $37.7 million and net cash used by changes in our operating assets and liabilities of $13.8 million, offset by non-cash charges of $4.6 million.

Non-cash charges primarily consisted of $2.0 million of depreciation and amortization expense, $1.0 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, a $0.8 million change in fair value of warrant liabilities, a $0.4 million of stock- based compensation expense and a $0.4 million provision for uncollectible accounts.

Net cash used by changes in our operating assets and liabilities consisted of a $22.8 million increase in accounts receivable, a $1.2 million increase in inventory, a $0.7 million decrease in operating lease liabilities and a $0.6 million increase in prepaid expenses, other current assets and long-term assets, partially offset by a net $11.5 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in accounts receivable was primarily related to growth in sales. The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory and additional software subscription costs. The increase in inventory was primarily related to an increase in finished goods and raw materials. The decrease in lease liabilities was primarily due to payment of rent for our leased property. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

During the year ended December 31, 2021, operating activities used $14.3 million of cash, resulting from a net loss of $12.4 million, net cash used by changes in our operating assets and liabilities of $1.5 million and non-cash charges of $0.4 million.

Non-cash charges primarily consisted of $2.8 million of income related to the gain on the conversion of the 2018-2020 Convertible Notes and a $2.0 million gain on extinguishment of PPP Loans, partially offset by

$2.4 million of non-cash interest expense primarily related to the accretion of debt discount associated with our outstanding debt arrangements, $0.7 million of depreciation and amortization expense, a $0.4 million loss on extinguishment of the 2019 Term Loan, $0.3 million of stock-based compensation expense and a $0.2 million provision for uncollectible accounts.

Net cash used by changes in our operating assets and liabilities consisted of a $1.4 million increase in prepaid expenses and other current assets, a $1.3 million increase in inventory, and a $0.9 million increase in accounts receivable, partially offset by a net $2.1 million increase in accounts payable, accrued expenses and other current liabilities.

The increase in prepaid expenses and other current assets was primarily related to increases in prepaid inventory and additional software subscription costs. The increase in inventory was primarily related to an increase in finished goods and raw materials. The increase in accounts receivable was primarily related to growth in sales. The net increase in accounts payable, accrued expenses and other current liabilities was primarily related to an increase in sales and marketing and general and administrative expenses.

Net Cash Used in Investing Activities

Nine Months Ended September 30, 2023 and 2022

During the nine months ended September 30, 2023 and September 30, 2022, cash used in investing activities was $1.2 million and $1.1 million, respectively, consisting of purchases of property and equipment.

Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, cash used in investing activities was $1.6 million consisting of the purchases of property and equipment.

During the year ended December 31, 2021, cash used in investing activities was $0.9 million, consisting of the purchases of property and equipment.

Net Cash Provided by Financing Activities

Nine Months Ended September 30, 2023 and 2022

During the nine months ended September 30, 2023, cash provided by financing activities was $116.4 million, consisting of $62.1 million of proceeds from the Business Combination, net of transaction costs, $57.6 million from the issuance of our Fortress Term Loan net of debt issuance costs, $38.8 million from the issuance of our Revenue Interest Financing Agreement with RTW net of issuance costs, $28.7 million from the issuance of our 2023 Convertible Notes, net of issuance costs, partially offset by the $57.7 million repayment of our 2021 Term Loan, $10.8 million repayment of our 2023 Convertible Notes and $2.5 million of repayment of a promissory note assumed from Compute Health in the Business Combination.

During the nine months ended September 30, 2022, cash provided by financing activities was $15.9 million, consisting of $14.7 million borrowed under the 2021 Term Loan, net of issuance costs, $1.1 million from the issuance of our 2022 Convertible Notes, net of issuance costs and $0.1 million from the exercise of stock options.

Years Ended December 31, 2022 and 2021

During the year ended December 31, 2022, cash provided by financing activities was $30.5 million, consisting of $29.6 million from the issuance of our 2021 Term Loan, net of issuance costs, $1.1 million from the issuance our 2022 Convertible Notes, net of issuance costs and $0.1 million from the exercise of stock options, partially offset by $0.3 million payment of deferred financing costs.

During the year ended December 31, 2021, cash provided by financing activities was $28.9 million, consisting of $44.1 million from the issuance of our 2021 Term Loan, net of issuance costs, $9.9 million from the issuance of Series D convertible preferred stock, net of issuance costs, $2.8 million from the issuance our 2021 Convertible Notes, net of issuance costs, $1.0 million from the issuance of the 2021 Paycheck Protection loan, and $0.5 million from the exercise of stock options, partially offset by $29.4 million in net cash out flows from repayments of our 2019 Term Loan and our 2021 Term Loan.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States. The preparation of our consolidated financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We account for revenue in accordance with Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In accordance with ASC 606, we recognize revenue when control of our products is transferred to our customers in an amount that reflects the consideration we expect to receive in exchange for those products. Our revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied.

Revenue is generated primarily from the sale of our gastric balloon system, which includes the Allurion Balloon and related accessories. Through the first half of 2023, we have provided customers purchasing the Allurion Balloon with an implied license for access to our Allurion VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. As such, it has been deemed an immaterial promise in the context of the contract, and we do not consider the license as a separate performance obligation. In the future, if and when Allurion VCS services are determined to be a performance obligation, we expect the associated consideration will be deferred and recognized over the license period.

We sell our products directly to customers through our direct sales personnel and indirectly through independent distributors. For distributor sales, we sell our products to our distributors, who subsequently resell the products to health care providers, among others. For direct sales, our products are sold directly to our customers, which are typically health care providers. Generally, customer contracts contain Free on Board (“FOB”) or Ex-Works shipping point terms. We recognize revenue when the customer obtains control of our product, which typically occurs upon shipment, in return for agreed-upon, fixed-price consideration.

Additionally, from time to time, we offer certain incentives to our customers, which are recorded as a reduction of revenue in the period the related product revenue is recognized. Any discounts we offer are outlined in our customer agreements. Payments to the customer for a distinct good or service that reasonably estimates the fair value of the distinct benefit received such as marketing programs and shipping and logistics services, are recorded as a selling and marketing expense.

Our payment terms are consistent with prevailing practice in the respective markets in which we do business, which are not affected by contingent events that could impact the transaction price. Our contracts with customers do not provide general rights of return unless certain product quality standards are not met.

Valuation of Earn-Out Liabilities

In connection with the Business Combination, holders of Legacy Allurion common stock and Legacy Allurion preferred stock and holders of vested options, warrants and restricted stock units exercisable or convertible into Legacy Allurion capital stock received the contingent right to receive additional Common Stock (the “Earn-Out Shares”) upon the achievement of certain earn-out targets. As the contingent earn-out consideration contains a settlement provision that precludes it from being indexed to the Company’s stock, it is classified as a liability under ASC 480, as defined in Note 2, Summary of Significant Accounting Policies. The fair value of contingent earn-out consideration is estimated as of the acquisition date at the present value of the expected contingent payments using a Monte Carlo Simulation Method (“MCSM”). The MCSM utilizes a combination of observable (Level 2) and unobservable (Level 3) inputs which include the trading price and volatility of the underlying common stock, expected term, risk-free interest rates, and expected date of a qualifying event. The determination of the fair value of these financial instruments is complex and highly judgmental due to the significant estimation required. In particular, the fair value estimate was sensitive to certain assumptions, such as the volatility of underlying shares.

Changes in the estimated fair value of the contingent earn-out consideration are recorded in other expense in the condensed consolidated statements of operations and comprehensive loss and are reflected in the period in which they are identified. Changes in the estimated fair value of the continent earn-out consideration may materially impact or cause volatility in our operating results.

Valuation of Revenue Interest Financing and PIPE Conversion Option

In connection with the Business Combination, the Company entered into the Revenue Interest Financing Agreement RTW, under which the Company received $40.0 million upfront. In exchange, the Company is obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries until December 31, 2030. The Company accounts for the Revenue Interest Financing Agreement under the fair value option election of ASC 825. The Revenue Interest Financing Agreement accounted for under the FVO election is a debt host financial instrument containing embedded features wherein the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing is calculated using a discounted cash flow method under the income approach utilizing future revenue projections and a discount rate. Changes in the estimated fair value of the Revenue Interest Financing Agreement are recorded as a component of Other expense in the condensed consolidated statements of operations and comprehensive loss. As a result of electing the FVO, direct costs and fees related to the Revenue Interest Financing are expensed as incurred.

In connection with the Company entering in the Revenue Interest Financing, the Company and RTW entered into the RTW Side Letter under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our common stock acquired by the PIPE subscription. The Company accounts for the PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging. The fair value of the PIPE Conversion Option is measured using a MCSM using a combination of observable (Level 2) and unobservable (Level 3) inputs which include the number of shares convertible, the stock price of the underlying common stock, volatility, risk-free rates, and expected term. The PIPE Conversion Option is initially measured at its fair value within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. Subsequent changes in fair value of the derivative liability are recognized as a gain or loss as a component of Other (expense) income in the condensed consolidated statements of operations and comprehensive loss.

Determination of Fair Value of Legacy Allurion Preferred Stock, Common Stock and Warrants

The estimated fair value of Legacy Allurion shares has been determined by the Allurion Board, with input from management, considering our most recently available third-party valuations and the Allurion Board’s assessment of additional objective and subjective factors that it believed were relevant. These factors included, but were not limited to:

•

the prices at which we sold shares of Legacy Allurion Preferred Stock and the superior rights and preferences of the Legacy Allurion Preferred Stock relative to the Legacy Allurion Common Stock at the time of each grant;

•	our stage of development and business strategy;

•	external market conditions and trends affecting our industry;

•	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

•	the lack of an active public market for our Common Stock and our preferred stock;

•	the likelihood of achieving a liquidity event, such as an initial public offering, deSPAC transaction, or sale of our company in light of prevailing market conditions; and

•	the analysis of initial public offerings or other financing transactions and market performance of comparable companies in the industry.

The fair value of the Legacy Allurion shares is utilized in the determination of stock-based compensation expense, common stock warrant liability expense, preferred stock recorded at fair value and the convertible notes conversion price. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of the Legacy Allurion Preferred Stock issued in 2021 and Legacy Allurion Convertible Notes converted in 2021 could be materially different. Significantly different assumptions or estimates could also impact the fair value of the Legacy Allurion Options and stock-based compensation and fair value of the Legacy Allurion Warrants, but these have not been material to date. The fair value of the underlying Legacy Preferred Stock, Legacy Allurion Common Stock, and Legacy Allurion Warrants was determined by the then board of directors until we were listed on the NYSE on August 2, 2023.

Recent Accounting Pronouncements

See Note 2 “Summary of Significant of Accounting Policies” to our condensed consolidated financial statements included elsewhere in this prospectus, for a description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) we are no longer an emerging growth company or (ii) we affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, which would allow us to take advantage of certain exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of our Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) our annual revenue exceeded $100 million during such completed fiscal year or the market value of the shares of our Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We had cash and cash equivalents totaling $79.9 million as of September 30, 2023. Cash equivalents were invested primarily in money market funds. Our investment policy is focused on the preservation of capital and supporting our liquidity needs. Under our investment policy, we invest in highly rated securities, issued by the U.S. government or liquid money market funds. We do not invest in financial instruments for trading or speculative purposes, nor do we use leveraged financial instruments. We utilize external investment managers who adhere to the guidelines of our investment policy. A hypothetical 10% change in interest rates would not have a material impact on the value of our cash, cash equivalents, net loss or cash flows.

We have exposure to interest rate risk from our variable rate debt. We do not hedge our exposure to changes in interest rates. As of September 30, 2023, we had $60 million in variable rate debt outstanding with Fortress. Interest on our debt is payable monthly during the term of the loan and is calculated as 6.44% plus the greater of (i) the Wall Street Journal Prime Rate and (ii) 3.0% (14.94% as of September 30, 2023). Changes in the Wall Street Journal Prime Rate may therefore affect our interest expense associated with the loan. A 10% change in interest rates would increase expense by approximately $0.6 million annually based on the amounts currently outstanding and would not materially affect our results of operations.

Foreign Currency Exchange Risk

We are exposed to foreign currency risks that arise from normal business operations. These risks include transaction gains and losses associated with transactions denominated in currencies other than a location’s functional currency and the remeasurement of foreign currencies to our U.S. dollar reporting currency. As such, we have exposure to adverse changes in exchange rates associated with operating expenses of our foreign operations. Transaction gains or losses are included in other income (expense), net in the consolidated statements of operations and comprehensive loss, as incurred.

We believe that a 10% increase or decrease in current exchange rates between the U.S. dollar and our foreign currencies could have a material impact on our business, financial condition or results of operations. Our primary exposures related to foreign currency denominated sales and expenses are in Europe and we also have exposure in the Middle East and the Asia-Pacific region, and are monitoring potential developing exposure in the Latin American, Canadian and African markets.

To date, we have not engaged in any foreign currency hedging activities. As our international operations grow, we will continue to reassess our approach to managing the risks relating to fluctuations in foreign currency exchange rates. During the nine months ended September 30, 2023, the effect of an immediate 10% adverse change in foreign exchange rates on foreign-denominated accounts would have had an impact of approximately 5% on revenues and 2% on expenses and would have impacted our net less by approximately 1%. During the nine months ended September 30, 2022, the effect of an immediate 10% adverse change in foreign exchange rates on foreign-denominated accounts would have had an impact of approximately 5% on revenues and 3% on expenses and would have impacted our net less by approximately 2%.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements as of and for the years ended December 31, 2022 and 2021, we identified material weaknesses in our internal control over financial reporting that we are currently working to remediate, which relate to: (a) insufficient segregation of duties in the financial statement close process; (b) a lack of sufficient levels of staff with public company and technical accounting experience to maintain proper control activities and perform risk assessment and monitoring activities; and (c) insufficient information systems controls, including access and change management controls. We have concluded that these material weaknesses in our internal control over financial reporting occurred because we did not have the necessary business processes, personnel and related internal controls to operate in a manner to satisfy the accounting and financial reporting timeline requirements of a public company.

We are focused on designing and implementing effective internal controls measures to improve our evaluation of disclosure controls and procedures, including internal control over financial reporting, and remediating the material weaknesses. In order to remediate these material weaknesses, we have taken and plan to take the following actions:

•	the hiring and planned continued hiring of additional accounting staff with public company experience,

•	implemented a new enterprise resource planning system to replace the prior enterprise resource planning system,

•	implementation of additional review controls and processes requiring timely account reconciliation and analyses of certain transactions and accounts, and

•	hired a national accounting firm to assist in the design and implementation of controls and remediation of controls gaps.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2022 and 2021 nor any subsequent period in accordance with the provisions of the Sarbanes-Oxley Act. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act after the closing of the Business Combination.

MANAGEMENT OF ALLURION

Executive Officers and Directors Following the Business Combination

Set forth below are the names, ages and positions of each of the individuals who serve as our directors and officers.

Name	Age	Title
Executive Officers
Shantanu Gaur	37	Chief Executive Officer and Director
Chris Geberth	52	Chief Financial Officer
Ram Chuttani	64	Chief Medical Officer
Benoit Jacques Claude Chardon	42	Chief Commercial Officer
Non-Employee Directors
Omar Ishrak(1)(2)	68	Co-Chairman and Lead-Independent Director
Krishna Gupta(2)	36	Co-Chairman and Director
Michael Davin(1)(3)	65	Director
Larson Douglas Hudson(2)(3)	54	Director
Nicholas Lewin(3)	46	Director

(1)	Member of the audit committee.
(2)	Member of the nominating and corporate governance committee.
(3)	Member of the compensation committee.

Executive Officers

Shantanu Gaur. Shantanu Gaur founded Allurion and has served as Allurion’s Chief Executive Officer and as a member of the Allurion Board since September 2009. Dr. Gaur founded Allurion while at Harvard Medical School in 2009. Dr. Gaur graduated summa cum laude with a B.S. in Biology from Harvard College and with an M.D. from Harvard Medical School where he was a Paul Revere Frothingham Scholar and Paul & Daisy Soros Fellow. Dr. Gaur is qualified to serve as Chief Executive Officer and director of Allurion because of his experience founding Allurion, serving as its Chief Executive Officer and serving on the Allurion Board.

Chris Geberth. Chris Geberth has served as Allurion’s Chief Financial Officer since September 2020. Prior to Allurion, Mr. Geberth was Chief Financial Officer at Lutronic Inc., a medical equipment manufacturer, since December 2017. From June 2008 until December 2017, Mr. Geberth was the Executive Vice President of Finance at Cynosure, Inc., another medical equipment manufacturer. Mr. Geberth holds a B.B.A. in Business from Pace University.

Ram Chuttani. Ram Chuttani has served as the Chief Medical Officer since November 2017 and is a founding member of Allurion. Prior to joining Allurion, Dr. Chuttani was the Director of Endoscopy and Chief, Interventional Gastroenterology at Beth Israel Deaconess Medical Center and was on the faculty of Harvard Medical School for 20 years. Dr. Chuttani holds a M.B. and a B.S. in Medicine from Maulana Azad Medical College. Dr. Chuttani is internationally recognized as a leader in digestive disease care and has pioneered several innovative endoscopic treatments. He co-invented an endoscopic treatment for gastroesophageal reflux disease and co-developed a novel treatment for obesity. He has published over 100 original scientific articles, in addition to several reviews and book chapters. He has lectured on, and demonstrated, novel and advanced endoscopic procedures at innumerable international conferences and workshops all over the world. Dr. Chuttani completed a residency at Norwalk Hospital, Yale University School of Medicine in Internal Medicine in 1987, and a fellowship in Gastroenterology at Harvard Medical School in 1990.

Benoit Jacques Claude Chardon. Benoit Chardon has served as the Chief Commercial Officer at Allurion since January 2018. He has 20 years of experience with performing non-invasive weight loss procedures at Allurion, conducting medical aesthetics at Allergan plc, ZELTIQ Aesthetics, Inc., and Galderma S.A. (Nasdaq: GLMD), and treating skincare at Filorga. He has specialized in new category creation and hyper growth brands. Before serving as Chief Commercial Officer at Allurion, Mr. Chardon was head of body contouring at Allergan from January 2016 until January 2018. Mr. Chardon holds a Masters of Business in International Business from Ecole Superieure du Commerce Exterieure.

Non-Employee Directors

Omar Ishrak. Dr. Omar Ishrak was Chairman of the Compute Health Board (NYSE: CPUH) since its inception in 2020 through the Closings. Dr. Ishrak also serves on the Board of Directors at Intel Corporation (Nasdaq: INTC). Dr. Ishrak was CEO of Medtronic plc (Nasdaq: MDT) from June 2011 to April 2020 and served as Executive Chairman and Chairman of the Board of Directors until he stepped down in December 2020. Dr. Ishrak served as independent Chairman of the Board of Directors of Intel Corporation from January 2020 to January 2023 (Nasdaq: INTC). Dr. Ishrak has served as a member of the Intel board since March 2017. Prior to joining Medtronic, Dr. Ishrak was President and CEO of GE Healthcare Systems. Earlier in his career, Dr. Ishrak amassed 13 years of technology development and business management experience, holding leadership positions at Diasonics Vingmed Ultrasound Ltd., and various product development and engineering positions at Philips Ultrasound Inc. He was inducted into the American Institute for Medical and Biological Engineering (AIMBE) College of Fellows in 2016 and was elected to the National Academy of Engineering in 2020. Dr. Ishrak serves on the Board of Directors of the Cleveland Clinic, a nonprofit academic medical center. He is also a member of the Board of Trustees of the Asia Society, a leading educational organization dedicated to promoting mutual understanding and strengthening partnerships among peoples, leaders and institutions of Asia and the United States in a global context. In addition, he is a member of the Minnesota Public Radio Board of Trustees. He earned a Bachelor of Science degree and Ph.D. in Electrical Engineering from the University of London, King’s College. He is also a Fellow of King’s College. Dr. Ishrak is qualified to serve on the Allurion Board based on his extensive experience on boards of various healthcare companies.

Krishna Gupta. Krishna K. Gupta has served as a member of the Allurion Board since January 2017. He is the founder of REMUS Capital and Romulus Capital (collectively referred to herein as “Remus Capital”), technology-focused venture capital firms he initially founded in 2008. Mr. Gupta serves as a director on the boards of several privately held companies, including: Ceres Imaging, which provides computer vision-analytics in agriculture; Cogito, which provides voice AI for large enterprises; Cohealo, Inc., which provides equipment sharing service for health systems; Spotta, which develops smart insect and pest monitoring solutions; and ZeroCater, which provides catering technology for enterprises. He was the first investor in Ginger, which was a leader in mental health software and merged with Headspace. Mr. Gupta has also served as a member of the board of directors of Presto Automation, Inc. (Nasdaq: PRST) since 2017, including as Chairman since 2022. Prior to Remus Capital, Mr. Gupta held roles at McKinsey & Company, a management consulting firm, and JPMorgan, an investment banking firm, where he advised several Fortune 100 clients on tech M&A deals.

Mr. Gupta holds B.S. degrees in materials science and engineering, as well as in management sciences, both from the Massachusetts Institute of Technology. Mr. Gupta was nominated to serve on our board of directors due to his experience investing in technology and healthcare businesses.

Michael Davin. Michael Davin has served as a member of the Allurion Board since October 2017. Mr. Davin has also served as a director of Follica, Inc. since December 2020, as a director of Amsel Medical Corporation since August 2020, as a director of Cynosure, LLC since January 2020, and as a director of Inkbit Corporation since June 2018. Previously, Mr. Davin served as chairman, president and chief executive officer of Cynosure, Inc., a publicly traded company, from 2003 until March 2017, when it was acquired by Hologic Inc. Mr. Davin received his B.S. and B.A. from Southern New Hampshire University. Mr. Davin was nominated to serve on our Board due to his experience as a director of health care and technology companies, as well as his familiarity with Allurion as a director.

Larson Douglas Hudson. Larson Douglas Hudson has served as the founder, chief executive officer and a director of Noho Dental, Inc. since July 2018, and as a director of Modern Age since October 2020. Previously, Mr. Hudson served on the Board of Directors of Relode.com from 2017 until August 2022. Mr. Hudson also served as the founder and chief executive officer of SmileDirectClub Inc. (Nasdaq: SDC) from 2013 to 2017, and as chairman and chief executive officer of Simplex Healthcare from 2007 until 2013, when it was acquired by Arriva Medical LLC. Earlier in his career, Mr. Hudson served as founder, chief executive officer and director of HearingPlanet from 1999 until 2007. Mr. Hudson received his B.S. in Organizational Behavior from Eckerd College and his M.B.A. from Vanderbilt University, and he completed the Executive Education Programs at Harvard Business School. Mr. Hudson was nominated to serve on our Board due to his experience as an entrepreneur and an executive of health care companies.

Nicholas Lewin. Nicholas Lewin has served as a director of Establishment Labs Holdings, Inc. (Nasdaq: ESTA) since September 2015, and as its chairman since December 2017. He has been a Managing Member and Head of Investments at Crown Predator Holdings LLC since 2008 and has been a private investor since 2000. Mr. Lewin has also served as a director of Cutera Inc. (Nasdaq: CUTR) since May 2023, as a director of FaZe Holdings Inc. (Nasdaq: FAZE) since July 2022, and as a director of Halo Maritime Defense Systems since 2007. Mr. Lewin holds a bachelor’s degree in Political Science from Johns Hopkins University. Mr. Lewin was nominated to serve on our Board due to his experience as an investor in, and director of, innovative companies, including health care and medical device companies.

Family Relationships

There are no familial relationships among the Allurion directors and executive officers.

Board Composition

Our Board is comprised of seven directors, divided into three classes with staggered three-year terms. As of the date of this prospectus, there are six members of our Board, leaving one vacancy to be filled. Our Board will identify a candidate to fill the remaining directorship to ensure that the Board reflects the governance construct and the appropriate mix and diversity of skills, experience and credentials to position to the Board to advance shareholders’ interest.

Our are divided among the three classes as follows:

1. the Class I directors include Krishna Gupta, Shantanu Gaur, and Nicholas Lewin and their terms will expire at the annual meeting of stockholders to be held in 2024;

2. the Class II directors include Omar Ishrak and Larson Douglas Hudson and their terms will expire at the annual meeting of stockholders to be held in 2025; and

3. the Class III directors include Michael Davin and his term will expire at the annual meeting of stockholders to be held in 2026.

Directors in a particular class will be elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal.

Our organizational documents provide that only our Board can fill vacant directorships, including newly created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors.

Director Independence

Our Board has determined that each member of the Board, other than Dr. Gaur, qualifies as independent, as defined under the listing rules of the NYSE. In addition, we are subject to the rules of the SEC and NYSE relating to the memberships, qualifications, and operations of the audit committee. One of the key functions of our Board is the informed oversight of our risk management process. Our Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. For example, the audit committee is responsible for overseeing the management of risks associated with our financial reporting, accounting, and auditing matters, and the compensation committee oversees the management of risks associated with our compensation policies and programs.

Board Committees

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The Board may establish other committees to facilitate the management of our business. The Board and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Board has delegated various responsibilities and authority to its committees as generally described below. The committees regularly reports on their activities and actions to the full Board. Each member of each committee of the Board, other than Dr. Gaur, qualifies as an independent director in accordance with the listing standards of the NYSE. Each committee of Board has a written charter approved by the Board. Copies of each charter are posted on our website at investors.allurion.com. The inclusion of our website address in prospectus does not include or incorporate by reference the information on our website into this prospectus. Members will serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

The members of our audit committee include Omar Ishrak and Michael Davin, each of whom can read and understand fundamental financial statements. Michael Davin is the chair of the audit committee. Each member of the audit committee is independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to audit committee members. Michael Davin qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE. We intend to rely on the NYSE transition rules applicable to companies completing an initial listing and we plan to have an audit committee comprised of at least three directors that are entirely independent within one year after our NYSE listing date.

Our audit committee assists the Board with its oversight of the following: the integrity of our financial statements; our compliance with legal and regulatory requirements; the qualifications, independence, and performance of the independent registered public accounting firm; and the design and implementation of our internal audit function and risk assessment and risk management. Among other things, our audit committee is responsible for reviewing and discussing with management the adequacy and effectiveness of our disclosure controls and procedures. The audit committee also discusses with management and our independent registered public accounting firm the annual audit plan and scope of audit activities, scope and timing of the annual audit of our financial statements, and the results of the audit, and quarterly reviews of our financial statements and, as appropriate, initiates inquiries into certain aspects of our financial affairs. The audit committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, as well as for the confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. In addition, the audit committee has direct responsibility for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The audit committee has sole authority to approve the hiring and discharging of our independent registered public accounting firm, all audit engagement terms and fees, and all permissible non-audit engagements with the independent auditor. The audit committee reviews and oversees all related-person transactions in accordance with our policies and procedures.

Compensation Committee

The members of our compensation committee include Michael Davin, Nicholas Lewin and Larson Douglas Hudson. Michael Davin is the chair of the compensation committee. Each member of the compensation committee is considered independent under the rules and regulations of the SEC and the listing standards of the NYSE applicable to compensation committee members.

Our compensation committee assists the Board in discharging certain of its responsibilities with respect to compensating our executive officers, and the administration and review of our incentive plans for employees and other service providers, including our equity incentive plans, and certain other matters related to our compensation programs.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee include Larson Douglas Hudson, Omar Ishrak and Krishna Gupta. Larson Douglas Hudson is the chair of the nominating and corporate governance committee.

The nominating and corporate governance committee assists the Board with its oversight and identification of individuals qualified to become members of the Board, consistent with criteria approved by the Board, and selects, or recommends that the Board selects, director nominees. The nominating and governance committee also develops and recommends to the Board a set of corporate governance guidelines, and oversees the evaluation of the Board.

Code of Conduct

We have adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of our employees, officers, and directors, as well as our contractors, consultants, and designated agents in connection with their work for us. The full text of our Code of Conduct is posted on our website at investors.allurion.com. We intend to disclose future amendments to, or waivers of, our Code of Conduct, as and to the extent required by SEC regulations, at the same location on our website identified above or in public filings. Information contained on our website is not incorporated by reference into prospectus, and you should not consider information contained on our website to be part of this prospectus.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board or compensation committee.

EXECUTIVE COMPENSATION

References in this section to “we,” “our,” “us”, the “Company” and “Allurion” generally refer to Legacy Allurion and its subsidiaries prior to the Business Combination and to New Allurion and its subsidiaries after giving effect to the Business Combination.

We have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” and “emerging growth companies” as such terms are defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers.

This section discusses the material components of the executive compensation program offered to the executive officers of Allurion who would have been “named executive officers” for 2022 and who serve as our executive officers. Such executive officers consist of the following persons, referred to herein as our named executive officers (the “NEOs”):

•	Shantanu Gaur, M.D., our Chief Executive Officer;

•	Christopher Geberth, our Chief Financial Officer; and

•	Benoit Chardon, our Chief Commercial Officer.

2022 Summary Compensation Table

The following table presents information regarding the compensation earned or received by certain of our executive officers for services rendered during the fiscal year ended December 31, 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Shantanu Gaur, Chief Executive Officer	2022	295,000		—		2,605,904	79,761	9,100	2,989,765
Christopher Geberth, Chief Financial Officer	2022	319,087		—		844,510	83,760	6,100	1,253,457
Benoit Chardon,(4) Chief Commercial Officer	2022	358,153	(5)	9,389	(6)	—	291,450	—	658,992

(1)

Amounts shown reflect the grant date fair value of stock options granted during 2022. The grant date fair value was computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 12 to our consolidated financial statements included elsewhere in this prospectus. These amounts reported in this column reflect the accounting cost for the awards, and does not correspond to the actual economic value that may be recognized by holders upon the vesting or exercise of the applicable awards.

(2)

For Dr. Gaur and Mr. Geberth, amounts reflect performance-based cash bonuses. For Mr. Chardon, amount reflects commissions earned as a member of our commercial team. See “Narrative to the Summary Compensation Table — Non-equity Incentive Plan Compensation” below for a description of the material terms pursuant to which this compensation was awarded.

(3)

For the 2022 fiscal year, amounts reported in this column include the following amounts: (i) for Dr. Gaur, $3,000 in payments in lieu of medical coverage, and $6,100 of 401(k) plan employer contributions, and (ii) for Mr. Geberth, $6,100 of 401(k) plan employer contributions.

(4)

For Mr. Chardon, amounts reported in the “Salary” and “Bonus” columns have been converted to USD at an exchange rate of 1 Euro to 1.053 USD, which represents the average annual exchange rate published by the Federal Reserve Bank for 2022.

(5)	Amount represents annual base consulting fees of €340,000.
(6)	Amount represents referral bonuses paid with respect to employees hired by Legacy Allurion that were referred by Mr. Chardon.

Narrative Disclosure to Summary Compensation Table

Base Salaries

We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our named executive officers. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2022, the annual base salaries for each of Dr. Gaur and Mr. Geberth were $295,000 and $319,087, respectively. For the year ended December 31, 2022, Mr. Chardon was paid base annual consulting fees equal to €340,000.

Non-equity Incentive Plan Compensation.

Each of Dr. Gaur and Mr. Geberth are eligible to earn a performance-based annual cash bonus based on achievement of pre-established company and individual performance criteria established by our Board in its discretion. For 2022, the target annual bonus or each of Dr. Gaur and Mr. Geberth was equal to 30% of annual base salary.

Mr. Chardon is eligible to earn commission compensation based on achievement of specified company performance criteria established by our Board in its discretion. For 2022, Mr. Chardon’s target commission compensation was equal to 40% of his annual base consulting fees.

Equity Compensation

Although we do not yet have a formal policy with respect to the grant of equity incentive awards to our NEOs, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and stockholders. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period.

Employment arrangements with our named executive officers

Effective upon the closing of the Business Combination, we entered into new employment agreements with each of Dr. Gaur and Mr. Geberth and a new corporate officer agreement with Mr. Chardon, which set forth the terms and conditions of each executive’s employment or consulting relationship. The new agreements supersede and replace each NEO’s prior employment or consulting arrangement and provide for specified payments and benefits in connection with a termination of the NEO’s employment or consulting relationship in certain circumstances. Our goal in providing these severance payments and benefits is to offer sufficient cash continuity protection such that the NEOs will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We prefer to have certainty regarding the potential severance amounts payable to the NEOs, rather than negotiating severance at the time that a NEO’s employment or other service relationship terminates. We have also determined that accelerated vesting provisions with respect to outstanding equity awards in connection with a qualifying termination of employment in certain circumstances are appropriate to encourage our NEOs to stay focused on the business in those circumstances, rather than focusing on the potential implications for them personally. The material terms of each NEO’s employment or consulting arrangements are summarized below.

Employment Agreement with Dr. Shantanu Gaur

We have entered into an employment agreement with Dr. Gaur, effective August 1, 2023, pursuant to which we employ Dr. Gaur as our Chief Executive Officer on an “at will” basis. Dr. Gaur’s employment agreement provides that his initial annual base salary is $620,000, and is subject to periodic review by our Board or compensation committee. In addition, the employment agreement provides that Dr. Gaur is eligible to receive annual cash bonuses, which the target annual amount shall be eighty percent (80%) of his annual base salary. Dr. Gaur is also eligible to participate in the employee benefit plans generally available to our employees, subject to the terms of such plans.

In the event of a termination of Dr. Gaur’s employment by Allurion without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Gaur’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Allurion and its affiliates, Dr. Gaur will be entitled to receive (i) base salary continuation for twelve months following his termination date, and (ii) subject to Dr. Gaur’s election to receive continued health benefits under COBRA, payment of the full cost of such continuation coverage plus any administration fee until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Gaur’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Dr. Gaur’s employment is terminated by us without “cause” or by him for “good reason,” in each case, within three months prior to or twelve months following a “sale event” (as defined in the our 2023 Stock Option and Incentive Plan, or “2023 Plan”), and subject to Dr. Gaur’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Allurion and its affiliates, Dr. Gaur will be entitled to receive (i) an amount in cash equal to 1.5 times the sum of (x) Dr. Gaur’s then-current base salary (or, his base salary in effect immediately prior to the sale event, if higher) and (y) Dr. Gaur’s target annual bonus for the then-current year (or, his target annual bonus in effect immediately prior to the sale event, if higher); (ii) full acceleration of vesting of all outstanding time-based equity awards held by Dr. Gaur; and (iii) subject to Dr. Gaur’s election to receive continued health benefits under COBRA, payment of the full cost of such continuation coverage plus any administration fee until the earliest of (A) eighteen months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Gaur’s COBRA health continuation period. The cash severance payable to Dr. Gaur upon a termination of employment is generally payable in lump sum within 60 days following the date of termination, subject to limited exceptions.

Employment Agreement with Mr. Christopher Geberth

We have entered into an employment agreement with Mr. Geberth effective August 1, 2023, which provides that his initial annual base salary is $425,000, and is subject to periodic review by our Board or compensation committee. In addition, the employment agreement provides that Mr. Geberth is eligible to receive annual cash bonuses, which target annual amount shall be fifty percent (50%) of his annual base salary. Mr. Geberth is also eligible to participate in the employee benefit plans generally available to our employees, subject to the terms of such plans.

In the event of a termination of Mr. Geberth’s employment by Allurion without “cause” (as defined in his employment agreement) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Geberth’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Allurion and its affiliates, Mr. Geberth will be entitled to receive (i) base salary continuation for nine months following his termination date, and (ii) subject to Mr. Geberth’s election to receive continued health benefits under COBRA, payment of the full cost of such continuation coverage plus any administration fee until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Geberth’s COBRA health continuation period.

In addition, in lieu of the payments and benefits described above, in the event that Mr. Geberth’s employment is terminated by us without “cause” or by him for “good reason,” in each case, within three months prior to or twelve months following a “sale event” (as defined in our 2023 Plan), and subject to Mr. Geberth’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of Allurion and its affiliates, Mr. Geberth will be entitled to receive (i) an amount in cash equal to 1.0 times the sum of (x) Mr. Geberth’s then-current base salary (or, his base salary in effect immediately prior to the sale event, if higher) and (y) Mr. Geberth’s target annual bonus for the then-current year (or, his target annual bonus in effect immediately prior to the sale event, if higher); (ii) full acceleration of vesting of all outstanding time-based equity awards held by Mr. Geberth; and (iii) subject to Mr. Geberth’s election to receive continued health benefits under COBRA, payment of the full cost of such continuation coverage plus any administration fee until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Geberth’s COBRA health continuation period. The cash severance payable to Mr. Geberth upon a termination of employment is generally payable in lump sum within 60 days following the date of termination, subject to limited exceptions.

Corporate Officer Agreement with Mr. Benoit Chardon

Effective as of September 1, 2023, we entered into a corporate officer agreement with Mr. Chardon and Benoit Chardon Consulting, a French socie´te´ a’ responsabilite´ limite´e that is solely owned by Mr. Chardon (“BCC”), pursuant to which BCC will serve as Managing Director of Allurion France, a French socie´te´ par actions simplifie´e and wholly owned subsidiary of Allurion (“Allurion France”). The corporate officer agreement provides that BCC will receive base consulting fees of €28,333.33 per month and additional variable compensation subject to the incentive plan terms issued annually by Allurion and conditional on meeting Allurion France and personal performance attainment defined each year by Allurion.

The corporate officer agreement may be terminated by either Allurion France or BCC at any time, with or without cause (except that BCC must provide Allurion France with one months’ prior notice). In the event of such termination by Allurion France without “cause” (as defined in the corporate officer agreement), BCC is entitled to receive a lump sum termination fee equal to twelve months of the base consulting fees.

Outstanding equity awards at 2022 fiscal year-end

The following table sets forth information concerning outstanding equity awards held by each of our named executive officers as of December 31, 2022.

Name	Grant Date		Vesting Commencement Date	Option Awards
				Number of Securities Underlying Unexercised Options (#) (Exercisable)(1)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)(1)	Option Exercise Price ($)(1)	Option Expiration Date
Shantanu Gaur	08/03/2017		—	171,149	—	1.13	08/02/2027
	03/05/2020	(2)	1/1/2020	35,655	13,244	1.17	03/04/2030
	12/20/2022	(4)	12/8/2022	—	965,368	4.51	12/19/2032
Christopher Geberth	02/11/2021	(3)	11/16/2020	63,671	58,578	0.95	02/10/2031
	12/07/2021	(3)	1/1/2022	—	73,349	1.88	12/06/2031
	12/20/2022	(4)	12/8/2022	—	312,852	4.51	12/19/2032
Benoit Chardon	08/22/2018		8/1/2018	97,799	—	1.13	08/21/2028
	03/05/2020	(2)	1/1/2020	17,827	6,622	1.17	03/04/2030
	12/31/2020	(3)	7/1/2020	17,726	11,613	0.95	12/28/2030
	12/07/2021	(3)	1/1/2022	—	24,449	1.88	12/06/2031
	12/07/2021	(3)	1/1/2023	—	14,669	1.88	12/06/2031

(1)	Amounts reported have been adjusted to reflect the closing of the Business Combination.
(2)	This option vests in 48 equal monthly installments following the vesting commencement date, subject to the executive’s continuing service relationship on each vesting date.
(3)

This option vests with respect to 25% of the shares on the first anniversary of the vesting commencement date, with the remaining shares vesting in 36 equal monthly installments thereafter, subject to the executive’s continuing service relationship on each vesting date.

(4)

This option vests in 36 equal monthly installments beginning on the last date of each one-month period following the vesting commencement date, subject to the executive’s continuing service relationship on each vesting date. Upon the consummation of the Business Combination, one-third of the then unvested shares subject to the option accelerated and vested.

Employee benefit and equity compensation plans and arrangements

Allurion 2010 Stock Incentive Plan

Our 2010 Plan was initially approved by the board of directors of Legacy Allurion (the “Legacy Allurion Board”) and Legacy Allurion Stockholders in November 2010, and most recently was amended by the Legacy Allurion Board in March 2020, which amendment was approved by our stockholders in December 2020. In connection with the adoption of our 2020 Plan, the Legacy Allurion Board determined not to make any further awards under the 2010 Plan after November 30, 2020.

Authorized Shares. Under our 2010 Plan, we have reserved for issuance an aggregate of 2,426,690 shares of our Common Stock, which number is subject to adjustment in the event of a reorganization, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in capitalization or event. The shares of our Common Stock underlying awards granted under the 2010 Plan that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are currently added to the shares of common stock available for issuance under our 2023 Stock Option and Incentive Plan (our “2023 Plan”).

Administration. The Legacy Allurion Board has acted as administrator of our 2010 Plan prior to the Business Combination. Following the Business Combination, our compensation committee has become the administrator of the 2010 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of our 2010 Plan.

Eligibility. Persons eligible to participate in our 2010 Plan were our employees, officers, directors, consultants or advisors.

Awards. Our 2010 Plan permitted the granting of (1) options to purchase common stock intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and (2) options that do not so qualify. The option exercise price of each option was determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option was fixed by the administrator and may not exceed ten years from the date of grant. The administrator determined at what time or times each option may be exercised. In addition, our 2010 Plan permitted the granting of restricted shares of common stock.

Change in Control. Our 2010 Plan provides that upon the occurrence of a “change in control transaction” (as defined in our 2010 Plan), the Allurion Board or its successor may provide for one or more of the following actions as to some or all outstanding stock option and restricted stock awards: (i) the assumption or continuation of stock options by the acquiring or succeeding corporation or an affiliate thereof; (ii) upon written notice to optionees, the termination of stock options unless such options are exercised within a specified period following the date of such notice; (iii) repurchase of unvested shares of restricted stock at cost; (iv) the termination of stock options in exchange for a cash payment to optionees equal to the difference between (A) the value of consideration payable per share of common stock in the change in control transaction multiplied by the number of shares subject to such option to the extent then vested and exercisable at exercise prices not equal to or in excess of the sale price, and (B) the aggregate exercise price of such outstanding vested options; and (v) the acceleration of outstanding stock options or restricted stock awards.

Amendment. The Allurion Board may amend the 2010 Plan at any time, subject to stockholder approval where required by applicable law. The administrator of the 2010 Plan may also amend or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent.

Allurion Amended and Restated 2020 Stock Option and Grant Plan

Our 2020 Stock Option and Grant Plan was initially adopted by the Legacy Allurion Board of in December 2020, and was amended and restated by the Legacy Allurion Board (as so amended and restated, our “2020 Plan”) on February 11, 2021; such amendment was subsequently approved by the Legacy Allurion Stockholders on October 31, 2021. Our 2020 Plan was most recently amended on February 5, 2023 to increase the number of shares reserved and available for issuance under the 2020 Plan.

Authorized Shares. Under our 2020 Plan, we reserved for issuance an aggregate of 4,359,997 shares of our Common Stock, which number is subject to adjustment in the event of a reorganization, stock split, reverse stock split, stock dividend, recapitalization, reclassification or other similar change in capitalization or event. The shares of our Common Stock underlying any awards granted under our 2020 Plan that are forfeited, cancelled, reacquired by us prior to vesting, satisfied without the issuance of common stock or otherwise terminated (other than by exercise) and shares that are withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding are currently added to the shares of common stock available for issuance under our 2023 Plan.

Administration. The Legacy Allurion Board has acted as administrator of our 2020 Plan prior to the Business Combination. Following the Business Combination, our compensation committee has become the administrator of the 2020 Plan. The administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted and to determine the specific terms and conditions of each award, subject to the provisions of our 2020 Plan.

Eligibility. Persons eligible to participate in our 2020 Plan were our full or part-time officers, employees, directors, consultants and other key persons as selected from time to time by the administrator in its discretion.

Awards. Our 2020 Plan permitted the granting of (1) options to purchase common stock intended to qualify as ISOs under Section 422 of the Code and (2) options that do not so qualify. The option exercise price of each option was determined by the administrator but may not be less than 100% of the fair market value of the common stock on the date of grant. The term of each option was fixed by the administrator and may not exceed ten years from the date of grant. The administrator determined at what time or times each option may be exercised. In addition, our 2020 Plan permitted the granting of restricted shares of common stock, unrestricted shares of common stock and restricted stock units.

Sale Events. Our 2020 Plan provides that upon the occurrence of a “sale event” (as defined in our 2020 Plan), all outstanding stock options will terminate at the effective time of such sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In the event of a termination of our 2020 Plan and all options issued thereunder in connection with a sale event, optionees will be provided an opportunity to exercise options that are then exercisable or will become exercisable as of the effective time of the sale event prior to the consummation of the sale event. In addition, we have the right to provide for cash payment to holders of options, in exchange for the cancellation thereof, in an amount equal to the difference between the value of the consideration payable per share of common stock in the sale event and the per share exercise price of such options, multiplied by the number of shares subject to such option to the extent then vested and exercisable. In the event of and subject to the consummation of a sale event, unvested restricted stock and restricted stock units (other than those becoming vested as a result of the sale event) will be forfeited immediately prior to the effective time of a sale event unless such awards are assumed or continued by the successor entity. If shares of restricted stock are forfeited in connection with a sale event, those shares of restricted stock shall be repurchased at a price per share equal to the original per share purchase price of such shares. We have the right to provide for cash payment to holders of restricted stock or restricted stock units, in exchange for the cancellation thereof, in an amount per share equal to the value of the consideration payable per share of common stock in the sale event.

Amendment. The Allurion Board may amend or discontinue the 2020 Plan at any time, subject to stockholder approval where required by applicable law. The administrator of the 2020 Plan may also amend or cancel any outstanding award, provided that no amendment to an award may adversely affect a participant’s rights without his or her consent. The administrator of the 2020 Plan is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or effect the repricing of such awards through cancellation and re-grants. The Allurion Board has determined not to make any further awards under our 2020 Plan following the completion of the Business Combination.

Allurion 2023 Stock Option and Incentive Plan

In connection with the Business Combination, our 2023 Plan was adopted by our Board on June 30, 2023 and approved by our and CPUH’s stockholders in June 2023 and July 2023, respectively.

Authorized Shares. The shares of our Common Stock that we issue under the 2023 Plan will be authorized but unissued shares or shares that we reacquire. Subject to adjustment as set forth in the 2023 Plan, the maximum number of shares of our Common Stock reserved and available for issuance under the 2023 Plan will initially equal the sum of (i) 7,822,700 shares of our Common Stock, plus (ii) shares of our Common Stock that are subject to awards granted under the 2010 Plan or 2020 Plan prior to the consummation of the Business Combination but which, after the 2023 Plan became effective, are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise).

The number of shares of our Common Stock reserved for issuance under the 2023 Plan will automatically increase on January 1, 2024 and each January 1 of thereafter through January 1, 2033, in an amount equal to (1) 5% of the number of fully diluted outstanding shares of our Common Stock as of the immediately preceding December 31, or (2) a lesser number of shares of our Common Stock determined by our Board or compensation committee (the “Annual Increase”). Subject to such overall share limits, the maximum number of shares of our Common Stock that may be issued on the exercise of ISOs under the 2023 Plan shall not exceed 9,000,000 shares of our Common Stock, cumulatively increased on January 1, 2024 and each January 1 thereafter by the lesser of the Annual Increase or 9,000,000 shares of our Common Stock.

Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the number of shares available for issuance under the 2023 Plan. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation also do not reduce the number of shares available for issuance under the 2023 Plan.

Non-Employee Director Compensation Limit. The value of all awards awarded under the 2023 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000 (or $1,000,000 for the year in which a non-employee director is first appointed or elected to our Board).

Administration. Our Board has authorized the compensation committee to administer the 2023 Plan, which committee is sometimes referred to as the “plan administrator” herein. Our Board or the compensation committee may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, our Board (or an authorized delegate) has the authority to determine award recipients, grant dates, the numbers and types of awards to be granted, the applicable fair market value in a manner consistent with the Code, and the provisions of each award, including the period of exercisability, the vesting schedule applicable to a stock award and the number of shares of stock to be covered by any award.

Eligibility. Any individual who is our, or any of our affiliates’, employee, or any person who provides services to us or our affiliates, including members of our Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator.

Awards. Our 2023 Plan permits the granting of (1) options to purchase common stock intended to qualify as ISOs under Section 422 of the Code and (2) options that do not so qualify. The option exercise price of each option is determined by the plan administrator but may not be less than 100% of the fair market value of the common stock on the date of grant, unless (i) the option is granted pursuant to a transaction described in and in a manner consistent with Section 424(a) of the Code, (ii) the option is granted to individuals who are not subject to U.S. income tax on the date of grant, or (iii) the stock option is compliant with Section 409A of the Code. The term of each option is fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator determines at what time or times each option may be exercised. In addition, our 2023 Plan permits the granting of stock appreciation rights, restricted stock awards, restricted stock unit awards, unrestricted stock awards, cash-based awards and dividend equivalent rights.

Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, recapitalization, or other similar change, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs and (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.

Sale Events. The 2023 Plan provides that upon the consummation of a “sale event” (as defined in the 2023 Plan), an acquirer or successor entity may assume, continue or substitute outstanding awards under our 2023

Plan. To the extent that awards granted under the 2023 Plan are not assumed or continued or substituted by the successor entity, upon the effective time of the sale event, such awards shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event as determined by the plan administrator or to the extent specified in the relevant award certificate. In the event of such termination, we may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the excess of the per share cash consideration in the sale event over the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). We also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such award.

Plan Amendment or Termination. Our Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of our stockholders. No ISOs may be granted after June 30, 2033, and no stock awards may be granted under the 2023 Plan after August 1, 2033.

Allurion 2023 Employee Stock Purchase Plan

Our 2023 Employee Stock Purchase Plan (the “2023 ESPP”) was adopted by our Board and approved by our stockholders and became effective on the date immediately preceding the closing of the Business Combination. The 2023 ESPP includes two components: a “423 Component” and a “Non-423 Component”. The 423 Component is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. The Non-423 Component will be construed in a manner that is consistent with the requirements of Section 423 of the Code, and is intended to allow non-US employees to also participate in the 2023 ESPP, subject to applicable requirements of foreign laws.

Shares Subject to the Plan. The maximum number of shares of common stock initially reserved and available for issuance under the 2023 ESPP is 1,422,309 shares of our Common Stock. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2023 ESPP will be appropriately adjusted. Our 2023 ESPP provides that the number of shares reserved and available for issuance thereunder will automatically increase on January 1, 2024 and each January 1 thereafter by the least of (i) 1% of the fully diluted outstanding shares of our Common Stock as of the immediately preceding December 31, (ii) 1,600,000 shares of our Common Stock, or (iii) such lesser number of shares determined by the administrator of the 2023 ESPP.

Plan Administration. The 2023 ESPP is administered by our compensation committee, which has full authority to make, administer and interpret such rules and regulations regarding the 2023 ESPP as it deems advisable.

Eligibility. Any of our, or our designated subsidiaries’, employees are eligible to participate in the 2023 ESPP so long as the employee (i) is customarily employed for more than 20 hours a week on the first day of the applicable offering period (or such lesser number of hours per week as the administrator shall determine in advance of an offering), (ii) is customarily employed for more than five (5) months in any calendar year (or such lesser number of months per calendar year as the administrator of the 2023 ESPP shall determine in advance of an offering), and (iii) has completed such period of service prior to the offering date as the administrator of the 2023 ESPP may require (but in no event will the required period of continuous employment be equal to or greater than two (2) years). Individuals who are not contemporaneously classified as our or our designated subsidiaries’ employees for purposes of our or the applicable designated subsidiary’s payroll system are not considered to be eligible employees of Allurion or any designated subsidiary and are not eligible to participate in the 2023 ESPP. In each offering, eligible participants may purchase a maximum of $25,000 worth of shares of our Common Stock (determined based on the fair market value of our Common Stock on the offering date) or, if determined by the administrator, a lesser number of shares established by the administrator in advance of an offering.

Participation; Payroll Deductions. Participation in the 2023 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage or amount of base pay to the 2023 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. Once an employee becomes a participant in the 2023 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2023 ESPP, becomes ineligible to participate in the 2023 ESPP, or his or her employment ceases.

Offering Periods. The administrator of the 2023 ESPP will determine the length of each offering of our Common Stock under the 2023 ESPP, which we refer to as an “offering period.” The first offering period under the 2023 ESPP will begin on such date as determined by the administrator of the 2023 ESPP. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.”

Exercise Price. On the first day of an offering period, employees participating in that offering period will receive an option to purchase shares of our Common Stock. On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price, to the extent of accumulated payroll deductions. The option exercise price is equal to the lesser of (i) 85% the fair market value per share of our Common Stock on the first day of the offering period and (ii) 85% of the fair market value per share of our Common Stock on the exercise date. The maximum number of shares of our Common Stock that may be issued to any employee under the 2023 ESPP in any offering period shall be determined by our compensation committee from time to time.

Subject to certain limitations, the number of shares of our Common Stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the option exercise price. In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.

Terms of Participation. Except as may be permitted by our compensation committee in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form at least 15 business days before the beginning of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the business day following the employee’s delivery of written notice of withdrawal under the 2023 ESPP.

Term; Amendments and Termination. The 2023 ESPP will continue until terminated by our Board. Our Board may, in its discretion, at any time, terminate or amend the 2023 ESPP. Upon termination of the 2023 ESPP, all amounts in the accounts of participating employees will be refunded.

Employee Benefits

Our named executive officers who are employees are eligible to participate in our welfare benefit plans, including medical, dental, vision, basic life and accidental death & dismemberment, and short-term and long- term disability insurance benefits, in each case, on the same basis as all of our other employees. Allurion also maintains a 401(k) plan for the benefit of its eligible employees, including the named executive officers who are employees, as discussed in the subsection below entitled “401(k) Plan.”

401(k) Plan

Allurion participates in the ADP TotalSource Retirement Savings Plan (the “401(k) Plan”), which provides eligible U.S. employees (including our named executive officers who are employees) with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer eligible compensation subject to applicable annual contribution limits imposed by the Code. Allurion’s employees’ contributions are allocated to each participant’s individual account and employees may begin participating after an initial 90 day waiting period. Under the provisions of the 401(k) Plan, Allurion makes 2% matching contributions and may make discretionary nonmatching contributions, as determined by our Board. The 401(k) Plan is intended to be qualified under Section 401(a) of the Code with the 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) Plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) Plan.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

The following table sets forth the compensation that was paid to or earned by our non-employee directors during the fiscal year ended December 31, 2022. Shantanu Gaur, our Chief Executive Officer and a member of our Board, did not receive any compensation for service as a member of the Allurion Board during 2022. Dr. Gaur’s compensation for service as an employee for fiscal year 2022 is presented above in the 2022 Summary Compensation Table.

Name	Stock Awards ($)(1)	Total ($)
Krishna Gupta(2)	6,380,997	6,380,997
Michael Davin(3)	—	—
Samuel Levy(4)	—	—
Todd Zavodnick(5)	—	—

(1)

Amounts shown reflect the grant date fair value of restricted stock units granted during 2022. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see Note 12 to Allurion’s consolidated financial statements included elsewhere in this prospectus. These amounts reported in this column reflect the accounting cost for the awards, and does not correspond to the actual economic value that may be recognized by holders upon the vesting or settlement of the applicable awards.

(2)	As of December 31, 2022, Mr. Gupta held 1,415,104 restricted stock units (as adjusted to reflect the closing of the Business Combination), and did not hold any outstanding unexercised options.
(3)	As of December 31, 2022, Mr. Davin held unexercised options to purchase 161,369 shares (as adjusted to reflect the closing of the Business Combination).
(4)	As of December 31, 2022, Mr. Levy held unexercised options to purchase 171,149 shares (as adjusted to reflect the closing of the Business Combination).
(5)	As of December 31, 2022, Mr. Zavodnick held unexercised options to purchase 117,359 shares (as adjusted to reflect the closing of the Business Combination).

Allurion Non-Employee Director Compensation Policy

Our Board has adopted a non-employee director compensation policy that is applicable to all of our non-employee directors. The non-employee director compensation policy is designed to enable Allurion to attract and retain, on a long-term basis, highly qualified non-employee directors.

Under the policy, each non-employee director will receive a cash retainer for service on our Board (and for service on each committee on which the director is a member) as set forth below. These fees are payable quarterly in arrears, and prorated based on the number of actual days served by the director during such quarter.

	Member Annual Retainer ($)*	Chair Annual Retainer ($)*
Board of Directors	45,000	45,000	*
Audit Committee	10,000	20,000
Compensation Committee	7,500	15,000
Nominating and Corporate Governance Committee	5,000	10,000

*	The annual fee for service as Chair of our Board is in addition to the annual fee for service on our Board.

In addition, the non-employee director compensation policy provides that each non-employee director serving, elected or appointed to our Board will be granted an initial, one-time restricted stock unit award with a value of $225,000 that will vest in equal annual installments over three years, subject to continued service as a director through each vesting date.

Further, on the date of each annual meeting of stockholders, each continuing non-employee director (excluding any non-employee director that was initially elected or appointed to our Board within six months prior to such annual meeting) will receive an annual restricted stock unit award with a value of $150,000 that will vest in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders; provided, however, that all vesting shall cease if the director resigns from our Board or otherwise ceases to serve as a director, unless our Board determines otherwise. In any event, the vesting of all outstanding initial restricted stock unit awards and annual restricted stock unit awards held by non-employee directors will fully accelerate upon a “sale event” (as defined in the 2023 Plan).

For purposes of determining the size of each restricted stock unit award, the non-employee director compensation policy defines “value” as the product of (A) the average closing market price on the NYSE (or such other market on which our Common Stock is then principally listed) of one share of our Common Stock over the trailing 30-day period ending on the last day of the month immediately prior to the month of the grant date, and (B) the aggregate number of shares of our Common Stock underlying such award.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock, as of December 7, 2023, in each case, by:

•	each person who is known as the beneficial owner of more than 5% of the issued and outstanding shares of our Common Stock;

•	each of our current named executive officers and directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, restricted stock units and warrants that are currently exercisable or releaseable or exercisable or releasable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them. Unless otherwise noted, the business address of each of those listed in the table is c/o Allurion Technologies, Inc., 11 Huron Drive, Natick, MA 01760.

The beneficial ownership of the shares of our Common Stock is based on 47,436,058 shares of our Common Stock issued and outstanding as of December 7, 2023.

Name and Address of Beneficial Owner	Number of Shares	% of Ownership
Directors and Executive Officers:
Shantanu Gaur(1)	2,378,643	4.9%
Krishna Gupta(2)	5,650,105	11.9%
Omar Ishrak(3)(9)	3,972,939	8.4%
Chris Geberth(4)	331,964	*
Benoit Chardon(5)	202,246	*
Larson Doug Hudson	—	—
Nick Lewin	—	—
Michael Davin(6)	226,557	*
All Directors and Executive Officers of Allurion Following the Business Combination as a Group (Eight Persons)	12,762,454	26.0%
Five Percent Holders:
Romulus Growth Allurion L.P.(7)	4,151,846	8.8%
Omar Ishrak(3)(9)	3,972,939	8.4%
RTW(8)	3,457,707	7.3%
Compute Health Sponsor LLC(9)	3,262,711	6.9%
Jean Nehmé(9)	3,262,711	6.9%
Joshua Fink(9)	3,262,711	6.9%
Amarat Investments Limited(10)	2,386,405	5.0%

*	Less than one percent.
(1)

Consists of (i) 1,003,090 shares of Common Stock held by The Shantanu K. Gaur Revocable Trust Of 2021, of which Shantanu K. Gaur and Neha Gaur serve as trustees, (ii) 547,679 shares of Common Stock held by The Gaur Family Irrevocable Trust Of 2021, of which Steven M. Burke, Esq. and Neha Gaur serve as trustees and which Ms. Gaur has voting and dispositive control, and (iii) 827,874 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.

(2)

Consists of (i) 3,124,244 shares of Common Stock held by Romulus Growth Allurion L.P., (ii) 72,953 shares of Common Stock held by Romulus Capital I, L.P., (iii) 73,350 shares of Common Stock issuable upon exercise of a warrant held by Romulus Capital I, L.P., (iv) 881,300 shares of Common Stock held by Romulus Allurion Special Opportunity L.P., (v) 538,101 shares of Common Stock held by Samin Capital LLC, and (vi) 960,158 shares of Common Stock issuable upon vesting of restricted stock units held by Krishna Gupta within 60 days of December 7, 2023. Krishna Gupta is the general partner of Romulus Allurion Special Opportunity L.P., Romulus Growth Allurion L.P., and Romulus Capital I, L.P., and the manager of Samin Capital LLC.

(3)	Consists of (i) 710,228 shares held by Omar & Helen Ishrak Living Trust and (ii) 3,262,711 shares held by the Sponsor.
(4)	Consists of 331,964 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(5)	Consists of 168,602 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(6)

Consists of (i) 34,363 shares of Common Stock, (ii) 161,370 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023, and (iii) 30,824 shares of Common Stock purchased in the PIPE Investment.

(7)

Consists of (i) 3,124,244 shares of Common Stock held by Romulus Growth Allurion L.P., (ii) 72,953 shares of Common Stock held directly by Romulus Capital I, L.P. and 73,349 shares of Common Stock issuable upon exercise of a warrant held by Romulus Capital I, L.P., and (iii) 881,300 shares of Common Stock held by Romulus Allurion Special Opportunity L.P. Krishna Gupta is the general partner of Romulus Allurion Special Opportunity L.P., Romulus Growth Allurion L.P., and Romulus Capital I, L.P. The address of each of the entities is 151 Tremont Street Suite 6F Boston, MA 02111.

(8)

Consists of 3,457,707 shares of Common Stock held by RTW. RTW Investments, LP (“RTW Investments”), in its capacity as the investment manager of those certain RTW entities, has the power to vote and the power to direct the disposition of the shares held by RTW. Accordingly, RTW may be deemed to be the beneficial owner of such securities. Roderick Wong, M.D., as the Managing Partner of RTW Investments, has the power to direct the vote and disposition of the securities held by RTW Investments. Dr. Wong disclaims beneficial ownership of the shares held by RTW, except to the extent of his pecuniary interest therein. The address and principal office of RTW Investments, LP is 40 10th Avenue, Floor 7, New York, NY 10014, and the address of Dr. Wong and each of the RTW entities is c/o RTW Investments, LP, 40 10th Avenue, Floor 7, New York, NY 10014.

(9)

Consists of 3,262,711 shares of Common Stock held by the Sponsor. The Sponsor is managed by each of, Drs. Nehmé and Ishrak and Mr. Fink. As a result of the foregoing, each of Drs. Nehmé and Ishrak and Mr. Fink may be deemed to beneficially own shares held by the Sponsor

(10)	Consists of 2,386,405 shares of Common Stock held by Amarat Investments Limited. The address of Amarat Investments Limited is 44 Esplande, St. Helier, Jersey, JE49WG.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time (after the expiration of any applicable lock-up period), any or all of the shares of Common Stock being offered for resale by this prospectus, which consists of:

•	up to 37,428,658 shares of our Common Stock issued in connection with the Business Combination, including

•	29,228,699 Merger Consideration Shares;

•	1,400,000 Backstop Shares issued pursuant to the Backstop Agreement;

•	387,696 HVL Additional Shares issued pursuant to the HVL Termination Agreement;

•	250,000 Additional RTW Shares issued pursuant to the Amended and Restated RTW Side Letter;

•	250,000 Additional Fortress Shares issued pursuant to the Fortress Credit Agreement;

•	525,568 shares of Common Stock issued pursuant to the Sponsor Loan Equity Issuance;

•	5,386,695 PIPE Shares; and

•	up to 371,935 shares of Common Stock issuable upon the exercise of the Rollover Warrants.

This prospectus also includes up to 18,759,838 shares of our Common Stock issuable by us upon exercise of the Public Warrants, which shares are not included in the table below.

As used in this prospectus, the term “Selling Securityholders” includes the Selling Securityholders listed in the tables below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The following tables were prepared based on information provided to us by the Selling Securityholders and provide, as of the date of this prospectus, information regarding the beneficial ownership of our Common Stock of each Selling Securityholder, the number of securities that may be sold by each Selling Securityholder under this prospectus, and the number of securities that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change these Selling Securityholders lists and the securities that may be resold.

Except as set forth in the footnotes below, the address of each Selling Securityholder is c/o Allurion Technologies, Inc., 11 Huron Drive, Natick, MA 01760.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Name of Selling Securityholder	Common Stock
	Shares Beneficially Owned Prior to Offering	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering(1)	Percent Owned After Offering
Ajai Bhandari(2)	41,177	41,177	—	—
AL-1114 Fund II, a series of SaxeCap, LP(3)	63,972	63,972	—	—
Alexandre Karam(4)	12,353	12,353	—	—
ALL Gaingels Fund I(5)	13,196	13,196	—	—
Amarat Investments Limited(6)	2,386,405	2,386,405	—	—
Andrea Mari DiBiase (f/k/a Andrea Mari Durgarian)(7)	11,529	11,529	—	—
Andres Daniel Mogollon(8)	60,051	60,051	—	—
Anthony Lembo(9)	32,004	32,004	—	—
Anthony R. Zelle(10)	76,412	76,412	—	—
Anuj Khanna(11)	29,851	10,292	19,559	*
Ashok Patel(12)	61,767	61,767	—	—
Barbara Byrd Wecker(13)	71,208	71,208	—	—
Benon Group Ltd.(14)	138,828	138,828	—	—
Bharat Anand(15)	30,504	30,504	—	—
Bridge Nine Fund I LP (f/k/a Bridge Nine LTD.)(16)	361,458	361,458	—	—
Bruce D. Schirmer(17)	39,760	39,760	—	—
Cambridge Polymer Group Inc.(18)	73,349	73,349	—	—
Catherine P. Cheney(19)	71,740	71,740	—	—
CFIP2 ALLE LLC(20)	1,284,004	1,284,004	—	—
Chaffee Associates(21)	13,382	13,382	—	—
Chirag R. Doshi(22)	8,728	8,728	—	—
Cogepa Investments(23)	297,263	297,263	—	—
Competrol Establishment(24)	710,227	710,227	—	—
Compute Health Sponsor LLC(25)	3,262,711	3,262,711	—	—
Benjamin Lewin(26)	35,511	35,511
Dan Newman(27)	67,115	67,115	—	—
Daniel Jones(28)	45,540	45,540	—	—
David Galkowski(29)	172,682	172,682	—	—
David I. Kosowsky 1989 Revocable Indenture of Trust(30)	107,582	107,582	—	—
David McCarthy(31)	73,484	73,484	—	—
Douglas Pleskow(32)	104,923	104,923	—	—
Ebisu Capital Limited(33)	29,205	29,205	—	—
Elise Jeneve Durgarian(34)	11,529	11,529	—	—
Entities affiliated with RTW Investments, LP(35)	3,457,707	3,457,707	—	—
Equity Trust Company Custodian FBO Brent Williams Roth IRA(36)	54,225	54,225	—	—
Eric S. Weiss(37)	10,292	10,292	—	—
Evan Malik(38)	62,168	62,168	—	—
FFP Investments LLC(39)	127,264	127,264	—	—
Flying Frog Limited(40)	8,918	8,918	—	—
Frances and John D. Gordon(41)	10,294	10,294	—	—
Frances Gordon(42)	4,895	4,895	—	—
Fredric Gordon(43)	47,035	47,035	—	—

Name of Selling Securityholder	Common Stock
	Shares Beneficially Owned Prior to Offering	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering(1)	Percent Owned After Offering
Gavin Dreyer(44)	20,589	20,589	—	—
George Dickstein(45)	112,849	112,849	—	—
George M. Tsandikos Revocable Trust(46)	19,586	19,586	—	—
Gregory Agganis(47)	48,899	48,899	—	—
Hari Babu(48)	26,223	26,223	—	—
Harold Solomon(49)	90,835	90,835	—	—
Harry Anastopoulos(50)	462,252	462,252	—	—
Henry Hancock(51)	88,207	88,207	—	—
Henry Kay(52)	42,888	42,888	—	—
Highline Investments LLC(53)	774,754	774,754	—	—
Hugo Ahn(54)	42,677	42,677	—	—
Hunter Ventures Limited(55)	831,526	831,526	—	—
Jaime Oviedo(56)	37,157	37,157	—	—
James M. Rabb Trust I(57)	49,982	49,982	—	—
James Rabb(58)	84,047	84,047
Jane Fong(59)	95,206	95,206	—	—
Janie Knight(60)	26,867	26,867	—	—
JCD Ventures, LLC(61)	151,008	151,008	—	—
Jeanne-Marie Demetriou 2011 Revocable Trust(62)	62,334	62,334	—	—
Jeffrey Swartz(63)	10,292	10,292	—	—
Jerry S. Stern(64)	79,851	79,851	—	—
Jill Yablon(65)	8,893	8,893	—	—
John Michael Hancock(66)	105,731	105,731	—	—
John Thomas Lamont(67)	8,742	8,742	—	—
Jon B. Fougner(68)	134,229	134,229	—	—
Jonathan Kutchins(69)	49,136	49,136	—	—
Jordan Busch(70)	134,533	114,974	19,559	*
Jose Eduardo Almeida(71)	153,540	153,540	—	—
Judith T. Sydney(72)	23,488	23,488	—	—
Julia Wilkins(73)	86,271	26,157	60,267	*
Karim Abbadi(74)	7,981	7,981	—	—
Karnig H. and Karen Durgarian(75)	171,305	171,305	—	—
Ken Malomo(76)	14,669	14,669	—	—
Kenneth D. Dreyer(77)	30,505	30,505	—	—
Kenneth J. Malomo(78)	17,458	17,458	—	—
Kenneth R. Falchuk(79)	60,208	60,208	—	—
Kevin M. McClintock Family Trust(80)	73,485	73,485	—	—
KT Investments II LLC(81)	176,815	176,815	—	—
Kwidnet Holdings LLC(82)	76,657	76,657	—	—
Lawrence Kalis(83)	20,588	20,588	—	—
Leavitt Equity Partners(84)	710,227	710,227	—	—
Lee J. Tesconi 2012 Family Trust(85)	397,563	397,563	—	—
Lindsey Surace and Anthony Surace(86)	41,178	41,178	—	—
Lysandre Bouvard(87)	24,043	24,043	—	—
Mandeep Sawhney(88)	42,821	42,821	—	—
Manish Mittal(89)	8,728	8,728	—	—
Maria Carell(90)	3,447	3,447	—	—

Name of Selling Securityholder	Common Stock
	Shares Beneficially Owned Prior to Offering	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering(1)	Percent Owned After Offering
Marina Anastopoulos(91)	7,341	7,341	—	—
Mark Dominik(92)	108,058	108,058	—	—
Mark H. Madden(93)	13,382	13,382	—	—
Massachusetts Life Sciences Center(94)	5,119	5,119	—	—
Matthew J. Appelstein(95)	97,491	97,491	—	—
Michael Davin(96)	226,557	65,187	161,370	*
Monab SC(97)	219,533	219,533	—	—
Nancy Corliss(98)	114,913	114,913	—	—
Nezam Afdhal(99)	820,124	820,124	—	—
Nicholas Hairabed Durgarian(100)	11,529	11,529	—	—
Nohar Malhotra(101)	118,388	118,388	—	—
Novalis Life Sciences Investments I, L.P.(102)	1,304,394	1,304,394	—	—
Omar & Helen Ishrak Living Trust(103)	710,228	710,228	—	—
Patricia van de Rydt(104)	15,251	15,251	—	—
Paul E. Yablon(105)	8,894	8,894	—	—
Paul T. and Diane L. Surabian JTWROS(106)	41,178	41,178	—	—
Pavel Raifeld(107)	54,909	54,909	—	—
Peter Aukamp(108)	143,279	143,279	—	—
Qatar Insurance Company Q.S.P.C.(109)	180,386	180,386	—	—
RA4K Enterprises LLC(110)	51,189	51,189	—	—
Raj Devarajan(111)	293,678	293,678	—	—
Rajeev Vohra(112)	52,457	52,457	—	—
Rajiv Lal(113)	42,396	42,396	—	—
Ram Chuttani(114)	1,848,713	1,662,896	185,817	*
Randolph H. Knight Amended and Restated Revocable Trust(115)	41,178	41,178	—	—
Richard S. Pechter(116)	17,835	17,835	—	—
Richard W. Nesto(117)	30,504	30,504	—	—
Robert D. Fanelli and Josephine A. Fanelli, Tenants by the Entirety(118)	47,602	47,602	—	—
Robert Goldstein and Mara Riemer Goldstein(119)	16,775	16,775	—	—
Robert Knight(120)	26,867	26,867	—	—
Robert Lindenberg(121)	62,949	62,949	—	—
Romulus Allurion Special Opportunity L.P.(122)	881,300	881,300	—	—
Romulus Capital I, L.P.(123)	146,302	146,302	—	—
Romulus Growth Allurion L.P.(124)	3,124,244	3,124,244	—	—
RoseTree Private Capital LLC(125)	44,852	44,852	—	—
Ruby Capital LLC(126)	71,022	71,022	—	—
Runway Growth Credit Fund Inc.(127)	175,291	175,291	—	—
Runway Growth Finance Corp.(128)	45,238	45,238
Samin Capital LLC(129)	538,101	538,101	—	—
Samir Bhatt(130)	44,106	44,106	—	—
Samuel G. Levy(131)	1,517,109	1,345,960	171,149	*
Sanjaya Kumar(132)	235,032	235,032	—	—
Sean M. Healey Revocable Trust(133)	167,785	167,785	—	—
Segulah Medical Acceleration(134)	1,279,034	1,279,034	—	—
Shantanu K. Gaur and Neha Gaur, Trustees of The Shantanu K. Gaur Revocable Trust of 2021(135)	1,003,090	1,003,090	—	—

Name of Selling Securityholder	Common Stock
	Shares Beneficially Owned Prior to Offering	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering(1)	Percent Owned After Offering
Shyam J. Thakkar(136)	40,172	40,172	—	—
Societe Europeenne de Participations S.A.(137)	162,091	162,091	—	—
Steven Fine(138)	113,270	113,270	—	—
Steven Karlson(139)	377,017	377,017	—	—
Steven L. Brandwein(140)	51,474	51,474	—	—
Steven M. Burke, Esq. and Neha Gaur, Trustees of The Gaur Family Irrevocable Trust of 2021(141)	547,679	547,679	—	—
Subramaniam K. V. Ranganatha(142)	26,442	26,442	—	—
Sunil Sheth(143)	135,015	135,015	—	—
Tania Phillips(144)	106,411	106,411	—	—
Telegonos LLC(145)	532,103	532,103	—	—
The Family (Fellowship) LLP(146)	9,779	9,779	—	—
Theodore Anastopoulos(147)	7,341	7,341	—	—
Tilak K. Verma Revocable Trust(148)	20,588	20,588	—	—
Trefilia Capital SAPI DE CV(149)	175,882	175,882	—	—
VC Fund I, a series of SaxeCap, LP(150)	1,153	1,153	—	—
Waterstone Equity SM I LLC(151)	60,420	60,420	—	—
Whittenburg Investments LLC(152)	86,712	86,712	—	—
Wise Zolution Limited(153)	89,705	89,705	—	—
Yale University(154)	12,353	12,353	—	—
Yaser Yousef M. Naghi(155)	426,136	426,136	—	—
Yoonseok Lee(156)	64,652	64,652	—	—
Z-Nation, LLC(157)	43,645	43,645	—	—

*	Less than 1%

(1)

Assumes that the Selling Securityholders sell all of their shares of Common Stock offered pursuant to this prospectus. The percentage ownership is determined for each selling securityholder by taking into account the sale of shares of Common Stock of only such Selling Securityholder.

(2)	Consists of 41,177 shares of Common Stock.
(3)	Consists of 63,972 PIPE Shares.
(4)	Consists of 12,353 shares of Common Stock.
(5)	Consists of 13,196 shares of Common Stock.
(6)	Consists of 2,386,405 shares of Common Stock. The address of Amarat Investments Limited is 44 Esplande, St. Helier, Jersey, JE49WG.
(7)	Consists of 11,529 shares of Common Stock.
(8)	Consists of 60,051 shares of Common Stock.
(9)	Consists of 31,649 shares of Common Stock and 355 shares of Common Stock underlying Rollover Warrants.
(10)	Consists of 75,702 shares of Common Stock and 710 shares of Common Stock underlying Rollover Warrants.
(11)	Consists of 10,292 shares of Common Stock and 19,559 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(12)	Consists of 61,767 shares of Common Stock.
(13)	Consists of 70,027 shares of Common Stock and 1,181 shares of Common Stock underlying Rollover Warrants.
(14)	Consists of 138,828 shares of Common Stock.
(15)	Consists of 30,504 shares of Common Stock.
(16)	Consists of 361,458 shares of Common Stock.
(17)	Consists of 39,760 shares of Common Stock.

(18)	Consists of 73,349 shares of Common Stock.
(19)	Consists of 71,030 shares of Common Stock and 710 shares of Common Stock underlying Rollover Warrants.
(20)	Consists of 1,284,004 shares of Common Stock including 250,000 Additional Fortress Shares, and 700,000 Backstop Shares issued in connection with the consummation of the Business Combination.
(21)	Consists 13,382 shares of Common Stock.
(22)	Consists 8,728 shares of Common Stock.
(23)	Consists of 297,263 shares of Common Stock.
(24)	Consists of 710,227 PIPE Shares.
(25)	Consists of 3,262,711 shares of Common Stock including 525,568 shares issued pursuant to the Sponsor Loan Equity Issuance.
(26)	Consists of 35,511 PIPE Shares.
(27)	Consists of 67,115 shares of Common Stock.
(28)	Consists of 45,399 shares of Common Stock and 141 shares of Common Stock underlying Rollover Warrants.
(29)	Consists of 171,972 shares of Common Stock and 710 shares of Common Stock underlying Rollover Warrants.
(30)	Consists of 104,447 shares of Common Stock and 3,135 shares of Common Stock underlying Rollover Warrants.
(31)	Consists of 72,062 shares of Common Stock and 1,422 shares of Common Stock underlying Rollover Warrants.
(32)	Consists of 104,923 shares of Common Stock.
(33)	Consists of 29,205 shares of Common Stock.
(34)	Consists of 11,529 shares of Common Stock.
(35)

Consists of 3,457,707 shares of Common Stock including 700,000 Backstop Shares, 250,000 Additional RTW Shares, and 2,130,681 PIPE Shares owned by RTW Investments, LP (“RTW Investments”), which is deemed the beneficial owner of securities held by RTW Master Fund, Ltd., RTW Biotech Opportunities Ltd, RTW Innovation Master Fund, Ltd. and 4010 Royalty Investments ICAV, an Irish collective asset-management vehicle, for and on behalf of its sub-fund, 4010 Royalty Investments Fund 1 (collectively, the “Funds”), which are investment funds managed by RTW Investments, LP, and (ii) Roderick Wong, M.D., who serves as the Managing Partner and Chief Investment Officer of RTW Investments. Dr. Wong exercises voting and dispositive control over the securities held by RTW Investments and is therefore deemed to be a beneficial owner of securities owned or controlled by RTW Investments. Each of RTW Investments and Dr. Wong disclaim beneficial ownership of the reported securities held by the Funds, except to the extent of its or his pecuniary interest therein. The address of RTW Investments and Dr. Wong is 40 10th Avenue, Floor 7, New York, New York, 10014.

(36)	Consists of 54,225 shares of Common Stock.
(37)	Consists of 10,292 shares of Common Stock.
(38)	Consists of 62,168 shares of Common Stock.
(39)	Consists of 126,198 shares of Common Stock and 1,066 shares of Common Stock underlying Rollover Warrants.
(40)	Consists of 8,918 shares of Common Stock.
(41)	Consists of 10,294 shares of Common Stock.
(42)	Consists of 4,895 shares of Common Stock.
(43)	Consists of 46,325 shares of Common Stock and 710 shares of Common Stock underlying Rollover Warrants.
(44)	Consists of 20,589 shares of Common Stock.
(45)	Consists of 111,052 shares of Common Stock and 1,797 shares of Common Stock underlying Rollover Warrants.
(46)	Consists of 19,586 shares of Common Stock.
(47)	Consists of 48,899 shares of Common Stock.
(48)	Consists of 26,223 shares of Common Stock.

(49)	Consists of 90,835 shares of Common Stock.
(50)	Consists of 452,415 shares of Common Stock and 9,837 shares of Common Stock underlying Rollover Warrants.
(51)	Consists of 87,497 shares of Common and 710 shares of Common Stock underlying Rollover Warrants.
(52)	Consists of 42,888 shares of Common Stock.
(53)	Consists of 774,754 shares of Common Stock.
(54)	Consists of 42,185 shares of Common Stock and 492 shares of Common Stock underlying Rollover Warrants.
(55)	Consists of 831,526 shares of Common Stock.
(56)	Consists of 37,157 shares of Common Stock.
(57)	Consists of 49,627 shares of Common Stock and 355 shares of Common Stock underlying Rollover Warrants.
(58)	Consists of 83,116 shares of Common Stock and 931 shares of Common Stock underlying Rollover Warrants.
(59)	Consists of 95,206 shares of Common Stock.
(60)	Consists of 26,512 shares of Common and 355 shares of Common Stock underlying Rollover Warrants.
(61)	Consists of 147,809 shares of Common Stock and 3,199 shares of Common Stock underlying Rollover Warrants.
(62)	Consists of 62,334 shares of Common Stock.
(63)	Consists of 10,292 shares of Common Stock.
(64)	Consists of 78,884 shares of Common Stock and 967 shares of Common Stock underlying Rollover Warrants.
(65)	Consists of 8,893 shares of Common Stock.
(66)	Consists of 103,011 shares of Common Stock and 2,720 shares of Common Stock underlying Rollover Warrants.
(67)	Consists of 8,742 shares of Common Stock.
(68)	Consists of 131,386 shares of Common Stock and 2,843 shares of Common Stock underlying Rollover Warrants.
(69)	Consists of 48,568 shares of Common Stock and 568 shares of Common Stock underlying Rollover Warrants.
(70)

Consists of 113,103 shares of Common Stock, 1,871 shares of Common Stock underlying Rollover Warrants, and 19,559 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.

(71)	Consists of 153,540 shares of Common Stock.
(72)	Consists of 22,991 shares of Common Stock and 497 shares of Common Stock underlying Rollover Warrants.
(73)	Consists of 26,157 shares of Common Stock and 60,267 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(74)	Consists of 7,981 shares of Common Stock.
(75)	Consists of 171,305 shares of Common Stock.
(76)	Consists of 14,669 shares of Common Stock.
(77)	Consists of 30,505 shares of Common Stock.
(78)	Consists of 17,458 shares of Common Stock.
(79)	Consists of 59,853 shares of Common Stock and 355 shares of Common Stock underlying Rollover Warrants.
(80)	Consists of 72,063 shares of Common Stock and 1,422 shares of Common Stock underlying Rollover Warrants.
(81)	Consists of 176,815 shares of Common Stock.
(82)	Consists of including 76,657 shares of Common Stock.
(83)	Consists of 20,588 shares of Common Stock.
(84)	Consists of 710,227 PIPE Shares.
(85)	Consists of 397,563 shares of Common Stock including 71,022 PIPE Shares.

(86)	Consists of 41,178 shares of Common Stock.
(87)	Consists of 24,043 shares of Common Stock.
(88)	Consists of 42,821 shares of Common Stock.
(89)	Consists of 8,728 shares of Common Stock.
(90)	Consists of 3,447 shares of Common Stock.
(91)	Consists of 7,341 shares of Common Stock.
(92)	Consists of 106,670 shares of Common Stock and 1,388 shares of Common Stock underlying Rollover Warrants.
(93)	Consists of 13,382 shares of Common Stock.
(94)	Consists of 5,119 shares of Common Stock.
(95)	Consists of 97,491 shares of Common Stock.
(96)	Consists of 65,187 shares of Common Stock, including 30,824 PIPE Shares, and 161,370 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(97)	Consists of 219,533 shares of Common Stock.
(98)	Consists of 113,045 shares of Common Stock and 1,868 shares of Common Stock underlying Rollover Warrants.
(99)	Consists of 820,124 shares of Common Stock including 71,022 PIPE Shares.
(100)	Consists of 11,529 shares of Common Stock.
(101)	Consists of 116,064 shares of Common and 2,324 shares of Common Stock underlying Rollover Warrants.
(102)	Consists of 1,304,394 shares of Common Stock including 71,022 PIPE Shares.
(103)	Consists of 710,228 PIPE Shares.
(104)	Consists of 15,251 shares of Common Stock.
(105)	Consists of 8,894 shares of Common Stock.
(106)	Consists of 41,178 shares of Common Stock.
(107)	Consists of 53,960 shares of Common Stock and 949 shares of Common Stock underlying Rollover Warrants.
(108)	Consists of 141,274 shares of Common and 2,005 shares of Common Stock underlying Rollover Warrants.
(109)	Consists of 180,386 shares of Common Stock.
(110)	Consists of 51,189 shares of Common Stock.
(111)	Consists of 293,678 shares of Common Stock.
(112)	Consists of 52,457 shares of Common Stock.
(113)	Consists of 42,396 shares of Common Stock.
(114)	Consists of 1,662,896 shares of Common Stock and 185,817 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(115)	Consists of 41,178 shares of Common Stock.
(116)	Consists of 17,835 shares of Common Stock.
(117)	Consists of 30,504 shares of Common Stock.
(118)	Consists of 47,602 shares of Common Stock.
(119)	Consists of 16,420 shares of Common Stock and 355 shares of Common Stock underlying Rollover Warrants.
(120)	Consists of 26,512 shares of Common and 355 shares of Common Stock underlying Rollover Warrants.
(121)	Consists of 62,949 shares of Common Stock.
(122)	Consists of 881,300 shares of Common Stock. The address of Romulus Allurion Special Opportunity L.P. is 151 Tremont Street Suite 6F Boston, MA 02111.
(123)	Consists of 72,953 shares of Common Stock and 73,349 shares of Common Stock underlying Rollover Warrants. The address of Romulus Capital I, L.P.is 151 Tremont Street Suite 6F Boston, MA 02111.
(124)	Consists of 3,124,244 shares of Common Stock. The address of Romulus Growth Allurion L.P. is 151 Tremont Street Suite 6F Boston, MA 02111.
(125)	Consists of 44,852 shares of Common Stock.
(126)	Consists of 71,022 PIPE Shares.

(127)	Consists of 175,291 shares of Common Stock underlying Rollover Warrants.
(128)	Consists of 45,238 shares of Common Stock underlying Rollover Warrants.
(129)	Consists of 538,101 shares of Common Stock.
(130)	Consists of 43,751 shares of Common Stock and 355 shares of Common Stock underlying Rollover Warrants.
(131)	Consists of 1,345,960 shares of Common Stock and 171,149 shares of Common Stock issuable upon exercise of options within 60 days of December 7, 2023.
(132)	Consists of 230,350 shares of Common Stock and 4,682 shares of Common Stock underlying Rollover Warrants.
(133)	Consists of 167,785 shares of Common Stock.
(134)	Consists of 1,279,034 shares of Common Stock including 284,091 PIPE Shares.
(135)	Consists of 1,003,090 shares of Common Stock.
(136)	Consists of 40,172 shares of Common Stock.
(137)	Consists of 162,091 shares of Common Stock.
(138)	Consists of 111,583 shares of Common and 1,687 shares of Common Stock underlying Rollover Warrants.
(139)	Consists of 368,795 shares of Common Stock and 8,222 shares of Common Stock underlying Rollover Warrants.
(140)	Consists of 51,474 shares of Common Stock.
(141)	Consists of 547,679 shares of Common Stock.
(142)	Consists of 26,442 shares of Common Stock.
(143)	Consists of 131,880 shares of Common Stock and 3,135 shares of Common Stock underlying Rollover Warrants.
(144)	Consists of 105,478 shares of Common Stock and 933 shares of Common Stock underlying Rollover Warrants.
(145)	Consists of 532,103 shares of Common Stock.
(146)	Consists of 9,779 shares of Common Stock underlying Rollover Warrants.
(147)	Consists of 7,341 shares of Common Stock.
(148)	Consists of 20,588 shares of Common Stock.
(149)	Consists of 175,882 shares of Common Stock.
(150)	Consists of 1,153 PIPE Shares.
(151)	Consists of 60,420 shares of Common Stock.
(152)	Consists of 86,712 shares of Common Stock.
(153)	Consists of 89,705 shares of Common Stock.
(154)	Consists of 12,704 shares of Common Stock.
(155)	Consists of 426,136 PIPE Shares.
(156)	Consists of 63,691 shares of Common and 961 shares of Common Stock underlying Rollover Warrants.
(157)	Consists of 43,645 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Allurion Related Party Transactions

Legacy Allurion Series D Preferred Stock Financing

In July 2021, Legacy Allurion sold an aggregate of 1,539,129 shares of Legacy Allurion Series D-2 Preferred Stock at the purchase price described below with respect to the conversion of convertible promissory notes to the related persons listed below. The following table summarizes these purchases by such related persons:

Name	Shares of Legacy Allurion Series D-2 Preferred Stock	Total Purchase Price
Entities affiliated with Amarat Investments Limited(1)	913,700	$5,688,333
Michael Davin(2)	34,883	$217,169
Entities affiliated with Krishna Gupta(3)	546,240	$3,400,672
Entities affiliated with Todd Zavodnick(4)	44,306	$275,833

(1)	Entities affiliated with Amarat Investments Limited hold more than 5% of Allurion’s outstanding capital stock.
(2)	Michael Davin is a director of Allurion.
(3)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.
(4)	Todd Zavodnick was a director of Legacy Allurion.

Pre-Series D Convertible Note Financing

In certain cases, the payment of the total purchase price for shares of Legacy Allurion Series D-2 Preferred Stock listed above consisted of, or included, the conversion of convertible promissory notes held by the related persons. From October 2018 to July 2020, Legacy Allurion sold an aggregate of approximately $7.1 million in principal amount of convertible promissory notes to the related persons listed below. The outstanding balances of such convertible promissory notes converted into shares of Legacy Allurion Series D-2 Preferred Stock at a discounted purchase price of $6.2256 per share and are reflected in the above table. The following table summarizes the convertible promissory notes issued by Legacy Allurion to such related persons:

Name	Principal Amount	Security Converted Into
Entities affiliated with Amarat Investments Limited(1)	$5,000,000	Legacy Allurion Series D-2 Preferred Stock
Michael Davin(2)	$196,830	Legacy Allurion Series D-2 Preferred Stock
Entities affiliated with Krishna Gupta(3)	$1,650,000	Legacy Allurion Series D-2 Preferred Stock
Entities affiliated with Todd Zavodnick(4)	$250,000	Legacy Allurion Series D-2 Preferred Stock

(1)	Entities affiliated with Amarat Investments Limited hold more than 5% of Allurion’s outstanding capital stock.
(2)	Michael Davin is a director of Allurion.
(3)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.
(4)	Todd Zavodnick was a director of Legacy Allurion.

Legacy Allurion Series C Preferred Stock Financing

In January 2017, Legacy Allurion sold 5,615,410 shares of Legacy Allurion Series C Preferred Stock (i) at a purchase price of $3.290, and (ii) at the conversion price described below with respect to the conversion of convertible promissory notes, in each case to the related persons listed below. The following table summarizes these purchases by such related persons:

Entities affiliated with Amarat Investments

Name	Shares of Series C Preferred Stock	Total Purchase Price
Entities affiliated with Amarat Investments Limited(1)	1,519,756	$5,000,000
Entities affiliated with Krishna Gupta(2)	4,095,654	$13,030,000

(1)	Entities affiliated with Amarat Investments Limited hold more than 5% of Allurion’s outstanding capital stock.
(2)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.

Pre-Series C Convertible Note Financing

In certain cases, the payment of the total purchase price for shares of Legacy Allurion Series C Preferred Stock listed above consisted of, or included, the conversion of convertible promissory notes held by the related persons. In May 2016, Legacy Allurion sold an aggregate of approximately $2.5 million in principal amount of convertible promissory notes, which bore no interest, to the related persons listed below. The outstanding balances of such convertible promissory notes converted into shares of Legacy Allurion Series C Preferred Stock at a discounted purchase price of $2.797 per share and are reflected in the above table. The following table summarizes the convertible promissory notes issued by Legacy Allurion to such related persons:

Name	Principal Amount	Security Converted Into
Entities affiliated with Krishna Gupta(1)	$2,500,000	Legacy Allurion Series C Preferred Stock

(1)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.

Legacy Allurion Series A Preferred Stock Financing

In July 2012, Legacy Allurion sold 74,595 shares of Legacy Allurion Series A Preferred Stock at the conversion price described below with respect to the conversion of convertible promissory notes, in each case to the related persons listed below. The following table summarizes these purchases by such related persons:

Name	Shares of Series A Preferred Stock	Total Purchase Price
Entities affiliated with Krishna Gupta(1)	74,595	$54,305

(1)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.

Pre-Series A Convertible Note Financing

In certain cases, the payment of the total purchase price for shares of Legacy Allurion Series A Preferred Stock listed above consisted of, or included, the conversion of convertible promissory notes held by the related persons. In August 2011, Legacy Allurion sold an aggregate of approximately $50,000 in principal amount of convertible promissory notes to the related persons listed below. Interest on the principal amount of the convertible notes accrued at a rate of 10% per year. The outstanding balances of such convertible promissory notes converted into shares of Legacy Allurion Series A Preferred Stock at a discounted purchase price of $0.728 per share and are reflected in the above table. The following table summarizes the convertible promissory notes issued by Legacy Allurion to such related persons:

Name	Principal Amount	Security Converted Into
Entities affiliated with Krishna Gupta(1)	$50,000	Legacy Allurion Series A Preferred Stock

(1)	Krishna Gupta is a director of Allurion and entities affiliated with Krishna Gupta hold more than 5% of Allurion’s outstanding capital stock.

PIPE Investment

Certain PIPE Investors related to Legacy Allurion entered into PIPE Subscription Agreements with Compute Health and us, pursuant to which they subscribed for shares of our Common Stock in connection with the PIPE Investment. Such PIPE Investors who participated in the PIPE Investment include Michael Davin (217,000 shares), who is a director of Allurion. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — PIPE Investment” for additional information.

Gaur Contribution Agreement

On May 2, 2023, the Gaur Trust and Allurion entered into the Gaur Contribution Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust agreed to contribute, as a contribution of capital, 79,232 shares of our Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement. See the subsection entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — Gaur Contribution Agreement” for additional information.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of the our Board, entered into the RSU Forfeiture Agreement, pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 79,232 Forfeited RSUs. The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the consummation of the transactions contemplated by the Business Combination Agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — Recent Developments — RSU Forfeiture Agreement” for additional information.

2023 Convertible Note Incremental Financing

On February 15, 2023, Allurion sold a $13 million convertible bridge note to HVL and entered into a Side Letter with HVL, who is a limited partner of Romulus Growth Allurion L.P., which is a fund affiliated with Krisha Gupta (a director of Allurion; in addition, entities affiliated with him hold more than 5% of our outstanding capital stock). In connection with the refinancing of the Initial Financing, we entered into Termination Agreements with each of Side Letter Holders, including HVL, pursuant to which each Side Letter was terminated, effective as of May 2, 2023. Other provisions of the Side Letter Holders’ Bridge Notes remain unchanged and in full force and effect.

The HVL Termination Agreement provided, upon the terms and subject to the conditions set forth therein, Allurion with the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the HVL Bridge Note, including by way of (a) a $2 million Prepayment, $1.5 million of which is deemed a prepayment penalty and (b) immediately prior to the consummation of the Business Combination, an Additional Payment of at least $6 million under the HVL Bridge Note by way of (i) payment in cash by us and/or (ii) the sale and transfer of all or any portion of the HVL Bridge Note, equivalent in value to the portion of the Additional Payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by us.

In addition, under the HVL Termination Agreement, upon the terms and subject to the conditions set forth therein, we agreed to issue to HVL 387,696 HVL Additional Shares.

On June 24, 2023, Legacy Allurion sold a $200,000 Bridge Note to its Chief Commercial Officer, Benoit Chardon. For more information about the 2023 Convertible Note Incremental Financing and the HVL Bridge Note, see the subsection entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Allurion — 2023 Convertible Note Incremental Financing.”

Investor Rights Agreement

Immediately prior to the CPUH Merger Closing, Allurion, certain equity holders of Compute Health, certain equity holders of Legacy Allurion and certain other persons entered into the Investor Rights Agreement, pursuant to which we agreed to, within 45 days of the Intermediate Merger Closing, register for resale, pursuant to Rule 415 under the Securities Act, certain shares of our Common Stock and other equity securities of Allurion that are held by the parties thereto from time to time. For more information about the Investor Rights Agreement, see the section entitled “Description of Securities—Investor Rights Agreement.”

Consulting Agreements with KKG Enterprises, LLC and Remus Group Management, LLC

In the first quarter of 2023, Allurion entered into consulting agreements with KKG Enterprises, LLC (“KKG Enterprises”) and Remus Group Management, LLC (“Remus Group Management”) to assist Allurion in building out its AI platform, augment its AI advisory board, and provide advisory services related to the Business Combination. These agreements were tied to Allurion Board-related work by Krishna Gupta, who is a director of Allurion, CEO of Remus Group Management, principal at KKG Enterprises, and affiliated with Romulus Capital, a stockholder of Allurion. The agreements included payments of $0.2 million to KKG Enterprises and $0.3 million to Remus Group Management, and were terminated in June 2023.

Allurion Middle East Medical Instruments Trading, LLC

Allurion Middle East Medical Instruments Trading, LLC (“Allurion Middle East”) is Allurion’s subsidiary in the United Arab Emirates (the “UAE”). Per the law of the UAE, the majority owner of a UAE limited liability company must be a UAE entity. Pursuant to the Second Restated Memorandum of Association of Allurion Middle East Medical Instruments Trading, Shuraa Management & Consultancy LLC is a 51% owner of Allurion Middle East; Allurion owns the remaining 49%.

Allurion Middle East was established to carry on the business of medical, surgical equipment and instruments trading in the Middle East on behalf of Allurion. Allurion gives Allurion Middle East permission to enter into agreements and act as an agent on its behalf. Allurion Middle East’s capital is AED 300,000 divided into 300 non-divisible shares, par value AED 1,000. The capital is fully paid in cash and divided as follows: Shuraa Management & Consultancy LLC received 153 shares at a value of AED 153,000 and holds 51% in capital. Allurion holds 147 shares for a value of AED 147,000 and holds 49% in capital. New shares may be issued at any time to increase capital or by transferring the available reserve to share capital by a resolution of the board. Shares are assignable. Under this contract, transfers are not permitted where they would reduce the UAE national partner’s hold in the capital below 51% unless the number of partners is reduced to below 2 or increased to above 50. Profits from Allurion Middle East are distributed 20% to Shuraa Management and Consultancy LLC and 80% to Allurion.

On February 2, 2022, Allurion Middle East entered into a one-year lease agreement with Shuraa Business Centre Branch (“SBCB”), an affiliate of Shuraa Management & Consultancy LLC. Under this lease, Allurion Middle East pays to SBCB AED 41,500 per year, paid on a monthly basis, plus a AED 3,000 refundable security deposit and a 5% VAT. This lease automatically renews after one year as agreed to by the parties. Cancellation of this contract is not permitted until the seventh month and requires a two month notice period. Standard indemnity provisions exist.

Chardon Consulting Agreement

Effective as of September 1, 2023, we entered into a corporate officer agreement with Benoit Chardon, our Chief Commercial Officer, and Benoit Chardon Consulting, a French socie´te´ a’ responsabilite´ limite´e that is solely owned by Mr. Chardon (“BCC”), pursuant to which BCC will serve as Managing Director of Allurion France, a French socie´te´ par actions simplifie´e and wholly owned subsidiary of Allurion (“Allurion France”). The corporate officer agreement provides that BCC will receive base consulting fees of €28,333.33 per month and additional variable compensation subject to the incentive plan terms issued annually by Allurion and conditional on meeting Allurion France and personal performance attainment defined each year by Allurion.

The corporate officer agreement may be terminated by either Allurion France or BCC at any time, with or without cause (except that BCC must provide Allurion France with one months’ prior notice). In the event of such termination by Allurion France without “cause” (as defined in the corporate officer agreement), BCC is entitled to receive a lump sum termination fee equal to twelve months of the base consulting fees.

Paris Lease Agreement

LNMP JPBC Investment, a French entity, is the lessor under the 56 Rue des Petites Ecuries, Paris Lease (the “56 Rue des Petites Ecuries Lease”). LNMP JPBC Investment is partially owned by Benoit Chardon, the Company’s Chief Commercial Officer. Under the 56 Rue des Petites Ecuries Lease, Allurion pays monthly rent of €9,284. The 56 Rue des Petites Ecuries Lease has a three year term, which began in August 2022, and is renewable by agreement between Allurion and LNMP JPBC Investment.

Indemnification Agreements

We entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our Charter and Bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by law.

Executive Officer and Director Compensation Arrangements

See the sections entitled “Executive Compensation” and “Director Compensation” for information regarding compensation arrangements with the executive officers and directors of Allurion, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

Related Person Transactions Policy

We have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Allurion or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of Allurion’s executive officers or a member of our Board;

•	any person who is known by Allurion to be the beneficial owner of more than 5% of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We also have policies and procedures designed to minimize potential conflicts of interest arising from any dealings we may have with our affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, the audit committee will have the responsibility to review related person transactions.

DESCRIPTION OF SECURITIES

The following description summarizes certain important terms of our capital stock as of the date of this prospectus as specified in our Charter and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Charter, the Bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

Authorized and Outstanding Stock

Our Charter authorizes the issuance of 1.1 billion shares, consisting of 1 billion shares of Common Stock, $0.0001 par value per share, and 100 million shares of Preferred Stock, $0.0001 par value. As of December 7, 2023, there were 47,436,058 shares of our Common Stock outstanding. No shares of our Preferred Stock are currently outstanding.

Common Stock

Our Charter provides the following with respect to the rights, powers, preferences and privileges of our Common Stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of Preferred Stock, the holders of our Common Stock will possess all voting power for the election of Allurion’s directors and all other matters requiring stockholder action. Holders of our Common Stock will be entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Holders of our Common Stock will be entitled to receive such dividends, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor. We do not intend to pay cash dividends in the foreseeable future. Any payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial conditions. In no event will any stock dividends or stock splits or combinations of stock be declared or made on our Common Stock unless all shares of our Common Stock at the time outstanding are treated equally and identically.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, our net assets will be distributed pro rata to the holders of our Common Stock, subject to the rights of the holders of Preferred Stock, if any.

Preemptive or Other Rights

There are no sinking fund provisions applicable to our Common Stock.

Preferred Stock

Our Charter provides that shares of Preferred Stock may be issued from time to time in one or more series. Our Board is authorized to fix designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series of

Preferred Stock and any qualifications, limitations and restrictions thereof. Our Board is able to, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of our Common Stock and could have anti-takeover effects. The ability of our Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of Allurion or the removal of existing management.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase 1.420455 shares of our Common Stock at a price of $8.10 per share, subject to adjustment as discussed below, at any time commencing on the date that is 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its Public Warrants only for a whole number of shares of Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a Public Warrant holder. The Public Warrants will expire seven years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Redemption of Public Warrants when the price per share of our Common Stock equals or exceeds $12.67

Not less than all of the Public Warrants may be redeemed for cash or for shares of Common Stock after a date that is ninety (90) days after Closing Date of the Business Combination. Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of our Common Stock equals or exceeds $12.67 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Common Stock issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Public Warrant holder to pay the exercise price for each Public Warrant being exercised. However, the price of the Common Stock may fall below the $12.67 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Anti-dilution Adjustments”) as well as the $8.10 (for whole shares) Public Warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants when the price per share of Common Stock equals or exceeds $7.04

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares of Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Common Stock except as otherwise described below; and

•

if, and only if, the closing price of our Common Stock equals or exceeds $7.04 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “—Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Common Stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on the volume-weighted average price of the Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-day trading period described above ends. The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

	Redemption Fair Market Value of shares of Common Stock
Redemption Date (period to expiration of Public Warrants)	≤$4.96	$5.45	$5.95	$6.45	$6.94	$7.44	$7.93	$8.43	≥$8.93
84 months	0.412	0.432	0.449	0.464	0.476	0.487	0.497	0.506	0.513
81 months	0.409	0.429	0.447	0.462	0.475	0.486	0.496	0.505	0.513
78 months	0.405	0.426	0.444	0.460	0.473	0.485	0.496	0.505	0.513
75 months	0.400	0.422	0.441	0.458	0.472	0.484	0.495	0.505	0.513
72 months	0.396	0.419	0.438	0.455	0.470	0.483	0.494	0.504	0.513
69 months	0.391	0.415	0.435	0.453	0.468	0.482	0.494	0.504	0.513
66 months	0.386	0.411	0.432	0.450	0.466	0.480	0.493	0.503	0.513
63 months	0.381	0.406	0.428	0.447	0.464	0.479	0.492	0.503	0.513
60 months	0.375	0.401	0.424	0.444	0.462	0.477	0.491	0.503	0.513
57 months	0.369	0.396	0.420	0.441	0.459	0.475	0.490	0.502	0.513
54 months	0.362	0.391	0.415	0.437	0.457	0.474	0.488	0.501	0.513
51 months	0.355	0.385	0.411	0.434	0.454	0.472	0.487	0.501	0.513
48 months	0.347	0.378	0.405	0.429	0.451	0.469	0.486	0.500	0.513
45 months	0.339	0.371	0.399	0.425	0.447	0.467	0.484	0.499	0.513
42 months	0.330	0.363	0.393	0.420	0.443	0.464	0.482	0.499	0.513
39 months	0.320	0.355	0.386	0.414	0.439	0.461	0.481	0.498	0.513
36 months	0.309	0.345	0.378	0.408	0.434	0.458	0.478	0.497	0.513
33 months	0.297	0.335	0.370	0.401	0.429	0.454	0.476	0.496	0.513
30 months	0.284	0.324	0.360	0.393	0.423	0.450	0.473	0.494	0.513
27 months	0.269	0.311	0.349	0.384	0.416	0.445	0.470	0.493	0.513
24 months	0.253	0.296	0.337	0.374	0.408	0.439	0.467	0.491	0.513
21 months	0.234	0.279	0.322	0.362	0.399	0.433	0.463	0.489	0.513
18 months	0.214	0.260	0.306	0.349	0.389	0.425	0.458	0.487	0.513
15 months	0.190	0.238	0.286	0.332	0.376	0.415	0.452	0.484	0.513
12 months	0.162	0.212	0.262	0.312	0.360	0.404	0.444	0.481	0.513
9 months	0.130	0.180	0.234	0.288	0.340	0.389	0.435	0.476	0.513
6 months	0.092	0.142	0.197	0.256	0.315	0.371	0.423	0.470	0.513
3 months	0.046	0.091	0.149	0.214	0.282	0.348	0.409	0.464	0.513
0 months	—	—	0.060	0.163	0.254	0.331	0.399	0.459	0.513

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $5.45 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.396 shares of Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $5.70 per share, and at such time there are 58 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.410 shares of Common Stock for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.513 shares of

Common Stock per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

As stated above, we can redeem the Public Warrants when our Common Stock is trading at a price starting at $7.04, which is below the exercise price of $8.10, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when our Common Stock is trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Common Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Common Stock if and when such Common Stock was trading at a price higher than the exercise price of $8.10.

No fractional Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Common Stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement (for instance, if we are not the surviving company in our initial business combination), the Public Warrants may be exercised for such security. At such time as the Public Warrants become exercisable for a security other than the Common Stock, the company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon exercise of the Public Warrants.

Redemption Procedures

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock capitalization or share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all, or substantially all, holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Common

Stock on account of such Common Stock (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of our Common Stock the right to have their shares redeemed in connection with our initial business combination or to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Public Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants will be issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as Public Warrant agent, and us. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants. You should review a copy of the Warrant Agreement, as amended, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our Warrant Agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our Public Warrants, which could limit the ability of Public Warrant holders to obtain a favorable judicial forum for disputes with our company.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Registration Rights

Investor Rights Agreement

In connection with the Closings, we and the Investors entered into the Investor Rights Agreement. Pursuant to the Investor Rights Agreement, upon the terms and subject to the conditions set forth therein, each Investor was granted certain registration rights with respect to his, her, or its shares of our Common Stock.

The Investor Rights Agreement restricts the ability of certain Investors to transfer all or a portion of their respective shares of our Common Stock (or any securities convertible into or exercisable or exchangeable for shares of our Common Stock), subject to certain permitted transfers, for a period of either 18 months or 12 months following the Closing Date, as applicable. The foregoing lock-up restrictions do not apply to: (a) any shares of our Common Stock purchased pursuant to the PIPE Subscription Agreements, (b) 100 shares of our Common Stock held by each Investor, (c) shares issued to the Sponsor in the Sponsor Loan Equity Issuance, (d) certain incremental shares of PIPE Investors who were existing Allurion Stockholders or existing holders of

Allurion Convertible Notes or shares issued upon conversion of securities issued in the Incremental Financing and (e) the Backstop Shares, the Sponsor Contributed Shares, the Gaur Trust Contributed Shares or the shares of our Common Stock issued to each of HVL, RTW, Fortress and the other holders of Bridge Notes.

Additionally, pursuant to the Investor Rights Agreement, upon the terms and subject to the conditions set forth therein, the Board (as defined below) shall consist of seven directors, a majority of which shall be “independent” directors for purposes of NYSE rules, and the following persons have the following nomination rights with respect to our Board, subject to the limitations set forth in the Investor Rights Agreement: (i) one director and one independent director nominated by Shantanu Gaur; (ii) one director and one independent director nominated by Remus Capital; (iii) one director nominated by the Sponsor; and (iv) two independent directors nominated by Allurion (one of which shall be designated by RTW).

The Investor Rights Agreement will terminate upon the earlier of (i) the seventh anniversary of the Closing Date, (ii) a Change of Control (as defined in the Business Combination Agreement) or (iii) the date as of which there shall be no registrable securities outstanding; provided, that with respect to any Investor, such Investor will have no rights under the Investor Rights Agreement and all of our obligations to such Investor shall terminate upon the earlier of (x) the date at least one year after the Closing Date that such Investor ceases to hold at least one percent of the registrable securities outstanding on the Closing Date or (y) if such Investor is a one of our directors or executive officers, the date such Investor no longer serves as one of our directors or an executive officers. Notwithstanding the foregoing, (a) the piggy-back registration rights provided for in the Investor Rights Agreement shall terminate no later than the third anniversary of the Closing Date and (b) the obligations regarding the nomination of directors shall survive until the earlier of a termination of the Investor Rights Agreement in accordance with clauses (i) or (ii) above or with respect to any one Investor, at such time as such Investor is no longer entitled to nominate a director to our Board under the terms of the Investor Rights Agreement.

PIPE Subscription Agreements

The PIPE Subscription Agreements also provide that no later than 45 calendar days after the Closing Date, we will file a registration statement covering the resale of the PIPE Shares and to use our commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the Closing Date (or 120 calendar days after the Closing Date if the SEC notifies us that it will “review” such registration statement) and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Fortress Credit Agreement

The Fortress Credit Agreement provides that no later than 45 calendar days after the Closing Date, we will file a registration statement covering (i) the 250,000 shares of Common Stock issued to Fortress pursuant to the Fortress Credit Agreement and (ii) the 700,000 Backstop Shares issued to the Fortress Investor pursuant to the Backstop Agreement, and to have such registration statement declared effective as soon as practicable after the filing thereof but no later than the earlier of (i) 90 calendar days after the Closing Date (or 120 calendar days after the Closing Date if the SEC notifies us that it will “review” such registration statement) and (ii) the 10th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that such Resale Registration Statement will not be “reviewed” or will not be subject to further review.

Chardan Registration Rights Agreement

The Chardan Registration Rights Agreement that we will enter into pursuant to the Chardan Commitment Letter will provide for the registration of the offer and sale of the shares of our Common Stock issuable pursuant to the Chardan Purchase Agreement on a new resale registration statement on Form S-1.

Anti-Takeover Provisions

Allurion Charter and Bylaws

Among other things, our Charter and Bylaws (as amended from time to time):

•

permit our Board to issue up to 100 million shares of Preferred Stock, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change of control;

•	provide that the number of directors may be changed only by resolution of our Board;

•

provide that, subject to the rights of any series of preferred stock to elect directors, directors may be removed only with cause by the holders of at least 66 2/3% of all of our then- outstanding shares of the capital stock entitled to vote generally at an election of directors;

•

provide that all vacancies, subject to the rights of any series of Preferred Stock, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

provide that special meetings of stockholders may only be called by our Board pursuant to a resolution adopted by a majority of our Board, by the chairman of our Board or by the chief executive officer;

•

provide that our Board will be divided into three classes of directors, with the directors serving staggered three-year terms (see the section entitled “Management of Allurion”), therefore making it more difficult for stockholders to change the composition of the board of directors; and

•

not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of our Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The combination of these provisions will make it more difficult for the existing stockholders to replace our Board as well as for another party to obtain control of Allurion by replacing our Board. Because our Board will have the power to retain and discharge its officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated Preferred Stock will make it possible for our Board to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change the control of Allurion.

These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our Common Stock.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of a corporation’s assets. However, the above provisions of Section 203 would not apply if:

•	the relevant board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the initial business combination is approved by the board of directors and authorized at a meeting of the corporation’s stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

These provisions may have the effect of delaying, deferring, or preventing changes in control of Allurion.

Exclusive Forum

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Chancery Court of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (1) any derivative action, suit or proceeding brought on our behalf; (2) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, stockholders or employees of ours or our stockholders; (3) any action, suit or proceeding asserting a claim against us arising pursuant to any provision of the DGCL, our Bylaws or our Charter (as either may be amended from time to time); or (4) any action, suit or proceeding asserting a claim against us or any current or former director, officer or stockholder governed by the internal affairs doctrine.

Our Charter provides that the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. If any such foreign action is filed in a court other than the courts in the State of Delaware in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce such actions and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. Our Charter also provides that any person or entity purchasing or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our Charter is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

This choice of forum provision has important consequences for our stockholders. These provisions may limit or increase the difficultly of a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors and officers, or may increase the associated costs for such stockholder to bring a claim, both of which may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any applicable action brought against us, a court could find the choice of forum provisions contained in our Bylaws to be inapplicable or unenforceable in such action. If a court were to find the choice of forum provision inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and the warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company.

Listing of our Common Stock and Public Warrants

Our Common Stock and Public Warrants are listed on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or restricted Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Allurion’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or restricted Warrants for at least six months but who are affiliates of Allurion at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of our Common Stock or Warrants then outstanding, as applicable; or

•	the average weekly reported trading volume of our Common Stock or our Warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Allurion’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Allurion.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business- combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

We are no longer a shell company and, as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of shares of common stock.

Registration Rights

Each of the Investor Rights Agreement, the PIPE Subscription Agreements, the Fortress Credit Agreement, and the Chardan Registration Rights Agreement we will enter into pursuant to the Chardan Commitment Letter provide for certain registration rights. For additional information, see the subsections entitled “Description of Securities – Registration Rights.”

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders of up to 56,560,431 shares of our Common Stock.

Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to any limitations set forth in any applicable agreement that provides for registration rights, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	one or more underwritten offerings;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	distributions to their members, partners or stockholders;

•	settlement of short sales entered into after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. Such members, partners, stockholders or other equityholders that are not affiliates of ours would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

To the extent required, the securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of their securities offered by this prospectus in the course of hedging the positions they assume. The Selling Securityholders may also sell the securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders also may in the future resell a portion or all of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

Selling Securityholders may use this prospectus in connection with resales of their securities offered hereby. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the Common Stock and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the Common Stock. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities offered and sold pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

Our common stock and public warrants are listed on the NYSE under the symbols “ALUR” and “ALUR WS,” respectively.

We are required to pay all fees and expenses incident to the registration of shares of the securities to be offered and sold pursuant to this prospectus.

LEGAL MATTERS

Goodwin Procter LLP has passed upon the validity of the shares of our Common Stock offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The financial statements of Allurion Technologies, Inc. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm as experts in accounting and auditing.

The financial statements of Compute Health Acquisition Corp. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon which includes an explanatory paragraph regarding the substantial doubt related to the ability of the Company’s ability to continue as a going concern, appearing elsewhere in prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the shares of our Common Stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at investors.allurion.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

COMPUTE HEALTH ACQUISITION CORP.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$79,866	$7,685
Accounts receivable, net of allowance of doubtful accounts of $5,694 and $741, respectively	27,644	29,346
Inventory, net	4,019	3,865
Prepaid expenses and other current assets	2,288	2,487

Total current assets	113,817	43,383
Property and equipment, net	3,300	2,382
Right-of-use asset	3,217	2,899
Other long-term assets	354	2,706

Total assets	$120,688	$51,370

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$9,362	$5,809
Current portion of term loan	57,677	53,360
Current portion of lease liabilities	873	905
Accrued expenses and other current liabilities	19,316	15,793

Total current liabilities	87,228	75,867
Convertible notes payable, net of discounts	—	3,103
Public warrant liabilities	12,018	—
Revenue Interest Financing liability	36,600	—
Earn-out liabilities	28,710	—
Lease liabilities, net of current portion	2,514	2,163
Other liabilities	6,374	2,551

Total liabilities	173,444	83,684

Commitments and Contingencies (Note 16)
Legacy convertible preferred stock (Note 12)	—	—
Stockholders’ deficit:
Preferred stock, $0.0001 par value — 100,000,000 shares authorized as of September 30, 2023; and no shares issued and outstanding as of September 30, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value — 1,000,000,000 shares authorized as of September 30, 2023; and 47,460,941 and 27,079,856 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	5	3
Additional paid-in capital	140,858	99,875
Accumulated deficit	(193,619)	(132,192)

Total stockholders’ deficit	(52,756)	(32,314)

Total liabilities and stockholders’ deficit	$120,688	$51,370

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$18,200	$16,064	$45,232	$45,027
Cost of revenue	4,232	3,474	10,165	9,545

Gross profit	13,968	12,590	35,067	35,482

Operating expenses:
Sales and marketing	13,989	15,686	36,127	35,464
Research and development	7,191	5,069	21,623	11,234
General and administrative	18,942	3,820	30,657	10,646

Total operating expenses:	40,122	24,575	88,407	57,344

Loss from operations	(26,154)	(11,985)	(53,340)	(21,862)

Other (expense) income:
Interest expense, net	(2,586)	(1,139)	(7,331)	(2,666)
Changes in fair value of warrants	3,868	67	2,189	101
Changes in fair value of debt	(6,008)	—	(3,751)	—
Changes in fair value of Revenue Interest Financing and PIPE Conversion Option	(2,040)	—	(2,040)	—
Changes in fair value of earn-out liabilities	24,330	—	24,330	—
Termination of convertible note side letters	(9,466)	—	(17,598)	—
Loss on extinguishment of debt	(3,929)	—	(3,929)	—
Other (expense) income, net	389	(420)	133	(874)

Total other (expense) income:	4,558	(1,492)	(7,997)	(3,439)

Loss before income taxes	(21,596)	(13,477)	(61,337)	(25,301)
Provision for income taxes	(34)	(95)	(90)	(95)

Net loss and comprehensive loss	(21,630)	(13,572)	(61,427)	(25,396)
Cumulative undeclared preferred dividends	(255)	(733)	(1,697)	(2,175)

Net loss attributable to common shareholders	$(21,885)	$(14,305)	$(63,124)	$(27,571)

Net loss per share
Basic and diluted	$(0.54)	$(0.53)	$(2.00)	$(1.03)

Weighted-average shares outstanding	40,335,457	26,930,318	31,558,538	26,888,896
Basic and diluted

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Stockholders’ Deficit
	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Sock		Additional Paid-in Capital	Accumulated Deficit	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2022	7,927,446	$39,122	11,977,580	$57,973	7,383,096	$51	$2,139	$(94,448)	$(34,285)
Retroactive application of recapitalization (Note 1)	(7,927,446)	(39,122)	(11,977,580)	(57,973)	19,424,269	(48)	97,143	—	39,122

Adjusted balance, beginning of period	—	—	—	—	26,807,365	3	99,282	(94,448)	4,837
Exercise of stock options					65,062		63		63
Stock-based compensation expense							73		73
Net loss								(6,419)	(6,419)

Balance as of March 31, 2022	—	—	—	—	26,872,427	3	99,418	(100,867)	(1,446)
Exercise of stock options					53,524		56		56
Stock-based compensation expense							89		89
Net loss								(5,405)	(5,405)

Balance as of June 30, 2022	—	—	—	—	26,925,951	3	99,563	(106,272)	(6,706)
Exercise of stock options					9,981		9		9
Issuance of Legacy Allurion convertible preferred stock for the exercise of warrants					1,519		3		3
Stock-based compensation expense							93		93
Net loss								(13,572)	(13,572)

Balance as of September 30, 2022	—	—	—	—	26,937,451	3	99,668	(119,844)	(20,173)

Balance as of January 1, 2023	—	—	—	—	27,079,856	3	99,875	(132,192)	(32,314)
Exercise of stock options					15,376		20		20
Issuance of Legacy Allurion convertible preferred stock for the exercise of warrants					3,554		29		29
Stock-based compensation expense							409		409
Net loss								(17,801)	(17,801)

Balance as of March 31, 2023	—	—	—	—	27,098,786	3	100,333	(149,993)	(49,657)
Exercise of stock options					27,626		28		28
Issuance of Legacy Allurion convertible preferred stock for the exercise of warrants					492		6		6
Stock-based compensation expense							401		401
Net loss								(21,996)	(21,996)

Balance as of June 30, 2023	—	—	—	—	27,126,904	3	100,768	(171,989)	(71,218)
Exercise of stock options					77,214	—	83		83
Issuance of Legacy Allurion convertible preferred stock for the exercise of warrants					4,976	—	60		60
Reverse recapitalization, net of transaction costs (Note 3)					13,735,872	1	58,572		58,573
Recognition of warrant liabilities in connection with the Merger (Note 3)							(13,762)		(13,762)
Issuance of common stock in connection with vesting of RSU awards					906,551	—			—
Issuance of common stock for the conversion of convertible notes					3,301,222	1	25,569		25,570
Recognition of earn-out liabilities (Note 3)							(53,040)		(53,040)
Reclassification of Legacy Allurion liability classified warrants to equity classification							929		929
Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and the additional RTW and Fortress shares and issuance of related shares					2,287,696	—	16,098		16,098
Issuance of common stock for the exercise of warrants					20,506	—	42		42
Stock-based compensation expense							5,539		5,539
Net loss								(21,630)	(21,630)

Balance as of September 30, 2023	—	$—	—	$—	47,460,941	$5	$140,858	$(193,619)	$(52,756)

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Nine Months Ended September 30,
	2023	2022
Operating Activities:
Net loss	$(61,427)	$(25,396)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash lease expense	618	487
Depreciation and amortization	558	652
Stock-based compensation	6,349	255
Provision for uncollectible accounts	4,953	—
Unrealized exchange loss	253	389
Provision for inventory	743	—
Change in fair value of warrant liabilities	(2,189)	(101)
Change in fair value of derivative liability	(165)	14
Change in fair value of debt	3,751	—
Change in fair value of Revenue Interest Financing and PIPE Conversion Option	2,040	—
Change in fair value of earn-out liabilities	(24,330)	—
Non-cash interest expense	1,117	589
Non-cash termination of convertible note side letters	16,098	—
Loss on extinguishment of debt	3,929	—
Debt issuance costs associated with debt recorded at fair value	1,210	—
Changes in operating assets and liabilities:
Accounts receivable	(3,883)	(13,822)
Inventory	(899)	(1,596)
Prepaid expenses, other current and long-term assets	409	(774)
Operating lease liabilities	(617)	(691)
Accounts payable	3,492	3,055
Accrued expenses and other current liabilities	4,879	5,684

Net cash used in operating activities	$(43,111)	$(31,255)
Investing Activities:
Purchases of property and equipment	(1,208)	(1,091)

Net cash used in investing activities	$(1,208)	$(1,091)
Financing Activities:
Proceeds from issuance of convertible notes - net	28,700	1,103
Proceeds from Fortress Term Loan - net	59,780	14,925
Payment of debt issuance costs	(3,450)	(263)
Proceeds from Business Combination, net of transaction costs	62,078	—
Proceeds from Revenue Interest Financing	40,000	—
Repayment of 2021 Term Loan	(57,659)	—
Repayment of promissory note assumed in Business Combination	(2,500)	—
Proceeds from option and warrant exercises	195	132
Repayment of convertible notes	(10,750)	—

Net cash provided by financing activities	$116,394	$15,897
Net increase (decrease) in cash and cash equivalents and restricted cash	$72,075	$(16,449)
Cash and cash equivalents and restricted cash at beginning of period	8,023	26,018

Cash and cash equivalents and restricted cash at end of period	$80,098	$9,569
Supplemental disclosure of cash flow information
Cash paid for interest	$5,022	$2,077
Supplemental cash flow information on non-cash investing and financing activities
Purchase of property and equipment included in accounts payable	$270	$43
Deferred financing costs in accounts payable and accrued expenses	1,006	—
Recognition of assumed warrant liability	13,762	—
Recognition of earn-out liabilities	53,040	—
Issuance of common stock upon conversion of convertible notes	25,569	—
Issuance of warrants in connection with financing	—	438

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows (in thousands):

	September 30, 2023	December 31, 2022
Cash and cash equivalents	$79,866	$7,685
Restricted cash included in other long-term assets	232	338

Cash and cash equivalents and restricted cash shown in the statement of cash flows	$80,098	$8,023

The accompanying notes are an integral part of these consolidated financial statements.

1.	Organization and Description of Business

Organization

Allurion Technologies, Inc. (“Allurion” or the “Company”) is a vertically integrated medical device company that is developing, manufacturing, and commercializing innovative weight loss experiences centered around its Allurion™ Gastric Balloon. The Allurion Gastric Balloon is the world’s first and only swallowable, procedure-less intragastric balloon for weight loss that does not require surgery, endoscopy, or anesthesia for placement or removal. Allurion sells the Allurion Gastric Balloon and related hardware accessories through distributors or directly to health care providers. The Company currently also provides, free of charge, artificial intelligence (AI)-powered remote patient monitoring tools, a mobile app for patients and a clinic dashboard for providers, referred to as the Allurion Virtual Care Suite or “VCS” and collectively with the Allurion Gastric Balloon referred to as the “Allurion Program”. Allurion currently markets the Allurion Program in over 50 countries, and the Company operates subsidiaries in the United States, France, the United Arab Emirates, Hong Kong, the United Kingdom, Italy, Spain, Australia and Mexico.

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (formerly Allurion Technologies Holdings, Inc.), entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”), the Mergers (as defined below) were consummated in three steps: (a) Compute Health merged with and into Allurion (the “CPUH Merger”), with Allurion surviving the CPUH Merger as a publicly listed entity (the time at which the CPUH Merger became effective, the “CPUH Merger Effective Time”) and becoming the sole owner of the Merger Subs; (b) three hours following the consummation of the CPUH Merger, Merger Sub I merged with and into Legacy Allurion (the “Intermediate Merger” and the time at which the Intermediate Merger became effective, the “Intermediate Merger Effective Time”), with Legacy Allurion surviving the Intermediate Merger and becoming a direct, wholly-owned subsidiary of Allurion; and (c) thereafter, Legacy Allurion merged with and into Merger Sub II (the “Final Merger” and, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers”, and together with all other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Merger Sub II surviving the Final Merger and remaining a direct, wholly-owned subsidiary of Allurion (the time at which the Final Merger became effective, the “Final Merger Effective Time”). Allurion shares began trading on the New York Stock Exchange (“NYSE”) under the ticker symbol “ALUR” on August 2, 2023. Upon completion of the Business Combination, Legacy Allurion’s business operations continued as our business operations.

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Compute Health was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of Legacy Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. As a result of the reverse recapitalization, the assets and liabilities of the Company are presented at their historical carrying values, and the assets and liabilities of Compute Health are recognized on the acquisition date and measured on the basis of the net proceeds from the capital transaction, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion. The equity structure has been restated in all comparative periods up to the Closing Date to reflect the number of shares of the Company’s common stock, $0.0001 par value per share (“Allurion Common Stock” or the “Company’s Common Stock”), issued to Legacy Allurion stockholders in connection with the Business

Combination. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Allurion’s convertible preferred stock and Legacy Allurion common stock prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio of approximately 0.9780 (the “Exchange Ratio”) established in the Business Combination. As a result of this retrospective application, certain prior period balances within the condensed consolidated financial statements have changed. Refer to Note 3, Business Combination for further discussion regarding the closing of the Business Combination with Compute Health.

Unless otherwise indicated, references in this Quarterly Report on Form 10-Q to the “Company”, “our”, and “Allurion” refer to the condensed consolidated operations of Allurion Technologies, Inc. and its subsidiaries. References to CPUH and Compute Health refer to Compute Health Acquisition Corp. and its subsidiaries prior to the consummation of the Business Combination and references to “Legacy Allurion” refer to Allurion Technologies, Inc. prior to the consummation of the Business Combination.

Basis of Presentation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and the rules and regulations of the Securities and Exchange Commission (“SEC”). Any reference in these notes to the applicable accounting guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”), and Accounting Standards Update (“ASU”), of the Financial Accounting Standards Board (“FASB”). They should be read in conjunction with the Legacy Allurion’s audited financial statements as of and for the year ended December 31, 2022 included in the Company’s Proxy Statement/Prospectus on Form S-4/A filed with the SEC on July 7, 2023 (the “Proxy Statement/Prospectus”). The financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 presented in this report are unaudited; however, in the opinion of management such financial statements reflect all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the periods presented are not necessarily indicative of the results that might be expected for future interim periods or for the full year.

In connection with the Business Combination, the Company’s equity structure has been restated as of and for the year ended December 31, 2022 to reflect the number of shares of the Allurion Common Stock, $0.0001 par value per share, issued to Legacy Allurion stockholders. As such, the shares and corresponding capital amounts presented in the condensed consolidated balance sheet and condensed consolidated statement of redeemable convertible preferred stock and stockholders deficit have been retroactively restated as shares reflecting the Exchange Ratio established in the Business Combination. All existing Legacy Allurion redeemable convertible preferred stock and Legacy Allurion convertible preferred stock were converted into shares of Allurion Common Stock.

The consolidated financial statements include Allurion and its consolidated subsidiaries: Allurion France SAS and Allurion Middle East Medical Instrument Trading, LLC, which were both incorporated in 2017; Allurion Hong Kong Ltd., which was incorporated in 2019; Allurion UK Ltd., which was incorporated in 2021; Allurion Italy, Srl, Allurion Spain, Srl, Allurion Australia Pty Ltd., and Allurion Mexico S. de R.L de C.V, which were incorporated in 2022; and Allurion Technologies, LLC, which was incorporated in 2023. The Company’s operations are located in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region, and it operates in one business segment.

Our foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency for all of our foreign subsidiaries is the United States dollar except Allurion Australia Pty Ltd., which uses the Australian dollar. When remeasuring from a local currency to the functional currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet dates and results of operations transacted in local currency are remeasured into U.S. dollars using average exchange rates for the period presented. Losses from remeasurement of $0.3 million and $0.4 million for the three months ended

September 30, 2023 and 2022, respectively, and losses from remeasurement of $0.3 million and $0.9 million for the nine months ended September 30, 2023 and 2022, respectively, are recorded in the statements of operations and comprehensive loss within Other (expense) income, net. The Company translates the foreign functional currency financial statements to U.S. dollars for Allurion Australia Pty Ltd. using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity transactions. The effects of foreign currency translation adjustments were immaterial for the three and nine months ended September 30, 2023 and 2022.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

The Company has incurred recurring losses since inception and anticipates net losses and negative operating cash flows for the near future and may be unable to remain in compliance with certain financial covenants required under its credit facilities. Through September 30, 2023, the Company has funded its operations primarily with proceeds from the sale of its convertible preferred stock, issuance of convertible notes, issuance of term loans, and funds received upon consummation of the Business Combination. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including net losses of $61.4 million and $25.4 million and cash outflows from operating activities of $43.1 million and $31.3 million for the nine months ended September 30, 2023 and 2022, respectively. As of September 30, 2023, the Company had an accumulated deficit of $193.6 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

Based on the Company’s recurring losses from operations incurred since inception, its expectation of continuing operating losses for the foreseeable future, and the potential need to raise additional capital to finance its future operations and debt service payments, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

2.	Summary of Significant Accounting Policies

Besides the following, there have been no significant changes from the significant accounting policies disclosed in Note 2 of the “Notes to Consolidated Financial Statements” to the consolidated audited financial statements and notes as of and for the year ended December 31, 2022 included in the Proxy Statement/Prospectus.

2023 Convertible Notes

The Company accounts for the convertible notes issued between February 2023 and August 2023 (the “2023 Convertible Notes”) under the fair value option (“FVO”) election of ASC Topic 825, Financial Instruments (“ASC 825”). The convertible notes accounted for under the FVO election are each debt host financial instruments containing embedded features wherein the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in the estimated fair value of the convertible notes are recorded as a component of Other (expense) income in the consolidated statements of operations. As a result of electing the FVO, direct costs and fees related to the 2023 Convertible Notes are expensed as incurred. The convertible notes issued in 2020, 2021 and 2022 are accounted for as disclosed in Note 8, Debt. In connection with the closing of the Business Combination on August 1, 2023, a portion of the 2023 convertible notes was repaid, with the remaining balance converted to shares of our Common Stock.

Earn-Out Liabilities

In connection with the Business Combination, certain holders of Legacy Allurion common stock and Legacy Allurion preferred stock and holders of vested options, warrants and restricted stock units exercisable or convertible into Legacy Allurion capital stock received the contingent right to receive up to 9,000,000 additional shares of Allurion Common Stock (the “Earn-Out Shares”) upon the achievement of certain earn-out targets. The contingent earn-out consideration contains a settlement provision that in the event of a change in control the number of Earn-Out Shares issued may vary. This settlement provision precludes the earn-out liability from being indexed to the Company’s Common Stock as a change in control event is not an input into the pricing of a fixed-for-fixed forward or option on equity shares. As such, it is classified as a liability under ASC 480, Distinguishing Liabilities from Equity (“ASC 480”).

The fair value of the earn-out consideration is remeasured on a quarterly basis over the earn-out period with changes in the estimated fair value of the contingent earn-out consideration recorded in Other (expense) income in the condensed consolidated statements of operations and comprehensive loss and are reflected in the period in which they are identified. Changes in the estimated fair value of the contingent earn-out consideration may materially impact or cause volatility in our operating results.

Revenue Interest Financing and PIPE Conversion Option

In connection with the Business Combination, the Company entered into a revenue interest financing agreement, dated as of February 9, 2023 (the “Revenue Interest Financing Agreement”) with certain entities that have engaged RTW Investments, LP as investment manager (collectively, “RTW”), under which the Company received $40.0 million upfront (the “Revenue Interest Financing”). In exchange, the Company is obligated to remit to RTW certain revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030. The Company accounts for the Revenue Interest Financing Agreement under the fair value option election of ASC 825. The Revenue Interest Financing Agreement accounted for under the FVO election is a debt host financial instrument that contains embedded features. The embedded features include requirements to settle the Revenue Interest Financing prior to maturity upon the occurrence of certain contingent events, a change in royalty rates upon the occurrence of certain contingent events, and the Company’s ability to prepay the Revenue Interest Financing. As the Company has elected the FVO, these embedded features would not meet the criteria for bifurcation and separate accounting as the entire financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. Changes in the estimated fair value of the Revenue Interest Financing Agreement are recorded as a component of Other (expense) income in the condensed consolidated statements of operations and comprehensive loss. As a result of electing the FVO, direct costs and fees related to the Revenue Interest Financing are expensed as incurred.

In connection with the Company entering in the Revenue Interest Financing, the Company and RTW entered into the RTW side letter under which RTW may elect to convert up to $7.5 million of its initial PIPE (as defined in Note 3, Business Combination below) subscription into an additional revenue interest financing by forfeiting a number of shares of Allurion Common Stock acquired by the PIPE subscription (the “PIPE Conversion Option”). The Company accounts for the PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging (“ASC 815”). The PIPE Conversion Option is initially measured at its fair value within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. Subsequent changes in fair value of the derivative liability are recognized as a gain or loss as a component of Other (expense) income in the condensed consolidated statements of operations and comprehensive loss.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Management considers many factors in selecting appropriate financial accounting policies and controls in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ from those estimates.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations. Adjustment has been made to the condensed consolidated statement of operations and comprehensive loss for the three and nine months ended September 30, 2022, to present the change in fair value of derivative liabilities as part of Other (expense) income, net. This amount was a separate line item in prior years.

Risk of Concentration of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents, and accounts receivable, net. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue for the three and nine months ended September 30, 2023 and 2022 or accounts receivable, net balance as of September 30, 2023 and December 31, 2022. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:

	Revenue		Revenue		Accounts Receivable
	Three Months Ended September 30,		Nine Months Ended September 30,		September 30,	December 31,
	2023	2022	2023	2022	2023	2022
Customer A	19%	N/A	12%	N/A	12%	N/A
Customer B	N/A	11%	N/A	11%	N/A	N/A
Customer C	11%	N/A	N/A	N/A	12%	13%
Customer D	N/A	N/A	N/A	N/A	N/A	12%

The Company relies on third parties for the supply of parts and components for its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company adopted ASU 2016-13 effective January 1, 2023 under the prospective transition approach. The adoption of ASU 2016-13 did not have a material impact on the Company’s condensed consolidated financial statements.

Recently Issued Accounting Pronouncements Not Yet Adopted

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”), which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. Subsequent to issuance, the FASB issued ASU 2021-01 in January 2021 to refine and clarify some of its guidance on ASU 2020-04, and ASU 2022-06 in December 2022 to extend the period of time preparers can utilize this guidance. This ASU is effective upon issuance and can be applied through December 31, 2024. Upon the transition of the Company’s contracts and transactions to new reference rates in connection with reference rate reform, the Company will prospectively apply the standard and disclose the effect on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact of the adoption of this standard and does not expect the adoption of ASU 2020-04 to have a material impact on its consolidated financial statements.

3.	Business Combination

As discussed in Note 1, Organization and Description of Business, on August 1, 2023 the Company consummated the Business Combination with Compute Health pursuant to the Business Combination Agreement. The Business Combination was accounted for as a reverse capitalization in accordance with U.S. GAAP. Under this method of accounting, Compute Health, which was the legal acquirer, was treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination was treated as the equivalent of Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization.

Upon the closing of the Business Combination, (a) holders of Legacy Allurion common stock received shares of Allurion Common Stock in an amount determined by application of the Exchange Ratio of approximately 0.9780, (b) each then-outstanding share of Legacy Allurion preferred stock was converted into the right to receive shares of Allurion Common Stock equal to the number of shares of Allurion Common Stock that would be issued upon conversion of such outstanding share of Legacy Allurion preferred stock based on the applicable conversion ratio multiplied by the Exchange Ratio, (c) each then-outstanding and unexercised Legacy Allurion option was converted into a new Allurion option on the same terms and conditions as were applicable to such Legacy Allurion option based on the Exchange Ratio (“Rollover Option”), (d) each then-outstanding Legacy Allurion warrant was converted into a new Allurion warrant based on the Exchange Ratio (“Rollover Warrant”), (e) each then-outstanding Legacy Allurion restricted stock unit was converted into a rollover restricted stock unit based on the Exchange Ratio, and (f) certain amounts of loans made by Compute Health Sponsor LLC (the “Sponsor”) to CPUH, which balance was $3.7 million at the time of the Business Combination (the “Sponsor Loan Excess”), was converted into 525,568 shares of Allurion Common Stock (the “Sponsor Loan Equity Issuance”). For periods prior to the Business Combination, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy Allurion.

Further, upon the closing of the Business Combination, each then-outstanding share of Compute Health Class A common stock was canceled and extinguished and was converted into the right to receive 1.420455 shares of Allurion Common Stock. Additionally, the Company assumed 13,206,922 outstanding public warrants to purchase an aggregate 18,759,838 shares of Allurion Common Stock at $8.10 per share.

In connection with the Business Combination, the Company incurred approximately $22.7 million of transaction costs, consisting of legal and other professional fees, $15.2 million of which were recorded to additional paid-in capital as a reduction of proceeds, $2.5 million of which were recorded as debt issuance costs in connection with the Fortress Term Loan (as defined below), and $5.0 million of which were recorded as an expense in general and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. Of the $5.0 million recorded as expense, $3.6 million relates to a one-time insurance payment related to any potential matters that might arise from the period prior to the Business Combination, and as such is not capitalized as an asset. An additional $1.2 million relates to direct costs and fees incurred as part of the Revenue Interest Financing with RTW.

The following table reconciles the elements of the Business Combination to the condensed consolidated statement of cash flows and the condensed consolidated statement of changes in equity:

September 30, 2023
Cash – CPUH trust (net of redemptions)	$38,395
Cash – PIPE Investors	37,922

Gross Proceeds	76,317
Less: transaction costs paid	(14,239)

Net proceeds from the Business Combination (2)	62,078
Less: warrant liabilities assumed (1)	(13,762)
Less: repayment of note assumed in the Business Combination (2)	(2,500)
Less: accrued transaction costs at September 30, 2023 (2)	(1,006)

Business Combination, net of transaction costs	$44,810

(1)

The warrant liabilities assumed are presented separately from the “Reverse recapitalization, net of transaction costs (Note 3)” line within the condensed consolidated statements of redeemable convertible preferred stock and stockholders deficit.

(2)

The Net proceeds from the Business Combination, less the repayment of note assumed in the Business Combination, less the accrued transaction costs at September 30, 2023 are presented net in the condensed consolidated statements of redeemable convertible preferred stock and stockholders deficit within line “Reverse recapitalization, net of transaction costs (Note 3)”.

The number of shares of Allurion Common Stock outstanding immediately following the consummation of the Business Combination was as follows:

Common Stock
Legacy Allurion Equityholders (1)	27,897,387
CPUH Stockholders (2)	5,165,698
Shares Issued to PIPE Investors (2)	5,386,695
Shares issued to RTW and Fortress (3)	1,900,000
Shares issued to convertible note holders	3,301,222
CPUH Sponsor Shares (2)	3,262,711
Side Letter Termination Shares (3)	387,696

Total shares of Common Stock immediately after Business Combination	47,301,409

(1)

Consists of Legacy Allurion common stock and Legacy Allurion preferred stock holders, plus the issuance of common stock in connection with the vesting of RSUs at closing, less the Gaur Contributed Shares (as defined below).

(2)

The CPUH Stockholders shares, PIPE shares, and CPUH Sponsor shares are presented combined within the condensed consolidated statements of redeemable convertible preferred stock and stockholders deficit on the “Reverse recapitalization, net of transaction costs” line, which is less the Gaur Contributed Shares (as defined below).

(3)

The shares issued to RTW and Fortress and the Side Letter Termination shares are presented combined within the condensed consolidated statements of redeemable convertible preferred stock and stockholders deficit on the “Derecognition of liabilities associated with the Backstop Shares, Hunter shares, and additional RTW and Fortress shares and issuance of related shares” line.

PIPE Investment

In connection with the execution of the Business Combination Agreement, Allurion and Compute Health entered into subscription agreements, each dated February 9, 2023 (the “PIPE Subscription Agreements”), with certain accredited investors and qualified institutional buyers (the “PIPE Investors”), pursuant to which, upon the terms and subject to the conditions set forth therein, the PIPE Investors, among other things, purchased an aggregate of 5,386,695 shares of Allurion Common Stock at a purchase price of $7.04 per share (other than as set forth in the Amended and Restated RTW Side Letter, as defined below), for an aggregate purchase price of $37.9 million, following the CPUH Merger Effective Time (the “PIPE Investment”).

Revenue Interest Financing Agreement, Side Letter and PIPE Conversion Option

On February 9, 2023, concurrently with the execution of the Business Combination Agreement, the Company entered into the Revenue Interest Financing Agreement with RTW. Pursuant to the Revenue Interest Financing Agreement, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million (the “Investment Amount”). In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

Additionally, in connection with the Company entering in the Revenue Interest Financing, the Company, Compute Health, Legacy Allurion, Merger Sub II and RTW entered into a side letter (the “RTW Side Letter”) on February 9, 2023 under which RTW may elect to convert up to $7.5 million of its initial PIPE subscription into an additional revenue interest financing by forfeiting a number of shares of our common stock acquired by the PIPE subscription. Refer to Note 9, Revenue Interest Financing, Side Letter, and PIPE Conversion Option for further discussion on the Revenue Interest Financing.

On May 2, 2023, the parties amended and restated the RTW Side Letter (as amended, the “Amended and Restated RTW Side Letter”), in connection with the Backstop Agreement (defined below), pursuant to which, among other things, Allurion issued 250,000 shares of Common Stock to RTW immediately prior to the Intermediate Merger Effective Time.

Fortress Credit Agreement

In connection with the closing of the Business Combination, the Company entered into a term loan facility (the “Fortress Term Loan”) pursuant to a credit agreement and guaranty, dated as of August 1, 2023 (the “Fortress Credit Agreement”), with Fortress Credit Corp. (“Fortress”), as administrative agent for the lenders party thereto from time to time (the “Lenders”). Under the terms of the Fortress Term Loan, we borrowed $60.0 million which was used to repay the outstanding principal, accrued and unpaid interest, and other obligations with respect to the 2021 Term Loan (as defined below). Additionally, per the terms of the Fortress Term Loan and Backstop Agreement, Allurion issued an aggregate of 950,000 shares of our Common Stock to an affiliate of Fortress pursuant to a subscription agreement between Allurion and such affiliate. Refer to Note 8, Debt for further discussion on the Fortress Term Loan.

Backstop Agreement

On May 2, 2023, CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., and RTW (collectively, the “Backstop Purchasers”), Legacy Allurion, Allurion and Hunter Ventures Limited (“HVL”) entered into the backstop agreement (the “Backstop Agreement”). Pursuant to the Backstop Agreement, immediately prior to the Intermediate Merger Closing (a) each Backstop Purchaser purchased $2 million of the aggregate principal amount outstanding of HVL’s Legacy Allurion convertible note issued in February 2023, (b) Allurion canceled the existing HVL Legacy Allurion Convertible Note and issued a new Allurion Convertible Note to HVL for the remaining balance together with all unpaid interest accrued since the date of issuance thereof, (c) Allurion issued new Allurion Convertible Notes to each Backstop Purchaser with an issuance date of August 1, 2023 and an original principal amount of $2 million each and (d) Allurion issued 700,000 shares of our Common Stock to each Backstop Purchaser. Refer to Note 8, Debt for further discussion around the Backstop Agreement.

HVL Termination Agreement

On May 2, 2023, HVL and Legacy Allurion entered into a letter agreement (the “HVL Termination Agreement”), terminating the side letter agreement entered into between Legacy Allurion and HVL in connection with the issuance of HVL’s Legacy Allurion convertible note on February 15, 2023. Pursuant to the HVL Termination Agreement, among other things, at the closing of the Business Combination, upon the terms and subject to the conditions set forth therein, Allurion issued to HVL 387,696 shares of our Common Stock. Refer to Note 8, Debt for further discussion regarding the HVL Termination Agreement.

Gaur Contribution Agreement

On May 2, 2023, Shantanu K. Gaur and Neha Gaur, trustees of The Shantanu K. Gaur Revocable Trust of 2021 (the “Gaur Trust”) and Allurion entered into a contribution agreement (the “Gaur Contribution Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Gaur Trust contributed to Allurion, as a contribution of capital, 79,232 shares of Allurion Common Stock (the “Gaur Trust Contributed Shares”). The Gaur Trust’s contribution of the Gaur Trust Contributed Shares was effective immediately following the consummation of the Business Combination and the issuance of shares of Allurion Common Stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, Krishna Gupta, a member of our Board of Directors, entered into a letter agreement with Legacy Allurion (the “RSU Forfeiture Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, Mr. Gupta agreed to forfeit 79,232 restricted stock units of Allurion (the “Forfeited RSUs”). The Forfeited RSUs were terminated and cancelled without consideration therefor immediately following the closing of the Business Combination Agreement.

Sponsor Contribution Agreement

On May 2, 2023, the Sponsor and Compute Health entered into a letter agreement (the “Sponsor Contribution Agreement”) pursuant to which, among other things, upon the terms and subject to the conditions set forth therein, the Sponsor agreed to contribute to Compute Health, as a contribution of capital, 161,379 shares of Compute Health Class A Common Stock (“Sponsor Contributed Shares”). The Sponsor’s contribution of the Sponsor Contributed Shares was made immediately following the CPUH Recapitalization (defined below) and immediately prior to the CPUH Merger Effective Time.

Sponsor Support Agreement

On February 9, 2023, Allurion entered into the Sponsor Support Agreement, pursuant to which immediately prior to the CPUH Merger Effective time, (a) the Sponsor recapitalized each of the Sponsor’s 21,442,500 shares of Compute Health Class B Common Stock, and all 12,833,333 of the Sponsor’s warrants to purchase shares of Class A Common Stock into 2,088,327 shares of Compute Health Class A Common Stock and (b) the additional Class B Holders set forth on Schedule I of the Sponsor Support Agreement (the “Additional Class B Holders”) recapitalized his or her 30,000 shares of Compute Health Class B Common Stock into 21,120 shares of Compute Health Class A Common Stock (the “CPUH Recapitalization”). Subsequently, at the CPUH Merger Effective Time, each such share of Compute Health Class A Common Stock was converted into shares of Allurion Common Stock at an exchange ratio of 1.420455 (the “CPUH Exchange Ratio”).

Conversion of Convertible Notes

In connection with the closing of the Business Combination, outstanding Legacy Allurion Convertible Notes with an aggregate principal amount together with accrued but unpaid interest of approximately $21.8 million were converted into 3,301,222 shares of our Common Stock with a corresponding recognition of additional paid-in capital (“APIC”) of $25.6 million provided for under the terms of such Legacy Allurion Convertible Notes, and are no longer outstanding. Refer to Note 8, Debt for further information on the Company’s convertible notes.

Public Warrants and Warrant Amendment

In connection with the closing of the Business Combination, the Company assumed 13,206,922 outstanding Public Warrants to purchase an aggregate 18,759,838 shares of Allurion Common Stock at $8.10 per share following the Warrant Amendment (defined below). The total value of the liability associated with the Public Warrants was $13.8 million measured at fair value based on the public warrant quoted price. The Company concluded the warrants met the definition of a liability based on the settlement provision that allows the warrant holders to net-share settle their warrants in the event of a failed registration statement within 60 days of the Business Combination or any time a registration is not effective. As such, they have been classified as a liability on the balance sheet. See Note 12, Capital Stock and Stockholder’s Deficit and Note 10, Fair Value Measurements for further information on the Public Warrants and Warrant Amendment.

Earn-Out Liabilities

In connection with the closing of the Business Combination, Legacy Allurion equity holders are entitled to receive additional shares of our Common Stock if the shares price achieves certain targets. The Company accounts for the potential issuance of the Earn-Out Shares as a contingent consideration arrangement, which was initially valued and recorded at $53.0 million. See Note 10, Fair Value Measurements for further information on the earn-out liabilities.

4.	Revenue

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows (in thousands):

	Three Months Ended September 30,
	2023	2022
Turkey	$3,517	$1,038
Chile	1,956	822
Spain	1,195	2,537
All Other Countries	11,532	11,667

Total Revenues	$18,200	$16,064

For the three months ended September 30, 2023, $5.7 million of revenue was generated in five countries included within All Other Countries in the table above, representing approximately 31% of Total Revenues, with each country responsible for approximately 5% to 7% of the total. Remaining revenue was generated by sales in 46 other countries included within All Other Countries. For the three months ended September 30, 2022, $5.7 million of revenue was generated in five countries included within All Other Countries, representing approximately 35% of Total Revenues, with each country responsible for approximately 5% to 9% of the total. Remaining revenue was generated by sales in 33 other countries included within All Other Countries.

	Nine Months Ended September 30,
	2023	2022
Turkey	$5,495	$2,410
France	4,423	4,291
Spain	3,715	5,867
All Other Countries	31,599	32,459

Total Revenues	$45,232	$45,027

For the nine months ended September 30, 2023, $12.8 million of revenue was generated in five countries included within All Other Countries in the table above, representing approximately 28% of Total Revenues, with each country responsible for approximately 4% to 8% of the total. Remaining revenue was generated by sales in 59 other countries included within All Other Countries. For the nine months ended September 30, 2022, $15.2 million of revenue was generated in five countries included within All Other Countries, representing approximately 34% of Total Revenues, with each country responsible for approximately 5% to 9% of the total. Remaining revenue was generated by sales in 43 other countries included within All Other Countries.

There is currently no revenue generated in the United States for the three or nine months ended September 30, 2023 and 2022.

5.	Inventory

Inventory consists of the following (in thousands):

	September 30, 2023	December 31, 2022
Finished goods	$2,225	$2,096
Work in progress	366	213
Raw materials	1,428	1,556

Total Inventory	$4,019	$3,865

Inventory is stated net of $0.7 million and zero for the provision for excess and obsolete inventory as of September 30, 2023 and December 31, 2022, respectively.

6.	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimated Useful Life (in Years)	September 30, 2023	December 31, 2022
Computers and purchased software	3	$618	$575
Leasehold improvements	Shorter of useful life or lease term	1,908	1,822
Furniture and fixtures	5	291	251
Machinery and equipment	3-5	2,391	2,002

Property and equipment—at cost		5,208	4,650

Less accumulated depreciation and amortization		(3,371)	(2,851)

Construction in progress		1,463	583

Property and equipment—net		$3,300	$2,382

Depreciation expense was $0.2 million for each of the three month periods ended September 30, 2023 and 2022 and $0.6 million and $0.7 million for the nine months ended September 30, 2023 and 2022, respectively, recorded as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$63	$161	$280	$433
Research and development	48	20	131	57
General and administrative	34	36	104	119
Sales and marketing	15	12	43	43

Total depreciation and amortization expense	$160	$229	$558	$652

7.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	September 30, 2023	December 31, 2022
Distributor fees and marketing reimbursements	$3,878	$6,348
Accrued compensation	3,720	3,453
Accrued clinical trials and R&D	3,518	228
Accrued selling and marketing	2,220	481
Accrued professional fees	1,277	2,105
Accrued interest	1,519	489
Accrued warranty	33	48
Other accrued expenses	3,151	2,641

Total accrued expenses and other current liabilities	$19,316	$15,793

8.	Debt

The components of the Company’s third-party debt consists of the following (in thousands):

	September 30, 2023	December 31, 2022
2021 Term Loan	$—	$55,000
Fortress Term Loan	60,000	—
Convertible notes	—	3,103

Total principal amount of debt	60,000	58,103

Plus: Accretion	58	213
Less: current portion of long-term debt, net of discounts	(57,677)	(53,360)
Less: unamortized deferred financing costs and debt discounts	(2,381)	(1,853)

Long-term debt, net of current portion and discounts	$—	$3,103

As of September 30, 2023 and December 31, 2022, the fair value for the Company’s Fortress Term Loan and 2021 Term Loan approximated the respective carrying amounts.

Term Loans

2021 Term Loan

In March 2021, the Company entered into a loan and security agreement (as amended, the “2021 Term Loan” and the “2021 Term Loan Agreement”) with Runway Growth Credit Fund, Inc. (“Runway”) that provided initial cash proceeds of $15.0 million, all of which was drawn down in March 2021 and provided for additional borrowings of up to $10.0 million, in $5.0 million increments, based upon the achievement of certain revenue thresholds within specified time periods, as defined in the 2021 Term Loan Agreement.

In December 2021, the 2021 Term Loan Agreement was amended (the “Amendment”) to extend the maturity date of the 2021 Term Loan to December 30, 2025 and provide for an additional $20.0 million of borrowings, of which $15.0 million (the “Term C Loan”) was available based upon the achievement of certain revenue thresholds within specified time periods as defined in 2021 Term Loan Agreement as amended. The agreement provided for equal monthly principal payments to commence on December 30, 2024 such that the borrowed principal amounts would be repaid in full on December 30, 2025. However, if certain revenue thresholds were achieved prior to April 15, 2023, the borrowed principal amounts would be repaid in full on December 30, 2025. The revenue thresholds were achieved in June 2022. In connection with the 2021 Term Loan, the Company paid issuance costs of $0.7 million which will be amortized over the remaining life of the loan.

In December 2021, the Company issued warrants exercisable for 132,979 shares of series C preferred stock as consideration for the Amendment and the draw down related to the 2021 Term Loan Agreement. The fair value of these warrants was determined to be $0.3 million upon issuance and are classified as a warrant liability on the condensed consolidated balance sheet as of September 30, 2023 and December 31, 2022 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination, these warrants were converted into warrants exercisable for 130,053 shares of Allurion Common Stock.

In June 2022, the 2021 Term Loan Agreement was amended to revise definitional terms for certain milestone events, the final payment amount and certain financial covenants. In September 2022, the 2021 Term Loan Agreement was further amended to, among other things: (1) change the interest rate to the higher of the prime rate or 3.25% plus the applicable margin of 6.44186%, (2) extend the maturity date of its outstanding term loans from December 30, 2025, to December 30, 2026, and (3) increase additional borrowing up to $15.0 million (the “Term D Loan”).

During June through September of 2022, the Company drew an additional $15.0 million of the Term C Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. In connection with the Term C Loan under the 2021 Term Loan, the Company paid issuance costs of $0.3 million, which were amortized over the remaining life of the loan. Upon the additional $15.0 million draw on the Term C Loan, warrants exercisable for 44,220 shares of Series D-1 preferred stock were issued. The Company has recorded a warrant liability of $0.4 million in connection with the Term C Loan on the consolidated balance sheets. In September 2022, in connection with the amendment of the 2021 Term Loan, the Company committed to issue warrants exercisable for an additional 44,220 shares of Series D-1 preferred stock if the Company drew on the entire Term D Loan. The fair value of these warrants was determined to be $0.4 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of September 30, 2023 and December 31, 2022 (see Note 10, Fair Value Measurements). Upon the closing of the Business Combination, the warrants exercisable for 88,440 shares of Series D-1 preferred stock were converted into warrants exercisable for 90,476 shares of Allurion Common Stock.

During October through December of 2022, the Company drew an additional $15.0 million of the Term D Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan.

On August 1, 2023, the 2021 Term Loan was paid off using the proceeds from the Fortress Term Loan (see below). The total payoff amount was $58.0 million, consisting of $55.0 million repayment of principal, a $1.1 million prepayment fee, and a $1.6 million final payment fee. The prepayment fee was calculated as 2% of the outstanding principal balance as of August 1, 2023. The final payment fee was calculated as the 3% of the outstanding principal balance as of August 1, 2023 less the original final payment of $0.1 million. The Company recorded a $3.9 million loss on extinguishment of debt in connection with the 2021 Term Loan repayment.

Interest expense for the three months ended September 30, 2023 related to the 2021 Term Loan was $0.8 million, consisting of $0.7 million of contractual interest, and $0.1 million amortization of debt discount, amortization of warrant, and term loan accretion. Interest expense for the nine months ended September 30, 2023 related to the 2021 Term Loan was $5.0 million, consisting of $4.7 million of contractual interest, $0.1 million amortization of debt discount, $0.1 million amortization of warrant, and $0.1 million term loan accretion. Interest expense for the three months ended September 30, 2022 was $1.2 million, consisting of $1.0 million of contractual interest, $0.1 million amortization of debt discount, less than $0.1 million amortization of warrant, and $0.1 million term loan accretion. Interest expense for the nine months ended September 30, 2022 was $2.6 million, consisting of $2.3 million of contractual interest, $0.1 million amortization of debt discount, $0.1 million amortization of warrant, and $0.1 million term loan accretion.

Fortress Term Loan

On August 1, 2023, the Company entered into the Fortress Term Loan pursuant to the Fortress Credit Agreement with Fortress that provided gross proceeds of $60 million. The Fortress Term Loan has a maturity date of June 30, 2027 and accrues interest per annum at a rate of 6.44% plus the greater of (i) the Wall Street Journal Prime Rate and (ii) 3.0%, which interest is payable in arrears on a monthly basis. An exit payment equal to 3.0% of the Fortress Term Loan (the “Exit Fee”) is due upon prepayment or the maturity date of the Fortress Term Loan, in addition to any early prepayment fee. The Exit Fee is treated as additional interest expense and is accreted over the life of the loan using the effective interest method. Proceeds of the Fortress Term Loan were used, in part, to repay all amounts outstanding under the 2021 Term Loan. In connection with the issuance of the Fortress Term Loan, the Company paid issuance costs of $2.5 million, which were recorded as a debt discount and will be amortized over the remaining life of the loan.

The Fortress Credit Agreement contains certain financial reporting and other covenants, including the maintenance of a minimum liquidity amount of $12.5 million and maintenance of minimum product revenues over trailing twelve-month periods. Upon the occurrence of an event of default, the Lenders may declare all outstanding obligations immediately due and payable as well as increase the interest rate 3.0% above the rate that is otherwise applicable. The Company has determined that there is substantial doubt about the Company’s ability to continue as a going concern (see Note 1, Organization and Description of Business) and there is a risk that it may not meet its covenants under the Fortress Term Loan in the future. Therefore, the amounts due as of September 30, 2023 have been classified as a current liability in the condensed consolidated financial statements. The Company is in compliance with all covenants as of September 30, 2023.

Interest expense from August 1, 2023 through September 30, 2023 related to the Fortress Term Loan was $1.7 million, consisting of $1.5 million of contractual interest, $0.1 million amortization of the debt discount, and term loan accretion of $0.1 million. The average interest rate during the three months ended September 30, 2023 was 14.94%.

Scheduled future maturities of the Fortress Term Loan for years subsequent to September 30, 2023 are as follows (in thousands):

December 31, 2023	$—
December 31, 2024	—
December 31, 2025	—
December 31, 2026	12,500
December 31, 2027	47,500

$60,000

Convertible Notes

2021 Convertible Notes

In December 2021, the Company entered into a convertible note purchase agreement with investors for gross proceeds of $2.0 million with a stated interest rate of 5.0% per annum (the “2021 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to their terms of the agreement. No issuance costs were incurred.

The 2021 Convertible Notes provide that, effective upon either a Special Purpose Acquisition Company (i.e. “deSPAC”) transaction, closing of a qualified financing, or closing of a non-qualified financing, all of the outstanding principal and interest would automatically convert into common shares or shares of the same class or series of capital stock issued in the qualified financing in an amount equal to the balance of the 2021 Convertible Notes on the date of conversion divided by the capped conversion price which is calculated by dividing $600.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2021 Convertible Notes.

Interest expense for the three and nine months ended September 30, 2023 related to the 2021 Convertible Notes was less than $0.1 million and $0.1 million, respectively, consisting entirely of contractual interest. Interest expense for the three and nine months ended September 30, 2022 was less than $0.1 million and $0.1 million, respectively, consisting entirely of contractual interest. Interest expense related to the 2021 Convertible Notes is recorded within Interest expense, net on the condensed consolidated statement of operations and comprehensive loss. On August 1, 2023, in connection with the closing of the Business Combination, the outstanding 2021 Convertible Notes were converted into an aggregate 133,617 shares of Allurion Common Stock with a corresponding recognition of APIC of $2.2 million, and are no longer outstanding.

2022 Convertible Notes

In January 2022, the Company entered into a convertible note purchase agreement with investors for gross proceeds of $1.1 million with a stated interest rate of 5.0% per annum (the “2022 Convertible Notes”). The 2022 Convertible Notes mature 36 months from the issuance date unless previously converted pursuant to the terms of the agreement. Issuance costs were de minimis. The 2022 Convertible Notes have the same terms as the 2021 Convertible Notes.

Interest expense for each of the three and nine months ended September 30, 2023 and September 30, 2022 related to the 2022 Convertible Notes was less than $0.1 million, consisting entirely of contractual interest. Interest expense related to the 2022 Convertible Notes is recorded within Interest expense, net on the condensed consolidated statement of operations and comprehensive loss. On August 1, 2023, in connection with the closing of the Business Combination, the outstanding 2022 Convertible Notes were converted into an aggregate 83,216 shares of Allurion Common Stock with a corresponding recognition of APIC of $1.2 million, and are no longer outstanding.

2023 Convertible Notes

Between February and August 2023, the Company entered into a convertible note purchase agreement, and related side letters, for the sale of the 2023 Convertible Notes to certain investors for gross proceeds of $28.7 million, with a stated interest rate of 7.0% per annum. The 2023 Convertible Notes mature on December 31, 2026 unless previously converted pursuant to the terms of their agreement. The 2023 Convertible Notes provide that, effective upon a deSPAC transaction, all of the outstanding principal and interest would automatically convert into a number of shares of common stock equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the discounted capped conversion price, which is calculated by dividing $217.3 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes. Additionally the 2023 Convertible Notes provide that, effective upon the closing of a qualified financing, holders of the 2023 Convertible Notes could optionally accelerate repayment of the principal and interest of the 2023 Convertible Notes or convert all of the outstanding principal and interest into common shares or shares of the same class or series of capital stock issued in the qualified financing equal to the balance of the 2023 Convertible Notes on the date of conversion divided by the greater of the capped price or the discounted price. The capped price is calculated by dividing $260.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2023 Convertible Notes, and the discounted price is calculated as 85% of the cash price of the same class or series of capital stock issued in the qualified financing. The 2023 Convertible Notes are accounted for under the FVO election of ASC 825 as the notes contain embedded derivatives including the automatic conversion upon a deSPAC transaction prior to the deSPAC deadline, voluntary conversion upon a qualified financing, automatic repayment upon a sale event, and conversion rate adjustment, that would require bifurcation and separate accounting. These convertible notes are initially measured at their issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date.

Interest expense for the three and nine months ended September 30, 2023 related to the 2023 Convertible Notes was $0.1 million and $0.5 million, respectively, consisting entirely of contractual interest. Interest expense related to the 2023 Convertible Notes is recorded within Interest expense, net on the condensed consolidated statement of operations and comprehensive loss.

On May 2, 2023 the Company entered into termination agreements (the “Termination Agreements”) with respect to side letters entered into with certain holders of Legacy Allurion convertible bridge notes. With respect to the Termination Agreement with one of the side letter holders (the “Side Letter Holder”), the Company had the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the 2023 Convertible Note (the “Side Letter Holder Bridge Note”), including by way of (a) a $2 million payment in cash by the Company to the Side Letter Holder on May 2, 2023, $1.5 million of which is deemed a prepayment penalty and recorded as other expense on the income statement, with the remaining $0.5 million recorded as a reduction of the principal amount, (b) immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement, an additional payment of at least $6 million, up to the then-outstanding principal amount, plus accrued interest, under the Side Letter Holder Bridge Note by way of (i) payment in cash by the Company and/or (ii) the sale and transfer of all or any portion of the Side Letter Holder Bridge Note, equivalent in value to the portion of the additional payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by the Company. The Termination Agreements were accounted for as a modification of debt and the modified convertible notes continued to be accounted for under the FVO with any change in fair value recognized in other expense on the income statement.

In addition, under the Termination Agreement executed with the Side Letter Holder, the Company agreed to issue to the Side Letter Holder a number of shares of Allurion Common Stock (“PubCo Additional Shares”) equal to (a) the outstanding principal and accrued interest under the Side Letter Holder Bridge Note immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (after giving effect to the payment of the repayments) divided by $5.00, plus (b) 300,000 shares of Allurion Common Stock. The PubCo Additional Shares were accounted for as a freestanding financing liability. The liability for the PubCo Additional Shares is initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the PubCo Additional Shares are issued. A $3.4 million liability was recorded at issuance for the PubCo Additional Shares as Other liabilities on the balance sheet at September 30, 2023 and the related expense recorded through Other (expense) income on the condensed consolidated statement of operations and comprehensive loss for the nine months ended September 30, 2023. On August 1, 2023, upon closing of the Business Combination, the Side Letter Holder was issued 387,696 PubCo Additional Shares with a corresponding recognition of APIC of $2.7 million, and the liability is no longer outstanding.

Further on May 2, 2023, RTW and Fortress (the “Backstop Purchasers”) entered into the Backstop Agreement with the Company, Legacy Allurion and the Side Letter Holder. Pursuant to the Backstop Agreement, each Backstop Purchaser agreed that to the extent any Side Letter Holder Bridge Notes remain outstanding prior to the consummation of the Business Combination, such Backstop Purchaser will, at the closing of the Business Combination, purchase up to $2.0 million of the Side Letter Holder Bridge Notes from the Side Letter Holder in exchange for shares of Allurion Common Stock (the “Base PubCo Shares”, “Backstop Shares” and “Conditional Additional PubCo Shares”). The Base PubCo Shares and Backstop Shares were accounted for as a freestanding financing liability. The Base PubCo Shares and Backstop Shares liability is initially measured at its issue-date estimated fair value and subsequently remeasured at fair value at each reporting period with changes in fair value reflected in earnings until the Base PubCo Shares and Backstop Shares are issued. A $3.3 million liability was recorded at issuance for the Base PubCo Shares and Backstop Shares liability as Other liabilities on the balance sheet at September 30, 2023. On August 1, 2023, upon closing of the Business Combination, per the terms of the Fortress Term Loan, the Amended and Restated RTW Side Letter and Backstop Agreement, the Backstop Purchasers were each issued 950,000 shares of Allurion Common Stock with a corresponding recognition of APIC of $13.4 million, and the liability is no longer outstanding.

On August 1, 2023, immediately prior to the closing of the Business Combination, the Company repaid $6.3 million of the Side Letter Holder Bridge Note, leaving a principal balance of $6.3 million. Each Backstop Purchaser then (a) purchased $2.0 million principal amount of the outstanding portion of the Side Letter Holder Bridge Note, (b) Allurion canceled the existing Side Letter Holder Bridge Note and issued a new convertible note to the Side Letter Holder for the remaining balance together with all unpaid interest accrued since the date of issuance of $2.7 million, (c) Allurion issued convertible notes to each Backstop Purchaser with an issuance date of the Closing Date (August 1, 2023) and an original principal amount of $2.0 million each and (d) Allurion issued 700,000 shares of Allurion Common Stock to each Backstop Purchaser. Additionally, the outstanding 2023 Convertible Notes were converted into an aggregate 3,084,389 shares of Allurion Common Stock with a corresponding recognition of APIC of $22.2 million, and are no longer outstanding.

9.	Revenue Interest Financing, Side Letter, and PIPE Conversion Option

On February 9, 2023, Legacy Allurion entered into the Revenue Interest Financing Agreement. Pursuant to the Revenue Interest Financing, at the closing of the Business Combination, RTW paid Allurion an aggregate of $40.0 million Investment Amount. In exchange for the Investment Amount, Allurion will remit revenue interest payments on all current and future products, digital solutions and services developed, imported, manufactured, marketed, offered for sale, promoted, sold, tested or otherwise distributed by Allurion and its subsidiaries at a rate up to 6.0% of annual net sales prior to December 31, 2026. On or after January 1, 2027, the Company will remit revenue interest payments at a rate up to 10.0% of annual net sales, and it will continue to make revenue interest payments to RTW until December 31, 2030.

If RTW has not received aggregate revenue interest payments equal to at least 100% of the Investment Amount by December 31, 2027, the Company must make a cash payment in an amount sufficient to catch RTW up to 100% of the Investment Amount. If RTW has not received revenue interest payments equal to at least 240% of the Investment Amount by December 31, 2030, the Company must make a cash payment in an amount sufficient to catch RTW up to 240% of the Investment Amount. In any event, RTW shall not receive aggregated revenue interest payments in excess of 260% of the Investment Amount (the “Hard Cap”). In addition, prior to December 31, 2025, the Company may prepay a pre-specified payment amount (the “Prepayment Amount”) and terminate the Revenue Interest Financing Agreement. The Prepayment Amount shall be an amount equal to 165% of the Investment Amount less the sum of all revenue interest payments made to RTW prior to such date of prepayment.

The Revenue Interest Financing is accounted for under the FVO election of ASC 825 as the Revenue Interest Financing contains embedded derivatives, including the requirements to settle the Revenue Interest Financing prior to maturity upon the occurrence of certain contingent events and our ability to prepay the Revenue Interest Financing, that would require bifurcation and separate accounting. The Revenue Interest Financing is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. In connection with the issuance of the Investment Amount, we paid $1.2 million in issuance costs, which were directly expensed through general and administrative expense due to the FVO election.

Concurrently and in connection with the Revenue Interest Financing and PIPE Subscription Agreement (as discussed in Note 3, Organization and Description of Business), on February 9, 2023, Legacy Allurion entered into the RTW Side Letter with RTW, subsequently amended on May 2, 2023. The Amended and Restated RTW Side Letter amended and restated the existing RTW Side Letter in its entirety, in order to reflect that any conditional additional shares issuable to RTW would be calculated net of any Backstop Shares issuable to RTW under the Backstop Agreement. Refer to Note 8, Debt for discussion around the additional shares issued to RTW in connection with the Amended and Restated RTW Side Letter and Backstop Agreement.

In connection with the Company entering into the Revenue Interest Financing, if, at any time beginning 12 months and ending 24 months following the closing of the Mergers, the volume weighted average price (“VWAP”) per share of Allurion Common Stock is less than $7.04 for the average of 20 trading days within any 30 trading day period (“Stock Price Drop”); and the absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $10.00 per share of Allurion Common Stock is greater than the absolute value of the percentage decrease in the VWAP of a comparable publicly traded peer index as defined in the Amended and Restated RTW Side Letter over the same time period, then RTW may elect to convert up to $7.5 million of its initial PIPE subscription into additional revenue interest financing to be added to the Investment Amount by forfeiting a number of shares of Allurion Common Stock acquired in the PIPE subscription. Such additions to the Investment Amount would result in proportional increases to the minimum aggregate revenue interest payments described above. The PIPE Conversion Option is accounted for as a derivative under ASC 815. The PIPE Conversion Option was initially measured at its issue-date estimated fair value of $3.3 million within Other liabilities on the condensed consolidated balance sheets with corresponding recognition of expense at inception as there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or a dividend. The PIPE Conversion Option liability is subsequently remeasured at its estimated fair value on a recurring basis at each reporting period date, with a gain or loss recognized within Other (expense) income.

The components of the Company’s Revenue Interest Financing consisted of the following (in thousands):

September 30, 2023
Revenue Interest Financing liability	$40,000

Total principal amounts of debt	40,000

Less: Change in fair value of debt	(3,400)

Long-term Revenue Interest Financing liability	$36,600

10.	Fair Value Measurements

The following tables present the fair value hierarchy for the Company’s assets and liabilities that are measured at fair value at issuance date and on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

Fair Value Measurement as of September 30, 2023
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$70,843	$70,843	$—	$—

Total assets	$70,843	$70,843	$—	$—

Liabilities:
Legacy Allurion Common Stock Warrant Liabilities	$922	$—	$—	$922
Public Warrants	12,018	12,018	—	—
Revenue Interest Financing	36,600	—	—	36,600
PIPE Conversion Option	5,440	—	—	5,440
Earn-out Liability	28,710	—	—	28,710
Success Fee Derivative Liability	12	—	—	12

Total Liabilities	$83,702	$12,018	$—	$71,684

Fair Value Measurement as of December 31, 2022
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$4,925	$4,925	$—	$—

Total assets	$4,925	$4,925	$—	$—

Liabilities:
Series C Common Stock Warrant Liability	$340	$—	$—	$340
Series B Preferred Stock Warrant Liability	303	—	—	303
Series A-1 Preferred Stock Warrant Liability	82	—	—	82
Other Common Stock Warrant Liabilities	255	—	—	255
Series C Preferred Stock Warrant Liability	684	—	—	684
Derivative Liability— Success Fee	180	—	—	180
Series D-1 Preferred Stock Warrant Liability	707	—	—	707

Total Liabilities	$2,551	$—	$—	$2,551

Public Warrants

As a result of the Business Combination on August 1, 2023, the Company recorded a liability for Public Warrants to purchase the Company’s Common Stock. The Public Warrants are traded on the NYSE and are recorded at fair value using the closing price as September 30, 2023 of $0.91, which is a Level 1 input.

Legacy Allurion Warrants

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (Level 3) inputs. See table below for the assumptions used in the pricing model of the Legacy Allurion common stock warrants:

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Legacy Allurion Series C Preferred Stock warrants (as converted to Common)	September 30, 2023	4.61%	$6.73	$4.30	90%	7.50
Other Common Stock	September 30, 2023	4.71%	1.05	4.30	90%	3.94
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Common)	September 30, 2023	4.60 - 4.61%	12.14	4.30	90%	7.50 - 8.96
Legacy Allurion Series A-1 Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	4.42%	1.90	$6.75	69%	0.25
Legacy Allurion Series B Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	4.41%	2.38	6.91	65%	2.00
Legacy Allurion Series C Common Stock warrants (as converted to Rollover Warrants)	December 31, 2022	4.11%	0.01	4.54	63%	4.00
Legacy Allurion Series C Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	3.92%	6.58	7.24	63%	8.20
Other Common Stock Warrants	December 31, 2022	3.99%	1.02 - 1.10	4.54	63%	4.6 - 4.7
Legacy Allurion Series D-1 Preferred Stock warrants (as converted to Rollover warrants)	December 31, 2022	3.88 - 3.92%	11.87	11.31	63%	8.2 - 9.7

Expected dividend yield for all calculations is 0.00%.

The following table reconciles the changes in fair value for the three and nine months ended September 30, 2023 and 2022 of the warrant liabilities valued using Level 3 inputs:

	Preferred Stock Warrants (as converted to Common)	Common Stock Warrants	Total
Balance – June 30, 2022	$656	$198	$854
Fair value upon issuance	687	—	687
Change in fair value	(64)	(3)	(67)
Exercise of warrants	(3)	—	(3)

Balance – September 30, 2022	$1,276	$195	$1,471

Balance – June 30, 2023	$2,679	$1,351	$4,030
Change in fair value	(1,571)	(555)	(2,126)
Exercise of warrants	(53)	—	(53)
Derecognition of liability to equity	(340)	(589)	(929)

Balance – September 30, 2023	$715	$207	$922

Balance – January 1, 2022	$510	$231	$741
Fair value upon issuance	834	—	834
Change in fair value	(65)	(36)	(101)
Exercise of warrants	(3)	—	(3)

Balance – September 30, 2022	$1,276	$195	$1,471

Balance – January 1, 2023	$1,777	$596	$2,373
Change in fair value	(647)	200	(447)
Exercise of warrants	(75)	—	(75)
Derecognition of liability to equity	(340)	(589)	(929)

Balance – September 30, 2023	$715	$207	$922

2019 Term Loan Success Fee Derivative Liability

The derivative liability for the success fee associated with Legacy Allurion’s November 2019 loan and security agreement with Western Alliance Bank (the “2019 Term Loan” and such fee, the “Success Fee”) was recorded at fair value as of September 30, 2023 using the following assumptions: weighted-average probability for the likelihood of a change in control or liquidity event within four years from the initial valuation date of the derivative liability and a market-based discount rate that will increase or decrease each period based on changes in the probability in the future cash flows.

2023 Convertible Notes

The 2023 Convertible Notes were accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently re-measured at estimated fair value on a recurring basis at each reporting period date. The fair value was measured as of August 1, 2023, just prior to the conversion of the notes, using the share price at conversion ($7.04 per share). Upon the conversion of the notes, the convertible note liability was derecognized.

PubCo Additional Shares Liability

The PubCo Additional Shares liability was initially recorded at fair value as of May 2, 2023 and revalued as of August 1, 2023, just prior to the close of the Business Combination, using the number of shares issued at the close of the Business Combination of 387,696 and estimated price of shares at settlement of $7.04. Upon the issuance of shares, the PubCo Additional Shares liability was derecognized.

Base PubCo Shares and Backstop Shares Liability

The Base PubCo Shares and Backstop Shares liability was initially recorded at fair value as of May 2, 2023 and revalued as of August 1, 2023, just prior to the close of the Business Combination, using the number of shares for each Backstop Purchaser at the close of the Business Combination of 950,000 and estimated price of shares at settlement of $7.04. Upon the issuance of shares, the Base PubCo Shares and Backstop Shares liability was derecognized.

Revenue Interest Financing and PIPE Conversion Option

The Revenue Interest Financing was accounted for using the FVO election. Under the FVO election, the financial instrument is initially measured at its issue-date estimated fair value and subsequently remeasured at estimated fair value on a recurring basis at each reporting period date. The fair value of the Revenue Interest Financing was remeasured as of September 30, 2023 using a discounted cash flow (“DCF”) method under the income approach utilizing future revenue projections and a discount rate of 25.6%.

The fair value of the PIPE Conversion Option was accounted for as a derivative under ASC 815. The instrument is measured using a Monte Carlo Simulation Method using the number of shares convertible of 1,065,341 and the following assumptions:

September 30, 2023
Stock Price	4.30
Risk-free interest rate	5.1%
Expected term (in years)	1.8
Expected volatility	90.0%

Earn-Out Liability

Upon the closing of the Business Combination, the Earn-Out Shares were accounted for as a liability because the triggering events that determine the number of shares to be earned included events that were not indexed to Allurion Common Stock, with the change in fair value recognized in Change in the estimated fair value of earn-out liabilities in the consolidated statement of operations. The estimated fair value of the earn-out shares was determined using a Monte Carlo Simulation Method using the following assumptions at the valuation date:

September 30, 2023
Stock Price	4.30
Risk-free interest rate	4.6%
Expected term (in years)	4.8
Expected volatility	84.0%

The changes in the fair values of the success fee derivative liability, 2023 Convertible Notes, PubCo Additional Shares liability, Base PubCo Shares and Backstop Shares liability, Revenue Interest Financing, PIPE Conversion Option and Earn-out liability categorized with Level 3 inputs for the three and nine months ended September 30, 2023 and 2022 were as follows:

	Success Fee Derivative Liability	2023 Convertible Notes	PubCo Share Liability	Base PubCo & Backstop Share Liability	Revenue Interest Financing	PIPE Conversion Derivative	Earn-Out Liability	Total
Balance – June 30, 2022	$159	$—	$—	$—	$—	$—	$—	$159
Change in fair value	14	—	—	—	—	—	—	14

Balance – September 30, 2022	$173	$—	$—	$—	$—	$—	$—	$173

Balance – June 30, 2023	$213	$16,793	$3,327	$3,305	$—	$—	$—	$23,638

Fair value upon issuance	—	9,150	—	—	40,000	3,340	53,040	105,530

Change in fair value	(201)	6,008	(599)	10,065	(3,400)	2,100	(24,330)	(10,357)

Repayments of debt	—	(10,250)	—	—	—	—	—	(10,250)

Derecognition of liability to equity	—	(21,701)	(2,728)	(13,370)	—	—	—	(37,799)

Balance – September 30, 2023	$12	$—	$—	$—	$36,600	$5,440	$28,710	70,762

	Success Fee Derivative Liability	2023 Convertible Notes	PubCo Share Liability	Base PubCo & Backstop Share Liability	Revenue Interest Financing	PIPE Conversion Derivative	Earn-Out Liability	Total
Balance – January 1, 2022	$159	$—	$—	$—	$—	$—	$—	$159
Change in fair value	14	—	—	—	—	—	—	14

Balance – September 30, 2022	$173	$—	$—	$—	$—	$—	$—	$173

Balance – January 1, 2023	$178	$—	$—	$—	$—	$—	$—	$178

Fair value upon issuance	—	$28,700	3,370	3,264	40,000	3,340	53,040	131,714

Change in fair value	(166)	3,751	(642)	10,106	(3,400)	2,100	(24,330)	(12,581)

Repayments of debt	—	(10,750)	—	—	—	—	—	(10,750)

Derecognition of liability to equity	—	(21,701)	(2,728)	(13,370)	—	—	—	(37,799)

Balance – September 30, 2023	$12	$—	$—	$—	$36,600	$5,440	$28,710	$70,762

The change in fair value of the success fee derivative liabilities, 2023 Convertible Notes, PubCo Additional Shares liability, Base PubCo Shares and Backstop Shares liability, Revenue Interest Financing, PIPE Conversion Option, and Earn-Out liability at each period is recorded as a component of Other (expense) income in the condensed consolidated statements of operations and comprehensive loss.

11.	Income Taxes

The Company recorded income tax expense for the three and nine months ended September 30, 2023 of less than $0.1 million and $0.1 million respectively, representing effective tax rates of (0.2%) and (0.1%), respectively. Income tax expense for both the three and nine months ended September 30, 2022 was $0.1 million, representing effective tax rates of (0.7%) and (0.4%), respectively. The tax expense recorded relates to the earnings of the Company’s profitable foreign subsidiaries.

As of September 30, 2023 and 2022, the Company maintained a full valuation allowance against its net deferred tax assets as the Company has incurred significant operating losses since inception and has concluded that its net deferred tax asset is not more-likely-than-not realizable.

As of September 30, 2023 and 2022, the Company has not recorded tax reserves for any uncertain tax provisions.

12.	Capital Stock and Stockholders’ Deficit

The Allurion certificate of incorporation authorizes the issuance of up to 100,000,000 shares of Allurion preferred stock. As of September 30, 2023 no shares of Allurion preferred stock were outstanding.

Legacy Allurion Preferred Equity

In connection with the Business Combination, the Legacy Allurion preferred stock was retroactively adjusted and converted into Allurion Common Stock as a result of the reverse recapitalization. As of September 30, 2023 there is no Legacy Allurion preferred stock authorized, issued, or outstanding. The following table summarizes details of Legacy Allurion Preferred Stock authorized, issued, and outstanding immediately prior to the Business Combination (in thousands, except share amounts):

	Preferred Stock Authorized	Preferred Stock Issued and Outstanding	Carrying Value
Series A Preferred Stock	2,276,786	2,276,786	$1,542
Series A-1 Preferred Stock	1,513,028	1,486,048	2,842
Series B Preferred Stock	2,298,929	2,245,515	5,253
Series C Preferred Stock	8,113,616	7,927,446	39,122
Series D-1 Preferred Stock	1,684,565	842,283	9,614
Series D-2 Preferred Stock	3,644,616	3,644,616	24,054
Series D-3 Preferred Stock	1,498,348	1,498,348	14,789

Total	21,029,888	19,921,042	$97,216

Voting Rights

The Legacy Allurion preferred stockholders voted as a single class together with holders of all other classes and series of stock of Legacy Allurion on all actions to be taken by the stockholders of the Company. The Legacy Allurion preferred stockholders were entitled to the number of votes equal to the number of shares of Legacy Allurion common stock into which the shares held by each holder were then convertible. The Legacy Allurion Series C Preferred Stockholders were entitled to elect two members of the Board of Directors, and the Legacy Allurion common stockholders were entitled to elect four members of the Board of Directors.

Dividend Rights

All Legacy Allurion preferred stock participated in dividends with Legacy Allurion common stock on an as-converted basis when declared by the Board of Directors. The Legacy Allurion preferred stockholders were entitled to receive dividends, when and if declared, on a pro rata pari passu basis according to the number of shares of Legacy Allurion common stock held by such holder. The Legacy Allurion Series D preferred stockholders were also entitled to a cumulative dividend that accrues at the rate of 6% per annum. The dividend accrued on a daily basis from and including the issuance date of such shares, whether or not declared. Through the date of the Business Combination, no dividends had been declared.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of Legacy Allurion, before any payment were to be made to the holders of common stock, the holders of shares of Legacy Allurion preferred stock then outstanding were entitled to be paid out of the funds and assets available for distribution to Legacy Allurion’s stockholders, on a pari passu basis, an amount per share equal to (i) the Legacy Allurion Series A, Series A-1, Series B and Series C preferred stock, a per share liquidation preference equal to $1.092, $2.850, $3.563 and $4.935, respectively, plus any accruing dividends accrued but unpaid, whether or not declared and (ii) the Legacy Allurion Series D-1, Series D-2, and Series D-3 preferred stock, a per share liquidation preference equal to $17.809, $9.338, and $15.137, respectively, plus any accruing dividends accrued but unpaid, whether or not declared provided, that, if Legacy Allurion achieved a revenue milestone of $65.0 million in a trailing twelve month period (the “Milestone”), then in lieu of the foregoing, the holders of the Legacy Allurion Series D-1, Series D-2, and Series D-3 Preferred Stock were entitled to receive an amount per share equal to $11.8725, $6.2256 and $10.0916, respectively, plus any accruing dividends accrued but unpaid, whether or not declared (collectively, the “Preferred Stock Preference”). After payment of the Preferred Stock Preference, the funds and assets available for distribution to Legacy Allurion’s stockholders, if any, would be initially distributed on a pro rata basis to the holders of common stock in Legacy Allurion in proportion to the number of shares of common stock held at an amount per share equal to 150% of the Original Issue Price of the Legacy Allurion Series A Preferred Stock ($1.092), plus any dividends declared but unpaid thereon (the “First Catchup Amount”). Any remaining funds and assets available for distribution to Legacy Allurion stockholders, if any, after the First Catchup Amount will then be distributed on a pro rata basis to the holders of common stock and preferred stock in proportion to the number of shares of common stock or preferred stock held.

Conversion Rights

Each share of Legacy Allurion preferred stock was convertible at any time, at the option of the holder, into one share of Legacy Allurion common stock, based upon a per share conversion factor of each series’ applicable original issuance prices, adjustable for certain dilutive events. Conversion was mandatory upon the closing of an IPO or deSPAC transaction, or upon the election of the holders of a majority of the then-outstanding Legacy Allurion preferred stock.

Redemption

The holders of Legacy Allurion Series A, Series A-1, Series B, Series D-1, Series D-2, and Series D-3 preferred stock were not entitled to any redemption rights, other than those under their liquidation rights discussed above. Upon the election of the holders of a majority of shares of the Legacy Allurion Series C preferred stock, up to 50% of the outstanding shares of Legacy Allurion Series C preferred stock were redeemable at a price equal to 1.5 times the original issuance price, plus all declared, but unpaid dividends thereon, on a pro rata basis in an equal semiannual portion, after January 17, 2022. The Legacy Allurion Series C contingent redemption upon a deemed liquidation event resulted in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet.

Common Equity

The Allurion certificate of incorporation authorizes the issuance of up to 1,000,000,000 shares of Allurion Common Stock. As of September 30, 2023 and December 31, 2022, 47,460,941 and 27,079,856 shares of Common Stock were outstanding, respectively, after retrospectively adjusting for the effect of the reverse recapitalization.

The number of shares of Common Stock that have been reserved for issuance upon the potential conversion or exercise, as applicable, of the Company’s securities as of September 30, 2023, is as follows:

Outstanding options to purchase common stock	4,270,229
Restricted Stock Units	429,321
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	138,857
Warrants to purchase common stock	266,131
Public warrants to purchase common stock	18,759,838
Earn-Out Shares	9,000,000

Total	32,864,376

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Legacy Allurion preferred stock and Legacy Allurion common stock were converted into Rollover Warrants to purchase Allurion Common Stock using the Exchange Ratio. As of September 30, 2023, there were 404,988 such Rollover Warrants outstanding to purchase Common Stock. Upon the closing of the Business Combination, certain Legacy Allurion preferred stock and Legacy Allurion common stock warrants that were converted into Rollover Warrants were determined to be equity classified.

September 30, 2023
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
12/1/2014	1.2	Common stock	Equity	45,602	$2.43
3/30/2021	7.5	Common stock	Liability	130,053	6.73
6/4/2022	8.7	Common stock	Liability	45,238	12.14
9/15/2022	9.0	Common stock	Liability	45,238	12.14
1/17/2017	3.3	Common stock	Equity	73,349	0.02
8/3/2017	3.8	Common stock	Equity	9,779	1.13
9/8/2017	3.9	Common stock	Liability	28,764	1.05
6/19/2018	4.7	Common stock	Liability	17,977	1.05
6/25/2019	5.7	Common stock	Liability	8,988	1.05

				404,988

December 31, 2022
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
9/16/2013	0.7	Series A-1 Preferred Stock	Liability	16,930	$1.90
12/1/2014	1.9	Series B Preferred Stock	Liability	62,136	2.38
3/30/2021	8.2	Series C Preferred Stock	Liability	132,979	6.58
6/4/2022	9.4	Series D-1 Preferred Stock	Liability	44,220	11.87
9/15/2022	9.7	Series D-1 Preferred Stock	Liability	44,220	11.87
1/17/2017	4.0	Common stock	Liability	75,000	0.01
8/3/2017	4.6	Common stock	Liability	10,000	1.10
9/8/2017	4.7	Common stock	Liability	29,412	1.02
6/19/2018	5.5	Common stock	Liability	18,382	1.02
6/25/2019	6.5	Common stock	Liability	9,191	1.02

				442,470

In Compute Health’s initial public offering, it sold units at a price of $10.00 per unit, which consisted of one share of Class A Common Stock, $0.0001 par value, of Compute Health (“Class A Common Stock”) and one-half of a redeemable warrant (each a “Public Warrant”) that entitled the holders the right to purchase one share of Class A Common Stock of CPUH at a price of $11.50 per share. On July 26, 2023, Compute Health’s Public Warrant holders approved an amendment (the “Warrant Amendment”) to the warrant agreement that governed all Compute Health’s Public Warrants. Per the terms of the Warrant Amendment, upon completion of the Business Combination, each of the outstanding Compute Health Public Warrants became exercisable for 1.420455 shares of the Company’s Common Stock, par value $0.0001 per share, at an exercise price of $8.10 per share and each Compute Health Public Warrant was exchanged for 0.6125 Allurion Public Warrants in the Business Combination. The Public Warrants will expire August 1, 2030, seven years after the completion of the Business Combination, or earlier upon redemption or liquidation.

The Company may redeem the outstanding Public Warrants for cash at a price of $0.01 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price of the closing price of the Company’s Common Stock equals or exceeds $12.67 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given.

The Company may redeem the outstanding Public Warrants for shares of our Common Stock at a price of $0.10 per Public Warrant at any time commencing 90 days after the completion of the Business Combination, and provided that the last sales price of the closing price of the Company’s Common Stock equals or exceeds $7.04 per share of any 20 trading days within a 30-day trading period ending on the third trading day prior to the date on which notice of redemption is given. Holders of the Public Warrants will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value (the “Redemption Fair Market Value”) of the shares of the Company’s Common Stock. The Redemption Fair Market Value is determined based on the volume weighted average price of the Company’s Common Stock for the ten trading days immediately following the date on which notice of redemption is sent to the holders. As of September 30, 2023, the Company has not redeemed any of the outstanding Public Warrants. As of September 30, 2023, there were 13,206,922 outstanding Public Warrants exercisable for 18,759,838 shares of Allurion Common Stock.

13.	Net Loss per Share

Basic and diluted net loss per share was calculated as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(21,630)	$(13,572)	$(61,427)	$(25,396)
Cumulative undeclared preferred dividends to participating securities (Legacy Series D convertible preferred stock)	(255)	(733)	(1,697)	(2,175)

Net loss attributable to common shareholders	$(21,885)	$(14,305)	$(63,124)	$(27,571)

Denominator:
Basic and diluted weighted-average common stock outstanding (1)	40,335,457	26,930,318	31,558,538	26,888,896

Net loss per share, basic and diluted (1)	$(0.54)	$(0.53)	$(2.00)	$(1.03)

(1)

The weighted-average common shares and thus net loss per share calculations and potentially dilutive security amounts for all periods prior to the Business Combination have been retrospectively adjusted to the equivalent number of shares outstanding immediately after the Business Combination to effect the reverse capitalization. See Note 3 for further information.

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of shares of Common Stock outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential shares of Common Stock, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	As of September 30,
	2023	2022
Outstanding options to purchase Common Stock	4,270,229	2,966,026
Restricted Stock Units	429,321	—
Warrants to purchase preferred stock (as converted to warrants to purchase Common Stock)	138,857	266,068
Warrants to purchase Common Stock	266,131	276,146
Shares of Common Stock issued upon the exercise of Public Warrants	18,759,838	—
Earn-Out Shares	9,000,000	—

Total	32,864,376	3,508,240

14.	Stock-Based Compensation

Stock Incentive Plans

The Company’s 2010 Stock Option Plan (the “2010 Plan”) provided for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. On December 11, 2020, the Company’s Board of Directors adopted the 2020 Stock Option Plan (the “2020 Plan”), which provides for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s Common Stock. Each stock option from the 2010 Plan and the 2020 Plan that was outstanding immediately prior to the Business Combination, whether vested or unvested, was cancelled and exchanged for a stock option to purchase Allurion Common Stock based on the Exchange Ratio. The per share exercise price for each stock option was divided by the Exchange Ratio.

In connection with the closing of the Business Combination, the Company adopted the 2023 Stock Option and Incentive Plan (the “2023 Plan”), which provides for the award of stock options (both incentive and non-qualified), stock appreciation rights, restricted stock units, restricted stock awards, cash-based awards, and dividend equivalent rights. A total of 7,822,700 shares of Allurion Common Stock are initially reserved for issuance under the 2023 Plan. The 2023 Plan provides that the number of shares reserved for issuance under the 2023 Plan will automatically increase each January 1, beginning January 1, 2024 and ending January 1, 2033 by 5% of the number of fully diluted outstanding shares of Allurion Common Stock as of the immediately preceding December 31 or such lesser amount as determined by the Board and the compensation committee.

As of September 30, 2023, 4,778,782 options and RSUs were issued and outstanding under the 2010 Plan, 2020 Plan, and 2023 Plan. As of December 31, 2022, 5,717,064 options and RSUs were issued and outstanding under the 2010 Plan and 2020 Plan. The stock options generally vest over a four-year period and expire 10 years from the date of grant.

Stock-based compensation expense included in the consolidated statement of operations and comprehensive loss was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of revenue	$16	$—	$31	$—
Selling, general and administrative	5,477	77	6,235	207
Research and development	46	16	83	48

Total stock-based compensation expense	$5,539	$93	$6,349	$255

Stock Options

The following table summarizes the option activity under the 2010 Plan, 2020 Plan, and the 2023 Plan during the nine months ended September 30, 2023:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per option)	(in years)	(in thousands)
Outstanding—January 1, 2023, as converted	4,301,960	$2.35	7.7	$9,437
Granted	257,683	5.41
Cancellations and forfeitures	(110,391)	1.11
Exercised	(179,023)	2.24

Outstanding—September 30, 2023	4,270,229	2.57	4.3	7,958

Exercisable at September 30, 2023	2,774,223	$2.02	4.8	$6,482

Total stock compensation expense related to stock option awards during the nine months ended September 30, 2023 was $2.2 million. As of September 30, 2023, there was approximately $3.6 million of unrecognized compensation costs related to unvested stock options granted under the 2020 Plan, which is expected to be recognized over a weighted-average vesting term of 2.1 years. The weighted average grant-date fair value of the stock option awards granted during the nine months ended September 30, 2023 and 2022 was $3.98 and $1.27 per option, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the table below. Expected volatility for the Company’s Common Stock was determined based on an average of the historical volatility of a peer group of public companies that are similar to the Company. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is the remaining contractual term of the award. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

The assumptions used in the Black Scholes option-pricing model for the nine months ended September 30, 2023 and 2022 are as follows:

	Nine Months Ended September 30,
	2023	2022
Expected volatility	86%	62%
Risk-free interest rate	4.50%	2.38%
Expected dividend yield	0%	0%
Expected term (in years)	5.8	6.0

Restricted Stock Units

The Company has issued RSUs to a member of the Board of Directors with vesting subject to both a performance-based closing condition dependent on the successful Business Combination with Compute Health and time-based vesting conditions. See Note 1, Organization and Description of Business for information about the closing of the Business Combination with Compute Health. Upon the satisfaction of the closing condition, 62.5% of the RSUs awarded vested. Thereafter, the remaining 37.5% of the RSUs will vest monthly over a period of two years. All RSUs are subject to forfeiture if the grantee’s continuous service relationship as a member of the Board of Directors terminates prior to vesting. The following table summarizes the restricted stock unit activity under the 2020 Plan during the nine months ended September 30, 2023:

	Number of RSUs	Weighted Average Grant Date Fair Value
		(per share)
Outstanding—January 1, 2023	1,415,104	$4.51
Granted	—
Cancellations and forfeitures	(79,232)	4.51
Vested	(906,551)	4.51

Outstanding—September 30, 2023	429,321	$4.51

Total stock compensation expense related to RSU’s for the three and nine months ended September 30, 2023 was $4.2 million. As of September 30, 2023, there were $2.2 million of unrecognized compensation costs related to nonvested RSUs granted under the 2020 Plan, which is expected to be recognized over a remaining weighted-average vesting term of 1.8 years.

Employee Stock Purchase Plan

In connection with the closing of the Business Combination, the Company adopted the 2023 Employee Stock Purchase Plan (the “2023 ESPP”). Under the 2023 ESPP plan, substantially all employees may voluntarily enroll to purchase the Company’s Common Stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock as of the beginning or end of the offering period. An employee’s payroll deductions under the 2023 ESPP are limited to 15% of the employee’s compensation.

A total of 1,422,309 shares of the Company’s Common Stock are reserved and authorized for issuance under the 2023 ESPP. In addition, the number of shares of Common Stock available for issuance under the 2023 ESPP will automatically increase each January 1, beginning on January 1, 2024 and each January thereafter, by the lesser of (i) 1% of the fully diluted outstanding shares of our Common Stock as of the immediately preceding December 31, (ii) 1,600,000 shares of our Common Stock, or (iii) such less number of shares determined by the administrator of the 2023 ESPP. As of September 30, 2023, no shares have been issued under the 2023 ESPP.

15.	Employee Benefit Plan

The Company has a 401(k) retirement plan that covers eligible U.S. employees. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contributions. During the three and nine months ended September 30, 2023, the Company’s matching contributions to the plan were less than $0.1 million and $0.1 million, respectively. During the three and nine months ended September 30, 2022, the Company’s matching contributions to the plan were less than $0.1 million and $0.1 million, respectively.

16.	Commitments and Contingencies

Operating Leases

With respect to contracts involving the use of assets, if the Company has the right to direct the use of the asset and obtain substantially all economic benefits from the use of an asset, it accounts for the service contract as a lease.

In February 2023 and August 2023, the Company executed amendments to three of its leases in Natick, Massachusetts and its Hudson, Massachusetts lease, respectively. The amendments were accounted for as a modification of the existing lease agreements, with impacts to the lease term, lease payments, and related lease liability for each of the four leases. As a result of these amendments, the leases in Natick and Hudson will now expire between June 2024 and March 2028, and additional operating lease assets obtained in exchange for lease obligations were $0.9 million. As of September 30, 2023, the Company was a party to seven different leases for office, manufacturing, and laboratory space under non-cancelable office leases in three cities. These leases total approximately 51,000 square feet and will expire between June 2024 and March 2028. The Company has a right to extend certain of these leases for periods between three and five years. The Company also holds immaterial leases related to vehicles and office equipment. Under its leases, the Company pays base rent and a proportional share of operating expenses. Such operating expenses are subject to annual adjustment and are accounted for as variable payments in the period in which they are incurred.

The Company adopted ASC 842, Leases as of January 1, 2022. All of the Company’s leases are classified as operating leases at the adoption date and as of September 30, 2023. The components of Right of Use (“ROU”) assets and lease liabilities are included in the consolidated balance sheets. The short-term portion of the Company’s operating lease liability is recorded as part of accrued expenses and other current liabilities on the consolidated balance sheets.

Other pertinent lease information for the three and nine months ended September 30, 2023 and 2022 is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Operating lease costs	$285	$245	$834	$644
Short-term lease costs	5	5	17	9
Variable lease costs	52	58	211	153
Operating cash flows paid for amounts in the measurement of operating lease liabilities	284	261	815	708
Operating lease assets obtained in exchange for lease obligations	62	1,370	936	1,686

Future commitments under non-cancelable operating lease agreements as of September 30, 2023 are as follows (in thousands):

2023	$287
2024	1,158
2025	1,102
2026	729
2027	640
Thereafter	108

Total lease payments	$4,024
Less: present value adjustment	(637)

Total lease liabilities	3,387
Less: current lease liability	(873)

Long-term operating lease liabilities	$2,514

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable. As of September 30, 2023, the weighted average remaining lease term for operating leases is 3.7 years and the weighted average discount rate used to determine the operating lease liability is 9.9%.

Product Liability

The Company has not received any material product liability claims. While product defects and adverse patient reactions associated with the Allurion Balloon have occurred, and are expected to continue to occur, the Company does not have a history of product defects or adverse patient reactions that the Company’s management believes would give rise to a material product liability claim. Furthermore, the Company has obtained insurance related to potential product liability claims.

Litigation and Claims

In the normal course of operations, the Company may become involved in various claims and legal proceedings related to, for example, the validity or scope of its intellectual property rights, employee-related matters, or adverse patient reactions. Additionally, during the normal course of business, the Company may be a party to legal claims that may not be covered by insurance. As of September 30, 2023 and December 31, 2022, the Company has not recorded accruals for probable losses related to any existing or pending litigation or claims as the Company’s management has determined that there are no matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s consolidated financial statements.

17.	Geographic Information

Long-lived assets, consisting of property and equipment, net and ROU assets by geography were as follows (in thousands):

	September 30, 2023	December 31, 2022
United States	$5,450	$3,999
France	1,067	1,282
All other countries	—	—

Long-lived assets	$6,517	$5,281

Refer to Note 4, Revenue for information on revenue by geography.

18.	Related-party Transactions

Lease Agreement with Related Party

In August 2022, the Company entered into an operating lease agreement for additional office space in Paris, France with LNMP JPBC Invest. The Company’s Trade Marketing Director was the signor of this lease for LNMP JPBS Invest. Additionally, the Company’s Chief Commercial Officer is also a partner of LNMP JPBC Invest. The lease agreement includes lease payments of approximately $0.1 million per year. The lease commenced August 1, 2022 and ends on July 31, 2025. The Company concluded that the commercial terms of the lease agreement were competitive, at the current market rate and conducted at arm’s-length.

Consulting Agreements with KKG Enterprises, LLC and Remus Group Management, LLC

In the first quarter of 2023, Allurion entered into consulting agreements with KKG Enterprises, LLC (“KKG Enterprises”) and Remus Group Management, LLC (“Remus Group Management”) to assist Allurion in building out its AI platform, augment its AI advisory board, and provide advisory services related to the Business Combination. These agreements were tied to Allurion Board-related work by Krishna Gupta, who is a director of Allurion, CEO of Remus Group Management, principal at KKG Enterprises, and affiliated with Romulus Capital, a stockholder of Allurion. The agreements included payments of $0.2 million to KKG Enterprises and $0.3 million to Remus Group Management as board compensation to Krishna Gupta. These agreements were terminated on June 20, 2023.

Convertible Note with Hunter Ventures Limited

On February 15, 2023, Allurion sold $13 million of 2023 Convertible Notes to HVL and entered into a Side Letter with HVL, who is a limited partner of Romulus Growth Allurion L.P., which is a fund affiliated with Krishna Gupta (a director of Allurion; in addition, entities affiliated with him hold more than 5% of our outstanding Common Stock). Refer to Note 8, Debt for additional information regarding the 2023 Convertible Notes.

Consulting Agreement with Related Party

In September 2023, Allurion France, a French société par actions simplifiée and wholly-owned subsidiary of Allurion, entered into a new corporate officer agreement with the Company’s Chief Commercial Officer and Benoit Chardon Consulting, a French société à responsabilité limitée which is solely owned by Mr. Chardon (“BCC”), pursuant to which BCC will serve as Managing Director of Allurion France. The new corporate officer agreement provides that BCC shall receive base consulting fees of €28,333.33 per month and additional variable compensation subject to the incentive plan terms issued annually by Allurion and conditional on meeting Allurion France and personal performance attainment defined each year by Allurion.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Allurion Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Allurion Technologies, Inc. and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2022 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations, recurring negative operating cash flows and may be unable to remain in compliance with certain financial covenants required under its term loan, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 12, 2023 (November 29, 2023, as to the effects of the reverse recapitalization described in Note 1)

We have served as the Company’s auditor since 2016.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$7,685	$25,843
Accounts receivable, net of allowance of doubtful accounts of $741 and $354, respectively	29,346	6,832
Inventory	3,865	2,715
Prepaid expenses and other current assets	2,487	1,936

Total current assets	43,383	37,326
Property and equipment, net	2,382	1,714
Right-of-use asset	2,899	—
Other long-term assets	2,706	311

Total assets	$51,370	$39,351

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,809	$1,618
Current portion of term loan	53,360	24,140
Current portion of lease liabilities	905	—
Accrued expenses and other current liabilities	15,793	5,853

Total current liabilities	75,867	31,611
Convertible notes payable, net of discounts and current portion	3,103	2,003
Lease liabilities, net of current portion	2,163	—
Other liabilities	2,551	900

Total liabilities	83,684	34,514

Commitments and Contingencies (Note 14)
Legacy convertible preferred stock (Note 10)	—	—
Stockholders’ deficit:
Common stock, $0.0001 par value - 35,000,000 shares authorized as of December 31, 2022 and 2021; 27,079,856 and 26,807,365 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3	3
Additional paid-in capital	99,875	99,282
Accumulated deficit	(132,192)	(94,448)

Total stockholders’ deficit	(32,314)	4,837

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$51,370	$39,351

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(dollars in thousands, except per share amounts)

	Year Ended December 31,
	2022	2021
Revenue	$64,211	$38,242
Cost of revenue	13,485	9,052

Gross profit	50,726	29,190

Operating expenses:
Research and development	16,966	5,729
General and administrative	15,365	8,818
Sales and marketing	50,405	27,144

Total operating expenses:	82,736	41,691

Loss from operations	(32,010)	(12,501)

Other (expense) income:
Interest expense, net	(4,426)	(3,668)
Changes in fair value of derivative liability	(19)	(37)
Gain on Paycheck Protection Program loan forgiveness	—	2,032
Loss on term loan extinguishment	—	(425)
Gain on conversion of convertible notes	—	2,768
Other expense, net	(1,146)	(555)

Total other income (expense):	(5,591)	115

Loss before income taxes	(37,601)	(12,386)
Provision for income taxes	(143)	—

Net loss and comprehensive loss	(37,744)	(12,386)

Cumulative undeclared preferred dividends	(2,907)	(1,240)

Net loss attributable to common shareholders	$(40,651)	$(13,626)

Net loss per share
Basic and diluted	$(1.51)	$(0.59)

Weighted-average shares outstanding
Basic and diluted	26,918,484	23,135,975

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(dollars in thousands)

	Redeemable Convertible		Stockholders’ Deficit
	Preferred Stock		Convertible Preferred Stock		Common Sock		Additional	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of December 31, 2020	7,927,446	$39,122	5,991,865	$9,515	6,849,236	$51	$1,048	$(82,062)	$(71,448)
Retroactive application of Recapitalization (Note 1)	(7,927,446)	(39,122)	(5,991,865)	(9,515)	13,462,214	(48)	48,685	—	39,122

Adjusted balance, beginning of period	—	—	—	—	20,311,450	3	49,733	(82,062)	(32,326)
Exercise of stock options	—	—	—	—	448,744	—	492	—	492
Stock-based compensation expense	—	—	—	—	—	—	313	—	313
Issuance of Legacy Series A-1 convertible preferred stock for the exercise of warrants	—	—	—	—	457	—	1	—	1
Issuance of common stock for the exercise of warrants	—	—	—	—	73,349	—	30	—	30
Issuance of Legacy Series D convertible preferred stock, net of issuance costs of $130	—	—	—	—	5,973,365	—	48,457	—	48,457
Issuance of equity classified warrants	—	—	—	—	—	—	256	—	256
Net loss	—	—	—	—	—	—	—	(12,386)	(12,386)

Balance as of December 31, 2021	—	—	—	—	26,807,365	3	99,282	(94,448)	4,837
Exercise of stock options	—	—	—	—	128,567	—	128	—	128
Stock-based compensation expense	—	—	—	—	—	—	437	—	437
Issuance of Legacy Series A-1 convertible preferred stock for the exercise of warrants	—	—	—	—	5,611	—	24	—	24
Issuance of Legacy Series B convertible preferred stock for the exercise of warrants	—	—	—	—	1,028	—	4	—	4
Issuance of common stock for the exercise of warrants	—	—	—	—	137,285	—	—	—	—
Net loss	—	—	—	—	—	—		(37,744)	(37,744)

Balance as of December 31, 2022	—	$—	—	$—	27,079,856	$3	$99,875	$(132,192)	$(32,314)

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2022	2021
Operating Activities:
Net loss	$(37,744)	$(12,386)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of right-of-use asset	1,104	—
Depreciation and amortization	895	707
Stock-based compensation	437	313
Provision for uncollectible accounts	436	220
Deferred rent and other	(113)	6
Change in fair value of warrant liabilities	820	203
Change in fair value of derivative liability	19	37
Non-cash interest expense	953	2,441
Gain on conversion of convertible notes	—	(2,768)
Loss on term loan extinguishment	—	425
Gain on Paycheck Protection Program loan forgiveness	—	(2,032)
Changes in operating assets and liabilities:
Accounts receivable	(22,817)	(927)
Inventory	(1,150)	(1,285)
Prepaid expenses, other current and long-term assets	(577)	(1,369)
Operating lease liabilities	(733)	—
Accounts payable	3,324	(488)
Accrued expenses and other current liabilities	8,165	2,574

Net cash used in operating activities	$(46,981)	$(14,329)

Investing Activities:
Purchases of property and equipment	(1,550)	(912)

Net cash used in investing activities	$(1,550)	$(912)

Financing Activities:
Proceeds from issuance of convertible notes - net	1,103	2,830
Proceeds from issuance of preferred stock - net	—	9,871
Proceeds from term loan - net	29,850	44,623
Payment of debt issuance costs	(262)	(522)
Proceeds from Paycheck Protection Program loan	—	1,016
Repayment of term loan	—	(29,396)
Proceeds from option and warrant exercises	132	523
Payment of deferred financing costs	(286)	—

Net cash provided by financing activities	$30,537	$28,945

Net increase (decrease) in cash and cash equivalents and restricted cash	(17,994)	13,704

Cash and cash equivalents and restricted cash at beginning of period	26,017	12,313

Cash and cash equivalents and restricted cash at end of period	$8,023	$26,017

Supplemental disclosure of cash flow information
Cash paid for interest	$3,476	$1,321
Supplemental cash flow information on non-cash investing and financing activities
Preferred stock issued for conversion of convertible notes	$—	$38,843
Purchase of property and equipment included in accounts payable	$13	$—
Issuance of warrants in connection with financing	$834	$333
Deferred Financing costs in accounts payable and accrued expenses	$1,919	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

1.	Organization and Basis of Presentation

Organization

Allurion Technologies, Inc. (“Allurion” or the “Company”) is a vertically integrated medical device company that is developing, manufacturing, and commercializing innovative weight loss experiences centered around its Allurion™ Gastric Balloon. The Allurion Gastric Balloon is the world’s first and only swallowable, procedure-less intragastric balloon for weight loss that does not require surgery, endoscopy, or anesthesia for placement or removal. Allurion sells the Allurion Gastric Balloon and related hardware accessories through distributors or directly to health care providers. The Company currently also provides, free of charge, artificial intelligence (AI)-powered remote patient monitoring tools, a mobile app for patients and a clinic dashboard for providers, referred to as the Allurion Virtual Care Suite or “VCS” and collectively with the Allurion Gastric Balloon referred to as the “Allurion Program”. Allurion currently markets the Allurion Program in over 50 countries, and the Company operates subsidiaries in the U.S., France, the United Arab Emirates, Hong Kong, the United Kingdom, Italy, Spain, Australia and Mexico.

Basis of Presentation

The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include Allurion; and its consolidated subsidiaries, Allurion France SAS, and Allurion Middle East, LLC, which were both incorporated in 2017; Allurion Hong Kong Ltd., which was incorporated in 2019; Allurion UK Ltd., which was incorporated in 2021; and Allurion Italy, Srl, Allurion Spain, Srl, Allurion Australia Pty Ltd. and Allurion Mexico S. de R.L de C.V, which were incorporated in 2022. The Company’s principal operations are located in Europe, the Middle East, Africa, Latin America, Canada and the Asia-Pacific region, and it operates in one business segment.

Our foreign operations are subject to exchange rate fluctuations and foreign currency transaction costs. The functional currency for all of our foreign subsidiaries is the United States dollar except Allurion Australia Pty Ltd., which uses the Australian dollar. When remeasuring from a local currency to the functional currency, assets and liabilities are remeasured into U.S. dollars at exchange rates in effect at the balance sheet dates and results of operations transacted in local currency are remeasured into U.S. dollars using average exchange rates for the period presented. Losses from remeasurement of $0.7 million and $0.4 million as of December 31, 2022 and 2021, respectively, are recorded in the statements of operations and comprehensive loss within other expense, net. The Company translates the foreign functional currency financial statements to U.S. dollars for Allurion Australia Pty Ltd. using the exchange rates at the balance sheet date for assets and liabilities, the period average exchange rates for revenues and expenses, and the historical exchange rates for equity transactions. The effects of foreign currency translation adjustments were immaterial for the years ended December 31, 2022 and 2021.

Business Combination Agreement

On February 9, 2023, Allurion Technologies Opco, Inc. (formerly Allurion Technologies, Inc., “Legacy Allurion”) and Allurion Technologies, Inc. (“New Allurion”, formerly Allurion Technologies Holdings, Inc.), entered into the Business Combination Agreement (as subsequently amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Acquisition Corp. (“CPUH” or “Compute Health”), Compute Health Corp. (“Merger Sub I”) and Compute Health LLC (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”). Pursuant to the Business Combination Agreement, on August 1, 2023 (the “Closing Date”),

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

the mergers were consummated with Merger Sub II continuing as the surviving limited liability company and a wholly owned subsidiary of New Allurion (the “Business Combination”).

In connection with the Business Combination, Allurion received $38.4 million of proceeds from the trust account of Compute Health. Additionally, Allurion and Compute Health entered into subscription agreements, each dated February 9, 2023, with certain accredited investors and qualified institutional buyers (the “PIPE Investors”), pursuant to which, the PIPE Investors purchased an aggregate of 5,386,695 shares of Allurion Common Stock for an aggregate purchase price of $37.9 million. The direct and incremental transaction costs were $14.2 million, with net proceeds from the Business Combination of $62.1 million. Concurrently with the closing of the Business Combination, RTW Investments, LP paid Allurion $40.0 million in exchange for revenue interest payments on the Company’s current and future products under the Revenue Interest Financing Agreement. The Company also entered into a credit agreement with Fortress Credit Corp. at closing, under which the Company borrowed $60.0 million to repay its outstanding obligations with respect to the 2021 Term Loan (as defined below).

The Business Combination was accounted for as a reverse capitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under this method of accounting, Compute Health was treated as the “acquired” company for financial reporting purposes and Legacy Allurion was the accounting “acquirer”. Accordingly, the Business Combination was treated as the equivalent of Legacy Allurion issuing stock for the net assets of Compute Health, accompanied by a recapitalization. As a result of the reverse recapitalization, the assets and liabilities of the Company are presented at their historical carrying values, and the assets and liabilities of Compute Health are recognized on the acquisition date and measured on the basis of the net proceeds from the capital transaction, with no goodwill or other intangible assets recorded. This determination is primarily based on the fact that, immediately following the Business Combination, Legacy Allurion stockholders had a majority of the voting power of Allurion, Legacy Allurion controlled the majority of the board seats of Allurion, and Legacy Allurion senior management comprised all of the senior management of Allurion.

Retrospective Adjustment

In connection with the Business Combination with CPUH (see Note 17, Subsequent Events), the Company retroactively applied the recapitalization of the Company’s equity structure including the consolidated statement of redeemable convertible preferred stock and stockholders deficit from January 1, 2020 to December 31, 2022, the total stockholders deficit within the Company’s consolidated balance sheet as of December 31, 2022 and 2021, the weighted average outstanding shares basic and diluted for the years ended December 31, 2022 and 2021. The retroactive application reflects the equivalent number of shares of New Allurion common stock, $0.0001 par value per share, issued to the Company’s stockholders in connection with the Business Combination at the applicable exchange ratio of 0.9780 (the “Exchange Ratio”). All existing redeemable convertible preferred stock and convertible preferred stock were converted into shares of New Allurion common stock with no preferred stock outstanding.

Going Concern

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company has incurred recurring losses since inception and anticipates net losses and negative operating cash flows for the near future and may be unable to remain in compliance with certain financial covenants

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

required under its credit facility. Through December 31, 2022, the Company has funded its operations primarily with proceeds from the sale of its convertible preferred stock, issuance of convertible notes, issuance of term loans and funds available under the line of credit. The Company has incurred recurring losses and cash outflows from operating activities since its inception, including net losses of $37.7 million and $12.4 million and cash outflows from operating activities of $47.0 million and $14.3 million for the years ended December 31, 2022 and 2021, respectively. As of December 31, 2022, the Company had an accumulated deficit of $132.2 million. The Company expects to continue to generate significant operating losses for the foreseeable future.

The Company is seeking to complete a planned merger with Compute Health Acquisition Corp. (“CPUH”). In the event the Company does not complete the merger, the Company expects to seek additional funding through private equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s shareholders. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations and debt service payments, as of May 12, 2023, the issuance date of the consolidated financial statements for the years ended December 31, 2022, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued.

The accompanying consolidated financial statements do not include any adjustments that might result from any failure to successfully consummate the business combination with CPUH, or the Company’s inability to continue as a going concern. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business. The Company is subject to various covenants related to the 2021 Term Loan (Note 7), and, given the substantial doubt about the Company’s ability to continue as a going concern, there is a risk that it may not meet its covenants in the future. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the liquidity covenant clause within the 2021 Term Loan, the amounts due as of December 31, 2022 have been classified as current liabilities in the consolidated financial statements. The lender has not invoked the material adverse change clause and the Company has met the liquidity covenant as of the date of issuance of these financial statements.

Impact of COVID-19

The Company is subject to additional risks and uncertainties due to the ongoing pandemic of the novel coronavirus, or COVID-19. Conditions have improved in the U.S. in recent months and the U.S. Secretary of Health and Human Services has declared that the COVID-19 public health emergency expired on May 11, 2023. The Company has not experienced declines in revenue nor significant disruptions to its supply chain. The Company will continue to assess the evolving impact of COVID-19.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Management considers many factors in selecting appropriate financial accounting policies and controls in developing the estimates and assumptions that are used in the preparation of these consolidated financial statements. Management must apply significant judgement in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of reasonable estimates of the ultimate future outcomes, and management must select an amount that falls within that range of reasonable estimates. Actual results could differ from those estimates.

Risk of Concentration of Credit, Significant Customers and Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash equivalents, and accounts receivable, net. The Company maintains deposits in accredited financial institutions in excess of federally insured limits. The Company maintains its cash, cash equivalents and restricted cash with financial institutions that management believes to be of high credit quality. The Company has not experienced any losses on such accounts and does not believe it is exposed to any unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

Significant customers are those which represent more than 10% of the Company’s total revenue for the years ended December 31, 2022 and 2021 or accounts receivable, net balance as of December 31, 2022 and 2021. The following table presents customers that represent 10% or more of the Company’s total revenue and accounts receivable, net:

	Revenue		Accounts Receivable
	Years Ended December 31		December 31,
	2022	2021	2022	2021
Customer A	11%	16%	N/A	N/A
Customer B	N/A	15%	13%	19%
Customer C	N/A	N/A	12%	N/A

The Company relies on third parties for the supply of parts and components for its products as well as third-party logistics providers. In instances where these parties fail to perform their obligations, the Company may be unable to find alternative suppliers of parts and components to satisfactorily deliver its products to its customers on time, if at all, which could have a material adverse effect on the Company’s operating results, financial condition and cash flows and damage its customer relationships.

Leases

Prior to January 1, 2022, the Company accounted for leases in accordance with Accounting Standards Codification (“ASC”) ASC 840, Leases (“ASC 840”). At lease inception, the Company determined if an arrangement was an operating or capital lease. For operating leases, the Company recognized rent expense, inclusive of rent escalations and lease incentives, on a straight-line basis over the lease term.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Effective January 1, 2022, the Company adopted ASC 842, Leases (“ASC 842). At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease. A contract is or contains a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. At the lease commencement date, when control of the underlying asset is transferred from the lessor to the Company, the Company classifies a lease as either an operating or finance lease and recognizes a right-of-use (“ROU”) asset and a current and non-current lease liability as applicable, in the consolidated balance sheets if the lease has a term greater than one year. As permitted under ASC 842, the Company has made an accounting policy election, for all classes of underlying assets, to not recognize ROU assets and lease liabilities for leases having an original term of twelve months or less. When it determines the appropriate classification and accounting for a lease arrangement, the Company typically only considers the committed lease term. Options to extend a lease are not included in the Company’s assessment unless there is reasonable certainty that the Company will either renew or not cancel, the lease.

At the lease commencement date, operating lease liabilities and their corresponding ROU assets are recorded at the present value of future lease payments over the expected remaining lease term using the discount rate implicit in the lease, if it is readily determinable, or the Company’s incremental borrowing rate. The Company’s incremental borrowing rate reflects the fixed rate at which the Company could borrow the amount of the lease payments in the same currency on a collateralized basis, for a similar term in a similar economic environment. Lease cost for operating leases is recognized on a straight-line basis over the lease term as an operating expense. In addition, certain adjustments to the ROU asset may be required for items such as lease prepayments, incentives received or initial direct costs.

The Company enters into contracts that contain both lease and non-lease components. Non-lease components include costs that do not provide a right to use a leased asset but instead provide a service, such as maintenance costs. Variable costs associated with the lease, such as maintenance and utilities, are not included in the measurement of right-to-use assets and lease liabilities but rather are expensed when the events determining the amount of variable consideration to be paid have occurred.

Cash and Cash Equivalents and Restricted Cash

Cash consists of amounts held in bank savings and checking accounts. Cash equivalents include all highly liquid investments maturing within 90 days from the date of purchase. Cash equivalents consist of money market funds. The Company’s restricted cash consists of cash that the Company is contractually obligated to maintain in accordance with the terms of its line of credit and deposits of cash collateral held in accordance with the terms of various corporate credit cards. Restricted cash is included within other long-term assets on the consolidated balance sheets. A reconciliation of the amounts of cash and cash equivalents and restricted cash in the consolidated balance sheets to the amount in the consolidated statements of cash flows is as follows (in thousands):

	December 31,
	2022	2021
Cash and cash equivalents	$7,685	$25,843
Restricted cash included in other long-term assets	338	174

Cash and cash equivalents and restricted cash shown in the statement of cash flows	$8,023	$26,017

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Segment Reporting

The Company operates in a single operating and reportable segment. Operating segments are defined as components of an enterprise for which discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in order to make decisions regarding resource allocation and performance assessment. The Company has determined that its CODM is its Chief Executive Officer. The Company’s CODM reviews financial information presented on a regular basis at the consolidated level for purposes of allocating resources and evaluating financial performance. Since the Company operates as one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company’s products include the gastric balloon and related accessories. See Note 3 to the consolidated financial statements for financial information about sales in geographic areas.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The carrying value of the Company’s financial instruments such as cash and cash equivalents, accounts payable, and accrued expenses approximate their fair values due to their short-term maturity. The carrying value of the Company’s term loan approximates its fair value as the interest rate and other terms are that which are currently available to the Company. The Company’s assets and liabilities recorded at fair value have been categorized based upon a fair value hierarchy, which is distinguished between observable and unobservable inputs in accordance with authoritative accounting guidance:

Level 1 inputs: Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date

Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability

Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that the observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset.

Inventories

Inventories, which include the costs of material, labor, and overhead, are stated at the lower of cost or net realizable value, with cost generally computed using the first-in, first out basis. Estimated losses from obsolete and slow-moving inventories are recorded to reduce inventory values to their estimated net realizable value and are charged to cost of sales. At the point of loss recognition, a new cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in a recovery in carrying value.

Property and Equipment

Property and equipment include computers, laboratory equipment, machinery, and leasehold improvements. Property and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, except for leasehold improvements, which are depreciated on a straight-line basis over the shorter of the estimated life or the lease term. Expenditures for repairs and maintenance are expensed as incurred.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Capitalized Internal-Use Software

Software development costs consist of certain consulting costs and compensation expenses for employees who devote time to the development projects of our internal-use software, as well as certain upgrades and enhancements that are expected to result in enhanced functionality. The Company amortizes these development costs over the estimated useful life, which is determined based on our best estimate of the useful life of the internal-use software after considering factors such as continuous developments in the technology, obsolescence, and anticipated life of the service offering before significant upgrades. Management evaluates the useful lives of these assets and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

The Company determined the amount of internal software costs to be capitalized based on the amount of time spent by our developers on projects in the application stage of development. There is judgment in estimating the time allocated to a particular project in the application stage. A significant change in the time spent on each project could have a material impact on the amount capitalized and related amortization expense in subsequent periods. As of December 31, 2022 and 2021, capitalized internal-use software was immaterial.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, which consist primarily of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, no impairments have occurred.

Debt Issuance Costs

The Company defers costs directly associated with acquiring third-party financing. Fees incurred to issue debt are generally deferred and amortized as a component of interest expense over the estimated term of the related debt using the effective interest rate method.

Deferred Offering Costs

Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the pending merger with CPUH. The Company defers offering costs classified as a long-term asset until the closing or termination of the business combination. At the closing of the business combination, these costs are recorded in stockholders’ deficit as a reduction of additional paid-in capital. Should the business combination for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time. Deferred offering costs are included in prepaid expenses and other current assets. As of December 31, 2022, deferred offering costs of $2.3 million were recorded within other long-term assets on the consolidated balance sheet.

Warrants

The Company determines the accounting classification of warrants it issues, as either liability or equity classified, by first assessing whether the warrants meet liability classification in accordance with ASC

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

480-10, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (“ASC 480-10”), then in accordance with ASC 815-40, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock (“ASC 815-40”). Under ASC 480-10, warrants are considered liability classified if the warrants are mandatorily redeemable, obligate the Company to settle the warrants or the underlying shares by paying cash or other assets, or are warrants that must or may require settlement by issuing variable number of shares. If warrants do not meet liability classification under ASC 480-10, the Company assesses the requirements under ASC 815-40, which states that contracts that require or may require the issuer to settle the contract for cash are liabilities recorded at fair value, irrespective of the likelihood of the transaction occurring that triggers the net cash settlement feature. If the warrants do not require liability classification under ASC 815-40, and in order to conclude equity classification, the Company also assesses whether the warrants are indexed to its common stock and whether the warrants are classified as equity under ASC 815-40 or other applicable GAAP. After all relevant assessments, the Company concludes whether the warrants are classified as liability or equity. Liability classified warrants require fair value accounting at issuance and subsequent to initial issuance, with all changes in fair value after the issuance date recorded in the consolidated statements of operations and comprehensive loss. Equity classified warrants only require fair value accounting at issuance with no changes recognized subsequent to the issuance date.

Derivative Liabilities

The Company evaluates its convertible instruments and other contracts, including warrants, to determine if those contracts or embedded components of those contracts are required to be accounted for as derivatives, either in whole or in part. If an embedded derivative is bifurcated from a debt host contract, changes in the fair value of the bifurcated derivative are recorded in the accompanying consolidated statements of operations and comprehensive loss as a change in fair value of derivative liability.

The Company’s warrants classified as liabilities and the Success Fee (see Note 7) associated with its 2019 Term Loan are recorded in other long-term liabilities at fair value. The fair value of the warrants is estimated using the Black- Scholes option-pricing model and adjusted to fair value at each consolidated balance sheet date. The Success Fee valued is based upon a probability-weighted model using inputs described in Note 8, The change in carrying value is reported as a change in fair value of liability and included in the accompanying consolidated statements of operations and comprehensive loss as other income (loss). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants and the earlier of the change of control or liquidity events as defined in the 2019 Term Loan Agreement or the expiration date of November 2029 for the Success Fee derivative liability.

Accounts Receivable

Accounts receivable are unsecured and are carried at net realizable value, including an allowance for doubtful accounts. Trade credit is generally extended on a short-term basis; trade receivables do not bear interest, although a finance charge may be applied to such receivables that are more than 30 days past due. The allowance for doubtful accounts is based on the Company’s assessment of the collectability of customer accounts. The Company regularly reviews the allowance by considering factors that may affect a customer’s ability to pay, such as historical expense, credit quality, the age of the account receivable balances, and current economic conditions. Amounts determined to be uncollectible are charged or written off against the allowance.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The following table summarizes activity in the allowance for doubtful accounts:

	Year Ended December 31,
	2022	2021
Balance at beginning of period	$(354)	$(150)
Provision for uncollectible accounts	(436)	(220)
Uncollectible accounts written off	49	16

Balance at end of period	$(741)	$(354)

Revenue Recognition

The Company recognizes Revenue under Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers (“Topic 606” or “ASC 606”). In general, the Company’s sales contracts fall under its standard sales agreement whereby control transfers to the customer upon shipment, satisfying the performance obligations of the contract.

The Company recognizes revenue when control of its products is transferred to customers in an amount that reflects the consideration it expects to receive in exchange for those products. The Company’s revenue recognition process involves identifying the contract with a customer, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue as performance obligations are satisfied. A performance obligation is considered distinct from other obligations in a contract when it provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and is separately identified in the contract. Performance obligations are considered satisfied once the Company has transferred control of a good or service to the customer, meaning that such customer has the ability to use and obtain the benefit of the good or service.

The Company has provided customers purchasing the Allurion Gastric Balloon with an implied license for access to its VCS software. This implied software license was given to customers for no additional consideration and was not negotiated as part of the customer’s contracts. Further, the customer contracts and related purchase orders do not include nor specify rights or obligations associated with the VCS software. Based on this assessment, the Company determined the implied license to be immaterial in the context of the contract with customers purchasing the Allurion Gastric Balloon, and as such did not allocate any value to the implied VCS license.

The Company generates revenue from sales of its Allurion Gastric Balloon to distributors and health care providers. Customers typically purchase the Allurion Gastric Balloon, including the gastric balloon and related accessories together, although customers can purchase the gastric balloon and its accessories separately. Therefore, each component of the Allurion Gastric Balloon and accessories represents a distinct performance obligation and is separately identifiable. In arrangements with multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company estimates the standalone selling price taking into account internally approved pricing guidelines and market conditions. Revenue is generally recognized upon shipment of the product because at that point, the customer obtains control of the product and has the ability to direct the use and obtain the benefit of the product. Components of the Allurion Gastric Balloon are typically shipped to the customer together, resulting in the performance obligations in the contract being satisfied at the same time. Components shipped separately are recognized upon shipment at their relative stand-alone selling price.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The Company recognizes revenue at the transaction price, which reflects the consideration it believes it is entitled to receive. Transaction price includes estimates of variable consideration for distributor fees, volume rebates and prompt pay discounts, which are recorded as a reduction of transaction price in the period the related product revenue is recognized. The Company may also make payments to customers for marketing programs. Payments to customers for a distinct good or service that reasonably estimate the fair value of the distinct benefit received, such as marketing programs, are recorded as a marketing expense on the consolidated statement of operations and comprehensive loss. Shipping and logistics costs inclusive of these payments to customers and other costs included in sales and marketing expense for the years ended December 31, 2022 and 2021 were $3.6 million and $0.7 million, respectively.

The Company expenses incremental costs of obtaining a contract, such as sales commissions, when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses in the Company’s consolidated statement of operations and comprehensive loss.

The Company has also elected the sales tax practical expedient; therefore, sales and other taxes assessed by a governmental authority that are collected concurrent with revenue-producing activities are excluded from the transaction price.

The Company has also elected the significant financing component practical expedient, which allows management to not assess whether the contract has a significant financing component in circumstances where, at contract inception, the expected contract duration is less than one year.

Product Warranty

The Company does not provide general rights of return of products sold to its customers. However, the Company does provide for rights of exchange to its distributors and end-use customers for products that fail to conform to the Company’s specifications for a limited time following delivery. These performance specifications include that the Allurion Gastric Balloon (i) is successfully filled upon initial placement when used according to the instructions for use provided by the Company and/or (ii) remains in the patient’s body for 90 days or more once placed. Customers may exchange product within 30 calendar days if they discover product nonconformities through a reasonable inspection and within 30 calendar days after discovery of any hidden or latent product nonconformities that could not have been discovered by a reasonable inspection.

These instances of nonconformity have been immaterial, and the Company’s management expects instances of nonconformity to be extremely rare.

Research and Development Costs

The Company expenses research and development costs as incurred. Research and development expenses consist of costs associated with performing research and development activities, including salaries and benefits, stock-based compensation, product development costs, materials and supplies, clinical trial activities, depreciation of equipment, and contract and other outside services. Payments for activities that are provided by outside vendors are based upon the terms of the individual arrangements with each vendor. Costs of certain of these activities are expensed based upon an evaluation of the progress to completion of specific tasks and actual costs incurred, using information provided to the Company by its vendors. As payments for these activities may differ from the pattern of costs actually incurred, additional costs are reflected in the consolidated financial statements as prepaid or accrued research and development expenses.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Advertising and Marketing Costs

The Company expenses advertising and marketing costs as incurred. Advertising and marketing expenses are included in sales and marketing operating expenses. Advertising and marketing costs for the years ended December 31, 2022 and 2021, were $16.0 million and $7.1 million, respectively.

Intellectual Property Prosecution Costs

The Company incurs registration and prosecution costs related to its intellectual property. The related costs are expensed as incurred and are classified as a component of general and administrative expenses.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s consolidated financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities and for net operating loss and tax credit carryforwards, using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized.

The Company determines whether a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes. As of December 31, 2022 and 2021, the Company has not identified any uncertain tax positions for which reserves would be required.

Preferred Equity

The Series A, A-1, B, D-1, D-2, and D-3 convertible preferred stock are only contingently redeemable in the event of a deemed liquidation event, which is within the Company’s control as board approval is needed, and therefore presented within stockholders’ deficit.

The Company’s Series C redeemable convertible preferred stock is classified outside of stockholders’ deficit on the consolidated balance sheets because the shares have certain redemption features that give the holder the option to redeem its shares based on the passage of time. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Series C preferred stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Series C preferred stock is affected by charges against equity. Prior to the retroactive impact of the recapitalization, as of December 31, 2022 and 2021, none of the circumstances under which the Series C redeemable convertible preferred stock would become redeemable are probable, and, as a result, the Company does not accrete the carrying values of the preferred stock to the redemption values.

Net Loss Per Share

The Company applies the two-class method to compute basic and diluted net loss per share attributable to common stockholders, when shares meet the definition of participating securities. The two-class method

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2022 and 2021.

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders less the cumulative undeclared dividend by the weighted average number of common shares outstanding for the period.

Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.

The holders of the Company’s Series D convertible preferred stock are contractually entitled to receive a cumulative dividend, whether or not declared, and therefore, Series D convertible preferred stocks are participating securities. The holders of all other redeemable and convertible preferred stock are not entitled to cumulative dividends. The preferred equity holders are also not contractually required to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

In connection with the Business Combination with Compute Health, the Company’s equity has been retroactively adjusted to the earliest period presented to reflect the equivalent number of shares of New Allurion common stock, $0.0001 par value per share, issued to the Company’s stockholders in connection with the Business Combination. As a result, net loss per share was also retrospectively adjusted for periods ended prior to the Business Combination. See Note 1 for details of the Business Combination.

Stock-Based Compensation

The Company recognizes compensation expense for awards based on the grant-date fair value of stock-based awards on a straight-line basis over the period during which an award holder provides service in exchange for the award. The Company accounts for awards issued to nonemployees under ASU No. 2018-07, Compensation—Stock Compensation (“Topic 718”): Improvements to Nonemployee Share-Based Payment Accounting, with the measurement date for nonemployee awards being the date of grant. The fair value of stock options is calculated using the Black-Scholes option-pricing model. The fair value of Restricted Stock Units (“RSUs”) is based on the fair market value of common stock at the date of grant. The Company records forfeitures as they occur.

Comprehensive Loss

There were no differences between net loss and comprehensive loss presented in the statements of operations and comprehensive loss for the years ended December 31, 2022 and 2021.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (‘‘FASB’’) issued ASU 2016-02, Leases (Topic 842), as subsequently amended, which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors), and replaces the existing guidance in ASC 840. The FASB subsequently issued amendments to ASC 842, which have the same effective date of January 1, 2019: (i) ASU 2018-10, Codification Improvements to Topic 842, Leases, which amends certain narrow aspects of the guidance issued in ASU 2016-02; and (ii) ASU 2018-11, Leases (Topic 842): Targeted Improvements, which allows for a transition approach to initially apply ASU 2016-02 at the adoption date and not restate prior periods presented. ASC 842 requires lessees to classify leases as either finance or operating leases based on the principle of whether the lease is effectively a financed purchase by the lessee. This classification will determine the recognition pattern of lease expense over the term of the lease. A lessee is also required to record (i) a right-of-use asset and a lease liability for all leases with accounting lease terms of greater than 12 months regardless of their classification and (ii) lease expense on its statement of operations for operating leases and amortization and interest expense on its statement of operations for financing leases. Leases with a term of 12 months or less will be accounted for similar to existing guidance for operating leases under ASC 840.

The Company adopted ASC 842 effective January 1, 2022 using the required modified retrospective approach and elected the effective date as its date of initial application. As a result, prior periods are presented in accordance with the previous guidance under ASC 840. ASC 842 provides a number of optional practical expedients in transition. The Company applied the package of practical expedients to leases that commenced prior to the effective date whereby the following are not required to be reassessed: (i) whether any expired or existing contracts are or contain leases; (ii) the lease classification for any expired or existing leases; and (iii) the treatment of initial direct costs for existing leases. The Company elected the short-term lease expedient for all leases that qualified based on an original lease term of twelve months or less, and consequently a ROU asset or lease liability was not recognized for short term leases.

Upon its adoption of ASC 842 on January 1, 2022, the Company recorded lease liabilities and their corresponding ROU assets based on the present value of lease payments over the remaining lease term. The incremental borrowing rate at January 1, 2022 was used to calculate the present value of the Company’s leases as of that date. The adoption of ASC 842 resulted in the recognition of a ROU and lease liability of $1.9 million and $2.1 million, respectively, upon the adoption date and the derecognition of deferred rent liabilities of $0.2 million on the Company’s consolidated balance sheets as of January 1, 2022. The adoption of ASC 842 did not have a material impact on the Company’s consolidated statements of operations and comprehensive loss or consolidated statements of cash flows.

Recently Issued Accounting Pronouncements Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard is effective for annual reporting periods beginning after December 15, 2022. The Company is still evaluating the impact of this ASU on the Company’s consolidated financial statements; however, it does not expect the impact to be material.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

criteria are met for entities that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. Subsequent to issuance, the FASB issued ASU 2021-01 in January 2021 to refine and clarify some of its guidance on ASU 2020-04, and ASU 2022-06 in December 2022 to extend the period of time preparers can utilize this guidance. This ASU is effective upon issuance and can be applied through December 31, 2024. Upon the transition of the Company’s contracts and transactions to new reference rates in connection with reference rate reform, the Company will prospectively apply the standard and disclose the effect on its consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt with Conversion and Other Options and Derivatives and Hedging—Contracts in Entity’s Own Equity, which simplifies the accounting for convertible instruments. The guidance removes certain accounting models which separate the embedded conversion features from the host contract for convertible instruments. Either a modified retrospective method of transition or a fully retrospective method of transition is permissible for the adoption of this standard. Update No. 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Early adoption is permitted no earlier than the fiscal year beginning after December 15, 2020. The Company is currently evaluating the potential impact of the adoption of this standard on its consolidated financial statements.

3.	Revenue

Revenue by geographic region is based on the country in which our customer is domiciled and is summarized by geographic area as follows (in thousands):

	Year Ended December 31,
	2022	2021
Spain	$6,852	$3,845
France	6,032	3,232
Chile	5,008	4,361
All other countries	46,319	26,804

Total Revenues	$64,211	$38,242

There is currently no revenue generated in the United States. For the year ended December 31, 2022, $16.3 million of revenue was generated in four countries included within All other countries in the table above, representing approximately 25% of Total Revenues, with each country responsible for approximately 6%-7% of the total. Remaining revenue was generated by sales in 51 other countries included within All other countries. For the year ended December 31, 2021, $9.7 million of revenue was generated in four countries included within All other countries, representing approximately 25% of Total Revenues, with each country responsible for approximately 5%-8% of the total. Remaining revenue was generated by sales in 40 other countries included within All other countries.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

4.	Inventory

Inventory consists of the following (in thousands):

	December 31,
	2022	2021
Finished goods	$2,096	$1,609
Work in progress	213	216
Raw materials	1,556	890

Total Inventory	$3,865	$2,715

Due to the nature of the business being on-demand manufacturing, the Company has not recognized any costs related to inventory write-downs, excess quantities, or obsolescence of inventories during the years ended December 31, 2022 and 2021.

5.	Property and Equipment, net

Property and equipment consist of the following (in thousands):

	Estimates Useful Life (in Years)	December 31,
		2022	2021
Computers and purchased software	3	$575	$552
Leasehold improvements	Shorter of useful life or lease term	1,822	1,755
Furniture and fixtures	5	251	191
Machinery and equipment	3-5	2,002	1,190

Property and equipment—at cost		4,650	3,688

Less accumulated depreciation and amortization		(2,851)	(1,987)

Construction in progress		583	13

Property and equipment—net		$2,382	$1,714

Depreciation expense was $0.9 million and $0.7 million for the years ended December 31, 2022 and 2021, respectively, recorded as follows (in thousands):

	Year Ended December 31,
	2022	2021
Cost of revenue	$568	$401
Research and development	90	178
General and administrative	160	118
Sales and marketing	57	10

Total depreciation and amortization expense	$875	$707

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

6.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2022	2021
Distributor fees and marketing reimbursements	$6,348	$2,086
Accrued compensation	3,453	2,227
Accrued professional fees	2,105	433
Accrued interest	489	—
Deferred rent	—	202
Accrued warranty	48	50
Other accrued expenses	3,350	855

Total accrued expenses and other current liabilities	$15,793	$5,853

7.	Debt

The components of the Company’s third-party debt consisted of the following (in thousands):

	December 31,
	2022	2021
2021 Term Loan	$55,000	$25,000
Convertible Notes	3,103	2,000

Total principal amounts of debt	58,103	27,000

Plus: Accretion	213	28
Less: current portion of long-term debt, net of discounts	(53,360)	(24,140)
Less: unamortized deferred financing costs and debt discounts	(1,853)	(885)

Long-term debt, net of current portion and discounts	$3,103	$2,003

As of December 31, 2022 and 2021, the fair value for the Company’s third-party debt approximated the respective carrying amounts.

Term Loans

2019 Term Loan

In November 2019, the Company entered into loan and security agreement (“2019 Term Loan” and the “2019 Term Loan Agreement”) with Western Alliance Bank (“WAB”) that provided for cash proceeds of $9.0 million. Additionally, the Company is required to pay WAB a success fee (the “Success Fee”) equal to 3% of the original aggregate principal amount of the 2019 Term Loan funded upon the occurrence of certain change of control or liquidity events as defined in the 2019 Term Loan Agreement. The obligation to pay the Success Fee expires in November 2029. The Company has concluded that this freestanding financial instrument is a derivative liability, and the fair value of the Success Fee was $0.2 million as of December 31, 2022 and 2021 (see Note 8).

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Interest expense for the year ended December 31, 2021 related to the 2019 Term Loan was $0.2 million, consisting of $0.1 million of contractual interest, less than $0.1 million of amortization of the debt discount and less than $0.1 million of term loan accretion.

In March 2021, the 2019 Term Loan then outstanding principal of $9.0 million and less than $0.1 million in interest was repaid in full. The Company recognized a $0.4 million loss on extinguishment of the 2019 Term Loan in the consolidated statement of operations within Loss on term loan extinguishment for the year ended December 31, 2021. The payoff of the 2019 Term Loan included a one-time final payment of 2.875% of the outstanding term loan principal which was amortized to interest expense over the term of the 2019 Term Loan, or $0.3 million, and a one-time prepayment fee of 1% of the outstanding term loan, or $0.1 million which were recognized in the consolidated statement of operations within interest expense, net.

2021 Term Loan

In March 2021, the Company entered into a loan and security agreement (the “2021 Term Loan” and the “2021 Term Loan Agreement”) with Runway Growth Credit Fund, Inc. (“Runway”) that provided initial cash proceeds of $15.0 million which was drawn down in March 2021 and provided for additional borrowings of up to $10.0 million, in $5.0 million increments, based upon the achievement of certain revenue thresholds within specified time periods, as defined in the 2021 Term Loan Agreement. In September 2021, the Company drew down an additional $5.0 million under original terms of the 2021 Term Loan. The 2021 Term Loan accrues at a variable annual rate equal to the three-month LIBOR rate, subject to a minimum rate of 0.5% plus the applicable margin of 9% and is payable monthly in arrears.

In December 2021, the 2021 Term Loan Agreement was amended to extend the maturity date to December 30, 2025, and provide for an additional $20.0 million of borrowings, of which $15.0 million (the “Term C Loan”) is available based upon the achievement of certain revenue thresholds within specified time periods as defined in 2021 Term Loan Agreement. Equal monthly principal payments will commence on December 30, 2024, such that the borrowed principal amounts will be repaid in full on December 30, 2025. However, if certain revenue thresholds are achieved prior to April 15, 2023, the borrowed principal amounts will be repaid in full on December 30, 2025. Additionally, in December 2021, the Company drew an additional $5.0 million under the amended and restated provisions of the 2021 Term Loan. In connection with the 2021 Term Loan, the Company paid issuance costs of $0.7 million, which will be amortized over the remaining life of the loan.

In December 2021, the Company issued 132,979 warrants exercisable for Series C preferred stock as consideration for the amendment and the draw down related to the 2021 Term Loan Agreement. The fair value of these warrants was determined to be $0.3 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of December 31, 2022 and 2021 (see Note 8).

In June 2022, the 2021 Term Loan Agreement was amended to revise definitional terms for certain milestone events, the final payment amount and financial covenant. In September 2022, the 2021 Term Loan Agreement was further amended to, among other things: (1) change the interest rate to the higher of the prime rate or 3.25% plus the applicable margin of 6.44186%, (2) extend the maturity date of its outstanding term loans from December 30, 2025, to December 30, 2026, and (3) increase additional borrowing up to $15.0 million (the “Term D Loan”).

During June through September of 2022, the Company drew an additional $15.0 million of the Term C Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. In connection with the Term C Loan under the 2021 Term Loan, the Company paid issuance costs of $0.3 million, which will be amortized over the remaining life of the loan. Upon the

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

additional $15.0 million draw on the Term C Loan, 44,220 warrants exercisable for Series D-1 preferred stock were issued. The Company has recorded a warrant liability of $0.4 million in connection with the Term C Loan on the consolidated balance sheets. In September 2022, in connection with the amendment of the 2021 Term Loan, the Company committed to issue 44,220 warrants exercisable for Series D-1 preferred stock if the Company draws on the entire Term D Loan. The fair value of these warrants was determined to be $0.4 million upon issuance and are classified as a warrant liability on the consolidated balance sheets as of December 31, 2022 (see Note 8).

During October through December of 2022, the Company drew an additional $15.0 million of the Term D Loan based upon the achievement of certain revenue thresholds under the amended and restated provisions of the 2021 Term Loan. Upon each draw of $5.0 million, the Company issued 14,740 warrants (for a total issuance of 44,220 warrants in connection with the Term D loan). As of December 31, 2022, the Company has outstanding borrowings of $55.0 million under the 2021 Term Loan and has no additional borrowings available.

The Company has the option to prepay the 2021 Term Loan provided it pays a prepayment fee equal to 3% of the outstanding principal if paid on or prior to the one-year anniversary of funding, 2% of the outstanding principal if paid after the first anniversary of funding, 1% of the outstanding principal if paid after the second anniversary of the funding and 0.5% if paid after the third anniversary of the funding. A final payment fee of 3% of the funded amount of the loan is due upon maturity, which is amortized to interest expense over the term of the 2021 Term Loan.

The 2021 Term Loan Agreement contains certain financial reporting and other covenants including the maintenance of a minimum liquidity amount of $3.0 million, maintenance of minimum product revenues over trailing twelve-month periods, and the occurrence of a material adverse change event. Upon the occurrence of an event of default, the lender may declare all outstanding obligations immediately due and payable as well as increase the interest rate 5.0% above the rate that is otherwise applicable. The Company has determined that there is substantial doubt about the Company’s ability to continue as a going concern (see Note 1) and consequently, there is a risk that it may not meet its covenants under the 2021 Term Loan in the future. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the liquidity covenant within the loan agreement with Runway, the amounts due as of December 31, 2022 and 2021 have been classified as current in the consolidated financial statements. The Company was compliant with all covenants as of December 31, 2022 and 2021. The 2021 Term Loan is secured by a first priority perfected security interest in substantially all of the assets of the Company and its subsidiaries.

Interest expense for the year ended December 31, 2022 related to the 2021 Term Loan and 2021 Restated Term Loan was $4.3 million, consisting of $3.8 million of contractual interest, $0.2 million of amortization of the debt discount, $0.1 million amortization of the warrant and term loan accretion of $0.2 million. Interest expense for the year ended December 31, 2021 related to the 2021 Term Loan was $1.5 million, consisting of $1.2 million of contractual interest, $0.1 million of amortization of the debt discount and term loan accretion of $0.1 million. The average interest rate during the years ended December 31, 2022 and 2021 was 11.26% and 9.5%, respectively.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Scheduled future maturities of the 2021 Term Loan for years subsequent to December 31, 2022 are as follows (in thousands):

December 31, 2023	$—
December 31, 2024	—
December 31, 2025	3,929
December 31, 2026	51,071

$55,000

Convertible Notes

2018 – 2020 Convertible Notes

During 2018, the Company entered into various Convertible Note Agreements with investors for gross proceeds of $1.1 million with a stated interest rate of 6.0% per annum (the “2018 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to the terms of the agreement. The Company incurred issuance costs of less than $0.1 million in connection with the 2018 Convertible Notes.

During 2019, the Company entered into various Convertible Note Agreements with investors for gross proceeds of $18.9 million with a stated interest rate of 6.0% per annum (the “2019 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to the terms of the agreement. Additionally, the Company amended the 2018 Convertible Notes in contemplation of the issuance of the 2019 Convertible Notes. The amendment was accounted for as a debt modification and resulted in a change in the definition of conversion discount from the time-based formula to a formula equal to the balance of the note on the date of conversion divided by an amount equal to the lesser of 80% of the per share price of shares issued in a qualified financing and the capped conversion price calculated by dividing $150.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the Convertible Notes, which represents a conversion option. Upon the amendment to the 2018 Convertible Notes and the issuance of the 2019 Convertible Notes, they have the same conversion price formula. The Company incurred issuance costs of $0.3 million in connection with the 2019 Convertible Notes.

During 2020, the Company entered into various Convertible Note Agreements with investors for gross proceeds of $13.4 million with a stated interest rate of 6.0% per annum (the “2020 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to the terms of the agreement. The 2020 Convertible Notes defined the conversion discount to the balance of the note on the date of conversion divided by an amount equal to the lesser of 85% of the per share price of shares issued in a qualified financing and the capped conversion price calculated by dividing $350.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2020 Convertible Notes, which represents a conversion option. The Company incurred issuance costs of $0.1 million in connection with the 2020 Convertible Notes.

The Company determined that the conversion option of the 2018 – 2020 Convertible Notes met the definition of an embedded derivative and was required to be bifurcated and accounted for separately from the notes. On the issuance dates of the 2018 – 2020 Convertible Notes, the embedded derivative liability was recorded at fair value, with the remaining proceeds allocated to the 2018 – 2020 Convertible Notes. The allocation of proceeds to the derivative liability resulted in a discount to the 2018 – 2020 Convertible Notes. The derivative liability was remeasured at fair value at each reporting period and immediately prior to the

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

settlement. The discount was amortized to interest expense over the term of the 2018 – 2020 Convertible Notes. On the issuance date of the 2018 Convertible Notes and 2019 Convertible Notes, the fair value of the embedded derivative liability was estimated to be $3.8 million. On the issuance date the 2020 Convertible Notes, the fair value of the embedded derivative was estimated to be $1.8 million.

The allocation of proceeds from the 2018 – 2020 Convertible Notes to the derivative liability and issuance costs resulted in an aggregate discount of $6.0 million, which was amortized to interest expense over the term of the 2018 – 2020 Convertible Notes.

In February, March, and May of 2021, the Company entered into additional Convertible Note agreements for an aggregate principal amount of $0.8 million with the same terms as the 2020 Convertible Notes as disclosed above. No issuance costs were recorded for these issuances.

The 2018 – 2020 Convertible Notes Agreements provide that, effective upon the closing of a qualified financing, as defined in the 2018 – 2020 Convertible Note Agreements, all of the outstanding principal and interest would automatically convert into shares of the same class or series of capital stock issued in the qualified financing.

In July 2021, the Company entered into the Series D Preferred Stock Purchase Agreement (the “SPA”). Under the SPA, the Company agreed to issue 842,283 shares of Series D-1 Preferred Stock at a purchase price of $11.8725 per share for total gross proceeds of $10.0 million, which represented a Qualified Financing triggering conversion of the outstanding 2018 – 2020 Convertible Notes.

In July 2021, the 2018 – 2020 Convertible Notes were converted into shares of preferred stock. The 2018 and 2019 Convertible Notes, which had an aggregate principal and interest balance of $22.7 million, converted at the capped conversion price of $6.2256 per share for a total of 3,644,616 shares of Series D-2 preferred stock and the 2020 Convertible Notes, which had an aggregate principal and interest balance of $15.1 million, converted at 85% of the Series D-1 price, or $10.0916 per share, for a total of 1,498,348 shares of series D-3 preferred stock.

Although a Qualified Financing triggered the conversion of the Convertible Notes, the actual conversion did not occur in accordance with the stated terms of the 2018 – 2020 Convertible Notes Agreements as the shares converted into Series D-2 and Series D-3 Preferred Stock instead of Series D-1 Preferred Stock. Therefore, the Company treated the conversion as an extinguishment of the Convertible Notes, and the fair value of the derivative liability of the 2018-2020 Convertible Notes was remeasured on the conversion date. The Company recognized a gain on conversion of convertible notes of $2.8 million equal to the difference between the carrying amount of the 2018-2020 Convertible Notes and the derivative liability, totaling $41.6 million, and the fair value of the Series D-2 and Series-D3 Preferred stock issued to the noteholders. The fair values of the Series D-2 and Series D-3 Preferred Stock were $6.60 per share and $9.87 per share, respectively, for a total fair value issued of $24.1 million and $14.8 million, respectively.

Interest expense for the year ended December 31, 2021 related to the 2018 – 2020 Convertible Notes Agreement was $2.0 million, consisting of $1.0 million each of contractual interest and amortization of the debt discount.

2021 Convertible Notes

In December 2021, the Company entered into a Convertible Note agreement with an investor for gross proceeds of $2.0 million with a stated interest rate of 5.0% per annum (the “2021 Convertible Notes”) and a maturity date 36 months from the date of issuance unless previously converted pursuant to their terms of the agreement. No issuance costs were incurred.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The 2021 Convertible Notes provide that, effective upon either a Special Purpose Acquisition Company (i.e. “deSPAC”) transaction, closing of a qualified financing, or closing of a non-qualified financing, all of the outstanding principal and interest would automatically convert into common shares or shares of the same class or series of capital stock issued in the qualified financing in an amount equal to the balance of the 2021 Convertible Notes on the date of conversion divided by the capped conversion price which is calculated by dividing $600.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the 2021 Convertible Notes. If the 2021 Convertible Notes are not converted into common shares, the principal and accrued interest become payable by the Company on the earlier of the maturity date or upon an event of default. As defined in the 2021 Notes Agreement, an event of default is either (i) the Company being unable to pay its debts as they become due or (ii) the occurrence of events of liquidation or bankruptcy of the Company.

Interest expense for the year ended December 31, 2022 related to the 2021 Convertible Notes Agreement was $0.1 million, consisting entirely of contractual interest. Interest expense for the year ended December 31, 2021 related to the 2021 Convertible Notes Agreement was $0.1 million, consisting of less than $0.1 million each of contractual interest and amortization of the debt discount.

2022 Convertible Notes

In January 2022, the Company entered into a Convertible Note agreement with investors for gross proceeds of $1.1 million with a stated interest rate of 5.0% per annum (the “2022 Convertible Notes”). The 2022 Convertible Notes mature 36 months from the issuance date unless previously converted pursuant to their terms of the agreement. Issuance costs were de minimis. The 2022 Convertible Notes have the same terms as the 2021 Convertible notes.

Interest expense for the year ended December 31, 2022 related to the 2022 Convertible Notes Agreement was $0.2 million, consisting entirely of contractual interest.

Paycheck Protection Program

In April 2020 and March 2021, the Company received two separate loans of $1.0 million under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) Paycheck Protection Program (“PPP”) administered through the Small Business Association (“SBA”).

The Company received notification from Needham Bank on February 19, 2021 and July 20, 2021, respectively, that due to the Company’s eligibility for 100% forgiveness, Needham Bank had received funds from the SBA to forgive the Loans, and the PPP loans were forgiven. The liability was derecognized from the consolidated balance sheets, and a gain of $2.0 million was recognized for the PPP loan forgiveness on the consolidated statement of operations and comprehensive loss during the year ended December 31, 2021. The Company incurred an immaterial amount of interest expense related to the PPP loans for the year ended December 31, 2021.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

8.	Fair Value Measurements

The following tables present the fair value hierarchy for its assets and liabilities that are measured at fair value at issuance date and on a recurring basis and indicate the level within the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

Fair Value Measurement as of December 31, 2022
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$4,925	$4,925	$—	$—

Total assets	$4,925	$4,925	$—	$—

Liabilities:
Series C Common Stock Warrant Liability	$340	$—	$—	$340
Series B Preferred Stock Warrant Liability	303	—	—	303
Series A-1 Preferred Stock Warrant Liability	82	—	—	82
Other Common Stock Warrant Liabilities	255	—	—	255
Series C Preferred Stock Warrant Liability	684	—	—	684
Derivative Liability—Success Fee	180	—	—	180
Series D-1 Preferred Stock Warrant Liability	707	—	—	707

Total Liabilities	$2,551	$—	$—	$2,551

Fair Value Measurement as of December 31, 2021
	Total Carrying Value	Level 1	Level 2	Level 3
Assets:
Cash equivalents
Money market funds	$17,497	$17,497	$—	$—

Total assets	$17,497	$17,497	$—	$—

Liabilities:
Series C Common Stock Warrant Liability	$137	$—	$—	$137
Series B Preferred Stock Warrant Liability	125	—	—	125
Series A-1 Preferred Stock Warrant Liability	30	—	—	30
MLSC Warrant Liability	29	—	—	29
Other Common Stock Warrant Liabilities	94	—	—	94
Series C Preferred Stock Warrant Liability	326	—	—	326
Derivative Liability—Success Fee	159	—	—	159

Total Liabilities	$900	$—	$—	$900

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The Company has classified the warrants within Level 3 of the hierarchy as the fair value is derived using the Black-Scholes option pricing model, which uses a combination of observable (Level 2) and unobservable (level 3) inputs. See table below for the assumptions used in the pricing model:

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
Series A-1 Preferred Stock warrants	December 31, 2022	4.42%	$1.90	$6.75	69%	0.25
Series B Preferred Stock warrants	December 31, 2022	4.41%	2.38	6.91	65%	2.00
Series C Common Stock warrants	December 31, 2022	4.11%	0.01	4.54	63%	4.00
Series C Preferred Stock warrants	December 31, 2022	3.92%	6.58	7.24	63%	8.20
Other Common Stock	December 31, 2022	3.99%	1.02 -1.10	4.54	63%	4.6-4.7
Series D-1 Preferred Stock warrants	December 31, 2022	3.88-3.92%	11.87	11.31	63%	8.2-9.7

	Measurement Date	Interest Rate	Exercise Price	Estimated Fair Value of Underlying Share Price	Expected Volatility	Expected Life (Years)
MLSC warrants	December 31, 2021	0.39%	$1.90	$3.43	56%	1.00
Series A-1 Preferred Stock warrants	December 31, 2021	0.56%	1.90	2.08	60%	1.30
Series B Preferred Stock warrants	December 31, 2021	1.12%	2.38	3.69	59%	3.00
Series C Common Stock warrants	December 31, 2021	1.26%	0.01	1.83	59%	5.00
Series C Preferred Stock warrants	December 31, 2021	1.52%	6.58	4.21	60%	9.20
Other Common Stock	December 31, 2021	1.31%	1.02 -1.10	1.83	60%	5.6 - 5.7

Expected dividend yield for all calculations is 0.00%.

2019 Term Loan Success Fee Derivative Liability

The derivative liability for the Success Fee associated with the 2019 Term Loan was recorded at fair value at December 31, 2022 using the following assumptions: weighted-average probability of 70% for the likelihood of a change in control or liquidity event within four years from the initial valuation date of the derivative liability; 30% that no change in control or liquidity event occurs prior to the expiration of the Success Fee period; and a market-based discount rate that will increase or decrease each period based on changes in the probability in the future cash flows.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The changes in the fair values of the warrant and derivative liabilities categorized with Level 3 inputs were as follows:

	MLSC Warrants	Preferred Stock Warrants	Common Stock Warrants	Convertible Debt Derivative Liability	Success Fee Derivative Liability	Total
Balance - January 1, 2021	$15	$84	$106	$6,484	$122	$6,811
Fair value upon issuance	—	333	—	121	—	454
Change in fair value	14	64	157	—	37	272
Exercise of warrants	—	—	(32)	—	—	(32)
Conversion of Convertible Debt	—	—	—	(6,605)	—	(6,605)

Balance - December 31, 2021	29	481	231	—	159	900
Fair value upon issuance	—	834	—	—	—	834
Change in fair value	(9)	465	365	—	19	840
Exercise of warrants	(20)	(3)	—	—	—	(23)

Balance - December 31, 2022	$—	$1,777	$596	$—	$178	$2,551

The change in fair value of the warrants and derivative liabilities at each period is recorded as a component of other income or other expense in the consolidated statements of operations and comprehensive loss.

9.	Income Taxes

The components of net loss before income taxes are as follows (in thousands):

	Year Ended December 31,
	2022	2021
U.S.	$(38,267)	$(12,586)
Foreign	666	200

Loss before income taxes	$(37,601)	$(12,386)

The reconciliation between the effective tax rate and the statutory federal income tax rate for the years ended December 31, 2022 and 2021 is as follows:

	Year Ended December 31,
	2022	2021
U.S. Statutory Federal Income Tax Rate	21.0%	21.0%
State Income Taxes, net of Federal Income tax Benefit	6.9%	9.8%
Tax Credits	1.0%	-1.2%
Non-Taxable PPP Loan Forgiveness	0.0%	3.4%
Valuation Allowance	-29.0%	-32.3%
Other	-0.2%	-0.7%

Effective tax rate	-0.3%	0%

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,
	2022	2021
U.S. federal and state net operating loss carryforwards	$25,051	$17,791
Capitalized start-up and research and development expenses	5,377	2,718
Research and development tax credits	1,780	1,320
Lease Liability	838	—
Depreciation	236	44
Other temporary differences	994	706

Total deferred tax assets	34,276	22,579

Valuation allowance	(33,484)	(22,579)
Net deferred tax assets	792	—
Right of Use Asset	(792)	—

Total deferred tax liabilities	(792)	—

Net deferred tax asset	$—	$—

The Company recorded income tax expense of $0.1 million during the year ended December 31, 2022 due to foreign operating income. The Company recorded no income tax expense during the year ended December 31, 2021. The Company maintains a valuation allowance for the full amount of the net United States deferred tax assets, as the realization of the deferred tax assets is not determined to be more likely than not. The valuation allowance increased for the years ended December 31, 2022 and 2021 by approximately $10.9 million and $4.0 million, respectively, due to an increase in deferred tax assets having a full valuation allowance primarily due to the operating losses incurred, capitalized research and development expenses and tax credits generated.

As of December 31, 2022, the Company had $91.7 million and $91.5 million of federal and state NOL carryforwards, respectively. Of the federal NOL carryforwards, $12.8 million expire between 2030 and 2037 and $78.9 million do not expire. The state NOL carryforwards expire between 2030 and 2042. As of December 31, 2022, the Company had $1.2 million and $0.8 million of federal and state research and development tax credits, which expire beginning in 2031 and 2028, respectively.

Changes to the Company’s valuation allowance are as follows (in thousands):

	Year Ended December 31,
	2022	2021
Beginning balances	$22,579	$18,577
Additions charged to net loss	10,905	4,002

Ending balances	$33,484	$22,579

Realization of the future tax benefits from these assets is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of net operating loss and research and development credit carryforwards that

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

could be used annually to offset future taxable income. The Company has not completed a study to assess whether a change of control has occurred or whether there have been multiple changes of control since the Company’s formation due to the significant complexity and cost associated with such study and because there could be additional changes in control in the future. As a result, the Company is not able to estimate the effect of the change in control, if any, on the Company’s ability to utilize net operating loss and research and development credit carryforwards in the future.

The Company is subject to US federal income tax, state income tax in Massachusetts, and income tax in certain foreign jurisdictions. The Company’s historical income taxes in foreign jurisdictions have been immaterial to the consolidated financial statements. The Company is not currently under examination by the Internal Revenue Service (“IRS”) or any other jurisdictions for any tax years; however, all tax years since inception remain open to examination by the major taxing jurisdictions to which the Company is subject, as carryforward attributes generated in years past may still be adjusted upon examination by the U.S. IRS or other authorities if they have, or will be, used in a future period.

As of December 31, 2022 and 2021, the unremitted earnings of the Company’s foreign subsidiaries are immaterial.

Interpretive guidance on the accounting for global intangible low-taxed income (“GILTI”) states that an entity can make an accounting policy election to either recognize deferred taxes for temporary basis differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred as a period expense. The Company made the accounting policy election to recognize GILTI as a period expense.

As of December 31, 2022 and 2021, the Company has not recorded a tax liability for any uncertain tax positions. Interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. There are no accrued interest and penalties as of December 31, 2022 and 2021.

10.	Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Preferred Equity

In connection with the Business Combination with CPUH, all Legacy Allurion preferred stock was retroactively adjusted, converted into common stock at the Exchange Ratio, and reclassified to permanent equity as a result of the reverse recapitalization. The Company issued Series A convertible preferred stock (the “Series A Preferred Stock”), Series B convertible preferred stock (the “Series B Preferred Stock”), Series C redeemable convertible preferred stock (the “Series C Preferred Stock”), and Series D convertible preferred stock (the “Series D Preferred Stock” and all such series collectively the “Preferred Stock”). All Preferred Stock is convertible at the option of the holder and automatically upon contingent events such as a sale, an initial public offering (“IPO”) or deSPAC event.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

As of December 31, 2022, Preferred Stock consisted of the following (in thousands, except share amounts):

	Preferred Stock Authorized(1)	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,276,786	2,226,694	$1,603	$2,486	2,226,694
Series A-1 Preferred Stock	1,513,028	1,452,860	2,776	4,234	1,452,860
Series B Preferred Stock	2,298,929	2,187,581	5,163	7,969	2,187,581
Series C Preferred Stock	8,113,616	7,753,035	39,122	39,122	7,753,035
Series D-1 Preferred Stock	1,684,565	861,656	9,615	15,865	861,656
Series D-2 Preferred Stock	3,644,616	3,590,311	24,054	35,997	3,590,311
Series D-3 Preferred Stock	1,498,348	1,521,422	14,788	23,988	1,521,422

Total	21,029,888	19,593,559	$97,121	$129,661	19,593,559

As of December 31, 2021, Preferred Stock consisted of the following (in thousands, except share amounts):

	Preferred Stock Authorized(1)	Preferred Stock Issued and Outstanding	Carrying Value	Liquidation Preference	Common Stock Issuable Upon Conversion
Series A Preferred Stock	2,276,786	2,226,694	$1,603	$2,486	2,226,694
Series A-1 Preferred Stock	1,513,028	1,447,248	2,752	4,217	1,447,248
Series B Preferred Stock	2,298,929	2,186,552	5,161	7,965	2,186,552
Series C Preferred Stock	8,113,616	7,753,035	39,122	39,122	7,753,035
Series D-1 Preferred Stock	1,684,565	861,656	9,615	15,265	861,656
Series D-2 Preferred Stock	3,644,616	3,590,311	24,054	34,620	3,590,311
Series D-3 Preferred Stock	1,498,348	1,521,422	14,788	23,071	1,521,422

Total	21,029,888	19,586,918	$97,095	$126,746	19,586,918

(1)	The Legacy Allurion preferred stock authorized was not retroactively adjusted using the Exchange Ratio.

Voting Rights

The preferred stockholders shall vote as a single class together with holders of all other classes and series of stock of the Company on all actions to be taken by the stockholders of the Company. The preferred stockholders are entitled to the number of votes equal to the number of shares of common stock into which the shares held by each holder are then convertible. The Series C Preferred Stockholders are entitled to elect two members of the Board of Directors, and the common stockholders are entitled to elect four members of the Board of Directors.

Dividend Rights

All preferred stock participates in dividends with common stock on an as-converted basis when declared by the Board of Directors. The preferred stockholders shall be entitled to receive dividends, when and if declared, on a pro rata pari passu basis according to the number of shares of common stock held by such holder. The Series D preferred stockholders are also entitled to a cumulative dividend which accrues at the rate of 6% per annum. The dividend accrues on a daily basis from and including the issuance date of such shares, whether or not declared. No dividends have been declared through December 31, 2022.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Company, before any payment shall be made to the holders of common stock, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to the Company’s stockholders, on a pari passu basis, an amount per share equal to (i) the Series A, Series A-1, Series B and Series C preferred stock per share liquidation preference equal to $1.092, $2.850, $3.563 and $4.935, respectively, plus any accruing dividends accrued but unpaid, whether or not declared and (ii) the Series D-1, Series D-2, and Series D-3 preferred stock per share liquidation preference equal to $17.809, $9.338, and $15.137, respectively, plus any accruing dividends accrued but unpaid, whether or not declared provided, that, if the Company achieves a revenue milestone of $65.0 million in a trailing twelve month period (the “Milestone”), then in lieu of the foregoing, the holders of the Series D-1, Series D-2, and Series D-3 Preferred Stock shall receive an amount per share equal to $11.8725, $6.2256 and $10.0916, respectively, plus any accruing dividends accrued but unpaid, whether or not declared (collectively, the “Preferred Stock Preference”). After payment of the Preferred Stock Preference, the funds and assets available for distribution to the Company’s stockholders, if any, will be initially distributed on a pro rata basis to the holders of common stock in the Company in proportion to the number of shares of common stock held at an amount per share equal to 150% of the Original Issue Price of the Series A Preferred Stock ($1.092), plus any dividends declared but unpaid thereon (the “First Catchup Amount”). Any remaining funds and assets available for distribution to the Company’s stockholders, if any, after the First Catchup Amount will then be distributed on a pro rata basis to the holders of common stock and Preferred Stock in the Company in proportion to the number of shares of common stock or Preferred Stock held.

Conversion Rights

Each share of Preferred Stock is convertible at any time, at the option of the holder, into one share of common stock, based upon a per share conversion factors of applicable original issuance prices, adjustable for certain dilutive events. Conversion is mandatory upon the closing of an IPO or deSPAC event, or upon the election of the holders of a majority of the then-outstanding Preferred Stock.

Redemption

The holders of Series A, Series A-1, Series B, Series D-1, Series D-2, and Series D-3 Preferred Stock are not entitled to any redemption rights, other than those under their liquidation rights discussed above. Upon the election of the Series C majority, up to 50% of the outstanding shares of Series C Preferred Stock are redeemable at a price equal to 1.5 times original issuance price, plus all declared, but unpaid dividends thereon, on a pro rata basis in an equal semiannual portion, after January 17, 2022. The Series C contingent redemption upon a deemed liquidation event results in mezzanine equity classification (outside of permanent equity) on the Company’s consolidated balance sheet.

Common Equity

Prior to the retroactive impact of the recapitalization, at December 31, 2022 the Board of Directors authorized up to 35,000,000 shares of common stock at a $0.0001 par value. During 2023, the Board increased the number of shares authorized to 38,000,000 (see Note 17). As of December 31, 2022 and 2021, 27,079,856 and 26,807,365 shares of common stock were outstanding, respectively. The Company issued 272,491 and 6,495,915 shares of common stock in the years ended December 31, 2022 and 2021, respectively.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

The number of shares of common stock that have been reserved for the potential exercise of preferred stock warrants, exercise of common stock warrants, stock options and RSUs as of December 31, 2022, is as follows:

Outstanding options to purchase common stock	4,301,960
Restricted Stock Units	1,415,104
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	297,854
Warrants to purchase common stock	138,857
Convertible notes (as converted to common stock)	171,256

Total	6,325,031

Warrants

As of December 31, 2022 and 2021, warrants to purchase the following classes of Preferred Stock and Common Stock outstanding consist of the following:

December 31, 2022
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
4/1/2013	0.2	Series A-1 Preferred Stock	Liability	16,557	$1.95
12/1/2014	1.9	Series B Preferred Stock	Liability	60,768	2.44
3/30/2021	8.2	Series C Preferred Stock	Liability	130,053	6.73
9/15/2022	9.7	Series D-1 Preferred Stock	Liability	45,238	12.14
6/4/2022	9.4	Series D-1 Preferred Stock	Liability	45,238	12.14
1/17/2017	4.0	Common stock	Liability	73,349	0.02
8/3/2017	4.6	Common stock	Liability	9,779	1.13
9/8/2017	4.7	Common stock	Liability	28,764	1.05
6/19/2018	5.5	Common stock	Liability	17,977	1.05
6/25/2019	6.5	Common stock	Liability	8,988	1.05

				436,711

December 31, 2021
Issuance Date	Remaining Contractual Term (in years)	Underlying Equity Instrument	Balance Sheet Classification	Shares Issuable Upon Exercise of Warrant	Weighted Average Exercise Price
4/1/2013	1.2	Series A-1 Preferred Stock	Liability	32,491	$1.95
12/1/2014	2.9	Series B Preferred Stock	Liability	61,797	2.44
3/30/2021	9.2	Series C Preferred Stock	Liability	130,053	6.73
1/17/2017	5.0	Common stock	Liability	73,349	0.02
8/3/2017	5.6	Common stock	Liability	9,779	1.13
9/8/2017	5.7	Common stock	Liability	28,764	1.05
6/19/2018	6.5	Common stock	Liability	17,977	1.05
6/25/2019	7.5	Common stock	Liability	8,988	1.05
6/30/2021	9.5	Common stock	Equity	137,285	0.01

				500,483

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

11.	Net Loss per Share

Basic and diluted net loss per share was calculated as follows:

	Year Ended December 31,
	2022	2021
Numerator:
Net loss and comprehensive loss	$(37,744)	$(12,386)
Cumulative undeclared dividends to participating securities (Series D convertible preferred stock)	(2,907)	(1,240)

Net loss attributable to common stockholders	$(40,651)	$(13,626)

Denominator:
Basic and diluted weighted-average common stock outstanding	26,918,484	23,135,975

Net loss per share attributable to common stockholders, basic and diluted	$(1.51)	$(0.59)

The Company’s potentially dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year Ended December 31,
	2022	2021
Outstanding options to purchase common stock	4,301,960	2,822,057
Restricted Stock Units	1,415,104	—
Warrants to purchase preferred stock (as converted to warrants to purchase common stock)	297,854	224,341
Warrants to purchase common stock	138,857	276,142
Convertible notes (as converted to common stock)	171,256	102,792

Total	6,325,031	3,425,332

12.	Stock Based Compensation

The Company’s 2010 Stock Option Plan (the “2010 Plan”) provided for the grant of qualified incentive stock options; nonqualified stock options, and or other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s common stock. On December 11, 2020, the Company’s Board of Directors adopted the 2020 Stock Option Plan, merging it with and into the 2010 Plan, (as merged, the “Plan”), which provides for the grant of qualified incentive stock options, nonqualified stock options, and other awards to the Company’s employees, officers, directors, advisors, and outside consultants to purchase the Company’s common stock. As of December 31, 2022 and 2021,

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

5,717,064 and 2,822,057 options and RSUs, respectively, were issued and exercisable under the Plan. As of December 31, 2022 and 2021, there were zero and 827,192 shares, respectively, remaining available for future grant under the Plan. In 2023, the Board of Directors increased the total number of shares reserved under the Plan by 1,400,000 shares of common stock (see Note 17). The stock options generally vest over a four-year period and expire 10 years from the date of grant.

Stock-based compensation expense included in the consolidated statement of operations and comprehensive loss was as follows:

	Year Ended December 31,
	2022	2021
Selling, general, and administrative	$400	$302
Research and development	37	11

Total stock-based compensation expense	$437	$313

Stock Options

The following tables summarizes the option activity under the Plan during the years ended December 31, 2022:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
		(per option)	(in years)	(in thousands)
Outstanding—January 1, 2022	2,822,057	$1.22	6.8	$1,743
Granted	1,776,640	3.95
Cancellations and forfeitures	(174,960)	1.40
Exercised	(121,777)	1.04
Outstanding— December 31, 2022	4,301,960	2.35	7.7	9,437

Exercisable at December 31, 2022	1,833,000	$1.15	5.5	$6,208

The weighted average grant-date fair value of the stock option awards granted during the years ended December 31, 2022 and 2021 were $2.36 and $0.81 per option, respectively.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model and the assumptions noted in the table below. Expected volatility for the Company’s common stock was determined based on an average of the historical volatility of a peer group of public companies which are similar to the Company. The expected term of options granted to employees was calculated using the simplified method, which represents the average of the contractual term of the option and the weighted- average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical option exercise data to provide a reasonable basis upon which to estimate expected term. The expected term of options granted to non-employees is the remaining contractual term of the award. The assumed dividend yield is based upon the Company’s expectation of not paying dividends in the foreseeable future. The risk-free rate for periods within the expected life of the option is based upon the U.S. Treasury yield curve in effect at the time of grant.

In determining the exercise prices for options granted, the Company’s Board of Directors has considered the fair value of the common stock as of the measurement date. The fair value of the common stock has been

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

approved by the Board of Directors at each award grant date based upon a variety of factors, including the results obtained from an independent valuation, the Company’s current financial position, historical financial performance and prospects, the status of technological developments within the Company’s products, the composition and ability of the current management team, an evaluation or benchmark of the Company’s competition, the current global economic and business climates, the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred stockholders, and the prospects of a liquidity event, among others.

The assumptions used in the Black-Scholes option-pricing model are as follows:

	Year Ended December 31,
	2022	2021
Expected volatility	63%	65%
Risk-free interest rate	3.56%	0.96%
Expected dividend yield	0%	0%
Expected term (in years)	5.8	6.0

As of December 31, 2022 and 2021, there were $5.0 million and $0.7 million, respectively, of unrecognized compensation costs related to nonvested options granted under Plan, which is expected to be recognized over a remaining weighted-average period of approximately three years as of December 31, 2022.

Restricted Stock Units

The Company has issued RSUs to a member of the Board of Directors with vesting subject to both a performance-based closing condition dependent on the successful merger with CPUH and time-based vesting conditions. See Note 17 for information about the Proposed Merger with CPUH. Upon the satisfaction of the closing condition, 62.5% of the RSUs awarded will vest. Thereafter, the remaining 37.5% of the RSUs will vest monthly over a period of two years. The RSUs will automatically terminate and be forfeited if the closing condition is not met. Additionally, all RSUs are subject to forfeiture if the grantee’s continuous service relationship as a member of the Board of Directors (or, after the closing condition is satisfied, as a member of the CPUH Board) terminates prior to vesting. The following table summarizes the restricted stock unit activity under the Plan during the years ended December 31, 2022:

	Number of RSUs	Weighted Average Grant Date Fair Value
		(per share)
Outstanding—January 1, 2022	—	$—
Granted	1,415,104	4.51
Cancellations and forfeitures	—	—
Vested	—	—

Outstanding—December 31, 2022	1,415,104	$4.51

The weighted average grant-date fair value of time-vested restricted stock units granted during the year-ended December 31, 2022 was $4.51 per share. There were no shares vested or cancelled during the year ended December 31, 2022. There were no shares granted, vested, or cancelled during the year ended December 31, 2021. The RSUs will only vest upon satisfaction of the closing condition, which has not yet occurred and is not considered probable until such an event occurs. Accordingly, no compensation cost had been recognized related to the RSUs.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

13.	Employee Benefit Plan

The Company has a 401(k) retirement plan which covers eligible U.S. employees. Eligible employees may elect to contribute up to the maximum limits, as set by the Internal Revenue Service, of their eligible compensation. The Company may elect to make a discretionary contribution or match a discretionary percentage of employee contribution. During the years ended December 31, 2022 and 2021, the Company’s matching contributions to the plan were $0.1 million.

14.	Commitments and Contingencies

Operating Leases

ASC 842 Adoption

With respect to contracts involving the use of assets, if the Company has the right to direct the use of the asset and obtain substantially all economic benefits from the use of an asset, it accounts for the service contract as a lease.

As of December 31, 2022, the Company was a party to eight different leases for office, manufacturing, and laboratory space under non-cancelable office leases in three cities. These leases total approximately 51,000 square feet and will expire between June 2023 and February 2028. The Company has a right to extend certain of these leases for periods between three and five years. The Company also holds immaterial leases related to vehicles and office equipment. Under its leases, the Company pays base rent and a proportional share of operating expenses. Such operating expenses are subject to annual adjustment and are accounted for as variable payments in the period in which they are incurred.

As described in Note 2, the Company adopted ASC 842 as of January 1, 2022. Prior period amounts have not been adjusted and continue to be reported in accordance with our historic accounting under ASC 840. All of the Company’s leases are classified as operating leases at the adoption date and as of December 31, 2022. The components of ROU assets and lease liabilities are included in the consolidated balance sheets. The short-term portion of the Company’s operating lease liability is recorded as part of accrued expenses and other current liabilities on the consolidated balance sheet.

The following table summarizes (in thousands) the impact of the adoption of the new lease accounting guidance on the Company’s consolidated balance sheets as of January 1, 2022, as if the previous accounting guidance was in effect for comparison purposes. There was no impact to the consolidated statement of operations and comprehensive loss or the consolidated statement of cash flows for the year ended December 31, 2022, as such, no impact information was provided.

	December 31, 2021		January 1, 2022
	Balance as Reported under ASC 840	Effect of Adopting ASC 842	Beginning Balance under ASC 842
Total assets	$39,351	$1,892	$41,243
Total liabilities	34,514	1,894	36,408
Total equity	(34,285)	(2)	(34,287)

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Other pertinent lease information is as follows (in thousands):

December 31, 2022
Operating lease costs	$918
Short-term lease costs	14
Variable lease costs	191
Operating cash flows paid for amounts in the measurement of operating lease liabilities	807
Operating lease assets obtained in exchange for lease obligations	1,677

Future commitments under non-cancelable operating lease agreements are as follows (in thousands):

2023	$1,148
2024	935
2025	650
2026	497
2027	375
Thereafter	49

Total lease payments	$3,654
Less: present value adjustment	(586)

Present value of total lease liabilities	3,068
Less: current lease liability	(905)

Long-term operating lease liabilities	$2,163

Operating lease liabilities are based on the net present value of the remaining lease payments over the remaining lease term. In determining the present value of lease payments, the Company used its incremental borrowing rate when measuring operating lease liabilities as discount rates were not implicit or readily determinable. As of December 31, 2022, the weighted average remaining lease term for operating leases is 3.9 years and the weighted average discount rate used to determine the operating lease liability is 9.5%.

Disclosures Related to Periods Prior to Adoption of ASC 842

Total rent expense for all of the Company’s facilities was $0.7 million for the year ended December 31, 2021. Future minimum annual lease payments as of December 31, 2021, under noncancelable leases are as follows (in thousands):

2022	$822
2023	674
2024	455
2025	212
2026	212
Thereafter	123

Total Future Minimum Lease Payments	$2,498

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Product Liability

The Company has not received any material product liability claims. While product defects and adverse patient reactions associated with the Allurion Balloon have occurred, and are expected to continue to occur, the Company does not have a history of product defects or adverse patient reactions that the Company’s management believes would give rise to a material product liability claim. Furthermore, the Company has obtained insurance related to potential product liability claims.

Litigation and Claims

In the normal course of operations, the Company may become involved in various claims and legal proceedings related to, for example, the validity or scope of its intellectual property rights, employee-related matters, or adverse patient reactions. Additionally, during the normal course of business, the Company may be a party to legal claims that may not be covered by insurance. As of December 31, 2022 and 2021, the Company has not recorded accruals for potential losses related to any existing or pending litigation or claims as the Company’s management has determined that there are no matters where a potential loss is probable and reasonably estimable. The Company does not believe that any existing or pending claims would have a material impact on the Company’s consolidated financial statements.

15.	Geographic Information

Long-lived assets, consisting of property and equipment, net and ROU assets by geography were as follows (in thousands):

	December 31,
	2022	2021
United States	$3,999	$1,370
France	1,282	338
All other countries	—	6

Long-lived assets	$5,281	$1,714

Refer to Note 3 for information on revenue by geography.

16.	Related-party Transactions

Lease Agreement with Related Party

In August 2022, the Company entered into an operating lease agreement for additional office space in Paris, France with LNMP JPBC Invest. The Company’s Trade Marketing Director was the signor of this lease for LNMP JPBS Invest. Additionally, the Company’s Chief Commercial Officer is also a partner of LNMP JPBC Invest. The lease agreement includes lease payments of approximately $0.1 million per year. The lease commenced August 1, 2022 and ends on July 31, 2025. The Company concluded that the commercial terms of the lease agreement were competitive, at the current market rate and conducted at arm’s-length.

17.	Subsequent Events

The Company has completed an evaluation of all subsequent events through May 12, 2023, except for the November 29, 2023 retrospective recapitalization for the completion of the Business Combination with

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

CPUH as disclosed in Note 1, which is the date the consolidated financial statements were available to be issued, to ensure that these consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements and events which occurred but were not recognized in the consolidated financial statements. The following subsequent events occurred subsequent to December 31, 2022:

Merger with CPUH

In February 2023, the Company and its wholly owned subsidiary, Allurion Technologies Holdings, Inc., (“New Allurion”), entered into a business combination agreement (the “Business Combination Agreement”) with CPUH, Compute Health Corp., a wholly owned subsidiary of CPUH (“Merger Sub I”) and Compute Health LLC, a wholly owned subsidiary of CPUH (“Merger Sub II”). Under the Business Combination Agreement, a series of mergers (collectively referred to as the “Mergers”) will occur in which the Merger Sub II continues as the surviving limited liability company and a wholly owned subsidiary of New Allurion. If the Mergers are successfully completed, the Company’s business operations will continue as the business operation of New Allurion. The Mergers are subject to approval by the Company’s stockholders, the stockholders of CPUH as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC. The Mergers are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CPUH, which is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes, and the Company will be the accounting “acquirer”. Accordingly, the Mergers will be treated as the equivalent of the Company issuing stock for the net assets of CPUH, accompanied by a recapitalization. The Company’s net assets and the net assets of CPUH will be stated at historical costs, with no goodwill or other intangible assets recorded. This determination is primarily based on the expectations that, immediately following the Mergers, the Company’s stockholders will have a majority of the voting power of New Allurion, the Company will control the majority of the board seats of New Allurion, and the Company’s senior management will comprise all of the senior management of New Allurion. Upon the consummation of the Mergers, New Allurion will become a publicly traded company.

On May 2, 2023, CPUH, Merger Sub I, Merger Sub II, the Company, and New Allurion entered into the BCA Amendment which, among other things, amended the calculation of the aggregate number of shares of New Allurion Common Stock to be issued to (or reserved for issuance for) Allurion equityholders upon the consummation of the Mergers to be as follows: (a) 37,812,000 minus (b) (x) a number of shares of New Allurion Common Stock equal to (i) 1,400,000 multiplied by (ii) (x) the aggregate Backstop Purchase Amounts (as defined herein) divided by (y) $4 million (such quotient, the “Backstop Percentage” and such shares calculated pursuant to this clause (y), the “Backstop Shares”); provided that the Backstop Percentage shall not exceed one hundred percent (100%) minus (c) a number of shares of New Allurion Common Stock equal to (x) (i) 1,500,000 minus (ii) the Backstop Shares multiplied by (y) the Net Closing Cash Percentage (as defined herein) (such shares, the “Allocated Shares”); provided that, if the Backstop Percentage equals one hundred percent (100%), then the Allocated Shares will be a number of shares of New Allurion Common Stock equal to greater of (a) the Backstop Shares or (b) 1,500,000 multiplied by the Net Closing Cash Percentage. Additionally, the BCA Amendment replaced the form of Investor Rights Agreement attached as an exhibit to the Existing Business Combination Agreement with a revised form of Investor Rights Agreement.

Other than as expressly modified by the BCA Amendment, the Existing Business Combination Agreement remains in full force and effect.

Pursuant to the terms in the Business Combination Agreement, certain of CPUH’s stockholders and the Company’s existing shareholders will receive new shares of New Allurion. Additionally, the CPUH Sponsor

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

agreed to exchange its Class B common stock and Compute Health Private Warrants into 2,088,327 shares of Compute Health Class A Common Stock. Each of these Sponsor shares of Compute Health Class A Common Stock, together with the shares owned by CPUH’s directors and public shareholders, will be converted into 1.420455 shares of New Allurion common stock.

Initial Financing and Bridge Notes

Pursuant to the terms in the Business Combination Agreement, the Company is required to use reasonable efforts to obtain gross cash proceeds of at least $15.0 million of additional financing through one or more private sales of common stock or any other equity securities which shall automatically convert into shares of the Company’s common stock immediately prior to the Mergers. From February 15, 2023 until April 30, 2023, the Company issued an aggregate principal amount of $16.8 million convertible notes to various investors pursuant to a convertible note purchase agreement, dated as of February 15, 2023, with a stated interest rate of 7.0% per annum (the “Bridge Notes”). The Bridge Notes mature on December 31, 2026 unless previously converted pursuant to their terms. The Bridge Notes provide that, effective upon a deSPAC transaction, all of the outstanding principal and interest would automatically convert into a number of shares of common stock equal to the balance of the Bridge Notes on the date of conversion divided by the discounted capped conversion price, which is calculated by dividing $217.3 million by the fully diluted capitalization of the Company immediately prior to the conversion of the Bridge Notes. Additionally the Bridge Notes provide that, effective upon the closing of a qualified financing, the holder of the Bridge Notes could optionally accelerate repayment of the principal and interest of the Bridge Notes or convert all of the outstanding principal and interest into common shares or shares of the same class or series of capital stock issued in the qualified financing equal to the balance of the Bridge Notes on the date of conversion divided by the greater of the capped price or the discounted price. The capped price is calculated by dividing $260.0 million by the fully diluted capitalization of the Company immediately prior to the conversion of the Bridge Notes, and the discounted price is calculated as 85% of the cash price of the same class or series of capital stock issued in the qualified financing. In conjunction with the issuance of the Bridge Notes, the Company executed a side letter with certain Bridge Note holders (the “Initial Financing”) with an aggregate outstanding principal balance of $13.4 million out of the total principal balance of $16.8 million of Bridge Notes.

Following the consummation of the Initial Financing, the Company determined to refinance the Initial Financing and, pursuant to the termination agreements (the “Termination Agreements”) entered into by the Company with each of the side letter holders, the side letters were terminated, effective as of May 2, 2023. With respect to the Termination Agreement with one of the side letter holders with a Bridge Note principal balance of $13.0 million (the “Side Letter Holder”), the Company will have the right to prepay, in one or more transactions, all or a portion of the outstanding principal amount, plus accrued interest, under the related Bridge Note (the “Side Letter Holder Bridge Note”), including by way of (a) a $2 million payment in cash by the Company to the Side Letter Holder on May 2, 2023, $1.5 million of which is deemed a prepayment penalty and (b) immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement, an additional payment of at least $6 million, up to the then-outstanding principal amount, plus accrued interest, under the Side Letter Holder Bridge Note by way of (i) payment in cash by the Company and/or (ii) the sale and transfer of all or any portion of the Side Letter Holder Bridge Note, equivalent in value to the portion of the additional payment to be repaid pursuant to this clause (b)(ii), to any person or persons designated in writing by the Company.

In addition, under the Side Letter Holder’s Termination Agreement, upon the terms and subject to the conditions set forth therein, New Allurion has agreed to issue to the Side Letter Holder a number of shares of New Allurion Common Stock equal to (a) (i) the New Allurion Share Target minus (ii) the number of

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

shares of New Allurion Common Stock issued to the Side Letter Holder upon the consummation of the transactions contemplated by the Business Combination Agreement in exchange for the shares of Allurion Common Stock issued upon conversion of the Side Letter Holder’s Bridge Note pursuant to the terms thereof (and based on the outstanding principal and accrued interest under such notes as of such time) (such net amount the “Additional Hunter Shares”) plus (b) 300,000 shares of New Allurion Common Stock. New Allurion Share Target means a number of shares of New Allurion Common Stock equal to (a) the outstanding principal and accrued interest under the Side Letter Holder’s Bridge Note immediately prior to the consummation of the transactions contemplated by the Business Combination Agreement (after giving effect to the payment of the Repayment) divided by (b) $5.00.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, certain third-party investors have entered into PIPE subscription agreements with CPUH and New Allurion to purchase shares of New Allurion common stock at $7.04 per share for aggregate proceeds of approximately $37.9 million (the “PIPE Investment”).

Revenue Interest Financing Agreement

In addition to the PIPE subscription agreements, concurrently with the execution of Business Combination Agreement, the Company and New Allurion entered into a revenue interest financing agreement (the “Revenue Interest Financing Agreement”) with RTW Investments, LP (“RTW”). Pursuant to the Revenue Interest Financing Agreement, upon the closing of the Business Combination, RTW agreed to pay New Allurion an aggregate of $40.0 million (the “Investment Amount”). In exchange for the Investment Amount, New Allurion will remit revenue interest payments on all current and future products and digital solutions developed and to be developed by New Allurion at a rate up to 6.0% of annual net sales prior to December 31, 2026, subject to the terms and conditions within the Revenue Interest Financing Agreement. On or after January 1, 2027, New Allurion will remit revenue interest payments at a rate up to 10.0% of annual net sales, subject to the terms and conditions within the Revenue Interest Financing Agreement. New Allurion will continue to make revenue interest payments to RTW until December 31, 2030. As part of the Revenue Interest Financing Agreement, the Company has committed to minimum aggregate revenue interest payments of 100% of the Investment Amount by December 31, 2027, and 240% of the Investment Amount, or $96.0 million, by December 31, 2030. The Company’s maximum aggregate revenue interest payments are capped at 260% of the Investment Amount, or $104.0 million. New Allurion may terminate the Revenue Interest Financing Agreement by prepaying aggregate revenue interest payments equal to 165% of the Investment Amount, or $66.0 million, by March 31, 2026. Upon closing the Business Combination, the Company expects to account for the Revenue Interest Financing Agreement as a debt instrument. Additionally, the Company is expecting to elect the fair value option, and the initial $40.0 million Investment Amount will be recorded at fair value. The election of the fair value option will obviate the need for the Company to bifurcate embedded derivatives from the Revenue Interest Financing Agreement. At each measurement date, the changes in fair value will be recorded in the statement of operations and comprehensive loss.

In connection with the Company entering in the Revenue Interest Financing Agreement, if, at any time beginning 12 months and ending 24 months following the closing of the Mergers, the volume weighted average price (“VWAP”) per share of New Allurion common stock is less than $7.04 for the average of 20 trading days within any 30 trading day period (“Stock Price Drop”); and the absolute value of the percentage decrease of such Stock Price Drop measured from a reference price of $10.00 per share of New

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Allurion common stock is greater than the absolute value of the percentage decrease in the VWAP of a comparable publicly traded peer index as defined in the Amended and Restated RTW Side Letter over the same time period, then RTW may elect to convert up to $7.5 million of its initial PIPE subscription into additional revenue interest financing to be added to the Investment Amount by forfeiting a number of shares of New Allurion common stock acquired in the PIPE subscription (“PIPE Conversion Option”). Such additions to the Investment Amount would result in proportional increases to the minimum aggregate revenue interest payments described above. New Allurion further agreed to issue up to an additional one million shares of New Allurion common stock to RTW with any such shares being issued at the closing of the Business Combination. Additionally, RTW will have a right to designate one director to the Board of Directors of New Allurion. The Company expects to account for the PIPE Conversion Option as a freestanding financial instrument that qualifies for derivative liability accounting in accordance with ASC 815, Derivatives and Hedging. Upon closing the Business Combination, the PIPE Conversion Option is expected to be initially recorded as a liability at its fair value with corresponding recognition of expense at inception because there is no right received by the Company that meets the definition of an asset and the transaction did not involve a distribution or dividend. The subsequent changes in fair value of the derivative liability will be recognized as gain or loss in the statement of operations and comprehensive loss.

On May 2, 2023, pursuant to the Backstop Agreement (defined below) and contemporaneous with the execution of the Backstop Agreement, CPUH, New Allurion, Merger Sub II, the Company, and RTW entered into an amended RTW side letter (the “Amended and Restated RTW Side Letter”), which amends and restates the existing RTW side letter in its entirety, in order to reflect that any conditional additional New Allurion shares issuable to RTW under the Amended and Restated RTW Side Letter, if any, would be calculated net of any Backstop Shares (defined below) issuable to RTW under the Backstop Agreement. Additionally, pursuant to the Amended and Restated RTW Side Letter, the parties to the Amended and Restated RTW Side Letter have agreed that, if a third party subsequently provides the Company with debt financing on more favorable terms than those provided to RTW under the Backstop Agreement, RTW will be offered the same or more favorable terms and conditions as the Company provided to such third party.

Fortress Debt

In February 2023, the Company and New Allurion entered into a Bridging Agreement, pursuant to which, among other things, upon the terms and conditions set forth therein, the Company and New Allurion agreed with Fortress Credit Corp. to execute a Credit and Guaranty Agreement (the “Term Loan Facility”). Upon closing of the Mergers, and under the terms of the Term Loan Facility, the Company can borrow up to $60.0 million. The Company will use the borrowings from the 2023 Credit Agreement to repay outstanding principal, accrued and unpaid interest and other obligations with respect to the amended and restated 2021 Term Loan with Runway. The Term Loan Facility will be jointly and severally guaranteed by the parent and subsidiary guarantors of New Allurion. The Term Loan Facility will mature in June 2027. Interest on borrowings under the 2023 Credit Agreement will be payable in arrears monthly at a floating interest rate equal to current applicable margin of 6.44% plus the greater of 3.0% or the administrative agent’s prime rate. An exit payment equal to 3% of the 2023 Credit Agreement will be due upon the prepayment or maturity date of the agreement. New Allurion also agrees to issue up to one million shares of New Allurion Common Stock to an affiliate of Fortress.

On May 2, 2023, pursuant to the Backstop Agreement and contemporaneous with the execution of the Backstop Agreement, the Fortress Investor and the Company entered into a side letter (the “Fortress Letter Agreement”), in order to reflect that any conditional additional New Allurion shares issuable to Fortress under the Term Loan Facility, if any, would be calculated net of any Backstop Shares issuable to the Fortress Investor under the Backstop Agreement. Additionally, pursuant to the Fortress Letter Agreement, the Fortress Investor and the Company have agreed that, if a third party subsequently provides the Company with debt financing on more

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

favorable terms than those provided to the Fortress Investor under the Backstop Agreement, the Fortress Investor will be offered the same or more favorable terms and conditions as the Company provided to such third party.

Equity Facility Agreement

In February 2023, the Company and New Allurion entered into a commitment letter relating to an equity facility agreement (the “Chardan Equity Facility”) with Chardan Capital Markets LLC (“Chardan”) whereby New Allurion will agree to pay a $0.1 million structuring fee and issue 35,511 shares of New Allurion’s common stock valued at $7.04 per share for an aggregate value of $0.3 million. In exchange, New Allurion will have a right to require Chardan to purchase shares of common stock up to the aggregate commitment amount of $100.0 million at prices per share based on the VWAP. The closing of the Chardan Equity Facility (the “Execution Date”) is conditioned upon the closing of the Mergers and will remain outstanding for three years from the Execution Date unless terminated upon reasonable notice by either party. The Company will incur certain fees in connection with the Equity Facility. The purpose of the execution of the Chardan Equity Facility is to fund general corporate expenses of New Allurion.

Backstop Agreement

On May 2, 2023, RTW and the Fortress Investor (the “Backstop Purchasers”) entered into a backstop agreement (the “Backstop Agreement”) with Compute Health, New Allurion and the Side Letter Holder. Pursuant to the Backstop Agreement, each Backstop Purchaser agreed that, to the extent any Side Letter Holder Bridge Notes remain outstanding prior to the consummation of the Mergers, such Backstop Purchaser will, at the closing of the Mergers, purchase up to $2.0 million of the Side Letter Holder Bridge Notes from the Side Letter Holder.

In addition, pursuant to the terms set forth in the Backstop Agreement, in consideration of each Backstop Purchaser’s commitment to purchase its backstop purchase amount of the Side Letter Holder Bridge Note, subject to the terms and conditions of the Backstop Agreement, New Allurion will, no later than the closing of the Mergers, issue to each Backstop Purchaser a number of shares of backstop shares (the “Backstop Shares”) as follows:

a)

In the event that the backstop purchase amount for each Backstop Purchaser is equal to $2.0 million, New Allurion will issue to each Backstop Purchaser under the Backstop Agreement an aggregate amount of shares of New Allurion Common Stock equal to the greater of (i) 700,000 shares of New Allurion common stock and (ii) the conditional additional New Allurion shares issuable (x) in the case of Fortress, to Fortress or its applicable affiliate pursuant to the Term Loan Facility and (y) in the case of RTW, to RTW pursuant to the Amended and Restated RTW Side Letter; provided that, in the event that for any reason the aggregate number of shares issuable to Fortress pursuant to clause (ii) above is greater than the aggregate number of shares issuable to RTW pursuant to clause (ii), or vice versa, the Backstop Purchaser that would receive the lesser aggregate number of shares shall instead receive the higher number of aggregate shares so that, pursuant to such clause (ii), each of Fortress and RTW shall receive the same aggregate number of shares of New Allurion common stock.

b)

In the event that the backstop purchase amount for each Backstop Purchaser is less than $2.0 million, New Allurion will issue to each Backstop Purchaser under the Backstop Agreement an aggregate amount of shares of New Allurion common stock equal to (i) 700,000 multiplied by a fraction having (x) a numerator equal to such Backstop Purchaser’s backstop purchase amount and (y) a denominator equal to 2,000,000.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Contribution Agreement

On May 2, 2023, the Shantanu K. Gaur Revocable Trust of 2021 (the “Gaur Trust”), a related party, and New Allurion entered into a share contribution agreement (the “Gaur Contribution Agreement”), pursuant to which the Gaur Trust agreed to contribute to New Allurion, as a contribution of capital, a number of shares of New Allurion common stock equal to: (a) 50,000 shares of New Allurion common stock plus (b) a number of shares of New Allurion common stock equal to one-third of the Additional Hunter Shares. The Gaur Trust’s contribution of the Gaur Trust Contributed Shares will be effective immediately following the consummation of the transactions contemplated by the Business Combination Agreement and the issuance of New Allurion common stock to the Gaur Trust pursuant to the terms of the Business Combination Agreement.

RSU Forfeiture Agreement

On May 2, 2023, a member of the Company’s board of directors entered into a RSU forfeiture agreement (the “RSU Forfeiture Agreement”), pursuant to which the board member agreed to forfeit to the Company a number of restricted stock unit awards, determined immediately following the consummation of the transactions contemplated by the Business Combination Agreement and after giving effect to the exchange of such RSUs pursuant to the Business Combination Agreement based on the Company’s exchange ratio, equal in number to up to (a) 50,000 shares of New Allurion common stock plus (b) a number of shares of New Allurion common stock equal to one-third of the Additional Hunter Shares. The forfeited RSUs shall be terminated and cancelled without consideration therefore, effective as of immediately following the consummation of the transactions contemplated by the Business Combination Agreement. There is no expense to be reversed upon the forfeiture as no compensation cost had been recognized through May 12, 2023 related to the RSUs as the RSUs will only vest upon satisfaction of the closing condition, which has not yet occurred and is not considered probable until such an event occurs (see Note 12).

CPUH Sponsor Contribution Agreement

On May 2, 2023, Compute Health Sponsor LLC (the “Sponsor”) and CPUH entered into a share contribution agreement (the “Sponsor Contribution Agreement”), pursuant to which the Sponsor agreed to contribute to CPUH, as a contribution to capital, a number of shares of CPUH Class A common stock equal to: (a) (i) 200,000 shares of CPUH Class A common stock plus (ii) a number of shares of CPUH Class A common stock equal to one-third of the Additional Hunter Shares divided by (b) 1.420455. The Sponsor’s contribution of the sponsor contributed shares will be contingent upon the closing of the transactions contemplated by the Business Combination Agreement and will be effective immediately following the sponsor recapitalization and immediately prior to the merger of the CPUH with and into New Allurion pursuant to the terms of the Business Combination Agreement.

Lease Extensions

In February 2023, the Company executed amendments to three of its leases in Natick, Massachusetts as well as its lease in Hudson, Massachusetts. As a result of these amendments, the leases in Natick will expire between June 2024 and March 2028, and the lease in Hudson will expire in February 2026. One of the Natick lease amendments contains a two-year renewal option, and another contains a four-year renewal option. The lease in Hudson was amended to add approximately 850 square feet of space, which will expire in February 2026 with the originally leased space in Hudson.

ALLURION TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except per share amounts)

Fifth Amended and Restated Certificate of Incorporation

In March 2023, the Company filed a Certification of Amendment to its Certificate of Incorporation with the Delaware Secretary of State to increase the total number of authorized shares of common stock from 35,000,000 to 38,000,000.

Amendment of Amended and Restated 2020 Stock Option and Grant Plan

In February 2023, the Company’s Board of Directors increased total number of shares reserved under the Plan by 1,400,000 shares of common stock, such that a total of 4,458,079 shares of common stock are reserved for issuance under the Plan in total.

COMPUTE HEALTH ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$360,401	$765,782
Prepaid expenses	58,302	71,506
Income tax receivable	—	174,922

Total current assets	418,703	1,012,210
Investments held in Trust Account	98,456,143	94,326,613

Total Assets	$98,874,846	$95,338,823

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$98,255	$4,189
Accrued expenses	27,500	—
Franchise tax payable	20,000	40,000
Due to related party	—	400,000
Convertible promissory note – related party	556,790	182,010
Promissory note – related party	4,050,000	750,000
Income tax payable	101,630	—

Total current liabilities	4,854,175	1,376,199
Derivative warrant liabilities	17,182,920	3,783,550
Deferred legal costs	9,012,470	4,046,016

Total liabilities	31,049,565	9,205,765

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 9,223,194 shares issued and outstanding at $10.66 at June 30, 2023 and 9,223,194 shares issued and outstanding $10.24 per share redemption value at December 31, 2022	98,274,518	94,401,540

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 3,000,000 shares authorized; none issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized ; no non-redeemable shares issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 21,532,500 and 21,562,500 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	2,153	2,156
Additional paid-in capital	3	—
Accumulated deficit	(30,451,393)	(8,270,638)

Total stockholders’ deficit	(30,449,237)	(8,268,482)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$98,874,846	$95,338,823

The accompanying notes are an integral part of these condensed financial statements.

COMPUTE HEALTH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 AND 2022

	For the Three Month Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
General and administrative expenses	$2,495,946	$616,731	$6,007,731	$1,150,155
Franchise tax expenses	50,000	50,000	100,050	100,000

Loss from operations	(2,545,946)	(666,731)	(6,107,781)	(1,250,155)
Other income (expense)
Change in fair value of derivative warrant liabilities	(3,424,590)	9,453,450	(13,399,370)	22,701,250
Change in fair value of convertible promissory note – related party	198,700	(39,930)	(374,780)	1,660
Income from investments held in Trust Account	952,277	1,225,056	1,964,579	1,295,452
Interest earned on bank account	221	2	1,126	16

Loss (income) before income tax	(4,819,338)	9,971,847	(17,916,226)	22,748,223
Income tax expense	189,478	219,373	391,551	219,373

Net (loss) income	$(5,008,816)	$9,752,474	$(18,307,777)	$22,528,850

Weighted average shares outstanding of Class A common stock, basic and diluted	9,223,194	86,250,000	9,223,194	86,250,000

Basic and diluted net (loss) income per share, Class A common stock	$(0.16)	$0.09	$(0.60)	$0.21

Weighted average shares outstanding of Class B common stock, basic and diluted	21,532,500	21,562,500	21,537,141	21,562,500

Basic and diluted net (loss) income per share, Class B common stock	$(0.16)	$0.09	$(0.60)	$0.21

The accompanying notes are an integral part of these condensed financial statements.

COMPUTE HEALTH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common Stock						Total Stockholders’ Deficit
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2022	—	$—	21,562,500	$2,156	$—	$(8,270,638)	$(8,268,482)
Remeasurement of Class A common stock to redemption value	—	—	—	—	—	(1,960,180)	(1,960,180)
Net loss	—	—	—	—	—	(13,298,961)	(13,298,961)

Balance - March 31, 2023	—	$—	21,562,500	$2,156	$—	$(23,529,779)	$(23,527,623)

Remeasurement of Class A common stock to redemption value						(1,912,798)	(1,912,798)
Forfeiture of Class B common stock shares			(30,000)	(3)	3	—	—
Net income	—	—	—	—	—	(5,008,816)	(5,008,816)

Balance - June 30, 2023	—	$—	21,532,500	$2,153	$3	$(30,451,393)	$(30,449,237)

THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common Stock						Total Stockholders’ Deficit
	Class A		Class B		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2021	—	$—	21,562,500	$2,156	$—	$(61,518,209)	$(61,516,053)
Net income	—	—	—	—	—	12,776,376	12,776,376

Balance - March 31, 2022	—	$—	21,562,500	$2,156	$—	$(48,741,833)	$(48,739,677)

Remeasurement of Class A common stock to redemption value	—	—	—	—	—	(725,192)	(725,192)
Net income	—	—	—	—	—	9,752,474	9,752,474
Balance - June 30, 2022	—	$—	21,562,500	$2,156	$—	$(39,714,551)	$(39,712,395)

The accompanying notes are an integral part of these condensed financial statements.

COMPUTE HEALTH ACQUISITION CORP.

UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	For the Six Month Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net (loss) income	$(18,307,777)	$22,528,850
Adjustments to reconcile net income to net cash used in operating activities:
Deferred legal fees	$4,966,454	514,108
Change in fair value of derivative warrant liabilities	13,399,370	(22,701,250)
Change in fair value of promissory note – related party	374,780	(1,660)
Income from investments held in Trust Account	(1,964,579)	(1,295,452)

Changes in operating assets and liabilities:
Prepaid expenses	13,204	304,070
Accounts payable	94,066	2,843
Accrued expenses	27,500	(160,917)
Franchise tax payable	(20,000)	(180,045)
Income tax receivable	174,922	—
Income tax payable	101,630	219,373

Net cash used in operating activities	(1,140,430)	(770,080)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	—
Cash deposited in Trust Account for extension	(2,400,000)	—
Interest Withdrawn from Trust Account	235,049	—

Net cash used in investing activities	(2,164,951)	—

Cash Flows from Financing Activities:
Proceeds from promissory note to related party	2,900,000	—

Net cash provided by financing activities	2,900,000	—

Net change in cash	$(405,381)	$(770,080)
Cash - beginning of the period	765,782	836,874

Cash - end of the period	$360,401	$66,794

Supplemental disclosure of noncash activities:
Conversion of related party advance to promissory note	$400,000	$—

The accompanying notes are an integral part of these condensed financial statements.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1 - Description of Organization, Business Operations and Liquidity

Compute Health Acquisition Corp. (the “Company” or “Compute Health”) is a blank check company incorporated in Delaware on October 7, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity for the period from October 7, 2020 (inception) through June 30, 2023 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company’s fiscal year end is December 31.

The Company’s sponsor is Compute Health Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 86,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 11,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $862.5 million, and incurring offering costs of approximately $48.4 million, of which approximately $30.2 million was for deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $19.3 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $862.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which was to be invested only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. Prior to the Company’s December 2, 2022 Special Meeting (as defined in Trust Account Redemptions and Extension of Combination Period below), the Company instructed Continental Stock Transfer & Trust Company to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of its initial Business Combination or liquidation.

In connection with the Extension Proposal as described in Trust Account Redemptions and Extension of Combination Period below, stockholders elected to redeem 77,026,806 shares of the Company’s common stock, representing approximately 71.45% of the issued and outstanding shares of the Company’s common stock and 89.31% of the issued and outstanding shares of the Company’s common stock sold in the Company’s Initial Public Offering. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

approximately $93.0 million. In addition, as of August 14, 2023, the Sponsor deposited an additional $3.4 million in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor including $579,000 deposited in July 2023 in the Company’s Trust Account. On July 26, 2023, stockholders elected to redeem 5,649,904 shares of the Company’s Class A common stock at a redemption value of $10.72. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was approximately $38.5 million.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account ($10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Trust Account Redemptions and Extension of Combination Period

On December 2, 2022, the Company held a special meeting of stockholders (the “Special Meeting”) to approve amendments to the Company’s Certificate of Incorporation to (i) extend the time for the Company to complete a Business Combination from February 9, 2023, which is 24 months from the date of the Initial Public Offering, to August 9, 2023, which is 30 months from the date of the Initial Public Offering (the “Extension Proposal”), and (ii) to remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of Exchange Act) of less than $5,000,001. Prior to the Special Meeting, we instructed Continental Stock Transfer & Trust Company, the trustee of the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of our initial Business Combination or liquidation. In connection with the proposals, as described in the proxy, the Company’s Sponsor agreed that if the Extension Proposal was approved and the Charter Extension becomes effective, it will make deposits of additional funds (the “Extension Deposits”) into the Trust Account for the aggregate benefit of Public Shares that are not redeemed by the Public Stockholders in connection with the Extension Proposal (collectively, the “Remaining Public Shares”) in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. For each whole month, or portion thereof, that is needed by the Company to complete an initial Business Combination from the date of the Extension Meeting until the August 9, 2023, the Sponsor will make Extension Deposits of $0.05 into the Trust Account for each Remaining Public Share, up to a total of $400,000 per month, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. In addition, pursuant to the prospectus the Company stated it will not use any trust proceeds to pay any excise taxes with the redemption of its securities.

Both proposals were approved. In connection with the Extension Proposal, stockholders elected to redeem 77,026,806 shares of the Company’s common stock, representing approximately 71.45% of the issued and outstanding shares of the Company’s common stock and 89.31% of the issued and outstanding shares of the Company’s common stock sold in the Company’s Initial Public Offering. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was approximately $93.0 million.

On December 5, 2022, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to (A) to extend the date (the “Termination Date”) by which it must either (a) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses, which we refer to as our initial Business Combination, or (b) (i) cease all operations except for the purpose of winding up if the Company fails to complete such initial business combination and (ii) redeem all of the shares of Class A common stock of the Company sold in the Company’s initial public offering that was consummated on February 9, 2021, from February 9, 2023 to August 9, 2023 (the “Extension Amendment”) and (B) to eliminate from the Certificate of Incorporation the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934) of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment”).

If the Company is unable to complete a Business Combination within 30 months from the closing of the Initial Public Offering, or August 9, 2023, (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On February 9, 2023, the Company entered into a business combination agreement (as amended on May 2, 2023, the “Business Combination Agreement”) with Compute Health Corp., a Delaware corporation and direct, wholly-

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

owned subsidiary of the Company (“Merger Sub I”), Compute Health LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Allurion Technologies Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Allurion (as defined below) (“Pubco”), and Allurion Technologies, Inc., a Delaware corporation (“Allurion” and, collectively with the Company, the Merger Subs and Pubco, the “Parties”).

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, the business combination will be effected in three steps: (a) the Company will merge with and into Pubco (the “CPUH Merger,” the closing of the CPUH Merger, the “CPUH Merger Closing” and the time at which the CPUH Merger becomes effective, the “CPUH Merger Effective Time”), with Pubco surviving (Pubco, in its capacity as the surviving company in the CPUH Merger, the “Surviving Corporation”) and, after giving effect to such merger, becoming the publicly-listed company and the sole owner of each Merger Sub, (b) at least three (3) hours following the consummation of the CPUH Merger, Merger Sub I will merge with and into Allurion (the “Intermediate Merger,” the closing of the Intermediate Merger, the “Intermediate Merger Closing” and the time at which the Intermediate Merger becomes effective, the “Intermediate Merger Effective Time”), with Allurion surviving as the surviving company in the Intermediate Merger (Allurion, in its capacity as the surviving company in the Intermediate Merger, the “Intermediate Surviving Corporation”) and, after giving effect to such merger, becoming a wholly-owned subsidiary of the Surviving Corporation and (c) thereafter, the Intermediate Surviving Corporation will merge with and into Merger Sub II (the “Final Merger,” and the time at which the Final Merger becomes effective, the “Final Merger Effective Time”) (the Final Merger, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), the “Proposed Transactions”), with Merger Sub II surviving as the surviving company in the Final Merger (Merger Sub II, in its capacity as the surviving company of the Final Merger, the “Surviving Subsidiary Company”) and, after giving effect to such merger, remaining a wholly-owned subsidiary of the Surviving Corporation.

Upon closing, the combined company (the “New Company”) will be named Allurion Technologies, Inc. and its common stock (the “ALUR Common Stock”) is expected to be traded on the New York Stock Exchange under the symbol “ALUR”.

In connection with the execution of the Business Combination Agreement, the Company and Pubco entered into Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Business Combination Agreement on February 9, 2023. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and Pubco agreed to issue and sell, to the Subscription Investors an aggregate of 5,386,695 shares of Pubco common stock for a purchase price of $7.04 per share, or an aggregate of approximately $37.9 million, in a private placement.

Upon the closing of the proposed transaction, it is expected that the New Company will issue, and assume warrants and other equity incentive arrangements representing or underlying, in the aggregate, 37,812,000 shares of the New Company to Allurion equityholders, with the consideration payable to Allurion equityholders based on an assumed $500 million pro forma enterprise value of the combined New Company. The proposed transaction also includes a minimum cash condition of $70 million (net of certain expenses) and is expected to provide a minimum of $87 million of gross cash proceeds.

In connection with the proposed transaction, holders of the Company’s Class A common stock will have the right to redeem their Class A shares. If holders of the Company’s Class A common stock elect not to redeem their Class A shares in connection with the proposed transaction, such holders will receive, at the closing of the

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

proposed transaction, an additional 0.420455 shares of the Company for each non-redeemed share of the Company’s Class A common stock. Additionally, in connection with the CPUH Merger, the warrant adjustment provision under the Company’s warrant agreement, dated February 4, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, is expected to be triggered, and the Parties have agreed to take certain actions, with respect to the applicability of such provision to the Proposed Transactions.

The proposed transaction has been approved by the boards of directors of each of Compute Health and Allurion. The proposed transaction will require the approval of the stockholders of each of Compute Health and Allurion and is subject to other customary closing conditions, including the receipt of certain regulatory approvals and a registration statement on Form S-4 (the “Registration Statement”) being declared effective by the Securities and Exchange Commission (the “SEC”).

The Business Combination would be consummated in accordance with the terms and subject to the conditions as further described in the Business Combination Agreement and other related supporting agreements as filed with the SEC on a Current Report on Form 8-K on February 9, 2023.

Liquidity and Going Concern

As of June 30, 2023, the Company had approximately $360,000 in its operating bank accounts and working capital of approximately $293,000 (not taking into account tax obligations of approximately $122,000 that may be paid using investment income earned in Trust Account) and excluding approximately a total of $4.6 million in related party notes. See Note 5.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and borrowings under a Note (as defined in Note 5) from the Sponsor of approximately $266,000. The Company repaid the Note in full upon consummation of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of June 30, 2023 and December 31, 2022, a principal amount of $2.25 million is drawn under Working Capital Loans. At June 30, 2023, $750,000 is available for borrowings under Working Capital Loans (see Note 5). In addition, the Company’s Sponsor has agreed to fund the Extension Deposits and costs reasonably related to the Company’s proposed Business Combination in exchange for one or more non-interest bearing unsecured promissory notes issued by the Company to the Sponsor to benefit its Public Stockholders. The first extension payment of $400,000 was made on December 31, 2022. During the six months ended June 30, 2023, the Sponsor funded an additional $2.9 million in these deposits of which the Company borrowed $500,000 under the Third Loan Note instrument for costs related to the proposed Business Combination and formalized the first extension payment through a Third Loan Note (as defined in Note 5). As of June 30, 2023, $1.5 million is available for future borrowings under the Third Loan Instrument. In July 2023, the Sponsor deposited an additional $579,000 in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. On July 26, 2023, stockholders elected to redeem 5,649,904 shares of the Company’s Class A common stock at a redemption value of $10.72. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was approximately $38.5 million. On August 1, 2023, the Business Combination Agreement between the Company and Allurion was consummated and the remaining shares of the Company’s common stocks were converted into Allurion Technologies, Inc common stock.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

In connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Topic 205-40, “Presentation of Financial Statements - Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, does not raise substantial doubt about the Company’s ability to continue as a going concern as the business combination with Allurion was consummated on August 1, 2023.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 2 - Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include normal recurring adjustments, necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2023 are not necessarily indicative of the results that may be expected through December 31, 2023.

The accompanying unaudited condensed consolidated financial statements of the Company include its wholly owned subsidiary in connection with the planned merger. All inter-company accounts and transactions are eliminated in consolidation.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on April 4, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

coverage limit of $250,000, and any cash held in the Trust Account. As of June 30, 2023 and December 31, 2022, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of June 30, 2023 and December 31, 2022.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The fair value of the Warrants as of June 30, 2023 and December 31, 2022, is based on observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Convertible Promissory Note - Related Party

The Company has elected the fair value option to account for its Convertible promissory note—related party with its Sponsor as defined and more fully described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

fair value are recorded as change in the fair value of its Convertible promissory note -related party on the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating expenses on the condensed statements of operations. Offering costs associated with the Class A common stock are charged against their carrying value upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions are non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

On November 15, 2022, the Company received notification from Goldman Sachs & Co. LLC (“Goldman Sachs”), the underwriters in the Company’s Initial Public Offering, that Goldman Sachs waives any entitlement it may have to the deferred underwriting commissions. As such, the deferred underwriting fee liability has been reversed in the year ended December 31, 2022. The amount allocated to the Public Warrants was recorded as a gain on the accompanying statements of operations and the amount allocated to the Class A common stock was added back as additional paid-in capital.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is classified as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets. Accordingly, as of June 30, 2023 and December 31, 2022, 9,223,194 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequent changes in redemption value are recognized and presented as remeasurement of Class A common stock to redemption value on the accompanying statement of changes in stockholders’ deficit.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At June 30, 2023 and December 31, 2022, the Company had a full valuation allowance on its deferred tax assets. The Company’s effective tax rate was (3.93)% and (2.19)% for the three and six months ended June 30, 2023, respectively. The effective tax rate was 2.20% and .96% for the three and six months ended June 30, 2022, respectively. The effective tax rate differs from the statutory rate of 21%, primarily due to the changes in the fair value of warrant liabilities and the valuation allowance on deferred tax assets.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net (Loss) Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common share is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net (loss) income per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 34,365,833 shares of common stock in the calculation of diluted income per share, because their exercise is contingent upon future events.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of common stock:

	For the Three Months Ended		For the Three Months Ended
	June 30, 2023		June 30, 2022
	Class A	Class B	Class A	Class B
Basic and Diluted net (loss) income per common stock:
Numerator:
Allocation of net (loss) income	$(1,502,073)	$(3,506,743)	$7,801,979	$1,950,495
Denominator:
Basic and Diluted weighted average shares outstanding	9,223,194	21,532,500	86,250,000	21,562,500

Basic and Diluted net (loss) income per common stock	$(0.16)	$(0.16)	$0.09	$0.09

	For the Six Months Ended		For the Six Months Ended
	June 30, 2023		June 30, 2022
	Class A	Class B	Class A	Class B
Basic and Diluted net (loss) income per common stock:
Numerator:
Allocation of net (loss) income	$(5,489,413)	$(12,818,364)	$18,023,080	$4,505,770
Denominator:
Basic and Diluted weighted average shares outstanding	9,223,194	21,537,141	86,250,000	21,562,500

Basic and Diluted net (loss) income per common stock	$(0.60)	$(0.60)	$0.21	$0.21

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed financial statements.

Note 3 - Initial Public Offering

On February 9, 2021, the Company consummated its Initial Public Offering of 86,250,000 Units, including 11,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $862.5 million, and incurring offering costs of approximately $48.4 million, of which approximately $30.2 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 4 - Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,833,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $19.3 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per common share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable (except as described below in Note 7 under “Warrants - Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Note 5 - Related Party Transactions

Founder Shares

On October 16, 2020, the Sponsor purchased 21,562,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The Sponsor agreed to forfeit up to 2,812,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on February 9, 2021; thus, these 2,812,500 Founder Shares are no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On October 16, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the closing of the Initial Public Offering. The Company borrowed approximately $266,000 under the Note and repaid the Note in full upon consummation of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). On April 6, 2021, the Company entered into a Loan Note Instrument (the “Loan Note” or “Promissory Note -related party”) with the Sponsor, pursuant to which, the Sponsor, in its sole and absolute discretion, may loan to the Company up to $1.5 million for costs reasonably related to the Company’s consummation of an initial Business Combination. The Loan Note does not

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

bear any interest. The Loan Note is payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. The Loan Note is subject to customary events if default, including failure by the Company to pay the principal amount due pursuant to the Loan Note within five business days of the Maturity Date and certain bankruptcy events of the Company.

At the Sponsor’s option, at any time prior to payment in full of the principal balance of the Loan Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Loan Note into that number of warrants, each whole warrant exercisable for one share of common stock of the Company (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Loan Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants shall be identical to the warrants issued by the Company to the Sponsor in a private placement upon consummation of the Company’s initial public offering. The Conversion Warrants are subject to customary registration rights granted by the Company to the Sponsor pursuant to the Loan Note. As of June 30, 2023 and December 31, 2022, $1.5 million was drawn under the Convertible promissory note - related party, presented at its fair value of approximately $557,000 and $182,000 on the accompanying condensed balance sheets.

On July 28, 2022, the Company entered into a second Loan Note Instrument (the “Second Loan Note”) with its Sponsor (“Payee”), pursuant to which, Payee, in its sole and absolute discretion, may loan to Compute Health up to $1.5 million for costs reasonably related to the Company’s consummation of an initial Business Combination. The Second Loan Note does not bear any interest. The Second Loan Note is payable on the earliest to occur of (i) the date on which Compute Health consummates its initial business combination and (ii) the date that the winding up of Compute Health is effective. On July 28, 2022, the Company borrowed $750,000 under the Second Loan Note. As of June 30, 2023 and December 31, 2022, $750,000 was outstanding under the Second Loan Note and is included in Promissory notes – related party on the condensed balances sheets. As of June 30, 2023, $750,000 is available for future borrowings under the second Loan Note.

On February 9, 2023, the Company entered into the Third Loan Note Instrument with the Sponsor, pursuant to which the Sponsor, in its sole and absolute discretion, may loan to the Company up to $4,750,000 for (i) costs reasonably related to the Company’s consummation of an initial Business Combination and (ii) deposits into the Trust Account in connection with the extension of the deadline for the Company to consummate its initial Business Combination from February 9, 2023 to August 9, 2023. The Third Loan Note does not bear any interest. The Third Loan Note is payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. The Third Loan Note is subject to customary events of default, including failure by the Company to pay the principal amount due pursuant to the Third Loan Note within five business days of the maturity date and certain bankruptcy events of the Company. As of June 30, 2023, $3.3 million was outstanding under the Third Loan Note and is included in Promissory notes – related party on the condensed balance sheets. As of June 30, 2023, $1.5 million is available for future borrowings under the Third Loan Instrument.

Due to Related Party

The Company’s Sponsor agreed that if the Extension Proposal was approved and the Charter Extension became effective, it would make deposits of additional funds (the “Extension Deposits”) into the Trust Account for the aggregate benefit of Public Shares that are not redeemed by the Public Stockholders in connection with the Extension Proposal (collectively, the “Remaining Public Shares”) in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. For each whole month, or portion thereof, that is needed by the Company to complete an initial Business Combination from the date of the Extension Meeting until the August 9, 2023, the Sponsor will make Extension Deposits of $0.05 into the Trust

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Account for each Remaining Public Share, up to a total of $400,000 per month. As the Extension Proposal was approved, the Company made contributions to the Trust Account of $400,000, which was funded by advances to the Company from the Sponsor. As of December 31, 2022, $400,000 was outstanding and presented as due to related party on the accompanying balance sheets. Subsequent to December 31, 2022, the advance has been formalized as a promissory note from the Sponsor and is presented as promissory notes – related party on the condensed balance sheets as of June 30, 2023. The Company had $0 and $400,000, in due to related party as of June 30, 2023 and December 31, 2022, respectively.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for administrative and support services. The Sponsor has waived these fees through June 30, 2023.

The Company’s Sponsor, officers and directors, or any of their respective affiliates, are to be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made by the Company to its initial stockholders, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 6 - Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provided that the Company would not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 11,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on February 9, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $17.3 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $30.2 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

underwriting agreement. On November 15, 2022, the Company received notification from Goldman Sachs, the underwriters in the Company’s Initial Public Offering, that Goldman Sachs waives any entitlement it may have to the deferred underwriting commissions. As such, the deferred underwriting fee liability has been reversed as of December 31, 2022.

Deferred Legal Fees

The Company has an agreement to obtain legal advisory services pursuant to which the Company’s legal counsel has agreed to defer their fees until the closing of the Business Combination. The deferred fees will become payable to the legal counsel in the event the Company completes a Business Combination. As of June 30, 2023 and December 31, 2022, the amount of these fees is approximately $9.0 million and $4.0 million, respectively, and is included as deferred legal fees on the accompanying condensed balance sheets.

Contingent Fee Arrangement

On August 26, 2022, the Company entered arrangement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) to obtain financial advisory and equity capital market advisory services and to act as the Company’s placement agent in connection with raising capital with a specific target in its search for a Business Combination. Credit Suisse would be entitled to a transaction fee of $8.0 million (“Arrangement”). Per the Arrangement, the $8.0 million fee for these services is contingent upon the closing of a Business Combination and therefore not included as liabilities on the accompanying balance sheets. Under the arrangement, the Company will also reimburse Credit Suisse for reasonable expenses.

On January 28, 2023, the Company and Credit Suisse agreed to amend the transaction fee in Section 2 of the Arrangement from $8.0 million to $2.0 million. As of June 30, 2023 and December 31, 2022, no expenses have been claimed.

Note 7 - Warrants

As of June 30, 2023, the Company had 21,532,500 Public Warrants and 12,833,333 Private Warrants outstanding. As of December 31, 2022, the Company had 21,562,500 Public Warrants and 12,833,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $10.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) are subject to registration rights.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the fair market value of the Class A common stock;

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The fair market value of Class A common stock mentioned above shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 - Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

300,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 9,223,194 shares of Class A common stock outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheets.

The Class A common stock subject to possible redemption reflected on the condensed balance sheets is reconciled on the following table:

Gross proceeds	$862,500,000
Less:
Proceeds allocated to Public Warrants	(24,753,640)
Class A common stock issuance costs	(47,036,560)
Plus:
Remeasurement of carrying value to redemption value	71,790,200

Class A common stock subject to possible redemption at December 31, 2021	$862,500,000
Increase in redemption value of Class A common stock subject to redemption	8,444,762
Redemption of 77,026,806 shares of Class A common stock	(776,543,222)

Class A common stock subject to possible redemption at December 31, 2022	$94,401,540
Increase in redemption value of Class A common stock subject to redemption	3,872,978

Class A common stock subject to possible redemption at June 30, 2023	$98,274,518

Note 9 - Stockholders’ Deficit

Preferred Stock - The Company is authorized to issue 3,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 9,223,194 shares of Class A common stock issued or outstanding, all of which are subject to possible redemption and have been classified as temporary equity. See Note 8.

Class B Common Stock - The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 21,532,500 and 21,562,500 shares of Class B common stock issued and outstanding, respectively.

Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the initial Business Combination, holders of a majority of the outstanding shares of Class B common stock may remove a member of the board of directors for any reason.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

These provisions of the certificate of incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination and excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Note 10 - Fair Value Measurements

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, by level within the fair value hierarchy:

June 30, 2023

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - Money Market Fund	$98,456,143	$—	$—
Liabilities:
Derivative warrant liabilities - public warrants	$10,766,250	$—	$—
Derivative warrant liabilities - private warrants	$—	$6,416,670	$—
Convertible promissory note - related party – short-term	$—	$—	$556,790

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account - Money Market Fund	$94,326,613	$—	$—
Liabilities:
Derivative warrant liabilities - public warrants	$2,371,880	$—	$—
Derivative warrant liabilities - private warrants	$—	$1,411,670	$—
Convertible promissory note - related party – short term	$—	$—	$182,010

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the three and six months ended June 30, 2023 or 2022.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Level 2 instruments include Private Placement Warrants. The Company uses the same quoted market prices as the Public Warrants to determine their fair value.

The fair value of the Public Warrants as of June 30, 2023 and December 31, 2022, was measured utilizing the Level 1 input of the observable listed trading price for such warrants.

Level 3 instruments are comprised of the Working Capital Loan measured at fair value using a Monte Carlo simulation model. The estimated fair value of the Working Capital Loan is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

The following table provides quantitative information regarding Level 3 fair value measurements inputs used to measure the fair value of the underlying conversion feature of the promissory note - related party at each measurement dates:

	June 30, 2023	December 31, 2022
Volatility	25%	33.9%
Stock price	$1.33	$0.85
Expected life of the options to convert	0.10	0.41
Risk-free rate	5.13%	4.54%
Dividend yield	0.0%	0.0%
Probability of successful Business Combination	37.7%	13.0%

The change in the fair value of the Promissory Note - related party measured with Level 3 inputs for the period for the six months ended June 30, 2023, is summarized as follows:

Fair Value of Promissory Note - related party, December 31, 2022	$182,010
Change in fair value of Promissory Note - related party	573,480

Fair Value of Promissory Note - related party, March 31, 2023	$755,490
Change in fair value of Promissory Note - related party	(198,700)

Fair Value of Promissory Note - related party, June 30, 2023	$556,790

Note 11 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through, the date that the condensed financial statements were available to be issued. Based on this review, the Company did not identify any subsequent events, other than described below, that would have required adjustment or disclosure in the condensed financial statements.

Third Loan Note

In July 2023, the Sponsor deposited an additional $579,000 in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor.

Compute Health Stockholder Redemptions

On July 26, 2023, stockholders of the Company elected to redeem 5,649,904 shares of the Company’s Class A common stock at a redemption value of $10.72. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was approximately $38.5 million. On August 1, 2023, the Business Combination Agreement between the Company and Allurion was consummated and the remaining shares of the Company’s common stocks were converted into Allurion Technologies, Inc common stock. The Company determined that the Internal Revenue Code (IRC) section 4501 excise tax introduced by the Inflation Reduction Act of 2022 (IRA) would have an impact to the Company’s fiscal 2023 tax provision as there were redemptions by the stockholders and recorded $0.2 million of excise tax liability. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IRA to determine whether any adjustments are needed to the Company’s tax provision in future periods.

COMPUTE HEALTH ACQUISITION CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Warrant Agreement Amendment

On July 25, 2023, holders of the Company’s warrants approved an amendment (the “Warrant Amendment”) to the warrant agreement that governed all of the Company’s warrants, by and between Compute Health and Continental Stock Transfer & Trust Company, as Warrant Agent, dated as of February 9, 2021, as may be amended or supplemented (the “Warrant Agreement”). Per the terms of the Warrant Amendment, (i) upon the completion of the Business Combination, each of the outstanding public warrants of the Company (the “Public Warrants”), which previously entitled the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share, became exercisable for 1.420455 shares of ALUR Common Stock at an exercise price of $8.10 per share; (ii) each of the Company’s Public Warrant was exchanged for 0.6125 the New Company’s public warrants; (iii) the terms of the Company’s warrants were amended such that they will expire seven years after the consummation of the Business Combination, or earlier upon redemption or liquidation; (iv) and Section 4.4 of the Warrant Agreement relating to adjustments of the Warrant Price (as defined in the Warrant Agreement) if the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination was deleted; (v) Sections 6.1 and 6.2 of the Warrant Agreement was amended to provide that, subject to the terms of the Warrant Agreement, not less than all of the Company’s Public Warrants may be redeemed for cash or for shares of common stock after a date that is ninety (90) days after the date on which the Company completes the initial Business Combination; and (vi) certain adjustments to the Reference Value (as defined in the Warrant Agreement), redemption trigger price, and the table summarizing the redemption prices for the Company’s Public Warrants as a result of the foregoing amendments to the Warrant Agreement were made. The Business Combination was approved by the boards of directors of each of Compute Health and Allurion and by the stockholders of each of Compute Health and Allurion and was subject to other customary closing conditions.

Deferred Legal Fees

The Company has an agreement to obtain legal advisory services pursuant to which the Company’s legal counsel has agreed to defer their fees until the closing of a Business Combination. The deferred fees will become payable to the legal counsel in the event the Company completes a Business Combination. In July 2023, it was formally agreed upon the deferred legal fees for the Company will be capped at $2.0 million and the fees became due when the Business Combination between the Company and Allurion consummated on August 1, 2023.

Business Combination Closing

On August 1, 2023, pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, the business combination was consummated in three steps: (a) at the CPUH Merger Effective Time, the Company merged with and into Pubco pursuant to the CPUH Merger, with Pubco surviving the CPUH Merger as the Surviving Corporation and becoming the publicly-listed company and the sole owner of each Merger Sub, (b) at the Intermediate Merger Effective Time, Merger Sub I merged with and into Allurion pursuant to the Intermediate Merger, with Allurion surviving the Intermediate Merger as the surviving company as the Intermediate Surviving Corporation and becoming a direct wholly-owned subsidiary of the Surviving Corporation and (c) at the Final Merger Effective Time, the Intermediate Surviving Corporation merged with and into Merger Sub II pursuant to the Final Merger, with Merger Sub II surviving as the surviving the Final Merger as the Surviving Subsidiary Company and remaining a wholly-owned subsidiary of the Surviving Corporation.

Pursuant to the Subscription Agreements, on August 1, 2023, the Subscription Investors purchased, and Pubco sold, to the Subscription Investors an aggregate of 5,386,695 shares of Pubco common stock for a purchase price of $7.04 per share, or an aggregate of approximately $37.9 million, in a private placement, following the CPUH Merger Effective Time and immediately prior to the Intermediate Merger Effective Time.

Upon closing, the combined company (the “New Company”) was named Allurion Technologies, Inc. and its common stock (the “ALUR Common Stock”) commenced trading on the New York Stock Exchange under the symbol “ALUR”.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Compute Health Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Compute Health Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph—Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

Portland, ME

April 3, 2023

COMPUTE HEALTH ACQUISITION CORP.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$765,782	$836,874
Prepaid expenses	71,506	774,677
Income tax receivable	174,922	—

Total current assets	1,012,210	1,611,551
Investments held in Trust Account	94,326,613	862,549,773

Total Assets	$95,338,823	$864,161,324

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$4,189	$8,047
Accrued expenses	—	162,917
Franchise tax payable	40,000	200,045
Due to related party	400,000	—
Convertible Promissory note—related party—short term	182,010	—
Promissory note—related party	750,000	—

Total current liabilities	1,376,199	371,009
Derivative warrant liabilities	3,783,550	30,268,330
Deferred underwriting commissions	—	30,187,500
Convertible Promissory note—related party—long term	—	1,392,950
Deferred legal costs	4,046,016	957,588

Total liabilities	9,205,765	63,177,377

Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 9,223,194 shares issued and outstanding at $10.24 at December 31, 2022 and 86,250,000 shares issued and outstanding $10.00 per share redemption value at December 31, 2021	94,401,540	862,500,000
Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 3,000,000 shares authorized; none issued or outstanding at December 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 300,000,000 shares authorized; no non-redeemable shares issued or outstanding at December 31, 2022 and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 30,000,000 shares authorized; 21,562,500 shares issued and outstanding at December 31, 2022 and December 31, 2021	2,156	2,156
Additional paid-in capital	—	—
Accumulated deficit	(8,270,638)	(61,518,209)

Total stockholders’ deficit	(8,268,482)	(61,516,053)

Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$95,338,823	$864,161,324

The accompanying notes are an integral part of these financial statements.

COMPUTE HEALTH ACQUISITION CORP.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
General and administrative expenses	$4,487,668	$2,031,261
Franchise tax expenses	200,000	200,050

Loss from operations	(4,687,668)	(2,231,311)
Other income (expense)
Change in fair value of derivative warrant liabilities	26,484,780	9,243,640
Change in fair value of convertible promissory note—related party	1,210,940	144,070
Loss on convertible promissory note—related party	—	(37,020)
Financing costs—derivative warrant liabilities	—	(1,406,506)
Gain from reversal of deferred underwriting liability—Public Warrants	866,381	—
Income from investments held in Trust Account	10,660,726	49,773
Interest earned on bank account	1,133	—

Income before income tax	34,536,292	5,762,646
Income tax expense	2,165,078	—

Net income	$32,371,214	$5,762,646

Weighted average shares outstanding of Class A common stock, basic and diluted	81,185,224	77,034,247

Basic and diluted net income per share, Class A common stock	$0.32	$0.06

Weighted average shares outstanding of Class B common stock, basic	21,562,500	21,261,986

Weighted average shares outstanding of Class B common stock, diluted	21,562,500	21,562,500

Basic and diluted net income per share, Class B common stock	$0.32	$0.06

The accompanying notes are an integral part of these financial statements.

COMPUTE HEALTH ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance—December 31, 2020	—	$—	21,562,500	$2,156	$22,844	$(5,169)	$19,831
Excess of cash received over fair value of the private placement warrants	—	—	—	—	4,491,670	—	4,491,670
Remeasurement of Class A common stock to redemption value	—	—	—	—	(4,514,514)	(67,275,686)	(71,790,200)
Net income	—	—	—	—	—	5,762,646	5,762,646

Balance—December 31, 2021	—	$—	21,562,500	$2,156	$—	$(61,518,209)	$(61,516,053)
Remeasurement of Class A common stock to redemption value	—	—	—	—	—	(8,444,762)	(8,444,762)
Extinguishment of deferred underwriting liability on Public Shares	—	—	—	—	29,321,119	—	29,321,119
Reclass from additional paid in capital to retained earnings	—	—	—	—	(29,321,119)	29,321,119	—
Net income	—	—	—	—	—	32,371,214	32,371,214

Balance—December 31, 2022	—	$—	21,562,500	$2,156	$—	$(8,270,638)	$(8,268,482)

The accompanying notes are an integral part of these financial statements.

COMPUTE HEALTH ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Cash Flows from Operating Activities:
Net income	$32,371,214	$5,762,646
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(26,484,780)	(9,243,640)
Change in fair value of promissory note—related party	(1,210,940)	(144,070)
Loss on promissory note—related party	—	37,020
Financing costs—derivative warrant liabilities	—	1,406,506
Income from investments held in Trust Account	(10,660,726)	(49,773)
Gain from reversal of deferred underwriting liability—Public Warrants	(866,381)	—
Changes in operating assets and liabilities:
Prepaid expenses	703,171	(774,677)
Accounts payable	(3,858)	3,523
Accrued expenses	(162,917)	(231,066)
Due to related party	400,000	—
Deferred legal fees	3,088,428	957,588
Franchise tax payable	(160,045)	199,436
Income tax receivable	(174,922)	—

Net cash used in operating activities	(3,161,756)	(2,076,507)

Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(862,500,000)
Cash deposited in Trust Account for extension	(400,000)	—
Interest Withdrawn from Trust Account	2,740,664	—
Cash withdrawn from Trust Account for redemptions	776,543,221	—

Net cash provided by (used in) investing activities	778,883,885	(862,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	—	2,000
Repayment of note payable to related party	—	(266,099)
Proceeds received from initial public offering, gross	—	862,500,000
Proceeds from private placement	—	19,250,000
Offering costs paid	—	(17,619,610)
Proceeds from promissory note to related party	750,000	1,500,000
Redemption of Class A common stock	(776,543,221)	—

Net cash provided by (used in) financing activities	(775,793,221)	865,366,291

Net change in cash	$(71,092)	$789,784
Cash—beginning of the period	836,874	47,090

Cash—end of the period	$765,782	$836,874

Supplemental disclosure of noncash financing activities:
Offering costs included in accrued expenses	$—	$372,369
Offering costs paid by related party under promissory note	$—	$94,099
Deferred underwriting commissions	$—	$30,187,500
Extinguishment of deferred underwriting liability on Public Shares	$29,321,119	$—
Supplemental disclosure of operating activities:
Income taxes paid	$2,340,000	$—

The accompanying notes are an integral part of these financial statements.

Note 1—Description of Organization, Business Operations and Liquidity

Compute Health Acquisition Corp. (the “Company” or “Compute Health”) is a blank check company incorporated in Delaware on October 7, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity for the period from October 7, 2020 (inception) through December 31, 2022 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and, subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on its investments held in the trust account from the proceeds of its Initial Public Offering. The Company’s fiscal year end is December 31.

The Company’s sponsor is Compute Health Sponsor LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated its Initial Public Offering of 86,250,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 11,250,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $862.5 million, and incurring offering costs of approximately $48.4 million, of which approximately $30.2 million was for deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 12,833,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $19.3 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $862.5 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding the amount of any deferred underwriting discount) at the time of the agreement to enter into the initial Business Combination. However, the Company only intends to complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of its Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then held in the Trust Account (approximately $10.00 per Public Share). The per-share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). If the Company seeks stockholder approval, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem the Public Shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

The Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company. The holders of the Founder Shares (the “initial stockholders”) agreed not to propose an amendment to the Certificate of Incorporation (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with a Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Trust Account Redemptions and Extension of Combination Period

On December 2, 2022, the Company held a special meeting of stockholders (the “Special Meeting”) to approve amendments to the Company’s Certificate of Incorporation to (i) extend the time for the Company to complete a Business Combination from February 9, 2023, which is 24 months from the date of the Initial Public Offering, to August 9, 2023, which is 30 months from the date of the Initial Public Offering (the “Extension Proposal”), and (ii) to remove the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of Exchange Act) of less than $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement. Prior to the Special Meeting, we instructed Continental Stock Transfer & Trust Company, the trustee of the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in cash in an interest-bearing demand deposit account until the earlier of consummation of our initial Business Combination or liquidation. In connection with the proposals, as described in the proxy, the Company’s Sponsor agreed that if the Extension Proposal was approved and the Charter Extension becomes effective, it will make deposits of additional funds (the “Extension Deposits”) into the Trust Account for the aggregate benefit of Public Shares that are not redeemed by the Public Stockholders in connection with the Extension Proposal (collectively, the “Remaining Public Shares”) in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. For each whole month, or portion thereof, that is needed by the Company to complete an initial Business Combination from the date of the Extension Meeting until the August 9, 2023, the Sponsor will make Extension Deposits of $0.05 into the Trust Account for each Remaining Public Share, up to a total of $400,000 per month, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. In addition, pursuant to the prospectus the Company stated it will not use any trust proceeds to pay any excise taxes with the redemption of its securities.

Both proposals were approved. In connection with the Extension Proposal, stockholders elected to redeem 77,026,806 shares of the Company’s common stock, representing approximately 71.45% of the issued and outstanding shares of the Company’s common stock and 89.31% of the issued and outstanding shares of the Company’s common stock sold in the Company’s Initial Public Offering. After the satisfaction of such redemptions, the balance in the Company’s Trust Account was approximately $93.0 million.

On December 5, 2022, the Company filed a Certificate of Amendment of Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to (A) to extend the date (the “Termination Date”) by which it must either (a) consummate a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses, which we refer to as our initial Business Combination, or (b) (i) cease all operations except for the purpose of winding up if the Company fails to complete such initial business combination and (ii) redeem all of the shares of Class A common stock of the Company sold in the Company’s initial public offering that was consummated on February 9, 2021, from February 9, 2023 to August 9, 2023 (the “Extension Amendment”) and (B) to eliminate from the Certificate of Incorporation the limitation that the Company may not redeem public shares to the extent that such redemption would result in the Company having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934) of less than $5,000,001 (the “Redemption Limitation”) in order to allow the Company to redeem public shares irrespective of whether such redemption would exceed the Redemption Limitation (the “Redemption Limitation Amendment”).

If the Company is unable to complete its Business Combination by August 9, 2023, (the “Combination Period”) and the Company’s stockholders have not amended the Certificate of Incorporation to further extend such Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The initial stockholders agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to the deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00. In order to protect the amounts held in the Trust Account, the Sponsor agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”), reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) the lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of interest which may be withdrawn to pay taxes, provided that such liability will not apply to any claims by a third party or Target that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had approximately $0.8 million in its operating bank accounts and working capital of approximately $0.6 million, excluding approximately $0.9 million in Working Capital Loans at fair value ($2.2 million of principal). During the year ended December 31, 2022, approximately $2.7 million was withdrawn from the Trust Account to pay franchise and income taxes.

The Company’s liquidity needs prior to the consummation of the Initial Public Offering were satisfied through the payment of $25,000 from the Sponsor to purchase Founder Shares (as defined in Note 5), and borrowings under a Note (as defined in Note 5) from the Sponsor of approximately $266,000. The Company repaid the Note in full upon consummation of the Initial Public Offering. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity has been satisfied through the net proceeds from the consummation of the Initial Public Offering and the Private Placement held outside of the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2022 and 2021, a principal amount of $2.25 million and $1.5 million is drawn under Working Capital Loans, respectively. At December 31, 2022 $750,000 is available for borrowings under Working Capital Loans (see Note 5). In addition, The Company’s Sponsor has agreed to fund the Extension Deposits in exchange for one or more non-interest bearing unsecured promissory notes issued by the Company to the Sponsor to benefit its Public Stockholders.

However, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s ASC Topic 205-40, “Presentation of Financial Statements—Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. The Company has until August 9, 2023 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 9, 2023 or such later date as approved by the Company’s stockholders.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination.

On December 27, 2022, the Treasury Department and Internal Revenue Service (“IRS”) issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

Note 2—Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000, and any cash held in the Trust Account. As of December 31, 2022 and 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had approximately $0 and $836,000 in cash equivalents held outside the Trust Account as of December 31, 2022 and 2021, respectively.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of

U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income from investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the balance sheets due to their short-term nature.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. The fair value of the Warrants as of December 31, 2022 and 2021, is based on observable listed prices for such warrants. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Convertible Promissory Note—Related Party

The Company has elected the fair value option to account for its Convertible Promissory Note—related party with its Sponsor as defined and more fully described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of its Convertible Promissory Note—related party on the statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred and presented as non-operating expenses on the statements of operations. Offering costs associated with the Class A common stock were charged against their carrying value upon the completion of the Initial Public Offering. The Company classified deferred underwriting commissions as non-current liabilities as their liquidation was not reasonably expected to require the use of current assets or require the creation of current liabilities.

On November 15, 2022, the Company received notification from Goldman Sachs & Co. LLC (“Goldman Sachs”), the underwriters in the Company’s Initial Public Offering, that Goldman Sachs waives any entitlement it may have to the deferred underwriting commissions. As such, the deferred underwriting fee liability has been reversed in the year ended December 31, 2022. The amount allocated to the Public Warrants was recorded as a gain on the accompanying statements of operations and the amount allocated to the Class A common stock was added back as additional paid-in capital.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature contains certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A common stock subject to possible redemption is classified as temporary equity, outside of the stockholders’

equity section of the Company’s balance sheets. In connection with the Extension Proposal, 77,026,806 shares of Class A common stock were redeemed. Accordingly, as of December 31, 2022 and 2021, 9,223,194 and 86,250,000 shares of Class A common stock subject to possible redemption is presented at redemption value as temporary equity, respectively, outside of the stockholders’ deficit section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequent changes in redemption value are recognized and presented as remeasurement of Class A common stock to redemption value on the accompanying statement of changes in stockholders’ equity (deficit).

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income Per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income per common share is calculated by dividing the net income by the weighted average shares of common stock outstanding for the respective period.

The calculation of diluted net income per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 34,395,833 shares of common stock in the calculation of diluted income per share, because their exercise is contingent upon future events. Remeasurement associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of common stock:

	For the Year Ended December 31, 2022		For the Year Ended December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common stock:
Numerator:
Allocation of net income available to stockholders	$25,577,834	$6,793,380	$4,516,156	$1,246,490
Denominator:
Basic weighted average shares outstanding	81,185,224	21,562,500	77,034,247	21,261,986
Effect of dilutive securities	—	—	—	300,514

Diluted weighted average shares outstanding	81,185,224	21,562,500	77,034,247	21,562,500

Basic net income per common stock	$0.32	$0.32	$0.06	$0.06
Diluted net income per common stock	$0.32	$0.32	$0.06	$0.06

Recent Accounting Pronouncements

In June 2022, the FASB issued ASU 2022-03, ASC Subtopic 820 “Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. The ASU amends ASC 820 to clarify that a contractual sales restriction is not considered in measuring an equity security at fair value and to introduce new disclosure requirements for equity securities subject to contractual sale restrictions that are measured at fair value. The ASU applies to both holders and issuers of equity and equity-linked securities measured at fair value. The amendments in this ASU are effective for the Company in fiscal years beginning after December 15, 2024, and interim periods within those fiscal years. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. The Company is considering the impact of this pronouncement on the financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3—Initial Public Offering

On February 9, 2021, the Company consummated its Initial Public Offering of 86,250,000 Units, including 11,250,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $862.5 million, and incurring offering costs of approximately $48.4 million, of which approximately $30.2 million was for deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

Note 4—Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 12,833,333 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of approximately $19.3 million.

Each Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per common share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable (except as described below in Note 7 under “Warrants—Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by the initial purchasers or their permitted transferees.

The purchasers of the Private Placement Warrants agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants (except to permitted transferees) until 30 days after the completion of the initial Business Combination.

Note 5—Related Party Transactions

Founder Shares

On October 16, 2020, the Sponsor purchased 21,562,500 shares of the Company’s Class B common stock, par value $0.0001 per share, (the “Founder Shares”) for an aggregate price of $25,000. The Sponsor agreed to forfeit up to 2,812,500 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriter exercised its over-allotment option in full on February 9, 2021; thus, these 2,812,500 Founder Shares are no longer subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Related Party Loans

On October 16, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the closing of the Initial Public Offering. The Company borrowed approximately $266,000 under the Note and repaid the Note in full upon consummation of the Initial Public Offering.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). On April 6, 2021, the Company entered into a Loan Note Instrument (the “Loan Note” or “Promissory Note—related party”) with the Sponsor, pursuant to which, the Sponsor, in its sole and absolute discretion, may loan to the Company up to $1.5 million for costs reasonably related to the Company’s consummation of an initial business combination. The Loan Note does not bear any interest. The Loan Note is payable on the earliest to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. The Loan Note is subject to customary events if default, including failure by the Company to pay the principal amount due pursuant to the Loan Note within five business days of the Maturity Date and certain bankruptcy events of the Company.

At the Sponsor’s option, at any time prior to payment in full of the principal balance of the Loan Note, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Loan Note into that number of warrants, each whole warrant exercisable for one share of common stock of the Company (the “Conversion Warrants”), equal to: (x) the portion of the principal amount of the Loan Note being converted, divided by (y) $1.50, rounded up to the nearest whole number of warrants. The Conversion Warrants shall be identical to the warrants issued by the Company to the Sponsor in a private placement upon consummation of the Company’s initial public offering. The Conversion Warrants are subject to customary registration rights granted by the Company to the Sponsor pursuant to the Loan Note. As of December 31, 2022 and 2021, $1.5 million and $1.4 million was drawn under the Promissory Note—related party, respectively, presented at the fair value of $182,000 and $1.4 million on the accompanying balance sheets, respectively.

On July 28, 2022, the Company entered into a second Loan Note Instrument (the “Second Loan Note” or “Promissory note—related party) with its Sponsor (“Payee”), pursuant to which, Payee, in its sole and absolute discretion, may loan to Compute Health up to $1.5 million for costs reasonably related to the Company’s consummation of an initial Business Combination. The Second Loan Note does not bear any interest. The Second Loan Note is payable on the earliest to occur of (i) the date on which Compute Health consummates its initial business combination and (ii) the date that the winding up of Compute Health is effective. On July 28, 2022, the Company borrowed $750,000 under the Second Loan Note. As of December 31, 2022, $750,000 was outstanding under the Second Loan Note and $750,000 is available for future borrowings.

Due to Related Party

The Company’s Sponsor agreed that if the Extension Proposal was approved and the Charter Extension becomes effective, it would make deposits of additional funds (the “Extension Deposits”) into the Trust Account for the aggregate benefit of Public Shares that are not redeemed by the Public Stockholders in connection with the Extension Proposal (collectively, the “Remaining Public Shares”) in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Sponsor. For each whole month, or portion thereof, that is needed by the Company to complete an initial Business Combination from the date of the Extension Meeting until the August 9, 2023, the Sponsor will make Extension Deposits of $0.05 into the Trust Account for each Remaining Public Share, up to a total of $400,000 per month. As the Extension Proposal was approved, the Company has made contributions to the Trust Account of $400,000, which was funded by advances to the Company from the Sponsor. As of December 31, 2022, $400,000 was outstanding and presented as due to related party on the accompanying balance sheets. Subsequent to December 31, 2022, the advance has been formalized as a promissory note from the Sponsor. See Note 12.

Administrative Services Agreement

Commencing on the date that the Company’s securities were first listed on the NYSE through the earlier of consummation of the initial Business Combination and the liquidation, the Company agreed to pay the Sponsor a total of $10,000 per month for administrative and support services. The Sponsor has waived these fees through December 31, 2022.

The Company’s Sponsor, officers and directors, or any of their respective affiliates, are to be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. The Company’s audit committee reviews on a quarterly basis all payments that were made by the Company to its initial stockholders, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on the Company’s behalf.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the

Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans), were entitled to registration rights pursuant to a registration rights agreement signed upon the consummation of the Initial Public Offering. These holders were entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provided that the Company would not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the date of Initial Public Offering to purchase up to 11,250,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriter exercised its over-allotment option in full on February 9, 2021.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or approximately $17.3 million in the aggregate, paid upon the closing of the Initial Public Offering. An additional fee of $0.35 per Unit, or approximately $30.2 million in the aggregate would be payable to the underwriters for deferred underwriting commissions. The deferred fee was to become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. On November 15, 2022, the Company received notification from Goldman Sachs, the underwriters in the Company’s Initial Public Offering, that Goldman Sachs waives any entitlement it may have to the deferred underwriting commissions. As such, the deferred underwriting fee liability has been reversed as of December 31, 2022.

Deferred Legal Fees

The Company has an agreement to obtain legal advisory services pursuant to which the Company’s legal counsel has agreed to defer their fees until the closing of the Business Combination. The deferred fees will become payable to the legal counsel in the event the Company completes a Business Combination. As of December 31, 2022 and 2021, the amount of these fees is approximately $4.0 million and $1.0 million, respectively, and is included as deferred legal fees on the accompanying balance sheets.

Contingent Fee Arrangement

On August 26, 2022, the Company entered arrangement with Credit Suisse Securities (USA) LLC (“Credit Suisse”) to obtain financial advisory and equity capital market advisory services and to act as the Company’s placement agent in connection with raising capital with a specific target in its search for a Business Combination. Credit Suisse would be entitled to a transaction fee of $8.0 million (“Arrangement”). Per the Arrangement, the $8.0 million fee for these services is contingent upon the closing of a Business Combination and therefore not included as liabilities on the accompanying balance sheets. Under the arrangement, the Company will also reimburse Credit Suisse for reasonable expenses.

On January 28, 2023, the Company and Credit Suisse agreed to amend the transaction fee in Section 2 of the Arrangement from $8.0 million to $2.0 million. As of December 31, 2022, no expenses have been claimed.

Note 7—Warrants

As of December 31, 2022 and 2021, the Company had 21,562,500 Public Warrants and 12,833,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders are permitted to exercise their warrants on a cashless basis under certain circumstances as a result of (i) the Company’s failure to have an effective registration statement by the 60th business day after the closing of the initial Business Combination or (ii) a notice of redemption described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”). The Company agreed that as soon as practicable, but in no event later than 20 business days after the closing of its initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Company’s initial Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If the shares issuable upon exercise of the warrants are not registered under the Securities Act in accordance with the above requirements, the Company will be required to permit holders to exercise their warrants on a cashless basis. However, no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the shares of Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of each warrant will be adjusted (to the nearest cent) such that the effective exercise price per full share will be equal to 115% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $18.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of (i) the Market Value and (ii) the Newly Issued Price, and the $10.00 per-share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of (i) the Market Value and (ii) the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, (i) they will not be redeemable by the Company, (ii) they (including the shares of Class A common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the initial

Business Combination, (iii) they may be exercised by the holders on a cashless basis and (iv) are subject to registration rights.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants as described above unless an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period. Any such exercise would not be on a cashless basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00: Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares of Class A common stock determined by reference to an agreed table based on the redemption date and the fair market value of the Class A common stock;

•

if, and only if, the last reported sale price of Class A common stock equals or exceeds $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;

•

if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•

if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock (or a security other than the Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in the initial Business Combination) issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The fair market value of Class A common stock mentioned above shall mean the volume-weighted average price of Class A common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust

Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8—Class A Common Stock Subject to Possible Redemption

The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 9,223,194 and 86,250,000 shares of Class A common stock outstanding, respectively, all of which were subject to possible redemption and are classified outside of permanent equity in the balance sheets.

The Class A common stock subject to possible redemption reflected on the balance sheets is reconciled on the following table:

Gross proceeds	$862,500,000
Less:
Proceeds allocated to Public Warrants	(24,753,640)
Class A common stock issuance costs	(47,036,560)
Plus:
Remeasurement of carrying value to redemption value	71,790,200

Class A common stock subject to possible redemption at December 31, 2021	862,500,000
Increase in redemption value of Class A common stock subject to redemption	8,444,762
Redemption of 77,026,806 shares of Class A common stock	(776,543,221)

Class A common stock subject to possible redemption at December 31 2022	$94,401,540

Note 9—Stockholders’ Equity (Deficit)

Preferred Stock—The Company is authorized to issue 3,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock—The Company is authorized to issue 300,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 9,223,194 and 86,250,000 shares of Class A common stock issued or outstanding, all of which are subject to possible redemption and have been classified as temporary equity (see Note 8).

Class B Common Stock—The Company is authorized to issue 30,000,000 shares of Class B common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 21,562,500 shares of Class B common stock issued and outstanding.

Prior to the initial Business Combination, only holders of Class B common stock will have the right to vote on the election of directors. Holders of the Class A common stock will not be entitled to vote on the election of directors during such time. In addition, prior to the initial Business Combination, holders of a majority of the outstanding shares of Class B common stock may remove a member of the board of directors for any reason. These provisions of the certificate of incorporation may only be amended by a resolution passed by the holders of a majority of shares of the Class B common stock. With respect to any other matter submitted to a vote of the stockholders, including any vote in connection with the initial Business Combination, except as required by applicable law or stock exchange rule, holders of the Class A common stock and holders of the Class B common stock will vote together as a single class, with each share entitling the holder to one vote.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as described herein. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of the initial Business Combination, including pursuant to a specified future issuance, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the then-outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance, including pursuant to a specified future issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of the number of shares of Class A common stock redeemed in connection with the initial Business Combination and excluding any shares or equity-linked securities issued or issuable to any seller in the initial Business Combination).

Note 10—Income Taxes

The income tax provision (benefit) consists of the following for the year ended December 31, 2022 and 2021:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Current
Federal	$2,165,078	$—
State	—	—
Deferred
Federal	(942,172)	(458,514)
State	—	—
Valuation allowance	942,172	458,514

Income tax provision	$2,165,078	$—

The Company’s net deferred tax assets are as follows as of December 31, 2022 and 2021:

As of December 31, 2021, the Company had available U.S. federal operating loss carry forwards of $150,882 that could be carried forward indefinitely. As of December 31, 2022 the carry forward was fully utilized with the positive taxable income of the Company generated by the interest earned in the Trust Account. As such, there were no U.S. federal operating loss carry forwards as of December 31, 2022.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. The valuation allowance increased by approximately $911,000 and $457,000 during the year ended December 31, 2022 and 2021, respectively.

	As of December 31, 2022	As of December 31, 2021
Deferred tax assets:
Start-up/Organization costs	$1,369,012	$426,839
Net operating loss carryforwards	—	31,675

Total deferred tax assets	1,369,012	458,514
Valuation allowance	(1,369,012)	(458,514)

Deferred tax asset, net of allowance	$—	$—

There were no unrecognized tax benefits as of December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of derivative warrant liabilities	(16.1)%	(33.7)%
Transaction costs allocated to derivative warrant liabilities	0.0%	5.1%
Loss on promissory note—related party	0.0%	0.1%
Change in fair value of promissory note—related party	(0.7)%	(0.5)%
Gain from reversal of deferred underwriting liability—Public Warrants	(0.5)%	0.0%
Change in valuation allowance	2.6%	7.9%

Income tax rate (benefit)	6.3%	(0.13)%

The Company files income tax return in the U.S. federal and Delaware jurisdictions. The tax returns are subjection to examination since inception.

Note 11—Fair Value Measurements

The following tables presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021, by level within the fair value hierarchy:

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money Market Fund	$94,326,613	$—	$—
Liabilities:
Derivative warrant liabilities—public warrants	$2,371,880	$—	$—
Derivative warrant liabilities—private warrants	$—	$1,411,670	$—
Convertible promissory note—related party— short term	$—	$—	$182,010

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account—Money Market Fund	$862,549,773	$—	$—
Liabilities:
Derivative warrant liabilities—public warrants	$18,975,000	$—	$—
Derivative warrant liabilities—private warrants	$—	$11,293,330	$—
Convertible promissory note—related party	$—	$—	$1,392,950

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 fair value measurement to a Level 1 fair value measurement, when the Public Warrants were separately listed and traded in March 2021. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a Level 2 fair value measurement in July 2021. There were no other transfers to/from Levels 1, 2, and 3 during the years ended December 31, 2022 and 2021.

Level 1 instruments include investments in mutual funds invested in government securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Level 2 instruments include Private Placement Warrants. The Company uses the same quoted market prices as the Public Warrants to determine their fair value.

The fair value of the Public Warrants as of December 31, 2022 and 2021, was measured utilizing the Level 1 input of the observable listed trading price for such warrants.

Level 3 instruments are comprised of the Working Capital Loan measured at fair value using a Monte Carlo simulation model. The estimated fair value of the Working Capital Loan is determined using Level 3 inputs. Inherent in a Monte Carlo simulation model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs used to measure the fair value of the underlying conversion feature of the convertible promissory note—related party at each measurement date:

	December 31, 2021	December 31, 2022
Volatility	67.2%	33.9%
Stock price	$0.88	$0.85
Expected life of the options to convert	0.61	0.41
Risk-free rate	0.23%	4.54%
Dividend yield	0.0%	0.0%
Probability of successful Business Combination	—	13.0%

The change in the fair value of the convertible promissory note—related party measured with Level 3 inputs for the period for the years ended December 31, 2022 and 2021, is summarized as follows:

Fair Value at January 1, 2021	$—
Initial fair value of Promissory Note- related party—second quarter	1,537,020
Change in fair value of Promissory Note—related party	(144,070)

Fair Value of Promissory Note—related party, December 31, 2021	$1,392,950
Change in fair value of Promissory Note—related party	(1,210,940)

Fair Value of Promissory Note—related party, December 31, 2022	$182,010

Note 12—Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through, the date that the financial statements were available to be issued. Based on this review, the Company did not identify any subsequent events, other than described below, that would have required adjustment or disclosure in the financial statements.

Proposed Business Combination

On February 9, 2023, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Compute Health Corp., a Delaware corporation and direct, wholly-owned subsidiary of the

Company (“Merger Sub I”), Compute Health LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), Allurion Technologies Holdings, Inc., a Delaware corporation and direct, wholly-owned subsidiary of Allurion (as defined below) (“Pubco”), and Allurion Technologies, Inc., a Delaware corporation (“Allurion” and, collectively with the Company, the Merger Subs and Pubco, the “Parties”).

Pursuant to the Business Combination Agreement, and upon the terms and subject to the conditions set forth therein, the business combination will be effected in three steps: (a) the Company will merge with and into Pubco (the “CPUH Merger,” the closing of the CPUH Merger, the “CPUH Merger Closing” and the time at which the CPUH Merger becomes effective, the “CPUH Merger Effective Time”), with Pubco surviving (Pubco, in its capacity as the surviving company in the CPUH Merger, the “Surviving Corporation”) and, after giving effect to such merger, becoming the publicly-listed company and the sole owner of each Merger Sub, (b) at least three (3) hours following the consummation of the CPUH Merger, Merger Sub I will merge with and into Allurion (the “Intermediate Merger,” the closing of the Intermediate Merger, the “Intermediate Merger Closing” and the time at which the Intermediate Merger becomes effective, the “Intermediate Merger Effective Time”), with Allurion surviving as the surviving company in the Intermediate Merger (Allurion, in its capacity as the surviving company in the Intermediate Merger, the “Intermediate Surviving Corporation”) and, after giving effect to such merger, becoming a wholly-owned subsidiary of the Surviving Corporation and (c) thereafter, the Intermediate Surviving Corporation will merge with and into Merger Sub II (the “Final Merger,” and the time at which the Final Merger becomes effective, the “Final Merger Effective Time”) (the Final Merger, collectively with the CPUH Merger and the Intermediate Merger, the “Mergers” and, together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement), the “Proposed Transactions”), with Merger Sub II surviving as the surviving company in the Final Merger (Merger Sub II, in its capacity as the surviving company of the Final Merger, the “Surviving Subsidiary Company”) and, after giving effect to such merger, remaining a wholly-owned subsidiary of the Surviving Corporation.

Upon closing, the combined company (the “New Company”) will be named Allurion Technologies, Inc. and its common stock (the “ALUR Common Stock”) is expected to be traded on the New York Stock Exchange under the symbol “ALUR”.

In connection with the execution of the Business Combination Agreement, the Company and Pubco entered into Subscription Agreements with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”) concurrently with the execution of the Business Combination Agreement on February 9, 2023. Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and Pubco agreed to issue and sell, to the Subscription Investors an aggregate of 5,386,695 shares of Pubco common stock for a purchase price of $7.04 per share, or an aggregate of approximately $37.9 million, in a private placement.

Upon the closing of the proposed transaction, it is expected that the New Company will issue, and assume warrants and other equity incentive arrangements representing or underlying, in the aggregate, 37,812,000 shares of the New Company to Allurion equityholders, with the consideration payable to Allurion equityholders based on an assumed $500 million pro forma enterprise value of the combined New Company. The proposed transaction also includes a minimum cash condition of $70 million (net of certain expenses) and is expected to provide a minimum of $87 million of gross cash proceeds.

In connection with the proposed transaction, holders of the Company’s Class A common stock will have the right to redeem their Class A shares. If holders of the Company’s Class A common stock elect not to redeem their Class A shares in connection with the proposed transaction, such holders will receive, at the closing of the proposed transaction, an additional 0.420455 shares of the Company for each non-redeemed share of the Company’s Class A common stock. Additionally, in connection with the CPUH Merger, the warrant adjustment provision under the Company’s warrant agreement, dated February 4, 2021, between the Company and

Continental Stock Transfer & Trust Company, as warrant agent, is expected to be triggered, and the Parties have agreed to take certain actions, described below, with respect to the applicability of such provision to the Proposed Transactions.

The Business Combination has been approved by the boards of directors of each of Compute Health and Allurion. The Business Combination will require the approval of the stockholders of each of Compute Health and Allurion and is subject to other customary closing conditions, including the receipt of certain regulatory approvals and a registration statement on Form S-4 (the “Registration Statement”) being declared effective by the Securities and Exchange Commission (the “SEC”).

The Business Combination would be consummated in accordance with the terms and subject to the conditions as further described in the Business Combination Agreement and other related supporting agreements as filed with the SEC on a Current Report on Form 8-K on February 9, 2023.

Establishment of Subsidiaries

On February 8, 2023 and as part of the steps relating to the proposed transaction with Allurion, the Company incorporated Compute Health Corp. as a Delaware corporation and a direct, wholly-owned subsidiary of the Company and established Compute Health LLC as a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.

Resignation of Directors

On January 29, 2023, Dr. Osama Alswailem notified the Company’s board of directors of his resignation as a member of the board of directors, effective as of January 29, 2023. In connection with his resignation, Dr. Alswailem forfeited the 30,000 shares of Class B common stock owned by him.

On January 31, 2023, Dr. Jean Nehmé notified the Company’s board of directors of his resignation as a member of the board of directors, effective as of January 31, 2023.

Loan Note and Trust Deposits

On February 9, 2023, the Company entered into the Third Loan Note Instrument with the Sponsor, pursuant to which the Sponsor, in its sole and absolute discretion, may loan to the Company up to $4,750,000 for (i) costs reasonably related to the Company’s consummation of an initial Business Combination and (ii) deposits into the Trust Account in connection with the extension of the deadline for the Company to consummate its initial Business Combination from February 9, 2023 to August 9, 2023. The Third Loan Note does not bear any interest. The Third Loan Note is payable on the earliest to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. The Third Loan Note is subject to customary events of default, including failure by the Company to pay the principal amount due pursuant to the Third Loan Note within five business days of the maturity date and certain bankruptcy events of the Company.

56,560,431 Shares of Common Stock

Allurion Technologies, Inc.

PROSPECTUS

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the securities being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee		$29,887.63
FINRA filing fee		*
Accounting fees and expenses		*
Legal fees and expenses		*
Financial printing and miscellaneous expenses		*

Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 of the DGCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our Charter and Bylaws limit the liability of our (i) directors and (ii) officers, which includes each individual who has been duly appointed as an officer of Allurion and who, at the time of an act or omission as to which liability is asserted, is deemed to have consented to service of process to our registered agent as contemplated by Section 3114(b) of Title 10 of the DGCL, in each case, to the fullest extent permitted by the DGCL, and also provides that we indemnify our directors and officers to the fullest extent permitted by the DGCL.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers, a form of which is filed as Exhibit 10.32 to our Registration Statement on Form S-4 that was declared effective by the SEC on July 7, 2023. These agreements provide that we indemnify each of our directors and officers to the fullest extent permitted by law and our Charter and Bylaws, and provides for advancement of expenses incurred as a result of any proceeding against them as to which they could be indemnified.

We also maintain a general liability insurance policy, which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15.	Recent Sales of Unregistered Securities.

In connection with the consummation of the Business Combination, we entered into subscription agreements with Compute Health and the PIPE Investors, pursuant to which the PIPE Investors purchased, and we sold to the PIPE Investors, on August 1, 2023, an aggregate of 5,386,695 shares of Common Stock, for a purchase price of $7.04 per share and an aggregate purchase price of $37.9 million, in the PIPE Investment. We gave certain registration rights to the PIPE Investors with respect to the PIPE Shares.

In connection with the consummation of the Business Combination, on August 1, 2023, we issued 700,000 shares of Common Stock to each of CFIP2 ALLE LLC, an affiliate of Fortress Credit Corp., and RTW, pursuant to the terms of the Backstop Agreement.

In connection with the consummation of the Business Combination, on August 1, 2023, we issued 250,000 shares of Common Stock to RTW, pursuant to the terms of the Amended and Restated RTW Side Letter. In connection with the Business Combination, we also issued 250,000 shares of Common Stock to CFIP2 ALLE LLC on August 1, 2023, pursuant to the terms of the Fortress Credit Agreement. We gave certain registration rights to each of RTW and Fortress with respect to such shares.

In connection with the consummation of the Business Combination, on August 1, 2023, pursuant to the HVL Termination Agreement, we issued HVL 387,696 shares of Common Stock.

In connection with the consummation of the Business Combination, on August 1, 2023, the Sponsor Loan Excess, whose balance was $3.7 million at the time of the Mergers, was converted into 525,568 shares of our Common Stock that we issued to Compute Health Sponsor LLC.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16.	Exhibits and Financial Statements Schedules

(a) Exhibits.

Exhibit Number	Description

2.1+	Business Combination Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Compute Health Corp., Compute Health LLC, Allurion Technologies Holdings, Inc. and Allurion Technologies, Inc. (included as Annex A to the proxy statement/prospectus that forms a part of the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

2.2+	Amendment No. 1 to the Business Combination Agreement, dated as of May 2, 2023, by and among Compute Health Acquisition Corp., Compute Health Corp., Compute Health LLC, Allurion Technologies Holdings, Inc. and Allurion Technologies, Inc. (included as Annex A-1 to the proxy statement/prospectus that forms a part of the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

3.1	Form of Amended and Restated Certificate of Incorporation of Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

3.2	Bylaws of Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

4.1	Warrant Agreement, dated February 4, 2021, between Compute Health Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2021).

4.2	Amendment to Warrant Agreement, dated August 1, 2023, by and between Compute Health and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

Exhibit Number	Description

4.3	Warrant Assignment, Assumption and Amendment Agreement, dated August 1, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies, Inc. (f/k/a Allurion Technologies Holdings, Inc.) and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

4.4	Description of Capital Stock (incorporated by reference to Exhibit 4.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

5.1*	Opinion of Goodwin Procter LLP as to the validity of the securities being registered.

10.1	Form of Indemnification Agreement between Allurion Technologies, Inc. and its Directors and Officers (incorporated by reference to Exhibit 10.32 to the Registrant’s Registration Statement on Form S-4/A filed with the SEC on June 13, 2023).

10.2	Sponsor Support Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Compute Health Sponsor LLC, Allurion Technologies Holdings, Inc., Allurion Technologies, Inc. and the independent directors of the Compute Health Acquisition Corp. (included as Annex E to the proxy statement/prospectus that forms a part of the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.3	Stockholder Support Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies Holdings, Inc., Allurion Technologies, Inc. and certain stockholders of Allurion Technologies, Inc. (included as Annex F to the proxy statement/ prospectus that forms a part of the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.4	Non-Redemption Agreement, dated as of February 9, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies, Inc., Allurion Technologies Holdings, Inc. and Medtronic, Inc (incorporated by reference to Exhibit 10.3 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.5++	Investor Rights Agreement dated August 1, 2023, by and among Allurion Technologies Holdings, Inc., Compute Health Sponsor LLC, certain equity holders of Allurion Technologies, Inc. and certain other parties (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.6++	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.5 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.7++	Amended and Restated RTW PIPE Side Letter Agreement, dated as of May 2, 2023, by and among Compute Health Acquisition Corp., Allurion Technologies Holdings, Inc., Compute Health LLC, Allurion Technologies, Inc. and certain entities that have engaged RTW Investments, LP as investment manager (incorporated by reference to Exhibit 10.6 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.8++	Revenue Interest Financing Agreement, dated as of February 9, 2023, by and among Allurion Technologies, Inc., and certain entities that have engaged RTW Investments, LP as investment manager (incorporated by reference to Exhibit 10.8 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

10.9++	Bridging Agreement, dated as of February 9, 2023, by and among Allurion Technologies, Inc. and Fortress Credit Corp (incorporated by reference to Exhibit 10.9 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on February 9, 2023).

Exhibit Number	Description

10.10#†	Employment Agreement dated August 1, 2023 with Shantanu Gaur (incorporated by reference to Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.11#†	Employment Agreement dated August 1, 2023 with Christopher Geberth (incorporated by reference to Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.12#†	Consulting Agreement dated August 1, 2018 with Benoit Chardon, as amended by Amendment No. 1 to Consulting Agreement dated January 25, 2022 with Benoit Chardon (incorporated by reference to Exhibit 10.12 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.13#†	Employment Agreement dated August 1, 2023 with Ram Chuttani (incorporated by reference to Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.14#	Corporate Officer Agreement, effective September 1, 2023, between Allurion France SAS and Benoit Chardon (incorporated by reference to Exhibit 10.36 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on June 27, 2023).

10.15#	Allurion Technologies, Inc. 2010 Stock Incentive Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.16#	Allurion Technologies, Inc. Amended and Restated 2020 Stock Option and Grant Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.17#	Form of Allurion Technologies Holdings, Inc. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.18#	Form of Restricted Stock Unit Award Agreement for Non-Employee Directors under the Allurion Technologies, Inc. 2023 Stock Option And Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.19#	Form of Allurion Technologies Holdings, Inc. 2023 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.20++	Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., Romulus Growth Allurion L.P. and Hunter Ventures Limited (incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.21++	Backstop Agreement, dated as of May 2, 2023, by and among Hunter Ventures Limited, Allurion Technologies Holdings, Inc., Allurion Technologies, Inc., RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd., RTW Venture Fund Limited and CFIP2 ALLE LLC (incorporated by reference to Exhibit 10.5 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.22	Side Letter Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., CFIP2 ALLE LLC and Fortress Credit Corp. (incorporated by reference to Exhibit 10.7 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

Exhibit Number	Description

10.23	Contribution Agreement, dated as of May 2, 2023, by and between Compute Health Sponsor LLC and Compute Health Acquisition Corp. (incorporated by reference to Exhibit 10.9 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.24	RSU Partial Forfeiture and Amendment Agreement, dated as of May 2, 2023, by and between Allurion Technologies, Inc. and Krishna Gupta (incorporated by reference to Exhibit 10.10 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.25++	Credit Agreement and Guaranty, dated as of August 1, 2023, by and among Allurion Technologies, LLC, Allurion Technologies, Inc., the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time parties thereto and Fortress Credit Corp., as administrative agent (incorporated by reference to Exhibit 10.25 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.26#	Form of Restricted Stock Unit Award Agreement for Company Employees under the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.27 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.27#	Form of Incentive Stock Option Agreement under the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.28 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.28#	Form of Non-Qualified Stock Option Agreement under the Allurion Technologies, Inc. 2023 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.29 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

10.29	Contribution Agreement, dated as of May 2, 2023, by and between Shantanu K. Gaur and Neha Gaur, Trustees of The Shantanu K. Gaur Revocable Trust of 2021, and Allurion Technologies Holdings, Inc. (incorporated by reference to Exhibit 10.8 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.30†	Sales Agency Agreement, dated May 15, 2023, by and between Allurion Technologies, Inc. and Covidien AG (incorporated by reference to Exhibit 10.37 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on July 6, 2023).

10.31	Lease for 11 Huron Drive, Natick, MA 01760, dated June 15, 2016, by and between Allurion Technologies, Inc. and Legacy Huron, LLC, as amended by the First Amendment to Lease, dated November 28, 2016, the Second Amendment to Lease, dated March 20, 2017, the Third Amendment to Lease, dated June 21, 2017, the Fourth Amendment to Lease, dated August 21, 2017, the Fifth Amendment to Lease, dated October 30, 2017 and the Sixth Amendment to Lease, dated March 15, 2021 (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.32+	Commercial Lease for 8 Erie Drive, Natick, MA 01760, dated January 8, 2018, by and between Allurion Technologies, Inc. and 8 Erie Drive, LLC (incorporated by reference to Exhibit 10.19 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.33+	Lease for 3 Huron Drive, Natick, MA 01760, dated January 10, 2020, by and between Allurion Technologies, Inc. and 3 Huron Investments LLC (incorporated by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

Exhibit Number	Description

10.34+	Lease for 14 Huron Drive, Natick, MA, dated June 18, 2014, by and between the Company and Fourteen Huron Drive, LLC, as amended by the First Amendment to Lease, dated June 30, 2017, the Third Amendment to Lease dated April 5, 2018, the Fourth Amendment to Lease, dated November 16, 2018, the Fifth Amendment to Lease dated as of August 12, 2019 and the Sixth Amendment to Lease, dated March 15, 2021 (incorporated by reference to Exhibit 10.21 to the Registrant’s Registration Statement on Form S-4 filed with the SEC on May 12, 2023).

10.35++	Side Letter Termination Agreement, dated as of May 2, 2023, by and among Allurion Technologies, Inc., Romulus Growth Allurion L.P. and Hunter Ventures Limited (incorporated by reference to Exhibit 10.1 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

10.36	Written Consent to Convertible Unsecured Promissory Note Prepayment, dated as of May 2, 2023, by and between Allurion Technologies, Inc. and Hunter Ventures Limited (incorporated by reference to Exhibit 10.4 to Compute Health Acquisition Corp.’s Current Report on Form 8-K filed with the SEC on May 2, 2023).

21.1	List of subsidiaries of Allurion Technologies Holdings, Inc. (incorporated by reference to Exhibit 21.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on August 7, 2023).

23.1**	Consent of Deloitte & Touche LLP (with respect to the Allurion Technologies, Inc. financial statements).

23.2**	Consent of Marcum LLP (with respect to the Compute Health Acquisition Corp. financial statements).

23.4*	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1)

24.1	Power of Attorney (previously included on signature page to this Registration Statement).

107*	Filing Fee Table.

*	Previously Filed.
**	Filed herewith.
+

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

++

Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates a management contract or compensatory plan.
†	Portions of this exhibit have been redacted in accordance with Regulation S-K Item 601(a)(6).

b) Financial Statement Schedules.

See the index to the consolidated financial statements included on page F-1 for a list of the financial statements included in this registration statement. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Natick, Commonwealth of Massachusetts, on the 8th day of December, 2023.

ALLURION TECHNOLOGIES, INC.

By:	/s/ Shantanu Gaur
Name: Shantanu Gaur Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shantanu Gaur Shantanu Gaur	Chief Executive Officer, President and Director (Principal Executive Officer)	December 8, 2023

/s/ Christopher Geberth Christopher Geberth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 8, 2023

* Omar Ishrak	Director	December 8, 2023

* Krishna Gupta	Director	December 8, 2023

* Michael Davin	Director	December 8, 2023

* Larson Douglas Hudson	Director	December 8, 2023

* Nicholas Lewin	Director	December 8, 2023

*By:	/s/ Christopher Geberth
Christopher Geberth Attorney-in-fact